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TABLE OF CONTENTS 2

Filed Pursant to Rule 424(b)(3)
Registration No. 333-172973

Prospectus

NBTY, Inc.

Offer to Exchange
Up to $650,000,000 principal amount of its 9% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended, for a like principal amount of any and all of its outstanding 9% Senior Notes due 2018

The Exchange Offer

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  We are offering to exchange all our outstanding 9% senior notes due 2018 ("outstanding notes") that are validly tendered and not validly withdrawn for an equal principal amount of our 9% senior notes due 2018 ("exchange notes" and, together with the outstanding notes, "notes") that are freely tradable, subject to specified conditions.

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  You may withdraw tenders of outstanding notes at any time before the expiration date of the exchange offer.

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  The exchange offer expires at 5:00 p.m., New York City time, on July 21, 2011, unless we extend the offer. We do not currently intend to extend the expiration date.

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  All outstanding notes that are validly tendered and not validly withdrawn before the expiration of the exchange offer will be exchanged for exchange notes.

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  The exchange of outstanding notes for exchange notes pursuant to the exchange offer generally will not be a taxable event to a holder for United States federal income tax purposes.

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  We will not receive any proceeds from the exchange offer.

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  The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the U.S. Securities and Exchange Commission ("SEC"). The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

The Exchange Notes

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  The exchange notes are being offered to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.

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  The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the transaction in which you may elect to receive the exchange notes has been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore, the exchange notes will be freely tradable.

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  The outstanding notes are, and the exchange notes will be, unconditionally guaranteed on a joint and several basis by each of our existing and future domestic subsidiaries that guarantee our senior secured credit facilities.

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  The exchange notes will be senior to any existing and future debt obligations that are expressly subordinated in right of payment to the exchange notes and will be effectively subordinated to all our secured debt, including our senior secured credit facilities, to the extent of the value of the assets securing such secured debt and to all the liabilities of our subsidiaries that do not guarantee the notes.

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  We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

Broker-Dealers

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  Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver a prospectus in any resale of the exchange notes.

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  Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

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  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired such outstanding notes as a result of market-making activities or other trading activities.

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  We have agreed that, for a period of up to 180 days after the effective date of the registration statement (the "Registration Statement"), of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

See "Risk Factors" beginning on page 17 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 16, 2011

        We have not authorized any dealer, salesperson or other person to give any information, or to represent anything to you, other than the information contained or incorporated by reference in this prospectus. You should not rely on any unauthorized information or representations. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell, or a solicitation of an offer to buy, securities in any jurisdiction where it is unlawful to do so. The information contained in this prospectus is current only as of its date and may change after that date.

        NBTY, Inc. was incorporated in New York in 1971 under the name Nature's Bounty, Inc. We changed our state of incorporation to Delaware in 1979 by merger. In 1995, we changed our name to NBTY, Inc. Our principal offices are located at 2100 Smithtown Avenue, Ronkonkoma, New York 11779. Our telephone number is (631) 567-9500, and our website is www.nbty.com. The information on or linked to the website is not part of this prospectus.

        In this prospectus, except as the context otherwise requires or as otherwise noted, "NBTY," "Company," "we," "us" and "our" refer to NBTY, Inc. and its subsidiaries, except with respect to the notes, in which case such terms refer only to NBTY, Inc.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC the Registration Statement on Form S-4 under the Securities Act, with respect to the exchange notes offered hereby. This prospectus does not contain all the information included in the Registration Statement and its exhibits. Additional business and financial information about us is included in the Registration Statement and its exhibits. Statements contained in this prospectus regarding the contents of any contract, or any other document to which reference is made, are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement and the exhibits filed may be inspected without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained upon the payment of the fees prescribed by the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of this website is http://www.sec.gov.

        Upon the effectiveness of the Registration Statement, we will become subject to the periodic reporting and to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and will file information with the SEC, including annual, quarterly and current reports. You may read and copy any document we file with the SEC, at SEC prescribed rates, at the public reference room the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings also are available to the public from the SEC's website at http://www.sec.gov, and on our corporate website at http://www.nbty.com.

        Under the indenture under which the exchange notes will be issued (and the outstanding notes were issued), we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we (not including our subsidiaries) will furnish to the holders of the notes copies of all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, and all current reports that would be required to be filed with the SEC on Form 8-K, if we were required to file such reports, in each case within the time periods specified in the indenture. In addition, following the effectiveness of the Registration Statement, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the indenture. As long as any notes remain outstanding, we will make information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act available to holders of the notes, securities analysts and prospective investors upon request. See "Description of Exchange Notes—Certain Covenants—Reports and Other Information."

        You may request a copy of these filings at no cost by sending a written request to Irene B. Fisher, our Senior Vice President and General Counsel, at our headquarters at 2100 Smithtown Avenue, Ronkonkoma, New York 11779, or by telephoning (631) 218-7327. To obtain timely delivery of any of these documents, you must request them no later than five business days before the date you must make your investment decision. Accordingly, if you would like to request any documents, you should do so no later than July 14, 2011 to receive them before the expiration of this exchange offer.

 INDUSTRY AND MARKET DATA

        In this prospectus, we rely on and refer to information and statistics regarding our industry, products or market share. Where possible, we obtained this information and statistics from third-party sources, such as independent industry publications, government publications or reports by market research firms. Additionally, we have supplemented third-party information where necessary with management estimates, based on our review of internal surveys, information from our customers and suppliers, trade and business organizations and other contacts in the markets in which we operate, and our management's knowledge and experience. However, these estimates are subject to change and are uncertain due to limits on the availability and reliability of primary sources of information and the voluntary nature of the data gathering process. Although we believe that these independent sources and our management's estimates are reliable as of the date of this prospectus, we have not verified this information independently, and we cannot assure you of its accuracy or completeness. As a result, you should be aware that market share and industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We make no representation as to the accuracy or completeness of the information.

OTHER DATA

        Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

        References in this prospectus to our fiscal year refer to the fiscal year ended September 30 in the specified year. For example, references to "Fiscal 2010" refer to our fiscal year ended September 30, 2010.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

        This prospectus contains "forward-looking statements" within the meaning of the securities laws. You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may," or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements. Some important factors include:

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  potential slow or negative growth in the vitamin, mineral and supplement market;

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  consumer perception of our products due to adverse scientific research or findings, regulatory investigations, litigation, national media attention and other publicity regarding nutritional supplements;

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  the loss of significant customers;

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  compliance with new and existing federal, state, local or foreign legislation or regulation, or adverse determinations by regulators anywhere in the world (including the banning of products) and, in particular, Good Manufacturing Practices ("GMPs") in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive (the "Herbal Products Directive") in Europe and greater enforcement by federal, state, local or foreign governmental entities;

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  increases in the cost of borrowings or unavailability of additional debt or equity capital, or both;

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  prolonged economic downturn or recession;

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  instability in financial markets;

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  dependency on retail stores for sales;

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  material product liability claims and product recalls;

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  our inability to obtain or renew insurance, or to manage insurance costs;

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  international market exposure;

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  failure to comply with anti-corruption laws and regulations of the U.S. government and various international jurisdictions in which we do business;

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  legal proceedings initiated by regulators in the United States or abroad;

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  unavailability of, or our inability to consummate, advantageous acquisitions in the future, or our inability to integrate acquisitions into the mainstream of our business;

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  difficulty entering new international markets;

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  loss of executive officers and other key personnel;

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  the availability and pricing of raw materials;

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  disruptions in manufacturing operations that produce nutritional supplements and loss of manufacturing certifications;

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  increased competition and failure to compete effectively;

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  our inability to respond to changing consumer preferences;

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  interruption of business or negative impact on sales and earnings due to acts of God, acts of war, sabotage, terrorism, bio-terrorism, civil unrest or disruption of delivery service;

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  work stoppages at our facilities;

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  increased raw material, utility or fuel costs;

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  fluctuations in foreign currencies, including the British pound, the euro, the Canadian dollar and the Chinese yuan;

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  interruptions in information processing systems and management information technology, including system interruptions and security breaches;

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  our inability to protect our intellectual property rights;

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  our exposure to, and the expense of defending and resolving, product liability claims, intellectual property claims and other litigation;

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  adverse tax determinations;

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  other factors disclosed in this prospectus; and

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  other factors beyond our control.

        In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove accurate. You should not place undue reliance upon them. All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date of this prospectus, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

        This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that may be important to you. This prospectus includes specific terms of the exchange offer, as well as information regarding our business and detailed financial data. You should read this prospectus in its entirety, including "Risk Factors," the financial information and the notes thereto included herein. Unless otherwise indicated, financial information included in this prospectus is presented on an historical basis.

 Our Company

        We are the leading vertically integrated manufacturer, marketer, distributor and retailer of high-quality vitamins, nutritional supplements and related products in the United States, with operations worldwide. Our products are marketed through four operating segments: Wholesale/U.S. Nutrition, European Retail, Direct Response and North American Retail. We currently sell over 25,000 individual stock keeping units ("SKUs") under a portfolio of well-known brands with leading category positions across their respective categories, channels and geographies. With our broad range of products, we are able to offer our wholesale customers a "one-stop" source for a wide assortment of both branded and private label products across the value spectrum. Additionally, we have a significant presence in virtually every major vitamin, minerals, herbs and supplements ("VMHS") product category and in multiple key distribution channels. We utilize our direct-to-consumer channels to identify new consumer trends and leverage our flexible manufacturing capabilities and strong supplier relationships to bring new products to market quickly. Through our world-class manufacturing operations and significant economies of scale, we believe we are a low-cost manufacturer that offers attractively priced products to retailers and consumers. In addition, we enjoy long-standing relationships with several domestic retailers, including Wal-Mart, Costco, CVS, Sam's Club, Walgreens, Kroger and Target. We believe our diversified product, channel and geographic revenue mix, strong key customer relationships and steady demand for VMHS products provide for a diversified, stable and profitable business with strong cash flows.

        NBTY, Inc. was incorporated in New York in 1971 under the name Nature's Bounty, Inc. We changed our state of incorporation to Delaware in 1979 by merger. In 1995, we changed our name to NBTY, Inc. On October 1, 2010, we consummated a merger with Alphabet Holding Company, Inc. ("Holdings") and Alphabet Merger Sub, Inc. ("Merger Sub"), affiliates of T.C. Group L.L.C. ("Carlyle"), under which Holdings acquired 100% of NBTY's equity. Holdings and Merger Sub were each organized as Delaware corporations. As a result of the merger, our common stock, which previously had traded under the symbol "NTY," is no longer listed on the New York Stock Exchange (the "NYSE"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.

        NBTY's principal executive offices are located at 2100 Smithtown Avenue, Ronkonkoma, New York 11779, our telephone number is (631) 567-9500, and our website is www.nbty.com. Information on, or accessible through, NBTY's website is not part of this prospectus, nor is such content incorporated by reference herein.

Operating Segments

        We market our products through a global multi-channel distribution platform, supported by our world-class manufacturing operations and supply chain.

        Wholesale/U.S. Nutrition.    We are the leading wholesale manufacturer of branded and private label VMHS products in the United States. We sell our products in virtually all major mass merchandisers, club stores, drug store chains and supermarkets. We also sell our products to independent pharmacies, health food stores, the military and other retailers. Our key brands include Nature's Bounty®, Osteo

Bi-Flex®, Pure Protein®, Sundown®, MET-Rx®, Ester-C®, Flex-A-Min® and Rexall®. We sell directly to health and natural food stores under the Solgar®, SISU® and Good 'N Natural® brands, to health food wholesalers under our American Health® brand and to healthcare practitioners through our Physiologics® brand. We also have licensing relationships with Disney Consumer Products, Inc. and Marvel Characters, B.V. to manufacture VMHS products for children using their character images and licensed art work. In addition to our strong brand positions, we are a leading private label manufacturer in the industry and supply the majority of private label VMHS products to several of the largest U.S. retailers. Our acquisition of the nutritional supplement business of Leiner Health Products, Inc. ("Leiner") in July 2008 enhanced our market position as a leading private label supplier and provided greater access to key customer accounts. During Fiscal 2010 branded sales accounted for approximately 60%, and private label sales accounted for approximately 40%, of our wholesale sales.

        European Retail.    We have significant retail operations throughout Europe. We are the leading VMHS specialty retailer in the United Kingdom, where, as of March 31, 2011, we generated revenue through the retail operations of 638 Holland & Barrett stores (including seven franchised stores in Singapore, one franchised store in each of South Africa, Malta, Hungary and United Arab Emirates and four franchised stores in Cyprus), 255 Julian Graves Ltd. ("Julian Graves") stores and 48 GNC (UK) stores. As of March 31, 2011, we also generated revenue through 39 Nature's Way stores in Ireland and 98 De Tuinen stores in the Netherlands, including 11 franchised locations. Holland & Barrett, the leading player in the U.K. VMHS specialty retail business, sells VMHS products and food products such as fruits and nuts, through a broad range of approximately 3,900 SKUs. Our GNC (UK) stores specialize in vitamins, minerals and sports nutrition products, marketing approximately 1,900 SKUs targeted at the more health-conscious sports enthusiasts and price-sensitive customers, and are a strong complement to the Holland & Barrett stores. We believe the breadth of our product offering, the superior customer service provided in our stores and the deep category and product knowledge of our well trained sales associates are key differentiators relative to our competitors. In 2008, we acquired Julian Graves, a leading U.K. retailer of nuts, fruits and confectionery goods, adding 351 stores to our U.K. footprint. In January 2010, we began converting Julian Graves stores to the more productive Holland & Barrett, Nature's Way and GNC (UK) banners. As of March 31, 2011, we had converted 77 Julian Graves stores.

        Direct Response.    Through our internet and mail-order catalogs, we are a leader in the U.S. direct response VMHS industry, offering a full line of VMHS products and selected personal care items under our Puritan's Pride® brand and other brand names, at prices that are generally at a discount to similar products sold in retail stores. We also offer products focusing on other brands through websites associated with our retail operations, such as www.vitaminworld.com, www.hollandandbarrett.com, www.detuinen.nl, www.juliangraves.com and www.gnc.co.uk. Our Puritan's Pride website has generated an average of one million visits per month since January 2010. As of March 31, 2011, Direct Response/Puritan's Pride operated across four active websites in three languages. Puritan's Pride is strategically advantaged relative to its competitors, offering high-quality products at low, direct-from-manufacturer prices, as well as multi-buy promotions, creating a seamless shopping experience for customers. Our highly-automated, state-of-the-art equipment enables us to process orders quickly, economically and efficiently, with orders typically filled within 24 hours of receipt. Puritan's Pride internet sales comprised approximately 51% of our total Puritan's Pride sales during Fiscal 2010.

        North American Retail.    As of March 31, 2011, we operated 446 Vitamin World retail stores throughout the United States, primarily in regional and outlet malls, and 81 LeNaturiste retail stores throughout Canada. Each store carries a full line of store brand products, as well as products manufactured by third parties. Vitamin World stores serve as an effective channel to identify early consumer and market trends, as well as to test new product introductions and ascertain product acceptance. We are able to provide insight into the marketplace to our domestic wholesale customers and can leverage our vertically integrated model to bring new products to the market quickly. We believe the direct-to-consumer channels also serve a key role in educating consumers on the VMHS category, including new products and the latest clinical studies and research.

The Transactions

        On October 1, 2010, NBTY consummated a merger transaction with Holdings and Merger Sub, under which Holdings acquired NBTY for a net purchase price of approximately $3.64 billion (the "Acquisition").

        The following transactions occurred in connection with the Acquisition:

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  investment funds affiliated with Carlyle and certain co-investors capitalized Holdings with an aggregate equity contribution of $1.55 billion;

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  we entered into senior secured credit facilities (our "senior secured credit facilities") consisting of (1) senior secured term loan facilities of $1.75 billion (our "term loan facilities") and (2) a senior secured revolving credit facility with commitments of $250 million (our "revolving credit facility") under a credit agreement with Barclays Bank PLC as administrative agent (the "Credit Agreement");

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  we issued $650 million aggregate principal amount of outstanding notes, which we intend to exchange hereby;

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  Merger Sub merged with and into NBTY, with NBTY surviving such merger (the "Merger");

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  at the effective time of the Merger (the "Effective Time"), each share of NBTY's common stock issued and outstanding immediately before the effective time of the Merger (other than (1) shares held by NBTY, Holdings or Merger Sub or any of their wholly owned subsidiaries and (2) shares held by stockholders who properly exercised appraisal rights) were automatically cancelled and converted into the right to receive $55 per share in cash, without interest, less applicable withholding tax;

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  at the Effective Time, each outstanding and unexercised option to purchase shares of NBTY's common stock, whether or not then vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess, if any, of $55 over the per-share exercise price of such option, without interest, less applicable withholding tax;

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  at the Effective Time, each outstanding restricted stock unit issued was cancelled and the holder thereof was entitled to receive $55 per share in cash without interest, less applicable withholding tax;

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  we repaid certain indebtedness of NBTY, including its then-existing credit facilities and multi-currency term loan facility;

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  we satisfied and discharged NBTY's then-existing 7 1/8% senior subordinated notes due 2015;

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  we paid approximately $182.3 million of fees and expenses related to the foregoing, including placement and other financing fees (including discounts payable to the initial purchasers in connection with the offering of the notes); and

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  we delisted our common stock from the NYSE and de-registered our common stock under the Exchange Act.

        We refer to the Merger, the Acquisition, the equity contribution to Holdings, the borrowings under our senior secured credit facilities, the offering of the outstanding notes and the other transactions described above as the "Transactions."

 Recent Developments

        On March 1, 2011, NBTY, Holdings, Barclays Bank PLC, as administrative agent, and several other institutions party thereto as lenders entered into the First Amendment and Refinancing Agreement to the Credit Agreement under which we repriced our loans and amended certain other terms under the Credit Agreement. In addition, we terminated our existing interest rate swap contracts and entered into new contracts and modified the terms of our existing cross currency swap contracts to match the terms of our amended credit agreement. We refer to the First Amendment and Refinancing Agreement to the Credit Agreement, the new interest rate swap contracts and modified cross currency swap contracts, and the transactions effected thereby, as the "Refinancing," except in the consolidated financial statements. References to the Credit Agreement in this prospectus refer to the Credit Agreement, as so amended, unless the context requires otherwise.

        Under the terms of the Refinancing, the original $250 million term loan A and $1.5 billion term loan B were replaced with a new $1.75 billion term loan B-1 and the $250 million revolving credit facility was modified to $200 million. Borrowings under term loan B-1 will bear interest at a floating rate which can be, at our option, either (i) Eurodollar rate plus an applicable margin or, (ii) base rate plus an applicable margin, in each case, subject to a Eurodollar rate floor of 1.00% or a base rate floor of 2.00%, as applicable. The applicable margin for term loan B-1 and the revolving credit facility is 3.25% per annum for Eurodollar loans and 2.25% per annum for base rate loans. Substantially all other terms are consistent with the original term loan B, including the amortization schedule of term loan B-1 and maturity dates.

        In addition, the terms of the Refinancing require the maintenance of a maximum total senior secured leverage ratio on a quarterly basis, calculated with respect to Consolidated EBITDA, as defined therein, if at any time amounts are outstanding under the revolving credit facility (including swingline loans and letters of credit). All other financial covenants required by the original senior secured credit facility were removed.

        As a result of the Refinancing, approximately $20.8 million of previously capitalized deferred financing costs were expensed. In addition, approximately $2.4 million of the call premium on term loan B and termination costs on interest rate swap contracts of approximately $1.5 million were also expensed. Financing costs capitalized in connection with the Refinancing of approximately $24.3 million, consisting of bank fees of approximately $11.7 million and the remaining portion of the call premium on term loan B of approximately $12.6 million, will be amortized over the remaining term using the effective interest rate method.

The Exchange Offer

        On October 1, 2010, we completed a private offering of $650 million aggregate principal amount of the outstanding notes. The following is a summary of this exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of this exchange offer, see the section entitled "The Exchange Offer" elsewhere in this prospectus.

General	In connection with the private offering, we entered into a registration rights agreement (the "registration rights agreement") with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete an exchange offer for the outstanding notes.
Exchange Offer

We are offering to exchange up to $650 million principal amount of exchange notes, which have been registered under the Securities Act, for a like amount of $650 million principal amount of outstanding notes.

The outstanding notes that are validly tendered and not validly withdrawn may be exchanged only in denominations of $2,000 and integral multiples of $1,000 thereafter.
Resale of the Exchange Notes

Based upon interpretations by the staff of the SEC (the "Staff") in certain no-action letters issued to unrelated third parties in other transactions, we believe that you may offer for resale, resell, or otherwise transfer, the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

• you are not a broker-dealer who purchased the outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;
• you are acquiring the exchange notes in the ordinary course of your business,
• you are not engaging in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes, and
• you are not our "affiliate" as defined in Rule 405 of the Securities Act, or an affiliate of any guarantor.

However, we have not submitted a no-action letter and there can be no assurance that the Staff will make a similar determination with respect to this exchange offer. Furthermore, to participate in this exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale or other transfer of the exchange notes.

Broker-dealers and any holder using this prospectus to participate in a distribution of the exchange notes cannot rely on the position of the Staff set forth in certain no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale or other transfer of the exchange notes. See "Plan of Distribution."

Each broker-dealer that receives exchange notes for its own account under this exchange offer in exchange for outstanding notes that it acquired as a result of market-making or other trading activities may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of the exchange notes and provide us with a signed acknowledgement of this obligation.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on July 21, 2011, unless we extend this exchange offer.
Conditions to the Exchange Offer	This exchange offer is subject to limited, customary conditions, which we may waive. See "The Exchange Offer—Conditions to this Exchange Offer."
Procedures for Tendering Outstanding Notes

If you wish to accept this exchange offer, you must complete, sign and date the letter of transmittal according to the instructions in this prospectus and in the letter of transmittal and send it, together with all other documents required by the letter of transmittal, including the outstanding notes that you wish to exchange, to The Bank of New York Mellon ("BNYM"), as exchange agent, at the address indicated in this prospectus and on the cover page of the letter of transmittal. Alternatively, you can tender your outstanding notes by following the procedures for book-entry transfer described in this prospectus.

If your outstanding notes are held through the Depository Trust Company ("DTC"), and you wish to participate in this exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:
• you will be acquiring the exchange notes in the ordinary course of your business,

• you are not engaging, do not intend to engage, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes,

•       you acknowledge and agree that any person who is a broker-dealer registered under the Exchange Act, or is participating in the exchange offer for the purpose of distributing the exchange notes, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes or other transfer of the exchange notes and cannot rely on the position of the Staff set forth in certain no-action letters,

•       you understand that a secondary resale transaction described above and any resales of the exchange notes or other transfer of the exchange notes should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K,

• you are not our affiliate as defined under Rule 405 of the Securities Act, or an affiliate of any guarantor,

•       if you are a broker-dealer that will receive exchange notes for your own account pursuant to the exchange offer, the outstanding notes tendered in the exchange offer were acquired by you as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of such exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act, and

• you are not acting on behalf of any persons or entities who could not truthfully make the foregoing representations.
Guaranteed Delivery Procedures for Tendering Outstanding Notes

If you cannot meet the expiration deadline, you cannot deliver your outstanding notes, the letter of transmittal, or any other documentation in a timely fashion, or you cannot complete the applicable procedures of DTC's Automatic Tender Offer Program on or before the expiration date, you may tender your notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Guaranteed Delivery Procedures."

Special Procedures for Beneficial Holders

If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in this exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in this exchange offer on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have the outstanding notes registered in your name, or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed before the expiration date.

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Subject to customary conditions, we will accept any outstanding notes that are properly tendered and not validly withdrawn for exchange before 5:00 p.m., New York City time, on the expiration date. We will be deemed to have accepted for exchange, and to have exchanged, validly tendered outstanding notes, if, as and when we give oral (promptly confirmed in writing) or written notice thereof to the exchange agent.

Withdrawal Rights

If you tender your outstanding notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 5:00 p.m., New York City time, on the day this exchange offer expires.

Consequences if You Do Not Exchange Your Outstanding Notes

Outstanding notes that are not tendered in this exchange offer, or are tendered but not accepted for exchange, will continue to bear legends restricting their transfer. You will not be able to sell the outstanding notes unless:

• an exemption from the requirements of the Securities Act is available to you,
• we register the resale of outstanding notes under the Securities Act, or
• the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of this exchange offer, we will no longer have any obligation to register the outstanding notes under the federal securities laws, except in limited circumstances. See "The Exchange Offer—Consequences of Failure to Exchange."

Interest

Interest on the outstanding notes accepted for exchange in this exchange offer will cease to accrue upon the issuance of the exchange notes. The exchange notes will bear interest from the date of issuance of the exchange notes or the date of the last periodic payment of interest on such exchange notes, whichever is later, and such interest will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, on the first interest payment date following the closing of this exchange offer. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in this exchange offer.

United States Federal Income Tax Considerations

The exchange of the outstanding notes for the exchange notes generally will not be a taxable event for United States federal income tax purposes. See "Material United States Federal Income Tax Considerations."

Exchange Agent	BNYM, the trustee under the indenture, is serving as the exchange agent. Its address and telephone number are provided in this prospectus under the heading "The Exchange Offer—Exchange Agent."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to this exchange offer. See "Use of Proceeds."
Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the completion of this exchange offer in accordance with generally accepted accounting principles. See "The Exchange Offer—Accounting Treatment."

Terms of the Exchange Notes

        The forms and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes:

  •
  will be registered under the Securities Act and therefore will not bear legends restricting their transfer under the Securities Act; and

  •
  will not be entitled to specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the same indenture under which the outstanding notes were issued, which is governed by New York law. The following summary contains basic information about the exchange notes and is not intended to be complete. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled "Description of Exchange Notes."

Issuer	NBTY, Inc.
Notes Offered	Up to $650,000,000 aggregate principal amount of 9% senior notes due 2018.
Maturity Date	October 1, 2018.
Interest	The exchange notes will accrue interest at 9% per annum, payable semi-annually, in arrears, on April 1 and October 1 of each year, beginning on October 1, 2011.
Guarantees

The exchange notes will be fully and unconditionally guaranteed on a senior unsecured basis by each of our existing and future domestic subsidiaries that guarantee our senior secured credit facilities. See "Description of Exchange Notes—Guarantees."

Ranking	The exchange notes and guarantees thereof will be the unsecured senior obligations of NBTY, Inc. and the guarantors, respectively, and will:
• rank senior in right of payment to the issuer's and the guarantors' existing and future debt and other obligations that expressly provide for their subordination to the notes and the guarantees;
• rank equally in right of payment to all the issuer's and the guarantors' existing and future senior unsecured debt;

•       be effectively junior to the issuer's and the guarantors' existing and future senior secured debt to the extent of the value of the collateral securing such debt, including borrowings under our senior secured credit facilities; and

• be structurally subordinated to all the existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the notes.

As of March 31, 2011, (1) the notes and related guarantees ranked effectively junior to approximately $1.75 billion of senior secured indebtedness consisting solely of borrowings under our senior secured credit facilities and capital leases, (2) we had an additional $200 million of available unused commitments under our revolving credit facility, and (3) our non-guarantor subsidiaries had approximately $0.1 million aggregate principal amount of indebtedness outstanding.

Optional Redemption

We may redeem some or all the exchange notes at any time on or after October 1, 2014 at the redemption prices listed in the "Description of Exchange Notes" section under the heading "Optional Redemption," plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 35% of the aggregate principal amount of the notes before October 1, 2013 with the proceeds of certain equity offerings at a redemption price of 109%, plus accrued and unpaid interest, if any, to the redemption date. We also may redeem some or all the notes before October 1, 2014 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a "make whole" premium.

Change of Control

If we experience certain kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest. See "Description of Exchange Notes—Change of Control."

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell certain assets, under certain circumstances we must offer to repurchase the notes at par. See "Description of Exchange Notes—Certain Covenants—Asset Sales."
Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:
• incur additional debt or issue certain preferred shares;
• pay dividends on or make other distributions in respect of our capital stock or make other restricted payments;
• make investments;
• create liens;
• merge or consolidate, or sell, transfer or otherwise dispose of substantially all our assets;
• enter into certain transactions with affiliates; and
• designate our subsidiaries as unrestricted.
These covenants are subject to a number of important qualifications and limitations. See "Description of Exchange Notes—Certain Covenants."

Certain covenants will cease to apply to the notes for so long as the notes have investment grade ratings from both Moody's Investors Service, Inc. and Standard & Poor's Rating Services.

Risk Factors

        You should consider all the information contained in or incorporated by reference into this prospectus before making an investment in the exchange notes. In particular, you should consider the factors under "Risk Factors."

SUMMARY HISTORICAL AND UNAUDITED
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our summary historical financial information and summary unaudited pro forma consolidated financial information for the periods and dates indicated. The summary unaudited pro forma consolidated financial information is for information purposes only and does not purport to present what our results of operations and financial condition would have been had the Transactions and Refinancing actually occurred on the date indicated, nor does it project our results of operations for any future period or our financial condition at any future date. This information is only a summary and should be read in conjunction with the "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated unaudited interim financial statements of our business and notes thereto and our consolidated audited annual financial statements and the accompanying notes appearing elsewhere in this prospectus, as well as the other financial information included in this prospectus.

        The summary historical financial information as of September 30, 2009 and 2010 and March 31, 2011, for each of the years ended September 30, 2008, 2009 and 2010 and for the six-month periods ended March 31, 2010 and 2011 have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"). The balance sheet data as of September 30, 2009 and 2010 and the statement of income and cash flow data for each of the three years ended September 30, 2008, 2009 and 2010 have been derived from the audited consolidated financial statements of our business included elsewhere in this prospectus. The balance sheet data as of March 31, 2011 and the statement of income and cash flow data for the six-month periods ended March 31, 2010 and 2011 are derived from the unaudited interim consolidated financial statements of our business included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

        The summary unaudited pro forma consolidated financial information for the twelve-month period ended March 31, 2011, has been calculated by subtracting the unaudited pro forma statement of operations for the six-month period ended March 31, 2010 from the unaudited pro forma statement of operations for the year ended September 30, 2010 and then adding the unaudited pro forma statement of operations for the six-month period ended March 31, 2011 included elsewhere in this prospectus. The summary unaudited pro forma consolidated statement of operations data has been adjusted to give effect to the Transactions and Refinancing as if these events occurred on October 1, 2009. For purposes of the presentation, pro forma adjustments give effect to events that are directly attributable to the Transactions and Refinancing, are factually supportable, and expected to have a continuing impact on our business. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable.

	Historical
						Pro Forma
				Six Months Ended March 31,
	Year Ended September 30,					Twelve Months Ended March 31, 2011 Successor
	2008 Predecessor	2009 Predecessor	2010 Predecessor	2010 Predecessor	2011 Successor
	(Dollars in thousands)
Statement of Income (Loss) Data:
Net Sales	$2,179,469	$2,581,950	$2,826,737	$1,456,311	$1,448,705	$2,819,131

Costs and expenses:
Cost of sales	1,102,169	1,458,437	1,521,555	792,116	888,057	1,497,094
Advertising, promotion and catalog	140,479	110,098	137,556	79,679	80,052	137,929
Selling, general and administrative	700,209	737,786	767,946	383,324	411,063	812,590
Merger expenses	—	—	45,903	—	43,865	—
IT project termination costs	—	11,718	—	—	—	—

Total	1,942,857	2,318,039	2,472,960	1,255,119	1,423,037	2,447,613

Income from operations	236,612	263,911	353,777	201,192	25,668	371,518
Interest expense	(18,639)	(34,882)	(30,195)	(15,672)	(116,788)	(158,465)
Miscellaneous, net	13,067	(61)	4,133	2,545	2,258	3,846

Income (loss) before provision for income taxes	231,040	228,968	327,715	188,065	(88,862)	216,899
Provision (benefit) for income taxes	77,889	83,239	114,045	65,823	(5,264)	107,594

Net income (loss)	$153,151	$145,729	$213,670	$122,242	$(83,598)	$109,305

Balance Sheet Data (at period end):
Cash		$106,001	$346,483		$223,984
Working capital(1)		674,439	849,338		773,472
Total assets		1,960,221	2,200,769		4,997,584
Total debt (including current portion)		476,522	419,286		2,395,730
Long-term debt, net of current portion		437,629	341,128		2,378,126
Total stockholders' equity		1,127,825	1,379,953		1,466,045
Statement of Cash Flows Data:
Net cash provided by operating activities	$177,405	$136,937	$371,752	$157,436	$82,799
Net cash used in investing activities	(345,566)	(27,992)	(82,103)	(23,010)	(4,014,391)
Net cash provided by (used in) financing activities	174,601	(91,716)	(47,227)	(21,265)	3,807,095
Other Financial and Operating Data:
Capital expenditures	$49,097	$43,375	$69,903	$24,437	$28,763
EBITDA(2)	310,400	332,738	424,714	237,495	78,739	476,842
Pro Forma Consolidated EBITDA(2)						499,681
Ratio of Earnings to Fixed Charges(3)	5.08x	3.97x	5.42x	6.01x	— (3)

(1)
Working capital consists of current assets, including cash and cash equivalents, minus current liabilities.

(2)
EBITDA consists of earnings before interest expense, taxes, depreciation and amortization. Consolidated EBITDA, as defined in our senior secured credit facilities, as amended, eliminates the impact of a number of items we do not consider indicative of our ongoing operating performance and has been presented on a pro forma basis to take into account, among other things, the impact of the Transactions and Refinancing on our historical financial performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. We present EBITDA and Pro Forma Consolidated EBITDA and the related ratio data because we consider these items to be important supplemental measures of our performance and believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries with similar capital structures. We believe issuers of "high yield" securities also present EBITDA and Pro Forma Consolidated EBITDA and the related ratio data because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe that these items are appropriate supplemental measures of debt service capacity, because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; and depreciation and amortization are non-cash charges.

(3)
Earnings consist of income before income taxes and fixed charges less interest capitalized. Fixed charges consist of interest on borrowings, amortization of deferred financing costs, capitalized interest and the proportion deemed representative of the interest factor within rent expense. We did not have any preferred shares outstanding during the periods indicated. For the six months ended March 31, 2011, earnings were insufficient to cover fixed charges by $88,862.

        EBITDA and Pro Forma Consolidated EBITDA and the related ratio data have limitations as analytical tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

  •
  EBITDA and Pro Forma Consolidated EBITDA:

  •
  exclude certain tax payments that may represent a reduction in cash available to us;

  •
  do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  do not reflect changes in, or cash requirements for, our working capital needs; and

  •
  do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt, including the notes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Pro Forma Consolidated EBITDA do not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate EBITDA and Pro Forma Consolidated EBITDA differently than we do, limiting their usefulness as comparative measures.

        Because of these limitations, EBITDA and Pro Forma Consolidated EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Pro Forma Consolidated EBITDA only supplementally.

        In addition, in calculating Pro Forma Consolidated EBITDA, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate.

        In addition, in evaluating Pro Forma Consolidated EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of Pro Forma Consolidated EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. See "Risk Factors—Risks Relating to Our Business—The pro forma financial information in this prospectus may not be reflective of our operating results and financial conditions following the Transactions, and we may be unable to achieve anticipated cost savings and other benefits."

        The following table reconciles net income to EBITDA and Pro Forma Consolidated EBITDA for the periods presented:

	Historical
						Pro Forma
				Six Months Ended March 31,
	Year Ended September 30,					Twelve Months Ended March 31, 2011 Successor
	2008 Predecessor	2009 Predecessor	2010 Predecessor	2010 Predecessor	2011 Successor
	(In thousands)
Net Income (loss)	$153,151	$145,729	$213,670	$122,242	$(83,598)	$109,305
Interest expense	18,639	34,882	30,195	15,672	116,788	158,465
Income tax provision (benefit)	77,889	83,239	114,045	65,823	(5,264)	107,594
Depreciation and amortization	60,721	68,888	66,804	33,758	50,813	101,078

EBITDA	$310,400	$332,738	$424,714	$237,495	$78,739	476,842

Management fee(a)						3,000
Public company costs(b)						468
Asset impairments(c)						3,533
Severance costs(d)						2,996
Stock-based compensation(e)						4,043
Other non-recurring items(f)						8,799

Pro Forma Consolidated EBITDA						$499,681

(a)
Reflects the exclusion of the annual management fee paid to Carlyle.

(b)
Reflects the exclusion of costs expected to be reduced or eliminated as a result of becoming a private company. These costs include a lower premium on our directors' and officers' insurance and lower public shareholder relations expenses.

(c)
Reflects the exclusion of non-cash asset impairments during the twelve-month period ended March 31, 2011 of $3.5 million for the write-down of a contract manufacturing agreement with Bayer.

(d)
Reflects the exclusion of severance costs incurred during the twelve-month period ended March 31, 2011 by our various subsidiaries.

(e)
Reflects the exclusion of non-cash expenses related to stock options and restricted stock units incurred during the twelve-month period ended March 31, 2011.

(f)
Reflects the exclusion of non-recurring items in the twelve-month period ended March 31, 2011 that were not material.

RISK FACTORS

        In deciding whether to participate in this exchange offer, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in this prospectus. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may have a materially adverse affect on our business, financial condition or results of operations. You may lose all or part of your original investment. Information contained in this section may be considered "forward-looking statements." See "Statements Regarding Forward-Looking Information" for a discussion of certain qualifications regarding such statements.

Risks Relating to this Exchange Offer

If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

        We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate this exchange offer, you may continue to hold outstanding notes that are not registered under the Securities Act and that are subject to the existing transfer restrictions, and you will not have any further registration rights in respect of the outstanding notes, except in limited circumstances. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After this exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because fewer outstanding notes will remain outstanding. In addition, if a large amount of outstanding notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate this exchange offer could lower the market price of such exchange notes.

An active trading market may not develop for the exchange notes.

        The exchange notes have no established trading market and will not be listed on any securities exchange or for quotation on any quotation system. The initial purchasers are not obligated to make a market in the exchange notes, and may discontinue any such market making at any time without notice. The liquidity of any market for the exchange notes will depend upon many factors.

        Accordingly, we cannot assure you that a market or liquidity will develop for the exchange notes. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

Risks Relating to the Notes

Your right to receive payments on the notes will be effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of these notes will be effectively subordinated to all our guarantors' existing and future secured indebtedness.

        Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, NBTY, Inc. and certain of its subsidiaries, including the guarantors, are parties to the senior secured credit facilities, which are secured by liens on substantially all our assets and the guarantors' assets. The notes are effectively subordinated to all our secured indebtedness to the extent of the value of the assets securing that indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the notes participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, noteholders may receive less, ratably, than holders of secured indebtedness.

        As of March 31, 2011, the aggregate amount of our secured indebtedness was approximately $1,746 million. We have $200 million of unused commitments available for additional borrowing under the revolving portion of our senior secured credit facilities, as amended. We are permitted to incur substantial additional indebtedness, including secured debt, in the future under the terms of the indenture governing the notes. See "Description of Certain Indebtedness—Senior Secured Credit Facilities" and "Description of Exchange Notes—Certain Covenants."

Restrictive covenants in the indenture governing the notes and the agreements governing the senior secured credit facilities may restrict our ability to pursue our business strategies.

        The indenture governing the notes and the agreement governing the senior secured credit facilities limit our ability, and the terms of any future indebtedness may limit our ability, among other things, to:

  •
  incur or guarantee additional indebtedness;

  •
  make certain investments;

  •
  pay dividends or make distributions on our capital stock;

  •
  sell assets, including capital stock of restricted subsidiaries;

  •
  agree to payment restrictions affecting our restricted subsidiaries;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all our assets;

  •
  enter into transactions with our affiliates;

  •
  incur liens; and

  •
  designate any of our subsidiaries as unrestricted subsidiaries.

        The restrictions contained in the indenture governing the notes and the agreement governing our senior secured credit facilities also could limit our ability to plan for, or react to, market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans.

        A breach of any of these restrictive covenants (to the extent applicable at such time), or our inability to comply with the required financial ratios, could result in a default under the agreement governing our senior secured credit facilities. If a default occurs, the lenders under the senior secured credit facilities may elect to:

  •
  declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

  •
  prevent us from making unscheduled prepayments or payments on the notes,

either of which would result in an event of default under the indenture governing the notes. The lenders also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our senior secured credit facilities also have the right to proceed against the collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our senior secured credit facilities and the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes. See "Description of Certain Indebtedness—Senior Secured Credit Facilities" and "Description of Exchange Notes—Certain Covenants."

Claims of noteholders will be effectively subordinated to claims of creditors of all our non-guarantor subsidiaries.

        The outstanding notes are, and the exchange notes will be, guaranteed on a senior basis by our current and future domestic subsidiaries that are guarantors of our senior secured credit facilities. However, the historical consolidated financial statements and the pro forma consolidated financial information included in this prospectus include all our domestic and foreign subsidiaries. Our foreign subsidiaries, which do not guarantee the notes, held approximately $1,249 million, or 25%, of our total assets and $102 million, or 3%, of our total liabilities as of March 31, 2011 and accounted for approximately $833 million, or 29%, of our net sales, for Fiscal 2010, and approximately $456 million, or 32% of our net sales, for the six months ended March 31, 2011 (all amounts presented exclude intercompany balances). In addition, we have the ability to designate certain of our subsidiaries as unrestricted subsidiaries under the terms of the indenture, and any subsidiary so designated will not be a guarantor of the notes.

        Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of noteholders to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of debt of that subsidiary.

The trading price of the notes may be volatile and can be directly affected by many factors, including our credit rating.

        The trading price of the notes could be subject to significant fluctuation in response to, among other factors, changes in our operating results, interest rates, the market for non-investment grade securities, general economic conditions and securities analysts' recommendations, if any, regarding our securities.

        Credit rating agencies continually revise their ratings for companies they follow, including us. Any ratings downgrade could adversely affect the trading price of the notes, or the trading market for the notes, to the extent a trading market for the notes develops. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future and any fluctuation may impact the trading price of the notes.

We are a holding company with no operations and may not have access to sufficient cash to make payments on the notes.

        We are a holding company and have limited direct operations. Our most significant assets are the equity interests we hold in our subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations and such dividends may be restricted by law or the instruments governing our indebtedness, including the indenture governing the notes, the agreement governing our senior secured credit facilities or other agreements of our subsidiaries. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, our subsidiaries are separate and distinct legal entities and, except for our existing and future subsidiaries that will be the guarantors of the notes, any payments on dividends, distributions, loans or advances to us by our subsidiaries could be subject to legal and contractual restrictions on dividends. In addition, payments to us by our subsidiaries will be contingent upon our subsidiaries' earnings. Additionally, we may be limited in our ability to cause our existing and any future joint ventures to distribute their earnings to us. Subject to certain qualifications, our subsidiaries are permitted under the terms of our indebtedness, including the indenture governing the notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments of principal premiums, if any, and interest on the notes when due. In addition, any guarantee of the notes will be subordinated to any senior secured indebtedness of a subsidiary guarantor to the extent of the assets securing such indebtedness.

Federal and state statutes may allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from guarantors.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be deemed a fraudulent transfer if the guarantor received less than a reasonably equivalent value in exchange for giving the guarantee and

  •
  was insolvent on the date that it gave the guarantee or became insolvent as a result of giving the guarantee, or

  •
  was engaged in business or a transaction, or was about to engage in business or a transaction, for which property remaining with the guarantor was an unreasonably small capital, or

  •
  intended to incur, or believed that it would incur, debts that would be beyond the guarantor's ability to pay as those debts matured.

        A guarantee could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which the guarantor was or became, on or after the date the guarantee was given, indebted.

        The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation, or

  •
  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

  •
  it could not pay its debts as they become due.

        We cannot predict:

  •
  what standard a court would apply in order to determine whether a guarantor was insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the guarantor was insolvent on that date; or

  •
  whether a court would determine that the payments under the guarantee constituted fraudulent transfers or conveyances on other grounds.

        The indenture contains a "savings clause" intended to limit each subsidiary guarantor's liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended. In a recent case, the U.S. Bankruptcy Court in the Southern District of Florida found this kind of provision in that case to be ineffective, and held the subsidiary guarantees to be fraudulent transfers and voided them in their entirety. Although this ruling was reversed, there can be no assurance that other courts will not reach the same conclusion as the U.S. Bankruptcy Court in the Southern District of Florida.

        If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the guarantor. In such case, any payment by the guarantor under its guarantee could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. If a guarantee is voided or held unenforceable for any other reason, noteholders would cease to have a claim against the subsidiary based on the guarantee and would be creditors only of NBTY, Inc. and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

The lenders under our senior secured credit facilities have the discretion to release the guarantors under our senior secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

        While any obligations under our senior secured credit facilities remain outstanding, any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, at the discretion of lenders under our senior secured credit facilities, if such guarantor is no longer a guarantor of obligations under our senior secured credit facilities or any other indebtedness. See "Description of Exchange Notes—Guarantees." The lenders under our senior secured credit facilities will have the discretion to release the guarantees under our senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

        Upon the occurrence of a "change of control," as defined in the indenture, each noteholder will have the right to require us to purchase the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our senior secured credit facilities and the indenture governing the notes. In addition, a change of control may constitute an event of default under our senior secured credit facilities and the indenture governing the notes. A default under our senior secured credit facilities and the indenture governing the notes would result in an event of default under the indenture if the lenders accelerate the debt under our senior secured credit facilities or the holders accelerate the debt under the indenture governing the notes.

        If a change of control occurs, we may not have enough assets to satisfy all obligations under the indenture related to the notes. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our senior secured credit facilities and the indenture governing the notes or obtain a waiver from the lenders, the holders of our existing notes or you as a holder of the exchange notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. No assurances can be given that any court would enforce the change of control provisions in the indenture governing the notes as written for the benefit of the holders, or as to how these change of control provisions would be impacted were we to become a debtor in a bankruptcy case.

Certain private equity investment funds affiliated with Carlyle own substantially all the equity of Holdings, our sole shareholder, and their interests may not be aligned with yours.

        Carlyle owns substantially all the fully diluted equity of Holdings, our sole shareholder, and, therefore, has the power to control our affairs and policies. Carlyle also controls the election of directors, the appointment of management, the entry into mergers, sales of substantially all our assets and other extraordinary transactions. The directors so elected have authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends and make other decisions. Carlyle's interest could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of Carlyle and certain of its affiliates and co-investors, as equity holders, might conflict with your interests as a noteholder. Carlyle also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a noteholder. Additionally, Carlyle is in the business of making investments in companies, and from time to time in the future may acquire interests in businesses that directly or indirectly compete with certain portions of our business, or are suppliers or customers of ours.

Risks Relating to Our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the notes.

        As a result of the Merger, we have a significant amount of indebtedness. At March 31, 2011, we had $2.4 billion of indebtedness on a consolidated basis, of which $1.7 billion was secured indebtedness. After giving effect to the Refinancing, we also have an additional $200 million of unused commitments under the revolving portion of our senior secured credit facilities, as amended. Our substantial indebtedness could have important consequences. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  increase our vulnerability to and limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

  •
  expose us to the risk of increased interest rates as borrowings under our senior secured credit facilities will be subject to variable rates of interest;

  •
  expose us to additional risks related to currency exchange rates and repatriation of funds;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, business development, debt service requirements, acquisitions and general corporate or other purposes.

        In addition, the indenture and our senior secured credit facilities each contain affirmative and negative covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our indebtedness under the indenture governing the notes and the senior secured credit facilities.

Despite current indebtedness levels and restrictive covenants, we and our subsidiaries may incur additional indebtedness in the future. This could further exacerbate the risks associated with our substantial financial leverage.

        The indenture governing the notes and the senior secured credit facilities permit us to incur a substantial amount of additional debt, including secured debt. Any additional borrowings under the senior secured credit facilities, and any other secured debt, would be effectively senior to the notes and any guarantees thereof to the extent of the value of the assets securing such indebtedness. If new debt is added to current debt levels, the risks that we now face as a result of our leverage would intensify.

To service our indebtedness, we will require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

        Our ability to make cash payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures, will depend on our ability to generate significant operating cash flow in the future. This, to a significant extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Our business may not generate sufficient cash flow from operations and future borrowings may not be available under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. In such circumstances, we may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. If we cannot service our indebtedness, we may need to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. Such actions, if necessary, may not be effected on commercially reasonable terms or at all. The indenture governing the notes and our senior secured credit facilities restrict our ability to sell assets and use the proceeds from such sales.

        If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness (including covenants in our senior secured credit facilities and the indenture governing the notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers in the future from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could negatively impact our business.

        In the current volatile credit market, there is risk that any lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including extending credit up to the maximum permitted by our senior secured credit facilities and otherwise accessing capital or honoring loan commitments. If our lenders are unable to fund borrowings under their credit commitments with us, or we are unable to borrow, it could be difficult in this environment to replace our senior secured credit facilities on similar terms.

Risks Relating to Our Business

Our success is linked to the size and growth rate of the vitamin, mineral and supplement market and an adverse change in the size or growth rate of that market could have a material adverse effect on us.

        An adverse change in size or growth rate of the vitamin, mineral and supplement market could have a material adverse effect on us. Underlying market conditions are subject to change based on economic conditions, consumer preferences and other factors that are beyond our control, including media attention and scientific research, which may be positive or negative.

Instability in financial markets could adversely affect our ability to access the credit markets.

        In 2009, worldwide financial markets exhibited dramatic instability and the availability of credit became precarious. Markets stabilized somewhat in 2010, but worldwide economic conditions remain unsettled. If these conditions persist, they could affect our ability to access the credit markets. Any restriction on our ability to access credit markets could limit our ability to pursue acquisitions or to expand otherwise, and could negatively affect our financial conditions or results of operations.

A prolonged economic downturn or recession could adversely affect the retail and nutritional supplement industries and restrict our future growth.

        In Fiscal 2010, general worldwide economic conditions continued to decline in many countries. These conditions could negatively affect our sales because many consumers consider the purchase of our products discretionary. We cannot predict the timing or duration of any economic downturn or recession, or the timing or strength of a subsequent recovery, or the worldwide locations that may continue to be impacted by these general economic conditions. If the markets for our products significantly deteriorate due to these economic effects, our business, financial condition and results of operations will likely be materially and adversely affected.

Because a substantial majority of our sales are to or through retail stores, we are dependent to a large degree upon the success of this channel as well as the success of specific retailers in the channel.

        Approximately 66% of our sales for Fiscal 2010 and 64% of our sales for the six months ended March 31, 2011 were in the United States. In this market, we sell our products primarily to or through our and third-party retail stores. Because of this, we are dependent to a large degree upon the growth and success of that channel as well as the growth and success of specific retailers in the channel, which are outside our control. There can be no assurance that the retail channel will be able to grow as it faces price and service pressure from other channels, including the mass market.

One of our customers accounted for 16% and 15% of our consolidated net sales during Fiscal 2010 and the six months ended March 31, 2011, respectively, and the loss of this customer, or any of our other major customers, could have a material adverse effect on our results of operations.

        During Fiscal 2010, Wal-Mart, individually, accounted for 27% of our Wholesale/U.S. Nutrition segment's net sales and 16% of our consolidated net sales. During the six months ended March 31, 2011, Wal-Mart, individually, accounted for 26% of our Wholesale/U.S. Nutrition segment's net sales and 15% of our consolidated net sales. As of March 31, 2011, Wal-Mart, individually, accounted for 20% of our Wholesale/U.S. Nutrition segment's total gross accounts receivable. Additionally, for Fiscal 2010 and the six months ended March 31, 2011, our other top three wholesale customers collectively accounted for approximately 23% and 22%, respectively, of our Wholesale/U.S. Nutrition segment's net sales and 14% and 13%, respectively, of our consolidated net sales. We do not have a long-term contract with Wal-Mart or any other major customer, and the loss of this customer or any other major customer could have a material adverse affect on our results of operations. In addition, our results of operations and ability to service our debt obligations would be impacted negatively to the extent Wal-Mart is unable to make payments to us, or does not make timely payments on outstanding accounts receivables.

Unfavorable publicity or consumer perception of our products and any similar products distributed by other companies could have a material adverse effect on our business.

        We believe the nutritional supplement market is highly dependent upon consumer perception regarding the safety, efficacy and quality of nutritional supplements generally, as well as of products distributed specifically by us. Consumer perception of our products can be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention and other publicity regarding the consumption of nutritional supplements. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other favorable research findings or publicity will be favorable to the nutritional supplement market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favorable than, or that question, such earlier research reports, findings or publicity could have a material adverse effect on the demand for our products and our business, results of operations, financial condition and cash flows. Our dependence upon consumer perceptions means that adverse scientific research reports, findings, regulatory proceedings, litigation, media attention or other publicity, whether or not accurate or with merit, could have a material adverse effect on us, the demand for our products, and our business, results of operations, financial condition and cash flows. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of nutritional supplements in general, or our products specifically, or associating the consumption of nutritional supplements with illness, could have such a material adverse effect. Such adverse publicity reports or other media attention could arise even if the adverse effects associated with such products resulted from consumers' failure to consume such products appropriately or as directed.

Complying with new and existing government regulation, both in the United States and abroad, could increase our costs significantly, reduce our growth prospects and adversely affect our financial results.

        The processing, formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by several U.S. federal agencies, including the United States Food and Drug Administration ("FDA"), the United States Federal Trade Commission ("FTC"), the U.S. Customs and Border Protection ("CBP"), the U.S. Postal Service ("USPS"), the Consumer Product Safety Commission ("CPSC"), the Department of Agriculture, the U.S. Department of Labor's Occupational Safety & Health Administration ("OSHA") and the U.S. Environmental Protection Agency ("EPA"), as well as various state, local and international laws and agencies of the localities in which our products are sold, including Health Canada and the Competition Bureau in Canada, the

Food Standards Agency ("FSA") and the Department of Health in the U.K. and similar regulators in Ireland, the Netherlands, the European Union ("EU") and China. Government regulations may prevent or delay the introduction, or require the reformulation, of our products. Some agencies, such as the FDA, could require us to remove a particular product from the market, delay or prevent the import of raw materials for the manufacture of our products, or otherwise disrupt the marketing of our products. Any such government actions would result in additional costs to us, including lost revenues from any additional products that we are required to remove from the market, which could be material. Any such government actions also could lead to liability, substantial costs and reduced growth prospects. In addition, complying with Dietary Supplement and Nonprescription Drug Consumer Protection Act (the "AER Act"), GMPs and other legislation may impose additional costs on us, which could become significant. Moreover, there can be no assurance that new laws or regulations imposing more stringent regulatory requirements on the dietary supplement industry will not be enacted or issued or that certain agencies will not enforce the existing laws or regulations more strictly. We currently are subject to FTC consent decrees and a USPS consent order, prohibiting certain advertising claims for certain of our products. We also are subject to consent judgments under the Safe Drinking Water and Toxic Enforcement Act of 1986 ("Proposition 65"). A determination that we have violated these obligations could result in substantial monetary penalties, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        Additional or more stringent regulations and enforcement of dietary supplements and other products have been considered from time to time in the United States and globally. These developments could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, adverse event reporting or other new requirements. These developments also could increase our costs significantly.

        In Europe, we anticipate the enactment of legislation that could significantly impact the formulation and marketing of our products. For example, in accordance with the Supplements Directive published by the EU in its Official Journal in July 2002 (the "Supplements Directive"), maximum permitted content levels for vitamin and mineral supplements are expected to be enacted but have not yet been announced. European legislation regulating food supplements other than vitamins and minerals also is expected to be introduced. The introduction of this anticipated legislation could require us to reformulate our existing products to meet the new standards and, in some cases, may lead to some products being discontinued.

        The Nutrition and Health Claims Regulation implemented in July 2007 controls the types of claims that can be made for foodstuffs (including supplements) in Europe, and the criteria a product must meet for the claims to be made. We anticipate that this regulation will be implemented in 2012 and will impact the claims that can be made for our products, and may impact our sales in Europe.

        In addition, the General Product Safety Directive governing product safety came into force in Europe at the beginning of 2004. This legislation requires manufacturers to notify regulators as soon as they know that a product is unsafe and gives regulators in each EU member state the power to order a product recall and, if necessary, instigate the product recall themselves. A recall of any of our products in Europe could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        In Canada the federal government has undertaken an initiative to develop a new framework for drug licensing. The current system of drug regulation in Canada focuses on pre-market activities and licensing is point-in-time, not continuous, subject to the licensee performing its obligations with respect to advertising restrictions, quality of product and adverse reaction reporting. A progressive licensing regime would entail a life-cycle approach to the regulation of drugs and could involve earlier consultation with industry before drug submissions, the requirement for licensees to provide and for

Health Canada to review pharmacovigilance (adverse reaction reporting) and risk management plans, and re-evaluation by Health Canada of drug information after a period of initial marketing. Health Canada has completed the consultation process with external stakeholders and is moving towards the development of a progressive licensing framework document. The implementation of a new regulatory framework could have a significant impact on our Canadian operations. There is no indication of when, or if, such new regulatory regime will be implemented.

        In China, the Food Safety Law, which replaced prior regulations, came into force on June 1, 2009. This legislation requires all imported food to comply with applicable national food safety standards and subjects it to inspection by General Administration of Quality Supervision, Inspection and Quarantine ("AQSIQ"). Where there are no national food safety standards for some imported food, the Ministry of Health ("MOH") approval must be obtained before applying for the inspection; otherwise the food in question cannot be imported into China. The revision of the national food safety standards by the MOH is in progress and some new or updated standards are expected to be introduced in late 2011. The introduction of these new food safety standards may require us to reformulate our existing products to meet the new standards and in some cases, may lead to some products being discontinued.

        The Food Safety Law also requires overseas food manufacturers to register with the AQSIQ or its local counterparts, which must establish records of the credit standing of importers, exporters and manufacturers of imported goods. The imported foods, importers, exporters or manufacturers with unsatisfactory records are subject to stricter inspection or even suspension of their import business. Any restriction or suspension of import of any of our products into China could have a material adverse effect on our business, results of operations, financial condition and cash flows.

        The Food Safety Law provides for strict regulation and supervision over food claimed to have particular effects on human health, namely "health food," which is mainly subject to the regulation by the Safe Food and Drug Administration ("SFDA"). To the extent AQSIQ or SFDA determines some of our products fall into this category, the manufacture, exportation, importation and sale of such products could be subject to the more complicated registration and licensing requirements, and stricter inspection by SFDA and AQSIQ.

        The AQSIQ has published the draft Imported or Exported Food Safety Regulatory Measures for public opinion in July 2010, which provides for detailed safety regulations and inspection requirements applicable to imported food. The introduction of these regulations could require us to go through complicated procedures for importing our products into China, and in some cases, may lead to some products being discontinued.

        See "Business—Government Regulation" for more information about the regulatory environment in which we conduct our business.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues and operating income.

        As a retailer, marketer and manufacturer of products designed for human and animal consumption, we are subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as foods, dietary supplements, or natural health products ("NHPs"), and, in most cases, are not necessarily subject to pre-market regulatory approval in the United States. One of our Canadian subsidiaries also manufactures and sells non-prescription medications such as headache and cold remedies and contract manufactures some prescription medications. Some of our products contain innovative ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur. In addition, some of the products we sell are produced by third-party manufacturers. As a marketer of products manufactured by third parties, we also may be liable for various product liability claims for products we do not manufacture. We have been in the past, and may be in the future, subject to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. A product liability claim against us could result in increased costs and could adversely affect our reputation with our customers, which, in turn, could have a material adverse effect on our business, results of operations, financial condition and cash flows. See "Business—Legal Proceedings," for additional information.

If we experience product recalls, we may incur significant and unexpected costs, and our business reputation could be adversely affected.

        We may be exposed to product recalls and adverse public relations if our products are alleged to cause injury or illness, or if we are alleged to have violated governmental regulations. A product recall could result in substantial and unexpected expenditures, which would reduce operating profit and cash flow. In addition, a product recall may require significant management attention. Product recalls may hurt the value of our brands and lead to decreased demand for our products. Product recalls also may lead to increased scrutiny by federal, state or international regulatory agencies of our operations and increased litigation and could have a material adverse effect on our business, results of operations, financial condition and cash flows. See "—Complying with new and existing government regulation, both in the United States and abroad, could increase our costs significantly, reduce our growth prospects and adversely affect our financial results" and other risks summarized in this prospectus.

Insurance coverage, even where available, may not be sufficient to cover losses we may incur.

        Our business exposes us to the risk of liabilities arising from our operations. For example, we may be liable for claims brought by users of our products or by employees, customers or other third parties for personal injury or property damage occurring in the course of our operations. We seek to minimize these risks through various insurance contracts from third-party insurance carriers. However, our insurance coverage is subject to large individual claim deductibles, individual claim and aggregate policy limits, and other terms and conditions. We retain an insurance risk for the deductible portion of each claim and for any gaps in insurance coverage. We do not view insurance, by itself, as a material mitigant to these business risks.

        We cannot assure you that our insurance will be sufficient to cover our losses. Any losses that insurance does not substantially cover could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The insurance industry has become more selective in offering some types of coverage and we may not be able to obtain insurance coverage in the future.

        The insurance industry has become more selective in offering some types of insurance, such as product liability, product recall, property and directors' and officers' liability insurance. Our current insurance program is consistent with both our past level of coverage and our risk management policies. However, we cannot assure you that we will be able to obtain comparable insurance coverage on favorable terms, or at all, in the future.

International markets expose us to certain risks.

        As of March 31, 2011, we operated over 1,130 retail stores outside of the United States. In addition, we had significant wholesale sales outside of the United States. For Fiscal 2010 and the six months ended March 31, 2011, international sales represented approximately 34% and 36%, respectively, of our net sales. These international operations expose us to certain risks, including:

  •
  local economic conditions;

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  inflation;

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  changes in or interpretations of foreign regulations that may limit our ability to sell certain products or repatriate profits or capital to the United States;

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  exposure to currency fluctuations;

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  potential imposition of trade or foreign exchange restrictions or increased tariffs;

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  changes and limits in export and import controls;

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  difficulty in collecting international accounts receivable;

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  difficulty in staffing, developing and managing foreign operations as a result of distance, languages and cultural differences;

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  potentially longer payment cycles;

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  difficulties in enforcement of contractual obligations and intellectual property rights;

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  renegotiation or modification of various agreements;

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  national and regional labor strikes;

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  increased costs in maintaining international manufacturing and marketing efforts;

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  quarantines for products or ingredients, or restricted mobility of key personnel due to disease outbreaks;

  •
  government regulations and laws;

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  geographic time zone, language and cultural differences between personnel in different areas of the world;

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  political instability;

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  trademarks availability and registration issues;

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  changes in exchange rates;

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  changes in taxation; and

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  wars and other hostilities.

As we continue to expand our international operations, these and other risks associated with international operations are likely to increase. These risks, if they occur, could have a material adverse effect on our business and results of operations.

Our international operations require us to comply with anti-corruption laws and regulations of the U.S. government and various international jurisdictions in which we do business.

        Doing business on a worldwide basis requires us and our subsidiaries to comply with the laws and regulations of the U.S. government and various international jurisdictions, and our failure to successfully comply with these rules and regulations may expose us to liabilities. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the Foreign Corrupt Practices Act ("FCPA"). The FCPA prohibits us from providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment, and requires us to maintain adequate record-keeping and internal accounting practices to accurately reflect our transactions. As part of our business, we may deal with state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. As a result of the above activities, we are exposed to the risk of violating anti-corruption laws. Violations of these legal requirements are punishable by criminal fines and imprisonment, civil penalties, disgorgement of profits, injunctions, debarment from government contracts as well as other remedial measures. We have established policies and procedures designed to assist us and our personnel in complying with applicable U.S. and international laws and regulations. However, there can be no assurance that our policies and procedures will effectively prevent us from violating these regulations in every transaction in which we may engage, and such a violation could adversely affect our reputation, business, financial condition and results of operations.

We may be exposed to legal proceedings initiated by regulators in the United States or abroad that could increase our costs and adversely affect our reputation, revenues and operating income.

        In all jurisdictions in which we operate, non-compliance with relevant legislation can result in regulators bringing administrative, or, in some cases, criminal proceedings. In the United States, the FTC has considered bringing actions against the Company in the past. In the U.K., it is common for regulators to prosecute retailers and manufacturers for non-compliance with legislation governing foodstuffs and medicines. Our failure to comply with applicable legislation could occur from time to time, and prosecution for any such violations could have a material adverse effect on our business, results of operations, financial condition and cash flows. See "Business—Government Regulation" for additional information.

We may not be successful in our future acquisition endeavors, if any, which may have an adverse effect on our business and results of operations.

        Historically, we have engaged in substantial acquisition activity. We may be unable to identify suitable targets, opportunistic or otherwise, for acquisition in the future. If we identify a suitable acquisition candidate, our ability to successfully implement the acquisition will depend on a variety of factors, including our ability to obtain financing on acceptable terms and to comply with the restrictions contained in our debt agreements. Historical instability in the financial markets indicates that obtaining future financing to fund acquisitions may present significant challenges. If we need to obtain our lenders' consent to an acquisition, they may condition their consent on our compliance with additional restrictive covenants that may limit our operating flexibility. Acquisitions involve risks, including:

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  significant expenditures of cash;

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  the risk that acquired businesses may not perform in accordance with expectations;

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  risks associated with integrating the operations, financial reporting, disparate technologies and personnel of acquired companies;

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  managing geographically dispersed operations;

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  diversion of management's attention from other business concerns;

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  the inherent risks in entering markets or lines of business in which we have either limited or no direct experience;

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  the potential loss of key employees, customers and strategic partners of acquired companies;

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  incurrence of liabilities and claims arising out of acquired businesses;

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  inability to obtain financing; and

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  incurrence of indebtedness or issuance of additional stock.

        We may not integrate any businesses or technologies we acquire in the future successfully and may not achieve anticipated operating efficiencies and effective coordination of sales and marketing as well as revenue and cost benefits. Acquisitions may be expensive, time consuming and may strain our resources. Acquisitions may impact our results of operations negatively as a result of, among other things, the incurrence of debt.

We may not be successful in expanding globally.

        We may experience difficulty entering new international markets due to regulatory barriers, the necessity of adapting to new regulatory systems, and problems related to entering new markets with different cultural bases and political systems. These difficulties may prevent, or significantly increase the cost of, our international expansion.

We are dependent on our executive officers and other key personnel, and we may not be able to pursue our current business strategy effectively if we lose them.

        Our continued success will depend largely on the efforts and abilities of our executive officers and certain other key employees. For additional information about these individuals, see "Management" elsewhere in this prospectus. Our ability to manage our operations and meet our business objectives could be affected adversely if, for any reason, we are unable to recruit and retain executive talent.

We are dependent on certain third-party suppliers.

        We purchase from third-party suppliers certain important ingredients and raw materials. The principal raw materials required in our operations are vitamins, minerals, herbs, gelatin and packaging components. We purchase the majority of our vitamins, minerals and herbal raw materials from manufacturers and distributors in Asia, Europe, North America and South America. Real or perceived quality control problems with raw materials outsourced from certain regions could negatively impact consumer confidence in our products, or expose us to liability. In addition, although raw materials are available from numerous sources, an unexpected interruption of supply or material increases in the price of raw materials, for any reason, such as changes in economic and political conditions, tariffs, trade disputes, regulatory requirements, import restrictions, loss of certifications, power interruptions, fires, hurricanes, drought or other climate-related events, war or other events, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Also, currency fluctuations, including the decline in the value of the U.S. dollar, could result in higher costs for raw materials purchased abroad. In addition, we rely on outside printing services and availability of paper stock in our printed catalog operations.

We rely on our manufacturing operations to produce the vast majority of the nutritional supplements that we sell, and disruptions in our manufacturing system or losses of manufacturing certifications could affect our results of operations adversely.

        During both Fiscal 2010 and the six months ended March 31, 2011 we manufactured approximately 90% of the nutritional supplements that we sold. We currently have manufacturing facilities in Arizona, California, Florida, New Jersey, New York and North Carolina in the United States, and in Canada, the U.K. and China. All our domestic manufacturing operations are subject to GMPs promulgated by the FDA and other applicable regulatory standards, including in the areas of environmental protection and worker health and safety. We are subject to similar regulations and standards in Canada, the U.K. and China. Any significant disruption in our operations at any of these facilities, including any disruption due to any regulatory requirement, could affect our ability to respond quickly to changes in consumer demand and could have a material adverse effect on our business, results of operations, financial condition and cash flows. Additionally, we may be exposed to risks relating to the transfer of work between facilities or risks associated with opening new facilities that may cause a disruption in our operations. We purchased a softgel plant in China in May 2010. There have been a number of well publicized incidents of tainted food and drugs manufactured in China in the past few years. Although we are seeking to implement GMPs in our China plant, there can be no assurance that products manufactured in China, or in our other plants around the world, will not be contaminated or otherwise fail to meet our quality standards. Any such contamination or other quality failures could result in costly recalls, litigation, regulatory actions or damage to our reputation, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We operate in a highly competitive industry, and our failure to compete effectively could affect our market share, financial condition and growth prospects adversely.

        The VMHS industry is a large and growing industry and is highly fragmented in terms of both geographical market coverage and product categories. The market for vitamins and other nutritional supplements is highly competitive in all our channels of distribution. We compete with companies that may have broader product lines or larger sales volumes, or both, than we do, and our products compete with nationally advertised brand name products. Several of the national brand companies have resources greater than ours. Numerous companies compete with us in the development, manufacture and marketing of vitamins and nutritional supplements worldwide. In addition, our North American and European retail stores compete with specialty vitamin stores, health food stores and other retail stores worldwide. With respect to mail order sales, we compete with a large number of smaller, usually less geographically diverse, mail order and internet companies, some of which manufacture their own products and some of which sell products manufactured by others. The market is highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. We also may face competition from low-cost entrants to the industry, including from international markets. Increased competition from companies that distribute through the wholesale channel could have a material adverse effect on our business, results of operations, financial condition and cash flows as these competitors may have greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than ours.

        We may not be able to compete effectively in some or all our markets, and our attempt to do so may require us to reduce our prices, which may result in lower margins. Failure to compete effectively could have a material adverse effect on our market share, business, results of operations, financial condition, cash flows and growth prospects. See "Business—Competition; Customers."

Our failure to appropriately respond to changing consumer preferences and demand for new products and services could harm our customer relationships and product sales significantly.

        The nutritional supplement industry is characterized by rapid and frequent changes in demand for products and new product introductions. Our failure to accurately predict these trends could negatively impact consumer opinion of us as a source for the latest products, which, in turn, could harm our customer relationships and cause decreases in our net sales. The success of our new product offerings depends upon a number of factors, including our ability to:

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  accurately anticipate customer needs;

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  innovate and develop new products;

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  successfully commercialize new products in a timely manner;

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  price our products competitively;

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  manufacture and deliver our products in sufficient volumes and in a timely manner; and

  •
  differentiate our product offerings from those of our competitors.

        In addition, we are subject to the risk of a potential shift in customer demand towards more private label products, which could have an adverse effect on our profitability. If any new products fail to gain market acceptance, are restricted by regulatory requirements or have quality problems, this would harm our results of operations. If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are subject to acts of God, war, sabotage and terrorism risk.

        Acts of God, war, sabotage and terrorist attacks or any similar risk may affect our operations in unpredictable ways, including disruptions of the shopping and commercial behavior of our customers, changes in the insurance markets and disruptions of fuel supplies and markets.

We may be subject to work stoppages at our facilities, which could negatively impact the profitability of our business.

        As of March 31, 2011, we had approximately 14,400 employees, with a collective bargaining agreement at our Vita Health Canadian business representing approximately 250 of our employees. If our employees were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could interfere with our ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. Any interruption in the delivery of our products could reduce demand for our products and could have a material adverse effect on us.

We may be affected adversely by increased raw material, utility and fuel costs.

        Inflation and other factors affect the cost of raw materials, goods and services we use. Increased raw material and other costs may adversely affect our results of operations to the extent we are unable to pass these costs through to our customers or to benefit from offsetting cost reductions in the manufacture and distribution of our products. Furthermore, increasing fuel costs may affect our results of operations adversely in that consumer traffic to our retail locations may be reduced and the costs of our sales may increase as we incur fuel costs in connection with our manufacturing operations and the transportation of goods from our warehouse and distribution facilities to stores or direct response customers. Also, high oil costs can affect the cost of our raw materials and components and the competitive environment in which we operate may limit our ability to recover higher costs resulting from rising fuel prices.

Our profits may be affected negatively by currency exchange rate fluctuations.

        Our assets, earnings and cash flows are influenced by currency fluctuations due to the geographic diversity of our sales and the countries in which we operate. These fluctuations may have a significant impact on our financial results. For Fiscal 2010 and the six months ended March 31, 2011, 29% and 32% of our sales, respectively, were denominated in a currency other than the U.S. dollar, and as of March 31, 2011, 25% of our assets and 3% of our total liabilities were denominated in a currency other than the U.S. dollar. In December 2010, we entered into various interest rate and cross currency swap transactions, which were modified in connection with the Refinancing in March 2011. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk."

Our success is dependent on the accuracy, reliability, and proper use of sophisticated and dependable information processing systems and management information technology and any interruption in these systems could have a material adverse effect on our business, financial condition, and results of operations.

        Our success is dependent on the accuracy, reliability, and proper use of sophisticated and dependable information processing systems and management information technology. Our information technology systems are designed and selected to facilitate order entry and customer billing, maintain customer records, accurately track purchases and incentive payments, manage accounting, finance and manufacturing operations, generate reports, and provide customer service and technical support. Any interruption in these systems or any interruption associated with the transition of these systems to a new information technology platform could have a material adverse effect on our business, financial condition, and results of operations.

System interruptions or security breaches may affect sales.

        Customer access to, and ability to use, our websites affect our direct response sales. If we are unable to maintain and continually enhance the efficiency of our systems, we could experience system interruptions or delays that could affect our operating results negatively. In addition, we could be liable for breaches of security on our websites. Although we have developed systems and processes that are designed to protect consumer information and prevent fraudulent credit card transactions and other security breaches, failure to prevent or mitigate such fraud or breaches may affect our operating results negatively.

Our inability to protect our intellectual property rights could adversely affect our business.

        Despite our efforts, we may not be able to determine the extent of unauthorized use of our trademarks and patents. In any case, such efforts are difficult, expensive, and time-consuming, and there can be no assurance that infringing goods could not be manufactured without our knowledge and consent. Many of our products are not subject to patent protection, and thus they can be legally reverse-engineered by competitors. Moreover, even with respect to some of our products that are covered by patents, such as Ester-C® products, there are numerous similar yet non-infringing supplement products in the marketplace, and this negatively affects sales we might otherwise make. Our patents, or certain claims made in such patents, could be found to be invalid or unenforceable. From time to time we face opposition to our applications to register trademarks, and we may not ultimately be successful in our attempts to register certain trademarks. Further, there can be no assurance that in those foreign jurisdictions in which we conduct business the trademark and patent protection available to us will be as extensive as the protection available to us in the United States.

Intellectual property litigation and infringement claims against us could cause us to incur significant expenses or prevent us from manufacturing, selling or marketing our products, which could adversely affect our revenues and market share.

        We may be subject to intellectual property litigation and infringement claims, which could cause us to incur significant expenses or prevent us from manufacturing, selling or marketing our products. Claims of intellectual property infringement also may require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. Claims that our technology or products infringe on intellectual property rights of others could be costly to defend or settle, could cause reputational injury and would divert the attention of management and key personnel, which in turn could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We are party to a number of lawsuits that arise in the ordinary course of business and may become party to others in the future.

        We are party to a number of lawsuits (including product liability, intellectual property and Proposition 65 claims) that arise in the ordinary course of business and may become party to others in the future. The possibility of such litigation, and its timing, is in large part outside our control. While none of the current lawsuits arising in the ordinary course of business in which we are involved are reasonably estimable to be material as of the date hereof, it is possible that future litigation could arise, or developments could occur in existing litigation, that could have material adverse effects on us.

The pro forma financial information in this prospectus may not be reflective of our operating results and financial conditions following the Transactions, and we may be unable to achieve anticipated cost savings and other benefits.

        The pro forma financial information included in this prospectus is derived from our historical audited and unaudited interim consolidated financial statements. The preparation of this pro forma information is based on available information and certain assumptions and estimates that we believe are reasonable. This pro forma information may not necessarily reflect what our results of operations and financial position would have been had the Transactions and Refinancing occurred during the periods presented or what our results of operations and financial position will be in the future. Additionally, the presentation of Pro Forma Consolidated EBITDA contained in this prospectus is not made in accordance with U.S. GAAP. In calculating Pro Forma Consolidated EBITDA, we make certain adjustments that we do not consider indicative of our ongoing performance. These adjustments are described in footnote (2) set forth in "Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Information," and exclude on a pro forma basis certain historical costs and expenses including: costs associated with being a public company; certain non-recurring charges, expenses and income; certain non-cash asset impairments; certain severance costs; certain non-cash expenses related to stock grants; and certain management fees.

        We cannot assure you that the anticipated cost savings, operating margins or other benefits will be achieved, or that our estimates and assumptions will prove to be accurate. If our cost savings, operating margins or the impact of other benefits is less than our estimates or our cost savings initiatives adversely affect our operations or cost more, or take longer to implement than we project, or if our assumptions prove to be inaccurate, our results will be lower than we anticipate and the savings or other benefits we projected in computing Pro Forma Consolidated EBITDA may not be realized.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

        Effective internal control over financial reporting is necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be harmed. The Sarbanes-Oxley Act of 2002, as well as related rules and regulations implemented by the SEC, have required changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, have increased our legal and financial compliance costs and made many activities more time-consuming and more burdensome. The costs of compliance with these laws, rules and regulations may adversely affect our financial results. Moreover, we run the risk of non-compliance, which could adversely affect our financial condition or results of operations.

        In the past we have discovered, and in the future we may discover, areas of our internal control over financial reporting that need improvement. We have devoted significant resources to remediate any deficiencies we discovered and to improve our internal control over financial reporting. Based upon management's assessment of the effectiveness of our internal control over financial reporting as of September 30, 2010, management concluded that our internal control over financial reporting was effective as of that date. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer

        We sold the outstanding notes on October 1, 2010 in an unregistered private placement to certain initial purchasers. As part of that offering, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to file the Registration Statement to offer to exchange the outstanding notes for a like principal amount of exchange notes in an offering registered under the Securities Act. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use commercially reasonable efforts to cause the Registration Statement to be declared effective within 90 days after we file the Registration Statement and consummate this exchange offer within 150 days after we file the Registration Statement.

        Except as described below, upon the completion of this exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the Registration Statement and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. Assuming the timely filing and effectiveness of the Registration Statement and consummation of this exchange offer, we will not have to pay additional interest on the outstanding notes provided in the registration rights agreement. Following the completion of this exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of this exchange offer. See "Risk Factors—Risks Relating to this Exchange Offer—If you do not properly tender your outstanding notes, your ability to transfer such outstanding notes will be adversely affected."

        Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offer in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

Resale of Exchange Notes

        We believe that the exchange notes issued in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the Staff of the SEC set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the Staff of the SEC responding to a request from an individual or entity for the Staff's views as to whether it would recommend that the SEC take any enforcement action against such individual or entity with respect to certain actions being proposed by such individual or entity. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the exchange notes. Instead, holders will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

  •
  the holder must not be a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

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  the holder must acquire the exchange notes in the ordinary course of its business;

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  the holder must not be engaging, does not intend to engage, and have no arrangements or understanding with any person to participate, in the distribution of the exchange notes within the meaning of the Securities Act; and

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  the holder must not be our "affiliate," as that term is defined in Rule 405 of the Securities Act, or an affiliate of any guarantor.

        Each holder of outstanding notes that wishes to exchange outstanding notes for exchange notes in this exchange offer must represent to us that it satisfies all the above conditions. Any holder who tenders in this exchange offer but does not satisfy all the above conditions:

  •
  cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

        Broker-dealers and any holder that is participating in this exchange offer for the purpose of distributing exchange notes may not rely on the Staff's interpretations discussed above. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes acquired by that broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the exchange notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of 180 days after the effective date of the Registration Statement we will make this prospectus available to broker-dealers for use in connection with any resale of the exchange notes.

        Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, a resale or other retransfer of exchange notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange

        Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the "exchange offer," we will accept any and all outstanding notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date, as defined below. We will issue, on or promptly after the expiration date, an aggregate principal amount of up to $650 million of exchange notes for a like principal amount of outstanding notes tendered and accepted in connection with this exchange offer. Holders may tender all or some of their outstanding notes in connection with this exchange offer, but only in denominations of $2,000 and integral multiples of $1,000. This exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

        The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes:

  •
  will be registered under the Securities Act and therefore the exchange notes will not bear legends restricting their transfer under the Securities Act; and

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  will not be entitled to specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to this exchange offer.

        The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under the same indenture and entitled to the same benefits under that indenture relating to the outstanding notes being exchanged. As of the date of this prospectus, $650 million in aggregate principal amount of the outstanding notes was outstanding. Outstanding notes accepted for exchange will be retired and cancelled and will not be reissued.

        In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under "—Book-Entry Transfer," we will issue the exchange notes in the form of a global note registered in the name of DTC or its nominee, and each beneficial owner's interest in it will be transferable in book-entry form through DTC.

        Holders of outstanding notes do not have any appraisal or dissenters' rights in connection with this exchange offer. We intend to conduct this exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

        Subject to customary conditions, we will accept any outstanding notes that are properly tendered and not validly withdrawn for exchange before 5:00 p.m., New York City time, on the expiration date. We will be considered to have accepted for exchange, and to have exchanged, validly tendered outstanding notes if, as and when we have given oral (promptly confirmed in writing) or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

        If we do not accept any tendered outstanding notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these outstanding notes, without expense, to the tendering holder promptly after the expiration date of this exchange offer.

        Holders who tender outstanding notes in this exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of outstanding notes in connection with this exchange offer. We will pay all charges and expenses, other than the applicable taxes described under "—Fees and Expenses," in connection with this exchange offer.

        If we successfully complete this exchange offer, any outstanding notes which holders do not tender or which we do not accept in this exchange offer will remain outstanding and continue to accrue interest. The holders of outstanding notes after this exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the outstanding notes would have to rely on exemptions from the registration requirements of the Securities Act or register the resale of the outstanding notes under the Securities Act or transfer such notes in a transaction that requires neither an exemption from nor registration under the requirements of the Securities Act.

Expiration Date; Extensions; Amendments

        The expiration date for this exchange offer is 5:00 p.m., New York City time, on July 21, 2011. We may extend this expiration date in our sole discretion, subject to the requirement that we use commercially reasonable efforts to consummate this exchange offer by August 16, 2011 and subject to applicable law. If we so extend the expiration date, the term "expiration date" will mean the latest date and time to which we extend this exchange offer.

        We reserve the right, in our sole discretion:

  •
  to delay accepting any outstanding notes, for example, to allow for the confirmation of tendered notes or for the rectification of any irregularity or defect in the tender of outstanding notes;

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  to extend this exchange offer;

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  to terminate this exchange offer if, in our sole judgment, any condition described below has not been satisfied; or

  •
  to amend the terms of this exchange offer in any manner.

        We will give notice by press release or other written public announcement of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of outstanding notes. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If we amend this exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to notify the holders of outstanding notes of the amendment or waiver, and extend the offer as required by law to cause this exchange offer to remain open for at least five business days following such notice.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding this exchange offer, we have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

        Interest on the exchange notes will accrue at the rate of 9% per annum on the principal amount, payable semiannually on April 1 and October 1, and such interest will be payable, together with accrued and unpaid interest on the outstanding notes accepted for exchange, beginning on the first payment date following the consummation of this exchange offer. Interest on the exchange notes will accrue from the date of issuance of the exchange notes or the date of the last periodic payment of interest on such exchange notes, whichever is later. Holders of outstanding notes that are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Interest will continue to accrue on any outstanding notes that are not exchanged for exchange notes in this exchange offer.

Conditions to this Exchange Offer

        Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes and we may terminate or amend this exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, if the exchange offer, or the making of any exchange by a holder, violates any applicable law, rule or regulation or any applicable interpretation of the Staff or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit. We may assert them regardless of the circumstances giving rise to any of these conditions, or waive them, in whole or in part at any time and from time to time in our sole discretion. Our failure to exercise any right at any time will not constitute a waiver of that right, and that right will be considered an ongoing right that we may assert at any time and from time to time. If we determine that a waiver of conditions materially changes this exchange offer, we will amend or supplement the prospectus, and extend this exchange offer, if appropriate, as described under "—Expiration Date; Extensions; Amendments."

        In addition, at a time when any stop order is threatened or in effect with respect to the Registration Statement or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any outstanding notes tendered, and no exchange will be issued in exchange for any such outstanding notes.

        If we are not permitted to consummate this exchange offer because this exchange offer is not permitted by applicable law, any applicable interpretation of the Staff or any order of any governmental agency or court of competent jurisdiction or in the event of other limited circumstances as set forth in the registration rights agreement, the registration rights agreement requires that we file a shelf registration statement to cover resales of the outstanding notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement.

Procedures for Tendering

        Only a holder of outstanding notes may tender outstanding notes in this exchange offer. To tender outstanding notes in this exchange offer, a holder must:

  •
  complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver the letter of transmittal or copy to the exchange agent before the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

In addition, you must comply with one of the following:

  •
  the exchange agent must receive, before expiration of this exchange offer, a timely confirmation of book-entry transfer of outstanding notes being tendered into the exchange agent's account at DTC according to the procedures for book entry transfer and a properly transmitted agent's message as described below; or

  •
  the exchange agent must receive any corresponding certificate or certificates representing outstanding notes along with the letter of transmittal on or before the expiration date; or

  •
  the holder must comply, on or before the expiration date, with the guaranteed delivery procedures described below under "—Guaranteed Delivery Procedures."

        The tender of outstanding notes by a holder that is not withdrawn before the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the outstanding notes held by a holder are tendered, the tendering holder should fill in the amount of outstanding notes being tendered in the specified box on the letter of transmittal. The entire amount of outstanding notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before the expiration of this exchange offer. Delivery is complete when the exchange agent actually receives the items to be delivered. No letter of transmittal or outstanding notes should be sent to us, DTC, or any person other than the exchange agent. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

        Any beneficial holder whose outstanding notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial holder's behalf and comply with the instructions set forth in this prospectus and the letter of transmittal. If any beneficial holder wishes to tender on its own behalf, it must, before completing and executing the letter of transmittal and delivering its outstanding notes, either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in its name; or

  •
  obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed before the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, and as described in "—Withdrawal Rights," must be guaranteed by an "eligible guarantor institution," within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

  •
  a bank;

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  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

  •
  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by a properly completed bond power which authorize the person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes. Signatures on such outstanding notes or bond powers must be guaranteed by an eligible institution (unless signed by an eligible institution). If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program, instead of physically completing and signing the accompanying letter of transmittal and delivering it to the exchange agent, may transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term

"agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms of the accompanying letter of transmittal; and

  •
  the agreement may be enforced against that participant.

        We will determine, in our sole discretion, all questions as to the validity, form, eligibility, including time of receipt, compliance with conditions, acceptance and withdrawal of tendered outstanding notes, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular tendered outstanding notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of outstanding notes within a period we will determine. Although we intend to notify holders of defects or irregularities relating to tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of outstanding notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any outstanding notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In addition, we reserve the right, as set forth under "—Conditions to this Exchange Offer," to terminate this exchange offer.

        By tendering, each holder represents to us, among other things, that:

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that it acquired as a result of market-making or other trading activities, the holder acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes; however by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act;

  •
  the holder acquired exchange notes under this exchange offer in the ordinary course of its business;

  •
  the holder is not engaging in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of the exchange notes within the meaning of the Securities Act;

  •
  if the holder is a broker-dealer registered under the Exchange Act, or is participating in this exchange offer for the purpose of distributing the exchange notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes and cannot rely on the position of the Staff set forth in certain no-action letters described under "—Resale of Exchange Notes" above;

  •
  the holder understands that a secondary resale transaction described in the preceding clause above and any resales of exchange notes obtained by the holder in exchange for the outstanding notes acquired by the holder directly from us must be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC, unless such notes are resold pursuant to an exemption from registration under the Securities Act;

  •
  the holder is not our "affiliate," as defined in Rule 405 under the Securities Act, or an affiliate of any guarantor, or, if it is an affiliate, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

  •
  the holder is not acting on behalf of any person or entity who could not truthfully make the foregoing representations.

Any broker-dealer that holds outstanding notes acquired for its own account as a result of market-making activities or other trading activities (other than outstanding notes acquired directly from us) may exchange those outstanding notes under this exchange offer; however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the exchange notes the broker-dealer receives in this exchange offer. To date, the SEC has taken the position that broker-dealers may use a prospectus, such as this one, to fulfill their prospectus delivery requirements with respect to resales of the exchange notes received in an exchange such as the exchange under this exchange offer, if the outstanding notes for which the exchange notes they receive in the exchange were acquired for their own accounts as a result of market-making or other trading activities. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer and the exchange notes.

Book-Entry Transfer

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish an account with respect to the outstanding notes at DTC for the purpose of facilitating this exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        The following guaranteed delivery procedures are intended for holders who wish to tender their outstanding notes but:

  •
  their outstanding notes are not immediately available;

  •
  the holders cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent on or before the expiration date; or

  •
  the holders cannot complete the applicable procedures under DTC's Automated Tender Offer Program on or before the expiration date.

        The conditions that must be met to tender outstanding notes through the guaranteed delivery procedures are as follows:

  •
  the tender must be made through an eligible institution;

  •
  before 5:00 p.m., New York City time, on the expiration date, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus from the eligible institution, facsimile transmission, mail or hand delivery:

  •
  setting forth the name and address of the holder of the outstanding notes, the certificate number or numbers of the outstanding notes tendered and the principal amount of outstanding notes tendered for exchange;

    •
    stating that the tender is being made by guaranteed delivery;

    •
    guaranteeing that, within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the letter of transmittal, or facsimile of the letter of transmittal, together with the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation and an agent's message, and any other documents required by the letter of transmittal will be deposited by such eligible institution with the exchange agent; and

    •
    the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation and an agent's message, and any other documents required by the letter of transmittal, within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw tenders of outstanding notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under "—Exchange Agent," or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program.

        To be effective, any notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and aggregate principal amount of the outstanding notes to be withdrawn;

  •
  include a statement that the person is withdrawing his election to have such outstanding notes exchanged;

  •
  be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees; and

  •
  specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.

        If you delivered or otherwise identified certificated outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution. See "—Procedures for Tendering" for further information on the requirements for guarantees of signatures on notices of withdrawal. If outstanding notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes, such notice of withdrawal must be delivered to the exchange agent and otherwise comply with the procedures of that facility. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for the withdrawal notices, and our determination, as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither we, nor any of our affiliates or assigns, the exchange agent, nor any other person, is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of us or them be liable for failing to give any such notice. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no exchange notes will be issued with respect to them unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender, the expiration date or termination of this exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "—Procedures for Tendering" at any time before the expiration date. In the case of outstanding notes tendered by book-entry transfer through DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC.

Exchange Agent

        We have appointed BNYM as exchange agent for this exchange offer. You should direct questions and requests for assistance with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of outstanding notes seeking to (1) tender outstanding notes in this exchange offer should send certificates for outstanding notes, letters of transmittal and any other required documents, or (2) withdraw such tendered outstanding notes should send such required documentation (in accordance with the procedures described under "—Withdrawal Rights") to the exchange agent by hand-delivery, registered or certified first-class mail (return receipt requested), telecopier or any courier guaranteeing overnight delivery, as follows:

By Registered and Certified Mail:	By Overnight Courier:	By Hand-Delivery:
The Bank of New York Mellon, as Exchange Agent Corporate Trust Operations— Reorganization Unit 480 Washington Boulevard Jersey City, NJ 07310 Attention: Mr. William Buckley Fax: (212) 298-1915	The Bank of New York Mellon, as Exchange Agent Corporate Trust Operations— Reorganization Unit 480 Washington Boulevard Jersey City, NJ 07310 Attention: Mr. William Buckley Fax: (212) 298-1915	The Bank of New York Mellon, as Exchange Agent Corporate Trust Operations— Reorganization Unit 480 Washington Boulevard Jersey City, NJ 07310 Attention: Mr. William Buckley Fax: (212) 298-1915
By Facsimile Transmission:
The Bank of New York Mellon, as Exchange Agent Attention: Mr. William Buckley Fax: (212) 298-1915
For Information or Confirmation by Telephone:
The Bank of New York Mellon, as Exchange Agent Attention: Mr. William Buckley Telephone: (212) 815-5788

If you deliver the letter of transmittal or any other required documents to an address or facsimile number other than as indicated above, your tender of outstanding notes will be invalid.

Fees and Expenses

        The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of this exchange offer. These expenses include registration and filing fees, fees and disbursements of the trustee under the indenture, accounting and legal fees and printing costs, among others. We will not make any payments to brokers, dealers or other persons, other than the exchange agent and

Georgeson, Inc., the information agent, as described below, for soliciting tenders of the outstanding notes pursuant to this exchange offer. However, we will pay the exchange agent and the information agent reasonable and customary fees for their respective services and their respective related reasonable out-of-pocket expenses, including accounting and legal fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange for such beneficial owners.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however:

  •
  exchange notes are to be delivered to, or issued or registered in the name of, any person other than the registered holder of the outstanding notes tendered; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with this exchange offer;

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of this exchange offer. We intend to amortize the expenses of this exchange offer and issuance of the outstanding notes over the term of the exchange notes using the effective interest rate method.

Consequences of Failure to Exchange

        Participation in this exchange offer is voluntary. In the event this exchange offer is completed, we will not be required to register the remaining outstanding notes. Remaining outstanding notes will continue to be subject to provisions of the indenture regarding transfer and exchange of the outstanding notes as well as the following restrictions on transfer:

  •
  holders may resell outstanding notes only if we register the outstanding notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act; and

  •
  the remaining outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption.

        We do not currently anticipate that we will register any remaining outstanding notes under the Securities Act or under any state securities laws. To the extent that outstanding notes are tendered and accepted in connection with this exchange offer, any trading market for remaining outstanding notes could be adversely affected.

        The exchange notes and any outstanding notes which remain outstanding after consummation of this exchange offer will vote together for all purposes as a single class under the indenture.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement, dated October 1, 2010, by and among us, the guarantors party thereto and the initial purchasers of the outstanding notes. We will not receive any proceeds from the issuance of the exchange notes under this exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes. The outstanding notes tendered in exchange for the exchange notes will be retired or canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

        On October 1, 2010, we issued and sold the outstanding notes. We used the proceeds from the offering of the outstanding notes, together with borrowings under our senior secured credit facilities and equity contributions from certain Carlyle affiliates, to fund payment of the Acquisition consideration and to pay related fees and expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Carlyle Transaction."

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization at March 31, 2011. This table should be read in conjunction with the information presented under the captions "Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Information," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" and the consolidated financial statements and related notes included elsewhere in this prospectus.

As of March 31, 2011
(Dollars in millions) (Unaudited)
Cash and cash equivalents	$224.0

Senior secured credit facilities(1):
Term loan facilities	1,745.6
Revolving credit facility(2)	—
Notes	650.0
Other indebtedness, including capital leases	0.1

Total debt	2,395.7
Total stockholders' equity	1,446.0

Total capitalization	$3,841.7

(1)
For a description of our senior secured credit facilities, see "Description of Certain Indebtedness—Senior Secured Credit Facilities."

(2)
Our revolving credit facility, as amended on March 1, 2011, provides for aggregate borrowings of up to $200 million. As of May 31, 2011, we had not drawn down any funds under our revolving credit facility.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial information has been derived from our audited financial statements for the year ended September 30, 2010, the unaudited financial statements for the six months ended March 31, 2011 and 2010 and the audited financial statements of Merger Sub from the date of inception to September 30, 2010 included elsewhere in this prospectus. The unaudited pro forma consolidated statement of income for the twelve months ended March 31, 2011 has been calculated by subtracting the unaudited pro forma consolidated statement of income for the six months ended March 31, 2010 from the unaudited pro forma consolidated statement of income for the year ended September 30, 2010 and then adding the unaudited pro forma consolidated statement of income for the six months ended March 31, 2011. The unaudited pro forma consolidated statements of income have been adjusted to give effect to the Transactions and Refinancing as if these events occurred on October 1, 2009. The pro forma adjustments are based on the best information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what NBTY's results of operations would have been had the Transactions actually occurred on the date indicated. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in "Summary—The Transactions," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited financial statements included elsewhere herein. The unaudited pro forma condensed consolidated financial information also should not be considered representative of NBTY's future results of operations.

        The Merger has been accounted for as an acquisition of NBTY. Under the acquisition method of accounting, the purchase price has been allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill.

        The unaudited pro forma consolidated statements of income do not reflect any non-recurring charges incurred by NBTY that are directly related to the Transactions or Refinancing. These non-recurring charges include: (1) transaction-related costs (including fees payable to our sponsor) such as financial advisory, legal and regulatory filing fees and financing fees for a bridge commitment, (2) amounts paid to employees to settle employee stock options and restricted stock awards in connection with the closing of the Merger, (3) the step-up of inventory to its estimated fair value which was charged to cost of sales as such inventory was sold, and (4) a portion of deferred financing costs written-off as a result of the Refinancing.

NBTY, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
TWELVE MONTHS ENDED MARCH 31, 2011
(in thousands)

	NBTY (predecessor)	Merger Sub (successor)	Pro Forma Adjustments		Pro Forma
Net sales	$1,370,426	$1,448,705	$—		$2,819,131

Costs and expenses:
Cost of sales	729,439	888,057	(120,402)	(a)(b)	1,497,094
Advertising, promotion and catalog	57,877	80,052	—		137,929
Selling, general and administrative	384,622	411,063	16,905	(b)(c)(d)(e)	812,590
Merger expenses	45,903	55,151	(101,054)	(f)	—

Total costs and expenses	1,217,841	1,434,323	(204,551)		2,447,613

Income from operations	152,585	14,382	204,551		371,518

Other income (expense):
Interest	(14,523)	(116,788)	(27,154)	(g)	(158,465)
Miscellaneous, net	1,588	2,258	—		3,846

Total other income (expense)	(12,935)	(114,530)	(27,154)		(154,619)

Income before income taxes	139,650	(100,148)	177,397		216,899
Provision for income taxes	48,222	(9,103)	68,475	(h)	107,594

Net income	$91,428	$(91,045)	$108,922		$109,305

See accompanying notes to unaudited pro forma consolidated financial information.

NBTY, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
SIX MONTHS ENDED MARCH 31, 2011
(in thousands)

	Merger Sub (successor)	Pro Forma Adjustments		Pro Forma
Net sales	$1,448,705	$—		$1,448,705

Costs and expenses:
Cost of sales	888,057	(122,104)	(a)	765,953
Advertising, promotion and catalog	80,052	—		80,052
Selling, general and administrative	411,063	—		411,063
Merger expenses	43,865	(43,865)	(f)	—

	1,423,037	(165,969)		1,257,068

Income from operations	25,668	165,969		191,637

Other income (expense):
Interest	(116,788)	37,568	(g)	(79,220)
Miscellaneous, net	2,258	—		2,258

	(114,530)	37,568		(76,962)

Income before income taxes	(88,862)	203,537		114,675
Provision for income taxes	(5,264)	78,565	(h)	73,301

Net income	$(83,598)	$124,972		$41,374

See accompanying notes to unaudited pro forma consolidated financial information.

NBTY, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
YEAR ENDED SEPTEMBER 30, 2010
(in thousands)

	NBTY (predecessor)	Merger Sub (successor)	Pro Forma Adjustments		Pro Forma
Net sales	$2,826,737	$—	$—		$2,826,737

Costs and expenses:
Cost of sales	1,521,555	—	3,076	(b)	1,524,631
Advertising, promotion and catalog	137,556	—	—		137,556
Selling, general and administrative	767,946	—	33,574	(b)(c)(d)(e)	801,520
Merger expenses	45,903	11,286	(57,189	)(f)	—

Total costs and expenses	2,472,960	11,286	(20,539)		2,463,707

Income from operations	353,777	(11,286)	20,539		363,030

Other income (expense):
Interest	(30,195)	—	(128,337	)(g)	(158,532)
Miscellaneous, net	4,133	—	—		4,133

Total other income (expense)	(26,062)	—	(128,337)		(154,399)

Income before income taxes	327,715	(11,286)	(107,798)		208,631
Provision for income taxes	114,045	(3,839)	(41,610	)(h)	68,596

Net income	$213,670	$(7,447)	$(66,188)		$140,035

See accompanying notes to unaudited pro forma consolidated financial information.

NBTY, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
SIX MONTHS ENDED MARCH 31, 2010
(in thousands)

	NBTY (predecessor)	Pro Forma Adjustments		Pro Forma
Net sales	$1,456,311	$—		$1,456,311

Costs and expenses:
Cost of sales	792,116	1,374	(b)	793,490
Advertising, promotion and catalog	79,679	—		79,679
Selling, general and administrative	383,324	16,669	(b)(c)(d)(e)	399,993
Merger expenses	—	—		—

	1,255,119	18,043		1,273,162

Income from operations	201,192	(18,043)		183,149

Other income (expense):
Interest	(15,672)	(63,615	)(g)	(79,287)
Miscellaneous, net	2,545	—		2,545

	(13,127)	(63,615)		(76,742)

Income (loss) before income taxes	188,065	(81,658)		106,407
Provision (benefit) for income taxes	65,823	(31,520	)(h)	34,303

Net income (loss)	$122,242	$(50,138)		$72,104

See accompanying notes to unaudited pro forma consolidated financial information.

NBTY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

Basis of presentation

        The unaudited pro forma consolidated financial information has been derived from the audited financial statements of NBTY for the year ended September 30, 2010, the unaudited financial statements of NBTY for the six months ended March 31, 2011 and 2010 and the audited financial statements of Merger Sub from the date of inception to September 30, 2010. Merger Sub was determined to be the acquirer for accounting purposes. Periods subsequent to the Acquisition reflect the combined results of operations of NBTY and Merger Sub.

Adjustments

(a)
This adjustment is to eliminate the non-recurring charge of $122,104 relating to the step-up of inventory to its fair value as the acquired inventory was sold during the six months ended March 31, 2011.

(b)
This adjustment is to reflect the estimated incremental depreciation expense based on the fair value and useful lives of plant and equipment.

	Estimated Fair Value	Useful life (years)	Method
Land	$67,832
Building and leasehold improvements	216,571	4-40	straight-line
Machinery and equipment	119,405	3-13	straight-line
Furniture and fixtures	53,109	3-10	straight-line
Computer equipment	18,113	3-5	straight-line
Transportation equipment	5,844	3-4	straight-line
Construction in progress	12,241

Total property, plant and equipment	$493,115

        A summary of the effects of the adjustments to depreciation expense related to the above is as follows:

	Twelve months ended March 31, 2011	Six months ended March 31, 2011	Year ended September 30, 2010	Six months ended March 31, 2010
Estimated depreciation expense based on above	$56,826	$28,413	$56,826	$28,413
Elimination of historical depreciation expense	(53,552)	(28,413)	(50,910)	(25,771)

Depreciation expense adjustment	$3,274	$—	$5,916	$2,642

NBTY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

	Depreciation expense adjustment related to step up in fair value
	Twelve months ended March 31, 2011	Six months ended March 31, 2011	Year ended September 30, 2010	Six months ended March 31, 2010
Manufacturing depreciation	$1,702	$—	$3,076	$1,374
SG&A depreciation	1,572	—	2,840	1,268

Total adjustment	$3,274	$—	$5,916	$2,642

(c)
This adjustment is to reflect the incremental amortization expense based on the fair value and useful lives of identified, finite-lived intangible assets.

	Fair Value	Estimated Life	Amortization Method	Annual Amortization Expense
Trademarks and other	$171,000	20-30	Straight-line	$6,240
Customer relationships—Wholesale	725,000	25	Straight-line	29,000
Customer relationships—Direct Response	160,000	17	Straight-line	9,412

Total	$1,058,500			$44,652

        A summary of the effects of the adjustments to amortization expense are as follows:

	Twelve months ended March 31, 2011	Six months ended March 31, 2011	Year ended September 30, 2010	Six months ended March 31, 2010
Estimated amortization expense based on above	$44,652	$22,400	$44,652	$22,400
Elimination of historical amortization expense	(30,307)	(22,400)	(15,894)	(7,987)

Amortization expense adjustment related to finite-lived intangibles	$14,345	$—	$28,758	$14,413

(d)
This adjustment is to record the annual management fee to Carlyle. See "Certain Relationships and Related Transactions." The annual management fee is $3,000 which is included in the unaudited pro forma consolidated income statements for the year ended September 30, 2010. The adjustment is $1,500 for the twelve months ended March 31, 2011 since $1,500 is included in the historical consolidated income statement for the six months ended March 31, 2011. The adjustment is $1,500 for the six months ended March 31, 2010.

(e)
This adjustment is to record the amortization relating to the fair value of leases. The fair value adjustment recorded in purchase accounting was a liability of $5,200 with amortization periods ranging from 3-18 years. Annual amortization is $1,024, which is included in the unaudited pro forma consolidated income statements for the year ended September 30, 2010. The adjustment is $512 for the twelve months ended March 31, 2011 since $512 is included in the historical consolidated income statement for the six months ended March 31, 2011. The adjustment is $512 for the six months ended March 31, 2010.

NBTY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

(f)
This adjustment is to eliminate historical expenses incurred in connection with the Merger due to the non-recurring nature of these expenses. These costs consist of the following:

	Twelve months ended March 31, 2011	Six months ended March 31, 2011	Year ended September 30, 2010
Legal and professional advisory fees	$37,543	$—	$37,543
Stock-based compensation expense	16,142	—	16,142
Financing fees for an unused bridge loan	15,660	15,660	—
Portion of the transaction fee paid to our sponsor	14,324	14,324	—
Other merger related costs	17,385	13,881	3,504

	$101,054	$43,865	$57,189

(g)
This adjustment is to record (1) the estimated interest expense recognized on the senior secured credit facilities, as amended by the Refinancing and senior unsecured notes as calculated below which includes the unused line fees under the revolving credit facility; (2) the estimated interest expense associated with interest rate swap contracts on the portion of outstanding debt that was hedged; (3) the amortization of debt issuance costs capitalized associated with the newly-issued debt as computed below; (4) the elimination of interest expense related to certain long-term debt obligations of NBTY that were repaid immediately upon consummation of the Merger; and (4) the elimination of the amortization of debt issuance costs related to pre-existing debt of NBTY written off as of the closing date of the Transactions. The weighted average nominal interest rate for the newly issued debt was estimated to be 5.54%, excluding the effect of the interest rate swap contracts and the unused line fee under the revolving credit facility. Assuming our revolving credit facility is fully drawn, a change in the weighted average interest rate of one-eighth of 1% for our senior secured credit facilities, as amended by the Refinancing, would change annual interest expense by approximately $1,200 and the pro forma net income by approximately $725. Debt issuance costs will be amortized over the life of the related debt using the effective interest rate method.

NBTY, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(in thousands, except per share amounts)

        A summary of the effects of the adjustments on interest expense are as follows:

	Twelve months ended March 31, 2011	Six months ended March 31, 2011	Year ended September 30, 2010	Six months ended March 31, 2010
Interest expense related to re-financed merger debt	$(133,100)	$(66,457)	$(133,472)	$(66,829)
Interest rate swap contracts	(9,173)	(4,587)	(9,173)	(4,587)
Amortization of estimated capitalized costs related to re-financed merger debt (per above)	(16,192)	(8,176)	(15,887)	(7,871)
Elimination of historical interest expense, including borrowings that were repaid at the closing of the merger and elimination of the effects on interest expense due to the write-off of debt discounts and unamortized debt issuance costs	131,311	116,788	30,195	15,672

Net interest expense adjustment	$(27,154)	$37,568	$(128,337)	$(63,615)

(h)
This adjustment is to reflect the tax effect of the pro forma adjustments described in Notes (a) through (g) above based on NBTY's statutory tax rate of 38.6%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected historical consolidated financial information. The selected historical consolidated balance sheet data as of September 30, 2006, 2007, 2008, 2009 and 2010 and the historical summary consolidated statement of operations data for the years ended September 30, 2006, 2007, 2008, 2009 and 2010 have been derived from the audited consolidated financial statements of our business. The consolidated financial statements as of September 30, 2009 and 2010 and for each of the three years in the period ended September 30, 2010 and notes thereto appear elsewhere in this prospectus. The selected historical consolidated financial data as of March 31, 2011 and for the six-month periods ended March 31, 2010 and 2011, have been derived from the unaudited interim consolidated financial statements of NBTY appearing elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

        Our selected historical consolidated financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Fiscal Years Ended September 30,										Six Months Ended March 31,
	2006 Predecessor		2007 Predecessor		2008 Predecessor		2009 Predecessor		2010 Predecessor		2010 Predecessor		2011 Successor
	(Dollars in thousands)
Statement of Income (Loss) Data:
Net sales	$1,880,222		$2,014,506		$2,179,469		$2,581,950		$2,826,737		$1,456,311		$1,448,705

Costs and expenses:
Cost of sales	992,197		966,784		1,102,169		1,458,437		1,521,555		792,116		888,057
Advertising, promotion and catalog	103,614		120,126		140,479		110,098		137,556		79,679		80,052
Selling, general and administrative	598,742		619,995		700,209		737,786		767,946		383,324		411,063
Merger expenses	—		—		—		—		45,903		—		43,865
IT project termination costs	—		—		—		11,718		—		—		—
Trademark/goodwill impairment	10,450		—		—		—		—		—		—

	1,705,003		1,706,905		1,942,857		2,318,039		2,472,960		1,255,119		1,423,037

Income from operations	175,219		307,601		236,612		263,911		353,777		201,192		25,668
Interest expense	(25,924)		(16,749)		(18,639)		(34,882)		(30,195)		(15,672)		(116,788)
Miscellaneous, net	3,532		13,124		13,067		(61)		4,133		2,545		2,258

	(22,392)		(3,625)		(5,572)		(34,943)		(26,062)		(13,127)		(114,530)

Income (loss) before provision for income taxes	152,827		303,976		231,040		228,968		327,715		188,065		(88,862)
Provision (benefit) for income taxes	41,042		96,044		77,889		83,239		114,045		65,823		(5,264)

Net income (loss)	$111,785		$207,932		$153,151		$145,729		$213,670		$122,242		$(83,598)

Balance Sheet Data (at period end):
Cash	$89,805		$92,902		$90,180		$106,001		$346,483				$223,984
Working capital(1)	391,713		564,952		573,402		674,439		849,338				773,482
Total assets	1,304,310		1,534,935		1,936,358		1,960,221		2,200,768				4,997,584
Total debt (including current portion)	209,705		211,095		571,711		476,522		419,286				2,395,730
Long-term debt, net of current portion	191,045		210,106		538,402		437,629		341,128				2,378,126
Total stockholders' equity	839,432		1,055,970		998,196		1,127,825		1,379,953				1,466,045
Statement of Cash Flows Data:
Net cash provided by operating activities	$312,963		$240,996		$177,405		$136,937		$371,752		$157,436		$82,799
Net cash provided by (used in) investing activities	7,385		(228,665)		(345,566)		(27,992)		(82,103)		(23,010)		(4,014,391)
Net cash (used in) provided by financing activities	(299,430)		(12,211)		174,601		(91,716)		(47,227)		(21,265)		3,807,095
Ratio of Earnings to Fixed Charges(2)	3.52	x	6.89	x	5.08	x	3.97	x	5.42	x	6.01	x	— (2)

(1)
Working capital consists of current assets, including cash and cash equivalents, minus current liabilities.

(2)
Earnings consist of income before income taxes and fixed charges less interest capitalized. Fixed charges consist of interest on borrowings, amortization of deferred financing costs, capitalized interest and the proportion deemed representative of the interest factor within rent expense. We did not have any preferred shares outstanding during the periods indicated. For the six months ended March 31, 2011, earnings were insufficient to cover fixed charges by $88,862.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations covers periods before and after the Transactions. Accordingly, the discussion and analysis of periods before October 1, 2010 do not reflect the significant impact that the Transactions and Refinancing have had on us, including increased levels of indebtedness and the impact of purchase accounting. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described elsewhere in this prospectus. Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled "Risk Factors," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Consolidated Financial Data" and the historical audited and unaudited consolidated financial statements, including the related notes, contained elsewhere in this prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on September 30. All dollar values in this section, unless otherwise noted, are denoted in thousands. Numerical figures have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

Carlyle Transaction

        On October 1, 2010, NBTY consummated the Merger with an affiliate of Carlyle under which the Carlyle affiliate acquired 100% of NBTY for a net purchase price of $3,635,949. The purchase price was funded through the net proceeds of our $1,750,000 senior secured credit facilities, the issuance of $650,000 outstanding notes and a cash equity contribution of $1,550,000 from an affiliate of Carlyle. For a detailed discussion of the Transactions, see Note 3 and Note 8 to our Condensed Consolidated Financial Statements for the period ended March 31, 2011 included elsewhere in this prospectus.

        As a result of the Acquisition and the application of purchase accounting, our assets and liabilities have been adjusted to their fair market values as of October 1, 2010, the closing date of the Transactions. In addition, we incurred certain acquisition related expenses during the six months ended March 31, 2011.

        Specifically, our cost of sales increased due to the increased carrying value of our fixed assets and inventory and our selling, general and administrative expenses ("SG&A") increased due to the increased amortization of our intangible assets. Additionally, the excess of the total purchase price over the fair value of our assets and liabilities at closing was allocated to goodwill. As a result of our assessment of the fair value of our assets, the values of our intangible assets and goodwill increased significantly. The indefinite-lived intangible assets will be subject to annual impairment testing.

        Additionally, as discussed below in "—Liquidity and Capital Resources," we incurred significant indebtedness in connection with the consummation of the Acquisition, and our total indebtedness and related interest expense is significantly higher than before the Acquisition.

Overview

        We are the leading vertically integrated manufacturer, marketer and retailer of a broad line of high-quality, vitamins, nutritional supplements and related products in the United States, with operations worldwide. We currently market approximately 25,000 SKUs under numerous brands, including Nature's Bounty®, Ester-C®, Solgar®, MET-Rx®, American Health®, Osteo Bi-Flex®, Flex-A-Min®, SISU®, Knox®, Sundown®, Rexall®, Pure Protein®, Body Fortress®, Worldwide Sport Nutrition®, Natural Wealth®, Puritan's Pride®, Holland & Barrett®, GNC (UK)®, Physiologics®, Le Naturiste®, De Tuinen®, Julian Graves® and Vitamin World®. Our vertical integration includes purchasing raw materials and formulating and manufacturing products, which we then market through the following four channels of distribution:

  •
  Wholesale/U.S. Nutrition—This segment distributes products under various brand names and third-party private labels, each targeting specific market groups which include virtually all major mass merchandisers, club stores, drug store chains and supermarkets. This segment also sells products to independent pharmacies, health food stores, the military and other retailers.

  •
  European Retail—This segment generates revenue through its 638 Holland & Barrett stores (including seven franchised stores in Singapore, one franchised store in each of South Africa, Malta, Hungary and United Arab Emirates and four franchised stores in Cyprus), 255 Julian Graves stores and 48 GNC (UK) stores in the U.K., 98 De Tuinen stores (including 11 franchised locations) in the Netherlands and 39 Nature's Way stores in Ireland. Such revenue consists of sales of proprietary brand and third-party products as well as franchise fees.

  •
  Direct Response/E-Commerce—This segment generates revenue through the sale of proprietary brand and third-party products primarily through mail order catalog and the internet. Catalogs are strategically mailed to customers who order by mail, internet, or phone.

  •
  North American Retail—This segment generates revenue through its 446 owned and operated Vitamin World stores selling proprietary brand and third-party products and through its Canadian operation of 81 owned and operated Le Naturiste stores.

        Operating data for each of the four distribution channels does not include the impact of any intercompany transfer pricing mark-up, corporate general and administrative expenses, interest expense and other miscellaneous income/expense items. Corporate general and administrative expenses include, but are not limited to, the following: human resources, legal, finance and various other corporate-level activity related expenses. We attribute such unallocated expenses to corporate.

Results of Operations

        Periods before October 1, 2010 reflect the results of operations of the Company before the Acquisition (the "Predecessor") and periods after October 1, 2010 reflect the results of operations of the Company after the Acquisition (the "Successor").

Six Months Ended March 31, 2011 Compared to the Six Months Ended March 31, 2010

  Net Sales

        Net sales by segment for the six months ended March 31, 2011 as compared with the prior comparable period were as follows:

	Successor		Predecessor
	Six months ended March 31, 2011		Six months ended March 31, 2010
	Net Sales	% of total	Net Sales	% of total	$ change	% change
Wholesale/U.S. Nutrition	$861,067	59.4%	$897,688	61.6%	$(36,621)	(4.1)%
European Retail	350,556	24.2%	335,008	23.0%	15,548	4.6%
Direct Response/E-Commerce	125,723	8.7%	117,388	8.1%	8,335	7.1%
North American Retail	111,359	7.7%	106,227	7.3%	5,132	4.8%

Net sales	$1,448,705	100.0%	$1,456,311	100.0%	$(7,606)	(0.5)%

  Wholesale/U.S. Nutrition

        Net sales for the Wholesale/U.S. Nutrition segment decreased $36,621, or 4.1%, to $861,067 for the six months ended March 31, 2011 as compared to the prior comparable period. This decrease was attributable to lower net sales of private label products (including contract manufacturing), which decreased $69,674. This decrease is attributable to the highly competitive environment in the private label business as well as lower sales from certain contract manufacturing agreements. Higher net sales of our branded products offset a portion of the decrease. Domestic branded net sales increased $17,506 and international branded net sales increased $15,547 for the six months ended March 31, 2011, as compared to the prior comparable period.

        We continue to adjust shelf space allocation among our numerous wholesale brands to provide the best overall product mix and to respond to changing market conditions. Wholesale/U.S. Nutrition continues to leverage valuable consumer sales information obtained from our North American Retail and Direct Response/E-Commerce operations to provide its mass-market customers with data and analyses to drive mass market sales.

        We use targeted promotions to grow overall sales. Promotional programs and rebates were $137,793, or 13.6% of sales, for the six months ended March 31, 2011, as compared to $118,987, or 11.6% of sales, for the prior comparable period. We expect promotional programs and rebates as a percentage of sales to fluctuate on a quarterly basis.

        Product returns were $16,466, or 1.6% of sales, for the six months ended March 31, 2011, as compared to $10,687 or 1.0% of sales for the prior comparable period. Product returns for the six months ended March 31, 2011 and 2010 were primarily attributable to returns in the ordinary course of business. We expect returns relating to normal operations to trend between 1% to 2% of Wholesale/U.S. Nutrition sales in future quarters.

        One customer represented 26% and 28% of the Wholesale/U.S. Nutrition segment's net sales for the six months ended March 31, 2011 and 2010, respectively. It also represented 15% and 17% of consolidated net sales for the six months ended March 31, 2011 and 2010, respectively. The loss of this customer, or any one of our other major customers, would have a material adverse effect on our results of operations if we were unable to replace that customer.

  European Retail

        Net sales for this segment increased $15,548 or 4.6% to $350,556 for the six months ended March 31, 2011. The average exchange rate in the British pound declined 0.3% as compared to the prior comparable period. In local currency, net sales increased 5.1% as compared to the prior comparable period and same store sales increased 1.8% as compared to the prior comparable period.

        The following is a summary of European Retail store activity for the six months ended March 31, 2011 and 2010:

	Successor	Predecessor
	Six months ended March 31,	Six months ended March 31,
European Retail stores:	2011	2010
Company-owned stores
Open at beginning of the period	1,035	1,004
Opened during the period	23	19
Acquired during the period	—	3
Closed during the period	(6)	(6)
Open at end of the period	1,052	1,020
Franchised stores
Open at beginning of the period	22	28
Opened during the period	6	7
Closed during the period	(2)	(3)
Open at end of the period	26	32
Total company-owned and franchised stores
Open at beginning of the period	1,057	1,032
Opened during the period	29	26
Acquired during the period	—	3
Closed during the period	(8)	(9)
Open at end of the period	1,078	1,052

  Direct Response/E-Commerce

        Direct Response/E-Commerce net sales increased $8,335 or 7.1% for the six months ended March 31, 2011 as compared to the prior comparable period, resulting from stronger E-Commerce net sales, which were partially offset by a decline in catalog net sales. E-Commerce net sales comprised 60% of total Direct Response/E-Commerce net sales for the six months ended March 31, 2011 as compared to 54% in the prior comparable period. We believe that we remain the vitamin and nutritional supplements leader in the direct response and e-commerce sectors, and we continue to increase the number of products available via our catalog and websites.

        This segment continues to vary its promotional strategy throughout the fiscal year, utilizing highly promotional catalogs which are not offered in every quarter. Historical results reflect this pattern and therefore this division should be viewed on an annual, and not quarterly, basis.

  North American Retail

        Net sales for this segment increased $5,132 or 4.8% to $111,359 for the six months ended March 31, 2011 as compared to the prior comparable period. An increase in same store sales of 3.1% was the primary reason for the increase in net sales.

        The following is a summary of North American Retail store activity for the six months ended March 31, 2011 and 2010:

	Successor	Predecessor
	Six months ended March 31,	Six months ended March 31,
North American Retail stores:	2011	2010
Vitamin World
Open at beginning of the period	457	442
Opened during the period	2	7
Closed during the period	(13)	(3)
Open at end of the period	446	446
Le Naturiste
Open at beginning of the period	81	86
Opened during the period	—	—
Closed during the period	—	(1)
Open at end of the period	81	85
Total North American Retail
Open at beginning of the period	538	528
Opened during the period	2	7
Closed during the period	(13)	(4)
Open at end of the period	527	531

  Cost of Sales

        Cost of sales for the six months ended March 31, 2011 as compared with the prior comparable period was as follows:

	Successor	Predecessor
	Six months ended March 31,	Six months ended March 31,
	2011	2010	$ change	% change
Cost of sales	$888,057	$792,116	$95,941	12.1%
Percentage of net sales	61.3%	54.4%

        The increase in cost of sales was due to an adjustment of $122,104 to acquired inventory to its fair value as required under purchase accounting in connection with the Acquisition, resulting in a one-time increase in cost of sales as the acquired inventory was sold during the period. Excluding this adjustment, the net decrease in cost of sales was attributable to efficiencies generated in manufacturing and supply chain management brought about by economies of scale, partially offset by higher costs of raw materials. In addition, the six months ended March 31, 2011 had a higher proportion of branded product sales, which traditionally have higher gross profit margins than private label product sales, as compared to the prior comparable period.

        Due to the competitive pressure in the private label business, we anticipate that cost of sales for our private label business as a percentage of net sales will increase in future quarters. This is likely to adversely affect gross profits during the affected periods. To address this issue, we are in the process of implementing additional improvements in supply chain management and we are also increasing our focus on our branded sales.

  Advertising, Promotion and Catalog Expenses

        Total advertising, promotion and catalog expenses for the six months ended March 31, 2011 as compared with the prior comparable period were as follows:

	Successor	Predecessor
	Six months ended March 31,	Six months ended March 31,
	2011	2010	$ change	% change
Advertising, promotion and catalog	$80,052	$79,679	$373	0.5%
Percentage of net sales	5.5%	5.5%

        Advertising, promotion and catalog expense was relatively unchanged, as the increases in website and internet search engine advertising were largely offset by a decrease in television and customer co-operative advertising.

  Selling, General and Administrative Expenses

        SG&A for the six months ended March 31, 2011 as compared with the prior comparable period were as follows:

	Successor	Predecessor
	Six months ended March 31,	Six months ended March 31,
	2011	2010	$ change	% change
Selling, general and administrative	$411,063	$383,324	$27,739	7.2%
Percentage of net sales	28.4%	26.3%

        SG&A increased $14,413 due to higher amortization expense associated with the increased value of trade-names and customer relationship intangible assets recorded in purchase accounting resulting from the Acquisition. In addition, payroll and payroll related costs (including fringe benefits) increased $6,956 as compared to the prior comparable period primarily due to higher sales commissions, increased medical benefits and severance costs. Occupancy costs increased $3,267 and freight costs increased approximately $3,062 primarily due to fuel surcharges.

  Merger Expenses

        Merger expenses during the period consisted of $15,660 in bank financing costs associated with an unused bridge loan, $14,324 for a portion of the transaction fee paid to Carlyle and $13,881 of other Merger-related costs.

  Income from Operations

        Income from operations for the six months ended March 31, 2011 as compared to the prior comparable period was as follows:

	Successor	Predecessor
	Six months ended March 31,	Six months ended March 31,
	2011	2010	$ change	% change
Wholesale/U.S. Nutrition	$136,624	$141,692	$(5,068)	(3.6)%
European Retail	57,612	60,524	(2,912)	(4.8)%
Direct Response/E-Commerce	29,056	34,401	(5,345)	(15.5)%
North American Retail	3,913	2,523	1,390	55.1%
Corporate	(201,537)	(37,948)	(163,589)	(431.1)%

Total	$25,668	$201,192	$(175,524)	(87.2)%

Percentage of net sales	1.8%	13.8%

        The decrease in Wholesale/U.S. Nutrition income from operations was primarily due to higher SG&A costs (primarily increased amortization of intangibles resulting from the Acquisition) partially offset by higher gross profits and a decrease in advertising expense. The decrease in the European Retail segment was the result of higher SG&A costs (primarily occupancy costs) partially offset by higher gross profits. The decrease in the Direct Response/E-Commerce income from operations was primarily due to increased advertising, amortization and freight expenses. The increase in corporate expense in the Corporate segment was caused by the acquired inventory adjustment to cost of sales and the Merger expenses described above.

  Interest Expense

        Interest expense increased due to the senior secured credit facilities and notes entered into in connection with the Merger. Also, during March 2011, we refinanced our senior secured credit facilities. As a result, $20,823 of previously capitalized deferred financing costs were expensed. In addition, $2,394 of the call premium on term loan B and termination costs on interest rate swap contracts of $1,525 were expensed.

  Provision for Income Taxes

        Our provision for income taxes is impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability to utilize state tax credits that expire between 2013 and 2016. Therefore, our overall effective income tax rate could vary as a result of these factors. The effective income tax rate for the six months ended March 31, 2011 and 2010 was 5.9% and 35.0%, respectively. The effective income tax rate was lower for the six months ended March 31, 2011 primarily due to the worldwide pre-tax loss for the six months ended March 31, 2011, which included a domestic loss for which federal and state tax benefits have been recognized as compared to worldwide pre-tax income for the six months ended March 31, 2010 which included domestic income for which federal and state tax was provided for.

Fiscal Year Ended September 30, 2010 Compared to Fiscal Year Ended September 30, 2009

  Net Sales

        Net sales by segment for Fiscal 2010 as compared to the fiscal year ended September 30, 2009 ("Fiscal 2009") were as follows:

	Net Sales by Segment Fiscal year ended September 30,
	2010		2009
Segment	Net Sales	% of total	Net Sales	% of total	$ change	% change
Wholesale/U.S. Nutrition	$1,734,860	61.4%	$1,557,089	60.3%	$177,771	11.4%
European Retail	645,250	22.8%	601,574	23.3%	43,676	7.3%
Direct Response/E-Commerce	233,972	8.3%	221,409	8.6%	12,563	5.7%
North American Retail	212,655	7.5%	201,878	7.8%	10,777	5.3%

Net sales	$2,826,737	100.0%	$2,581,950	100.0%	$244,787	9.5%

  Wholesale/U.S. Nutrition

        Net sales for the Wholesale/U.S. Nutrition segment were $1,734,860 for Fiscal 2010 as compared to $1,557,089 for Fiscal 2009. The increased of $177,771 or 11.4% was primarily attributable to the following:

  •
  $103,225 from domestic branded products, primarily driven by continued growth in key brands such as Nature's Bounty® and the sports nutrition brands (such as Pure Protein® and Body Fortress®),

  •
  $37,122 from domestic private label products, primarily driven by increased sales to existing customers, and

  •
  $37,424 from international sales.

        We continue to adjust shelf space allocation between the U.S. Nutrition brands to provide the best overall product mix and to respond to changing market conditions. These efforts have helped to strengthen U.S. Nutrition's position in the mass market. Wholesale/U.S. Nutrition continues to leverage valuable consumer sales information obtained from our Vitamin World retail stores and Puritan's Pride Direct Response/E-Commerce operations to provide our mass-market customers with data and analyses to drive mass market sales.

        We use targeted promotions to grow overall sales. Promotional programs and rebates were $246,654, or 12.3% of sales for Fiscal 2010 as compared to $174,731, or 9.9% of sales for Fiscal 2009. We expect promotional programs and rebates as a percentage of sales to fluctuate on a quarterly basis.

        Product returns were $25,203 or 1.3% of sales for Fiscal 2010 as compared to $31,514 or 1.8% of sales for Fiscal 2009. The product returns for Fiscal 2010 and Fiscal 2009 were mainly attributable to returns in the ordinary course of business. We expect returns relating to normal operations to trend between 1% to 2% of Wholesale/U.S. Nutrition sales in future quarters.

        One customer, Wal-Mart, represented 27% and 30% of the Wholesale/U.S. Nutrition segment's net sales for Fiscal 2010 and 2009, respectively. It also represented 16% and 18% of consolidated net sales for Fiscal 2010 and 2009, respectively. The loss of this customer, or any of our other major customers, would have a material adverse effect on our results of operations if we were unable to replace that customer.

  European Retail

        Net sales for this segment increased $43,676, or 7.3%, to $645,250 for Fiscal 2010 as compared to Fiscal 2009. Same store sales in U.S. dollars increased 4.3%, or $23,779, for Fiscal 2010 as compared to Fiscal 2009. In local currency, same store sales increased 3.7% as compared to Fiscal 2009. During Fiscal 2010, sixty-seven Julian Graves stores were converted to either Holland & Barrett, GNC (UK) or Nature's Way stores.

        The following is a summary of European Retail store activity for Fiscal 2010 and Fiscal 2009:

	Fiscal 2010	Fiscal 2009
European Retail stores:
Company-owned stores
Open at beginning of the period	1,004	975
Opened during the period	43	28
Acquired during the period	6	3
Closed during the period	(18)	(2)
Open at end of the period	1,035	1,004
Franchised stores
Open at beginning of the period	28	22
Opened during the period	8	9
Closed during the period	(14)	(3)
Open at end of the period	22	28
Total company-owned and franchised stores
Open at beginning of the period	1,032	997
Opened during the period	51	37
Acquired during the period	6	3
Closed during the period	(32)	(5)
Open at end of the period	1,057	1,032

  Direct Response/E-Commerce

        Direct Response/E-Commerce net sales increased $12,563, or 5.7%, for Fiscal 2010 as compared to Fiscal 2009. The total number of orders increased approximately 9% and the average order size remained consistent for Fiscal 2010 as compared to Fiscal 2009. On-line net sales comprised 50% of this segment's net sales for Fiscal 2010 as compared to 47% for Fiscal 2009.

        This division continues to vary its promotional strategy throughout the fiscal year, utilizing highly promotional catalogs which are not offered in every quarter. Historical results reflect this pattern and therefore this division should be viewed on an annual, and not quarterly, basis.

  North American Retail

        Net sales for this segment increased $10,777, or 5.3%, to $212,655 for Fiscal 2010 as compared to Fiscal 2009. Same store sales increased 4%, representing $7,987 of the overall increase in net sales. Same-store sales growth was driven by strong performance at the Vitamin World stores, as the business continues to benefit from updated in-store signage, SKU rationalization and a shift in the promotional strategy to an everyday low price rather than special savings days, which was the strategy in prior years.

        The following is a summary of North American Retail store activity for Fiscal 2010 and Fiscal 2009:

	Fiscal 2010	Fiscal 2009
North American Retail stores:
Vitamin World
Open at beginning of the period	442	441
Opened during the period	21	9
Closed during the period	(6)	(8)
Open at end of the period	457	442
Le Naturiste
Open at beginning of the period	86	81
Opened during the period	—	6
Closed during the period	(5)	(1)
Open at end of the period	81	86
Total North American Retail
Open at beginning of the period	528	522
Opened during the period	21	15
Closed during the period	(11)	(9)
Open at end of the period	538	528

  Cost of Sales

        Cost of sales for Fiscal 2010 as compared to Fiscal 2009 was as follows:

	Fiscal year ended September 30,
	2010	2009	$ Change	% Change
Cost of Sales	$1,521,555	$1,458,437	$63,118	4.3%
Percentage of net sales	53.8%	56.5%

        Cost of sales as a percentage of net sales was 53.8% for Fiscal 2010 as compared to 56.5% for Fiscal 2009. Fiscal 2009 was affected by historically high levels of raw material and other manufacturing costs that were not offset by higher prices charged to customers. Fiscal 2010 experienced a more stable raw materials environment as well as efficiencies generated in manufacturing and supply chain management brought about by economies of scale. In addition, Fiscal 2010 had a higher proportion of branded product sales as compared to Fiscal 2009, which traditionally have higher profit margins.

        Due to the competitive pressure in the private label business, we anticipate that cost of sales for our private label business as a percentage of net sales will increase in future quarters. This should adversely affect gross profits during this period. To address this issue, we are in the process of implementing additional improvements in supply chain management and we are also increasing our focus on our branded sales.

  Advertising, Promotion and Catalog Expenses

        Total advertising, promotion and catalog expenses for Fiscal 2010 as compared to Fiscal 2009 were as follows:

	Fiscal year ended September 30,
	2010	2009	$ Change	% Change
Advertising, promotion and catalog	$137,556	$110,098	$27,458	24.9%
Percentage of net sales	4.9%	4.3%

        The increase in advertising, promotion and catalog expense is primarily due to an increase in customer co-operative advertising of $11,883. In addition, domestic television advertising for some of our major brands increased $4,508 and internet advertising increased approximately $5,107.

  Selling, General and Administrative Expenses

        SG&A for Fiscal 2010 as compared to Fiscal 2009 were as follows:

	Fiscal year ended September 30,
	2010	2009	$ Change	% Change
SG&A	$767,946	$737,786	$30,160	4.1%
Percentage of net sales	27.2%	28.6%

        SG&A costs increased due to higher payroll and payroll related costs of approximately $13,499 and higher rent and related utilities expenses of approximately $6,167 primarily associated with new store openings in the European Retail segment. In addition, freight costs increased approximately $5,231 for Fiscal 2010 as compared to Fiscal 2009. Also, during Fiscal 2010, we recorded a charge of $3,533 for the write-down of an intangible asset associated with a contract manufacturing agreement that is not expected to be renewed.

  Merger Expenses

        In connection with the Acquisition described above, we incurred charges of $45,903 in Fiscal 2010. These charges consisted of $29,761 primarily related to legal and professional advisory services and $16,142 of incremental stock-based compensation expense as a result of the mandatory acceleration of vesting of all unvested stock options and restricted stock units in connection with the Acquisition. Of these total expenses, $38,123 were contingent upon the closing of the Acquisition.

  Income from Operations

        Income from operations for Fiscal 2010 as compared to Fiscal 2009 was as follows:

	Fiscal year ended September 30,
	2010	2009	$ Change	% Change
Wholesale/U.S. Nutrition	$292,991	$180,660	$112,331	62.2%
European Retail	100,865	89,747	11,118	12.4%
Direct Response/E-Commerce	68,018	57,442	10,576	18.4%
North American Retail	10,031	1,420	8,611	606.4%
Corporate	(118,128)	(65,358)	(52,770)	80.7%

Total	$353,777	$263,911	$89,866	34.1%

Percentage of net sales	12.5%	10.2%

        The increase in Wholesale/U.S. Nutrition income from operations in Fiscal 2010 was primarily due to higher sales and gross profits partially offset by higher advertising expenses. The increase in the European Retail segment was related to the increase in sales partially offset by higher SG&A costs (primarily payroll and store occupancy costs). The increase in Direct Response/E-Commerce and North American Retail income from operations was primarily due to higher sales and gross profits. In addition, the Direct Response/E-Commerce, European Retail and North American Retail segments in Fiscal 2009 included a write-off for IT project termination costs that did not recur in Fiscal 2010. The increase in the expenses included in the Corporate segment related to the Merger expenses described above as well as an increase in payroll and payroll related costs.

  Interest Expense

        Interest expense decreased $4,687 in Fiscal 2010 as compared to Fiscal 2009 due to lower principal balances outstanding on our term loan.

  Miscellaneous, net

        The components of miscellaneous, net in Fiscal 2010 and Fiscal 2009 were as follows:

	Fiscal year ended September 30,
	2010	2009	$ Change
Foreign exchange (losses) gains	$1,108	$(3,595)	$4,703
Investment income	711	1,134	(423)
Rental income	581	1,650	(1,069)
Other	1,733	750	983

Total	$4,133	$(61)	$4,194

        Miscellaneous, net increased in Fiscal 2010 primarily due to unrealized foreign exchange gains on intercompany balances for Fiscal 2010 as compared to unrealized foreign exchange losses in Fiscal 2009.

  Provision for Income Taxes

        Our provision for income taxes was impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability to utilize state tax credits that expire between 2013 and 2016. Therefore, our overall effective income tax rate could vary as a result of these factors. The effective income tax rate for Fiscal 2010 was 34.8%, compared to 36.4% in the prior fiscal year. The Fiscal 2010 effective tax rate is lower than the Fiscal 2009 effective tax primarily due to a higher domestic production deduction in Fiscal 2010 as well as a decrease in foreign losses for which a valuation allowance was recorded.

Fiscal Year Ended September 30, 2009 Compared to Fiscal Year Ended September 30, 2008

  Net Sales

        Net sales by segment for Fiscal 2009 as compared to the fiscal year ended September 30, 2008 ("Fiscal 2008") were as follows:

	Net Sales by Segment Fiscal year ended September 30,
	2009		2008
Segment	Net Sales	% of total	Net Sales	% of total	$ change	% change
Wholesale/U.S. Nutrition	$1,557,089	60.3%	$1,160,486	53.2%	$396,603	34.2%
European Retail	601,574	23.3%	600,463	27.6%	1,111	0.2%
Direct Response/E-Commerce	221,409	8.6%	210,506	9.7%	10,903	5.2%
North American Retail	201,878	7.8%	208,014	9.5%	(6,136)	-2.9%

Net sales	$2,581,950	100.0%	$2,179,469	100.0%	$402,481	18.5%

  Wholesale/U.S. Nutrition

        Net sales for the Wholesale/U.S. Nutrition segment increased $396,603, or 34.2%, to $1,557,089 for Fiscal 2009. This increase was due to higher net sales of domestic private label products, approximately $361,326 resulting primarily from our acquisition of Leiner in Fiscal 2008 and a re-allocation of shelf space at a major customer. The remaining increase was attributable to an increase in domestic branded and international revenue of $57,471, due to increased sales from existing customers, new product introductions and promotions partially offset by the above mentioned re-allocation of shelf space at a major customer.

        We historically have used targeted promotions to grow overall sales. Promotional programs and rebates were $174,731, or 9.9% of sales for Fiscal 2009 as compared to $125,013, or 9.6% of sales for Fiscal 2008. Historically, promotional programs and rebates as a percentage of sales have fluctuated on a quarterly basis.

        Product returns were $31,514 or 1.8% of sales for Fiscal 2009 as compared to $21,506 or 1.6% of sales for Fiscal 2008. The product returns for Fiscal 2009 and Fiscal 2008 were mainly attributable to returns in the ordinary course of business.

        One customer, Wal-Mart, represented 30% and 22% of the Wholesale/U.S. Nutrition segment's net sales for Fiscal 2009 and 2008, respectively. It also represented 18% and 12% of consolidated net sales for Fiscal 2009 and 2008, respectively.

  European Retail

        Net sales for this segment increased $1,111, or 0.2%, to $601,574 for Fiscal 2009. Overall, European Retail net sales were negatively affected by significant unfavorable foreign currency translation in Fiscal 2009 (the dollar depreciated 21.4% against the pound) which was offset by increased net sales from the acquisition of Julian Graves in Fiscal 2008 and additional stores opened during Fiscal 2009. Same store sales in U.S. dollars decreased 20.2%, or $118,231, as compared to Fiscal 2008. In local currency, same store sales increased 1.5% as compared to Fiscal 2008. In addition, the acquisition of Julian Graves contributed an increase in net sales of $107,662 as compared to its post-acquisition net sales of $4,890 during the last fourteen days of Fiscal 2008.

        The following is a summary of European Retail store activity for Fiscal 2009 and 2008:

	Fiscal 2009	Fiscal 2008
European Retail stores:
Company-owned stores
Open at beginning of the period	975	604
Opened during the period	28	21
Acquired during the period	3	350
Closed during the period	(2)	—
Open at end of the period	1,004	975
Franchised stores
Open at beginning of the period	22	22
Opened during the period	9	—
Closed during the period	(3)	—
Open at end of the period	28	22
Total company-owned and franchised stores
Open at beginning of the period	997	626
Opened during the period	37	21
Acquired during the period	3	350
Closed during the period	(5)	—
Open at end of the period	1,032	997

  Direct Response/E-Commerce

        Direct Response/E-Commerce net sales increased $10,903, or 5.2%, for Fiscal 2009. The total number of orders decreased approximately 13% and the average order size increased approximately 18% for Fiscal 2009 as compared to Fiscal 2008. On-line net sales comprised 47% of this segment's net sales for Fiscal 2009 as compared to 44% for Fiscal 2008.

        This division historically has varied its promotional strategy throughout the fiscal year, utilizing highly promotional catalogs which are not offered in every quarter. Historical results reflect this pattern and therefore this division should be viewed on an annual, and not quarterly, basis.

  North American Retail

        Net sales for this segment decreased $6,136, or 2.9%, to $201,878 for Fiscal 2009. Same store sales decreased 2%, representing $4,236 of the overall decline in net sales. This decline in net sales was partially attributable to a shift in our Vitamin World stores strategy in Fiscal 2009 from reliance on promotional discounting to drive sales to an everyday low price for its customers.

        The following is a summary of North American Retail store activity for Fiscal 2009 and 2008:

	Fiscal 2009	Fiscal 2008
North American Retail stores:
Vitamin World
Open at beginning of the period	441	457
Opened during the period	9	8
Closed during the period	(8)	(24)
Open at end of the period	442	441
Le Naturiste
Open at beginning of the period	81	80
Opened during the period	6	1
Closed during the period	(1)	—
Open at end of the period	86	81
Total North American Retail
Open at beginning of the period	522	537
Opened during the period	15	9
Closed during the period	(9)	(24)
Open at end of the period	528	522

  Cost of Sales

        Cost of sales for Fiscal 2009 as compared to Fiscal 2008 was as follows:

	Fiscal year ended September 30,
	2009	2008	$ Change	% Change
Cost of Sales	$1,458,437	$1,102,169	$356,268	32.3%
Percentage of net sales	56.5%	50.6%

        Cost of sales as a percentage of net sales increased to 56.5% for Fiscal 2009 as compared to 50.6% for Fiscal 2008. This increase was mainly due to a larger concentration of sales of private label products from the Leiner acquisition. Private label products traditionally have a lower margin. In addition, historically high raw material costs for certain products which were not offset by higher prices charged to customers, as well as higher promotional activity and the integration of the Leiner operations, increased our cost of sales for the first half of Fiscal 2009. In Fiscal 2009, we continued our focus on store modernization, SKU rationalization and a refined promotional strategy at our retail locations. This focus contributed to lower cost of sales for some retail locations.

  Advertising, Promotion and Catalog Expenses

        Total advertising, promotion and catalog expenses for Fiscal 2009 as compared to Fiscal 2008 were as follows:

	Fiscal year ended September 30,
	2009	2008	$ Change	% Change
Advertising, promotion and catalog	$110,098	$140,479	$(30,381)	-21.6%
Percentage of net sales	4.3%	6.4%

        The decrease in advertising, promotion and catalog expense was due to a decrease in the domestic television and radio campaigns of $7,376, a decrease in magazine and newspaper advertising of $10,179 for some of our leading brands, as well as lower catalog costs of $4,069 and lower internet advertising costs of $6,352. Offsetting these decreases was an increase in advertising for new promotions through free-standing inserts in newspapers and magazines of $1,977. Our international operations increased advertising spending on television and national newspapers. This increase was offset by the effect of foreign currency translation (principally the lower British pound).

  Selling, General and Administrative Expenses

        SG&A for Fiscal 2009 as compared to Fiscal 2008 were as follows:

	Fiscal year ended September 30,
	2009	2008	$ Change	% Change
SG&A	$737,786	$700,209	$37,577	5.4%
Percentage of net sales	28.6%	32.1%

        SG&A costs increased primarily due to costs associated with the acquisitions of Leiner and Julian Graves in Fiscal 2008. These added costs included higher payroll and related costs, one-time legal costs incurred in connection with the review of the Julian Graves acquisition by the Competition Commission in the U.K., as well as higher rent and building occupancy costs. Total SG&A costs in Fiscal 2009, as a result of the Julian Graves acquisition were $61,569. Other cost increases that were incurred in Fiscal 2009 included freight, which increased by $7,802, and depreciation and amortization, which increased by $5,853. Offsetting these increased costs were decreases resulting from foreign currency translation as well as lower consulting and outside service costs.

  IT Project Termination Costs

        During Fiscal 2009, management determined certain information technology projects relating to the Direct Response, North American Retail and European Retail segments would be terminated as they were deemed to be ineffective and uneconomical. As a result, we recorded a charge for previously capitalized software configuration and other related costs of $11,718, which is net of a $7,055 recovery in the fourth quarter due to favorable negotiations with a service provider associated with this project.

  Income from Operations

        Income from operations for Fiscal 2009 as compared to Fiscal 2008 was as follows:

	Fiscal year ended September 30,
	2009	2008	$ Change	% Change
Wholesale/U.S. Nutrition	$180,660	$158,195	$22,465	14.2%
European Retail	89,747	121,941	(32,194)	-26.4%
Direct Response/E-Commerce	57,442	28,197	29,245	103.7%
North American Retail	1,420	(2,816)	4,236	-150.4%
Corporate	(65,358)	(68,905)	3,547	-5.1%

Total	$263,911	$236,612	$27,299	11.5%

Percentage of net sales	10.2%	10.9%
        The increase in Wholesale/U.S. Nutrition income from operations was primarily due to higher sales and lower advertising costs partially offset by higher cost of sales, higher payroll and related costs and higher freight costs. Lower income from operations in the European Retail segment was due to higher

SG&A costs associated with the Julian Graves acquisition as well as IT project termination costs. The European Retail segment was also adversely impacted by foreign currency translation, primarily the decline in the value of the British pound. The increase in the Direct Response/E-Commerce income from operations was due to lower cost of sales, as well as lower SG&A and advertising, promotion and catalog expenses, which were partially offset by IT project termination costs. The increase in the North American Retail income from operations was primarily due to lower cost of sales and SG&A expenses, partially offset by higher advertising costs and IT project termination costs.

  Interest Expense

        Interest expense increased $16,243 to $34,882 for Fiscal 2009 as compared to $18,639 for Fiscal 2008 primarily due to the borrowings outstanding under the $300,000 term loan entered into during the fourth quarter of Fiscal 2008 in connection with the Leiner acquisition.

  Miscellaneous, net

        The components of miscellaneous, net during Fiscal 2009 and Fiscal 2008 were as follows:

	Fiscal year ended September 30,
	2009	2008	$ Change
Foreign exchange gains	$(3,595)	$3,038	$(6,633)
Investment income	1,134	8,016	(6,882)
Rental income	1,650	1,743	(93)
Other	750	270	480

Total	$(61)	$13,067	$(13,128)

        Miscellaneous, net decreased primarily due to unrealized foreign exchange losses on intercompany balances for Fiscal 2009 associated with the strengthening of the U.S. dollar against the British pound and Canadian dollar as compared to unrealized foreign exchange gains in Fiscal 2008 as well as lower investment income earned on lower cash and investment balances.

  Provision for Income Taxes

        Our provision for income taxes was impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability to utilize state tax credits that expire between 2013 and 2016. Therefore, our overall effective income tax rate could vary as a result of these factors. The effective income tax rate for Fiscal 2009 was 36.4%, compared to 33.7% in the prior fiscal year. The Fiscal 2009 effective tax rate is higher than the Fiscal 2008 effective tax rate due to higher state income taxes resulting from an increase in domestic income and losses attributable to certain foreign subsidiaries for which no benefit has been recognized.

Liquidity and Capital Resources

        Our primary sources of liquidity and capital resources are cash generated from operations and funds available under our revolving credit facility. We expect that ongoing requirements for debt service and capital expenditures will be funded from these sources of funds.

        On October 1, 2010 we entered into senior secured credit facilities totaling $2,000,000, consisting of $1,750,000 term loan facilities and a $250,000 revolving credit facility. In addition, we issued $650,000 of outstanding notes with an interest rate of 9% and a maturity date of October 1, 2018.

        On March 1, 2011, NBTY, Holdings, Barclays Bank PLC, as administrative agent and several other lenders entered into the Refinancing pursuant to which we repriced our loans and amended certain other terms under our existing Credit Agreement. Under the terms of the Refinancing, the original $250,000 term loan A and $1,500,000 term loan B were replaced with a new $1,750,000 term loan B-1 and the $250,000 revolving credit facility was modified to $200,000. Borrowings under term loan B-1 bear interest at a floating rate which can be, at our option, either (i) Eurodollar rate plus an applicable margin or, (ii) base rate plus an applicable margin, in each case, subject to a Eurodollar rate floor of 1.00% or a base rate floor of 2.00%, as applicable. The applicable margin for term loan B-1 and the revolving credit facility is 3.25% per annum for Eurodollar loans and 2.25% per annum for base rate loans, with a step-down in rate for the revolving credit facility upon the achievement of a certain total senior secured leverage ratio. Substantially all other terms are consistent with the original term loan B, including the amortization schedule of term loan B-1 and maturity dates.

        In addition, the terms of the Refinancing require the maintenance of a maximum total senior secured leverage ratio on a quarterly basis, calculated with respect to Consolidated EBITDA, as defined therein, if at any time amounts are outstanding under the revolving credit facility (including swingline loans and letters of credit). During the six months ended March 31, 2011, no amounts were outstanding under the revolving credit facility. All other financial covenants required by the senior secured credit facilities were removed as part of the Refinancing.

        As a result of the Refinancing, $20,823 of previously capitalized deferred financing costs were expensed. In addition, $2,394 of the call premium on term loan B and termination costs on interest rate swap contracts of $1,525 were expensed. Financing costs capitalized in connection with the Refinancing of $24,320, consisting of bank fees of $11,714 and the remaining portion of the call premium on term loan B of $12,606, will be amortized over the remaining term using the effective interest rate method. We anticipate that cash interest over the twelve months following the Refinancing will be lower by an estimated $34,000.

        The indenture and the senior secured credit facilities contain a number of covenants imposing significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on us include limitations on our ability to:

  •
  incur or guarantee additional indebtedness;

  •
  make certain investments;

  •
  pay dividends or make distributions on our capital stock;

  •
  sell assets, including capital stock of restricted subsidiaries;

  •
  agree to payment restrictions affecting our restricted subsidiaries;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

  •
  enter into transactions with our affiliates;

  •
  incur liens; and

  •
  designate any of our subsidiaries as unrestricted subsidiaries.

        Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our ability to generate cash in the future. We believe that our cash on hand, together with cash from operations and, if required, borrowings under the revolving credit facility, will be sufficient for our cash requirements for the next twelve months.

        The following table sets forth, for the periods indicated, cash balances and working capital:

	Successor	Predecessor
	As of March 31, 2011	As of September 30, 2010
Cash and cash equivalents	$223,984	$346,483
Working capital (including cash and cash equivalents)	$773,482	$849,338

        The following table sets forth, for the periods indicated, net cash flows provided by (used in) operating, investing and financing activities and other operating measures:

	Successor	Predecessor
	For the six months ended March 31,	For the six months ended March 31,
	2011	2010
Cash flow provided by operating activities	$82,799	$157,436
Cash flow used in investing activities	$(4,014,391)	$(23,010)
Cash flow provided by (used in) financing activities	$3,807,095	$(21,265)
Inventory turnover	2.3	2.4
Days sales (Wholesale) outstanding in accounts receivable	30	35

        We monitor current and anticipated future levels of cash and cash equivalents in relation to anticipated operating, financing and investing requirements. Cash and cash equivalents held by our foreign subsidiaries are subject to U.S. income taxes upon repatriation to the U.S. We generally repatriate all earnings from our foreign subsidiaries where permitted under local law. However, during Fiscal 2010, we permanently reinvested a portion of our foreign earnings outside of the U.S.

        The decrease in working capital of $75,856 at March 31, 2011 as compared to September 30, 2010 was primarily due to decreased cash balances partially offset by decreases in payables and the current portion of debt.

        Cash provided by operating activities during the six-month period ended March 31, 2011 was mainly attributable to income from operations excluding depreciation and amortization and other non-cash charges.

        During the six-month period ended March 31, 2011, cash flows used in investing activities consisted of cash paid for acquisitions and the purchases of property, plant and equipment.

        For the six-month period ended March 31, 2011, cash flows provided by financing activities consisted of proceeds from borrowings and capital contributions, offset by payments for financing fees and principal payments under capital lease obligations.

Consolidated EBITDA

        EBITDA consists of earnings before interest expense, taxes, depreciation and amortization. Consolidated EBITDA, as defined in our senior secured credit facilities, as amended, eliminates the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. Consolidated EBITDA is a component of a covenant under our senior secured secured credit facilities. We present EBITDA and Consolidated EBITDA because we consider these items to be important supplemental measures of our performance and believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries with similar capital structures. We believe issuers of debt securities also present EBITDA and Consolidated EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe that these items are appropriate supplemental measures of debt service capacity, because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; and depreciation and amortization are non-cash charges.

        EBITDA and Consolidated EBITDA have limitations as analytical tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

  •
  EBITDA and Consolidated EBITDA:

  •
  exclude certain tax payments that may represent a reduction in cash available to us;

  •
  do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  do not reflect changes in, or cash requirements for, our working capital needs; and

  •
  do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt, including the notes;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Consolidated EBITDA do not reflect any cash requirements for such replacements; and

  •
  other companies in our industry may calculate EBITDA and Consolidated EBITDA differently than we do, limiting their usefulness as comparative measures.

        Because of these limitations, EBITDA and Consolidated EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Consolidated EBITDA only supplementally.

        In addition, in calculating Consolidated EBITDA, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate.

        In addition, in evaluating Consolidated EBITDA, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of Consolidated EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

        The following table reconciles net (loss) income to EBITDA and Consolidated EBITDA:

	Six months ended March 31, 2011 Successor	Fiscal year ended September 30, 2010 Predecessor
Net (loss) income	$(83,598)	$213,670
Interest expense	116,788	30,195
Income tax (benefit) expense	(5,264)	114,045
Depreciation and amortization	50,813	66,804

EBITDA	78,739	424,714
Merger related costs(a)	43,865	45,903
Inventory fair value adjustment(b)	122,104	—
Severance costs(c)	1,611	2,897
Stock-based compensation(d)	686	6,967
Management fee(e)	1,500	—
Public company costs(f)	—	1,068
Asset impairment(g)	—	9,057
Other non-recurring items(h)	2,919	8,150

Consolidated EBITDA	$251,424	$498,756

(a)
For the six months ended March 31, 2011, reflects the exclusion of costs incurred in connection with the Transactions, including $15,660 of financing costs associated with an unused bridge loan, $14,324 representing the portion of the one-time sponsor transaction fee and $13,881 relating other Merger-related costs. For the year ended September 30, 2010, reflects costs incurred in connection with the Transactions, including legal and professional advisory services of $26,257, incremental stock based compensation expense as a result of the mandatory acceleration of vesting of all unvested stock options and restricted stock units of $16,142 and other associated costs of $3,504.

(b)
Reflects the exclusion of the sell-through of the increased fair value of opening inventory at acquisition required under purchase accounting.

(c)
Reflects the exclusion of severance costs incurred at various subsidiaries of the Company.

(d)
Reflects the exclusion of non-cash expenses related to stock options.

(e)
Reflects the exclusion of the Carlyle management fee.

(f)
Reflects the exclusion of costs expected to be reduced or eliminated as a result of becoming a private company. These costs include a lower premium on the Company's directors' and officers' insurance and lower shareholder relations expenses.

(g)
Reflects the exclusion of non-cash asset impairments, including $5,524 for the write-down of idle equipment in Augusta, Georgia and $3,533 for the write-down of the Company's contract manufacturing agreement with Bayer.

(h)
Reflects the exclusion of non-recurring items that were not material.

Off-Balance Sheet Arrangements

        We have no off-balance sheet arrangements. For additional information relating to certain contractual cash obligations see below.

Contractual Obligations

        A summary of contractual obligations as of March 31, 2011 is as follows:

	Payments Due By Period
	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term debt, excluding interest	$2,395,730	$17,604	$35,001	$35,000	$2,308,125
Interest	950,963	142,583	279,954	270,288	258,138
Operating leases	742,680	119,234	196,281	142,989	284,176
Purchase commitments	180,808	180,808	—	—	—
Capital commitments	9,064	9,064	—	—	—

Total contractual cash obligations	$4,279,245	$469,293	$511,236	$448,277	$2,850,439

        Future interest expense included in the above table on our variable rate debt is calculated based on the current rate in effect after the Refinancing. Variable interest on our senior secured credit facilities, included in the above table, is calculated assuming the current interest rate following the Refinancing of 4.25% (which assumes a 3.25% spread over the Eurodollar floor of 1.00%) remains in effect for all future periods. To the extent future Eurodollar rates are greater than 1.00%, actual future interest expense will be greater than noted in the above table.

        We conduct retail operations under operating leases, which generally have lease terms between 5-15 years, with the longest lease term expiring in 2039. Some of the leases contain escalation clauses, as well as renewal options, and provide for contingent rent based upon sales plus certain tax and maintenance costs. At March 31, 2011, we had $742,680 in future minimum rental payments (excluding real estate tax and maintenance costs) for retail locations and other leases that have initial or noncancelable lease terms in excess of one year.

        We were committed to make future purchases for inventory related items, such as raw materials and finished goods, under various purchase arrangements, some of which extend beyond one year, with fixed price provisions aggregating $180,808 at March 31, 2011. Generally, most of our purchase commitments are cancelable at our discretion until the order has been shipped, but require repayment of all expenses incurred through the date of cancellation.

        We had $9,064 in open capital commitments at March 31, 2011, primarily related to new stores, building improvements and manufacturing equipment.

        At March 31, 2011, we had a liability of $9,626 for unrecognized tax benefits, the recognition of which would have an effect of $7,004 on income tax expense and the effective income tax rate. We do not believe that the amount will change significantly in the next 12 months. At this time, we are unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months due to uncertainties in the timing of tax audit outcomes.

Seasonality

        Although we believe that our business is not seasonal in nature, historically, we have experienced, and expect to continue to experience, a substantial variation in our net sales and operating results from quarter to quarter. The factors that influence this variability of quarterly results include general economic and industry conditions affecting consumer spending, changing consumer demands and current news on nutritional supplements, the timing of our introduction of new products, promotional program incentives offered to customers, the timing of catalog promotions, the level of consumer acceptance of new products and actions of competitors. Accordingly, a comparison of our results of operations from consecutive periods is not necessarily meaningful, and our results of operations for any period are not necessarily indicative of future performance. Additionally, we may experience higher net sales in a quarter depending upon when we have engaged in significant promotional activities.

Foreign Currency

        Approximately 29%, 29% and 33% of our net sales for Fiscal 2010, 2009 and 2008, respectively, were denominated in currencies other than U.S. dollars, principally British pounds sterling and, to a lesser extent, euros, Canadian dollars and Chinese yuan. A significant weakening of such currencies versus the U.S. dollar could have a material adverse effect on us, as this would result in a decrease in our consolidated operating results.

        Foreign subsidiaries accounted for the following percentages of total assets and total liabilities as of September 30, 2010 and 2009:

	2010	2009
Assets	26%	26%
Total liabilities	16%	13%

        In preparing the consolidated financial statements, the financial statements of the foreign subsidiaries are translated from the functional currency, generally the local currency, into U.S. dollars. This process results in exchange rate gains and losses, which are included as a separate component of stockholders' equity under the caption "Accumulated other comprehensive income."

        During Fiscal 2010, 2009 and 2008, translation losses of ($4,603), ($16,129) and ($28,335), respectively, were included in determining other comprehensive income. Accordingly, cumulative translation (losses) gains of approximately ($1,730) and $2,856 were included as part of accumulated other comprehensive income within the consolidated balance sheet at September 30, 2010 and 2009, respectively.

        The magnitude of these gains or losses depends on movements in the exchange rates of the foreign currencies against the U.S. dollar. These currencies include the British pound sterling, the euro, the Canadian dollar and the Chinese yuan. Any future translation gains or losses could be significantly different than those noted in each of these years.

Inflation

        Inflation affects the cost of raw materials, goods and services we use. High energy costs and fluctuations in commodity prices can affect the cost of all raw materials and components. The competitive environment limits our ability to recover higher costs resulting from inflation by raising prices. However, we anticipate passing these costs to our customers, to the extent possible. We seek to mitigate the adverse effects of inflation primarily through improved productivity and strategic buying initiatives.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These judgments can be subjective and complex, and consequently actual results could differ materially from those estimates and assumptions. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. As with any set of assumptions and estimates, there is a range of reasonably likely amounts that may be reported.

        The following critical accounting policies have been identified as those that affect the more significant judgments and estimates used in the preparation of the consolidated financial statements.

Revenue Recognition

        We recognize product revenue when title and risk of loss have transferred to the customer, there is persuasive evidence of an arrangement to deliver a product, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. The delivery terms for most sales within the Wholesale and Direct Response segments are F.O.B. destination. Generally, title and risk of loss transfer to the customer at the time the product is received by the customer. With respect to our retail store operations, we recognize revenue upon sale of products to customers. Net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns, and other promotional program incentive allowances.

Allowance for Sales Returns

        Estimates for sales returns are based on a variety of factors, including actual return experience of specific products or similar products. We are able to make reasonable and reliable estimates of product returns based on our 38-year history in this business. We also review our estimates for product returns based on expected return data communicated to us by customers. Additionally, we monitor the levels of inventory at our largest customers to avoid excessive customer stocking of merchandise. Allowances for returns of new products are estimated by reviewing data of any prior relevant new product introduction return information. We also monitor the buying patterns of the end-users of our products based on sales data received by our retail outlets in North America and Europe. Historically, the difference in the amount of actual returns compared to our estimate has not been significant.

Promotional Program Incentive Allowance

        We estimate our allowance for promotional program incentives based on specific outstanding marketing programs and historical experience. The allowance for sales incentives offered to customers is based on various contractual terms or other arrangements agreed to in advance with certain customers. Generally, customers earn such incentives as they achieve sales volumes. We accrue these incentives as a reduction to sales either at the time of sale or over the period of time in which they are earned, depending on the nature of the program. Incentives for co-operative advertising, meeting specific criteria, are charged to advertising expense. Historically, we have not experienced material adjustments to the estimate of our promotional program incentive allowance and we do not expect that there will be a material change in the future estimates and assumptions we use.

Allowance for Doubtful Accounts

        We perform on-going credit evaluations of our customers and adjust credit limits based upon payment history and the customers' current creditworthiness, as determined by our review of current credit information. We estimate bad debt expense based upon historical experience as well as customer collection issues to adjust the carrying amount of the related receivable to its estimated realizable value. While such bad debt expense has historically been within expectations and allowances established, we cannot guarantee that we will continue to experience the same credit loss rates that we had in the past. If the financial condition of one or more of our customers were to deteriorate, additional bad debt expense may be required.

Inventories

        Inventories are stated at the lower of cost (first-in first-out method) or market. The cost elements of inventories include materials, labor and overhead. We use standard costs for labor and overhead and periodically adjust those standards. In evaluating whether inventories are stated at the lower of cost or market, we consider such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. Based on this evaluation, we record an adjustment to cost of goods sold to reduce inventories to net realizable value. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, customer demand or competition differ from expectations.

Long-Lived Assets

        We evaluate the need for an impairment charge relating to long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We consider the following to be some examples of important indicators that may trigger an impairment review: (i) a history of cash flow losses at retail stores; (ii) significant changes in the manner or use of the acquired assets in our overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in our stock price for a sustained period of time; and (vi) regulatory changes.

        Goodwill is tested for impairment annually, or more frequently if impairment indicators are present. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. These evaluations require the use of judgment as to the effects of external factors and market conditions on our operations, and they require the use of estimates in projecting future operating results. If actual external conditions or future operating results differ from our judgments, impairment charges may be necessary to reduce the carrying value of the subject assets. The estimated fair value of an asset could vary, depending upon the different valuation methods employed, as well as assumptions made. This may result in an impairment of goodwill. An impairment charge would reduce operating income in the period it was determined that the charge was needed. We test goodwill annually as of September 30, the last day of our fourth fiscal quarter, unless an event occurs that would cause us to believe the value is impaired at an interim date. No impairment adjustments were deemed necessary as a result of the September 30, 2010, 2009 and 2008 goodwill impairment testing. We have historically used a combination of the income and market approaches to estimate the fair value of our reporting units. A market approach was used for the impairment test as of September 30, 2010 based on the market price generated as a result of the Acquisition on October 1, 2010. A 10% change in the estimate of fair value would not impact our assessment.

Stock-Based Compensation

        We record the fair value of stock-based compensation awards as an expense over the vesting period on a straight-line basis. To determine the fair value of stock options on the date of grant, we apply the Black-Scholes-Merton option-pricing model, including an estimate of forfeitures. Inherent in this model are assumptions related to expected stock-price volatility, risk-free interest rate, expected life and dividend yield. Expected stock-price volatility is based on the historical daily price changes of the underlying stock, during the time our stock was publicly traded, which are obtained from public data sources. The risk-free interest rate is based on U.S. Treasury issues with a term equal to the expected life of the option. We use historical data to estimate expected dividend yield, expected life and forfeiture rates.

Income Taxes

        We record the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as tax credit carrybacks and carryforwards. We periodically review the recoverability of deferred tax assets recorded on the balance sheet and provide valuation allowances as we deem necessary to reduce such deferred tax assets to the amount that will, more likely than not, be realized. We make judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. In our opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Accruals for Litigation and Other Contingencies

        We are subject to legal proceedings, lawsuits and other claims related to various matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. We determine the amount of reserves needed, if any, for each individual issue based on our knowledge and experience and discussions with legal counsel. These reserves may change in the future due to new developments in each matter (including the enactment of new laws), the ultimate resolution of each matter or changes in approach, such as a change in settlement strategy. In some instances, we may be unable to make a reasonable estimate of the liabilities that may result from the final resolution of certain contingencies disclosed and accordingly, no reserve is recorded until such time that a reasonable estimate may be made.

Quantitative and Qualitative Disclosures About Market Risk

        We are subject to currency fluctuations, primarily with respect to the British pound, the euro, the Canadian dollar and the Chinese yuan, and interest rate risks that arise from normal business operations. We regularly assess these risks.

        We have subsidiaries whose operations are denominated in foreign currencies (primarily the British pound, the euro, the Canadian dollar and the Chinese yuan). We consolidate the earnings of our international subsidiaries by translating them into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar weakens against foreign currencies, the remeasurement of these foreign currency denominated transactions results in increased net sales, operating expenses and net income. Similarly, our net sales, operating expenses and net income will decrease when the U.S. dollar strengthens against foreign currencies.

        To manage the potential exposure from adverse changes in currency exchange rates, specifically the British pound, arising from our net investment in British pound denominated operations, on December 16, 2010, we entered into three cross currency swap contracts to hedge a portion of the net investment in our British pound denominated foreign operations. The aggregate notional amount of the swap contracts is 194,200 British pounds (approximately $301,000 U.S. dollars), with a forward rate of 1.56, and a termination date of September 30, 2017.

        Net sales denominated in foreign currencies were approximately $456,393, or 31.5% of total net sales, for the six months ended March 31, 2011. A majority of our foreign currency exposure is denominated in British pounds and Canadian dollars. For the six months ended March 31, 2011, as compared to the prior comparable period, the British pound declined by less than one percent and the Canadian dollar increased 5% as compared to the U.S. dollar. The combined effect of the changes in these currency rates resulted in a net increase of $1,291 in net sales and a net decrease of $244 in operating income.

        We are exposed to changes in interest rates on our senior secured credit facilities. During December 2010, we entered into three interest rate swap contracts that we subsequently terminated in connection with the Refinancing, resulting in a termination payment of $1,525. During March 2011, we entered into three interest rate swap contracts to fix the LIBOR indexed interest rates on a portion of our senior secured credit facilities until the indicated expiration dates of these swap contracts. Each swap contract has an initial notional amount of $333,333 (for a total of one billion dollars) with a fixed interest rate of 1.92% for a four-year term. The notional amount of each swap decreases to $266,666 in December 2012, decreases to $166,666 in December 2013 and has a maturity date of December 2014. Under the terms of the swap contracts, variable interest payments for a portion of our senior secured credit facilities are swapped for fixed interest payments.

        To manage the potential risk arising from changing interest rates and their impact on long-term debt, our policy is to maintain a combination of available fixed and variable rate financial instruments. Assuming our senior secured credit facilities are fully drawn, each one eighth percentage point increase or decrease in the applicable interest rates would correspondingly change our interest by approximately $1,200 per year.

Management's Report on Internal Control over Financial Reporting

        Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act. Under the supervision and with the participation of our management, including our principal executive and principal financial officers, management assessed, as of September 30, 2010, the effectiveness of our internal control over financial reporting. This assessment was based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Based on our assessment using those criteria, management concluded that our internal control over financial reporting, as of September 30, 2010, was effective.

        The effectiveness of our internal control over financial reporting as of September 30, 2010, has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

        Internal control over financial reporting is defined as a process designed by, or under the supervision of, our principal executive and principal financial officers and effected by our Board, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and includes those policies and procedures that:

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  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

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  provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with U.S. generally accepted accounting principles and that our receipts and expenditures are being made only in accordance with authorization of our management and directors; and

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  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

BUSINESS

Our Company

        We are the leading vertically integrated manufacturer, marketer, distributor and retailer of high-quality vitamins, nutritional supplements and related products in the United States, with operations worldwide. Our products are marketed through four operating segments: Wholesale/U.S. Nutrition, European Retail, Direct Response and North American Retail. We currently sell over 25,000 individual SKUs under a portfolio of well-known brands with leading category positions across their respective categories, channels and geographies. With our broad range of products, we are able to offer our wholesale customers a "one-stop" source for a wide assortment of both branded and private label products across the value spectrum. Additionally, we have a significant presence in virtually every major VMHS product category and in multiple key distribution channels. We utilize our direct-to-consumer channels to identify new consumer trends and leverage our flexible manufacturing capabilities and strong supplier relationships to bring new products to market quickly. Through our world-class manufacturing operations and significant economies of scale, we believe we are a low-cost manufacturer that offers attractively priced products to retailers and consumers. In addition, we enjoy long-standing relationships with several domestic retailers, including Wal-Mart, Costco, CVS, Sam's Club, Walgreens, Kroger and Target. We believe our diversified product, channel and geographic revenue mix, strong key customer relationships and steady demand for VMHS products provide for a diversified, stable and profitable business with strong cash flows.

        NBTY, Inc. was incorporated in New York in 1971 under the name Nature's Bounty, Inc. We changed our state of incorporation to Delaware in 1979 by merger. In 1995, we changed our name to NBTY, Inc. Holdings and Merger Sub were each organized as Delaware corporations and formed exclusively for the purpose of effecting the Acquisition. NBTY's principal executive offices are located at 2100 Smithtown Avenue, Ronkonkoma, New York 11779, our telephone number is (631) 567-9500, and our website is www.nbty.com. Information on, or accessible through, NBTY's website is not part of this prospectus, nor is such content incorporated by reference herein.

Carlyle Transaction

        On October 1, 2010, NBTY consummated a merger with an affiliate of Carlyle, under which the Carlyle affiliate acquired 100% of NBTY's equity. As a result of the Merger, our common stock is no longer listed for trading on the NYSE. Carlyle financed the Merger, in part, by equity financing provided or secured by an investment fund affiliated with Carlyle, by the sale of the outstanding notes, and by senior secured term loans issued under our senior secured credit facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information.

Operating Segments

        We market our products through a global multi-channel distribution platform, supported by our world-class manufacturing operations and supply chain.

        Wholesale/U.S. Nutrition.    We are the leading wholesale manufacturer of branded and private label VMHS products in the United States. We sell our products in virtually all major mass merchandisers, club stores, drug store chains and supermarkets. We also sell our products to independent pharmacies, health food stores, the military and other retailers. Our key brands include Nature's Bounty®, Osteo Bi-Flex®, Pure Protein®, Sundown®, MET-Rx®, Ester-C®, Flex-A-Min® and Rexall®. We sell directly to health and natural food stores under the Solgar®, SISU® and Good 'N Natural® brands, to health food wholesalers under our American Health® brand and to healthcare practitioners through our Physiologics® brand. We also have licensing relationships with Disney Consumer Products, Inc. and Marvel Characters, B.V. to manufacture VMHS products for children using their character images and licensed art work. In addition to our strong brand positions, we are a leading private label manufacturer in the industry and supply the majority of private label VMHS products to several of the largest U.S. retailers. Our acquisition of the nutritional supplement business of Leiner in July 2008 enhanced our market position as a leading private label supplier and provided greater access to key customer accounts. Fiscal 2010 branded sales accounted for approximately 60% and private label sales accounted for approximately 40% of our wholesale sales.

        European Retail.    We have significant retail operations throughout Europe. We are the leading VMHS specialty retailer in the United Kingdom, where, as of March 31, 2011, we generated revenue through the retail operations of 638 Holland & Barrett stores (including seven franchised stores in Singapore, one franchised store in each of South Africa, Malta, Hungary and United Arab Emirates and four franchised stores in Cyprus), 255 Julian Graves stores and 48 GNC (UK) stores. As of March 31, 2011, we also generated revenue through 39 Nature's Way stores in Ireland and 98 De Tuinen stores in the Netherlands, including 11 franchised locations. Holland & Barrett, the leading player in the U.K. VMHS specialty retail business, sells VMHS products and food products such as fruits and nuts, through a broad range of approximately 3,900 SKUs. Our GNC (UK) stores specialize in vitamins, minerals and sports nutrition products, marketing approximately 1,900 SKUs targeted at the more health-conscious sports enthusiasts and price-sensitive customers, and are a strong complement to the Holland & Barrett stores. We believe the breadth of our product offering, the superior customer service provided in our stores and the deep category and product knowledge of our well trained sales associates are key differentiators relative to our competitors. In 2008, we acquired Julian Graves, a leading U.K. retailer of nuts, fruits and confectionery goods, adding 351 stores to our U.K. footprint. In January 2010, we began converting Julian Graves stores to the more productive Holland & Barrett, Nature's Way and GNC (UK) banners. As of March 31, 2011, we had converted 77 Julian Graves stores.

        Direct Response.    Through our internet and mail-order catalogs, we are a leader in the U.S. direct response VMHS industry, offering a full line of VMHS products and selected personal care items under our Puritan's Pride® brand and other brand names, at prices that are generally at a discount to similar products sold in retail stores. We also offer products focusing on other brands through websites associated with our retail operations, such as www.vitaminworld.com, www.hollandandbarrett.com, www.detuinen.nl, www.juliangraves.com and www.gnc.co.uk. Our Puritan's Pride website has generated an average of one million visits per month since January 2010. As of March 31, 2011, Direct Response/Puritan's Pride operated across four active websites in three languages. Puritan's Pride is strategically advantaged relative to its competitors, offering high-quality products at low direct-from-manufacturer prices, as well as multi-buy promotions, creating a seamless shopping experience for customers. Our highly-automated, state-of-the-art equipment enables us to process orders quickly, economically and efficiently, with orders typically filled within 24 hours of receipt. Fiscal 2010 Puritan's Pride internet sales comprised approximately 51% of our total Puritan's Pride sales.

        North American Retail.    As of March 31, 2011, we operated 446 Vitamin World retail stores throughout the United States, primarily in regional and outlet malls, and 81 LeNaturiste retail stores throughout Canada. Each store carries a full line of store brand products, as well as products manufactured by third parties. Vitamin World stores serve as an effective channel to identify early consumer and market trends, as well as to test new product introductions and ascertain product acceptance. We are able to provide insight into the marketplace to our domestic wholesale customers and can leverage our vertically integrated model to bring new products to the market quickly. We believe the direct-to-consumer channels also serve a key role in educating consumers on the VMHS category, including new products and the latest clinical studies and research.

Operating Segment and Geographic Financial Information

        For a presentation of financial information for each of our operating segments, including financial information relating to the geographic areas in which we conduct our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations," and Note 23 to the Fiscal 2010 Consolidated Financial Statements in this prospectus.

Our Industry

        The VMHS industry is comprised of several distinct product sub-categories:

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  Vitamins.  Single and multi-vitamin supplements. Products in the vitamin category include: vitamin C, vitamin E, B vitamins, vitamin A/beta carotene, niacin, folic acid, and multi-vitamin formulae.

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  Minerals.  Single and multi-mineral supplements. Products in the mineral category include: calcium, magnesium, chromium, zinc, selenium, potassium, iron, manganese, multi-mineral formulae and other single minerals.

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  Herbs & Botanicals.  Single herb or multi-herb supplements made primarily from plants or plant components. Products in this category include: echinacea, garlic, ginseng, and ginkgo biloba.

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  Specialty Supplements.  This sub-category includes supplements falling outside other sub-categories, such as glucosamine, melatonin, probiotics, docasahexanenoic acid (DHA), fish oils and shark cartilage, Coenzyme Q10 (Co-Q10), amino acids and homeopathic remedies.

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  Sports Nutrition.  Sports Nutrition products include tablets, powders, nutrition bars and drinks formulated to enhance physical activity, and include creatine, amino acids and protein formulae, among others.

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  Meal Replacements.  This sub-category includes powders, nutrition bars and liquid nutritional formulae created to substitute for, or occasionally to supplement, a meal.

Our Strategy

        We continuously evaluate strategies to drive revenues and cash flows at each of our operating segments by building on our leading market positions and strong customer relationships.

Increase Sales from Existing and New Customers

        We expect to continue to drive organic growth through incremental shelf space with existing customers, new customer additions and the continued strong momentum of our branded products. Our ability to supply both branded and private label products across all price points allows retailers to source a majority of their VMHS products from one supplier, while our private label leadership provides us a foothold to drive increased sales of our branded products.

New Product Introductions

        We consistently have been among the first in the industry to introduce innovative products in response to new research and clinical studies, media attention and consumer preferences. Given our presence in multiple distribution channels, we are well-positioned to identify trends and demand for new products, and we have the manufacturing scale, expertise and supplier relationships to respond rapidly and bring new products to market. During Fiscal 2010, we introduced over 150 new products.

Further Penetrate International Markets

        Our products are currently marketed and sold in approximately 80 countries. However, only $338 million of our sales in Fiscal 2010 were generated outside the United States and the U.K. We plan to capitalize on our world-class manufacturing and distribution capabilities to drive incremental international sales, particularly in emerging markets such as Asia, Eastern Europe and South America, which are characterized by a rising middle-class, high rates of nutritional deficiencies and a strong demand for high-quality VMHS products from U.S. based manufacturers.

Drive Growth and Profitability in Retail Operations

        We continue to focus on positioning our retail operations for growth and profitability through various strategic and tactical initiatives. During Fiscal 2008, we began to execute on a comprehensive repositioning plan for our Vitamin World stores, including a new pricing strategy to reduce promotional activity and increase focus on value, optimization of our store base, improved packaging, a new store format, the expansion of our customer loyalty programs, and increased focus on employee training. Vitamin World store performance since 2009 has demonstrated the favorable impact of these initiatives.

        We also have implemented successfully several initiatives in our European Retail operations. We are focused on maximizing multi-channel business and driving increased customer traffic by modifying our promotional pricing strategy, increasing our focus on associate training, and developing loyalty and customer relationship management programs.

Focus on Free Cash Flow Generation

        We intend to focus on deleveraging through maximizing free cash flow available for debt reduction. We expect our strong and stable cash flows to be driven by continued strong top-line growth and targeted initiatives for ongoing improvement in our manufacturing and supply chain operations, as well as low maintenance capital expenditures and modest improvements in working capital efficiency.

Enhance Manufacturing Efficiencies

        We expect to continue to focus on reducing costs and improving efficiency in our manufacturing operations and driving supply chain strategies to maintain our leadership in low-cost manufacturing. In May 2010, we purchased a softgel plant in China which added 1.2 billion softgels to our annual production capacity, to address international growth opportunities and strengthen our low-cost manufacturing position. Through changes made to this facility, we increased its capacity by 60%.

Disciplined Acquisition Strategy

        Since 1986, we have acquired and successfully integrated approximately 30 companies, expanding our brands, geographic presence, distribution channels and product offerings. In the fragmented, global VMHS industry, there remains a robust pool of acquisition opportunities across channels and geographies. Although our primary focus is to delever, at the appropriate time, we expect to capitalize on our strong track record of integrating acquisitions and realizing synergies to address complementary business opportunities.

Employees

        As of March 31, 2011, we employed approximately 14,400 persons. In addition, we sell products through commissioned sales representative organizations. CAW Local 468, Retail Wholesale Canada Division, represents approximately 250 of our associates in Canada under an agreement that expires in October 2012. We believe we have strong employee and labor relations domestically and internationally and historically have not experienced work stoppages that adversely affected our operations.

Advertising

        For Fiscal 2010, 2009 and 2008, we spent approximately $138 million, $110 million and $140 million, respectively, on advertising, promotions and catalogs, including print, media and cooperative advertising. Our in-house advertising staff creates our advertising materials, which include print, radio, television and internet advertising. In the U.K. and Ireland, Holland & Barrett advertises on television. Holland & Barrett, Julian Graves, GNC (UK) and Nature's Way advertise in national newspapers and conduct sales promotions. De Tuinen advertises on television and in newspapers and conducts sales promotions in the Netherlands. In addition, Holland & Barrett, GNC (UK), Julian Graves and De Tuinen each publishes its own magazine with articles and promotional materials. Solgar, GNC (UK) and SISU advertise in trade journals and magazines, operate Web sites and conduct sales promotions.

Manufacturing, Distribution and Quality Control

        At March 31, 2011, we employed approximately 4,800 manufacturing, shipping and packaging associates. We manufacture domestically in Arizona, California, Florida, New Jersey, New York and North Carolina. In addition, at March 31, 2011, we manufactured internationally in Winnipeg, Manitoba, Canada, in Burton, U.K., and in Zhongshan, China. We have technologically advanced, state-of-the-art manufacturing and production facilities, with total production capacity of approximately 71 billion tablets, capsules and softgels per year. During Fiscal 2010, we increased warehousing and distribution capacity in the United States by purchasing a new facility in Pompano Beach, Florida. See "—Properties."

        All our domestic manufacturing operations are subject to GMPs, promulgated by the FDA, and other applicable regulatory standards. We believe our U.S. manufacturing processes comply with the GMPs for dietary supplements or foods, and our manufacturing and distribution facilities generally have sufficient capacity to meet our current business requirements and our currently anticipated sales. We place special emphasis on quality control. We assign lot numbers to all raw materials and, except in rare cases, initially hold them in quarantine while our Quality Department evaluates them for compliance with established specifications. Once released, we retain samples and process the material according to approved formulae by blending, mixing and technically processing as necessary. We manufacture products in final delivery form as a capsule, tablet, powder, softgel, nutrition bar or liquid. After a product is manufactured, our laboratory analysts test its weight, purity, potency, disintegration and dissolution, if applicable. Except in rare instances, we hold the product in quarantine until we complete the quality evaluation and determine that the product meets all applicable specifications before packaging. In those instances when we do not quarantine the product, we implement a conditional release process to ensure the product is not packaged or distributed before we complete testing. When the manufactured product meets all specifications, our automated packaging equipment packages the product with at least one tamper-evident safety seal and affixes a label, an indelible lot number and, in most cases, the expiration or "best by" date. We use sophisticated computer-generated documentation for picking and packing for order fulfillment.

        We are subject to similar regulations and standards in Canada, China and the U.K. with respect to our manufacturing activities in those countries. We maintain mandatory Health Canada GMP Natural Health Products Licenses.

        In the United States and Canada, we have received recognition from many prestigious private organizations, including U.S. Pharmacopeia GMP Certification (as part of their Dietary Supplement Verification Program). Additionally, we have been recognized in the U.K. with MHRA Importation License and Wholesale Dealers License, as well as the SAI Global Food Safety, Quality & Hygiene Certification.

        Our manufacturing operations are designed to allow low-cost production of a wide variety of products of different quantities, physical sizes and packaging formats, while maintaining a high level of customer service and quality. Flexible production line changeover capabilities and reduced cycle times allow us to respond quickly to changes in manufacturing schedules and customer demands.

        We have inventory control systems at our facilities that track each manufacturing and packaging component as we receive it from our supply sources through manufacturing and shipment of each product to customers. To facilitate this tracking, most products we sell are bar coded. Our inventory control systems report shipping, sales and, in most cases, individual SKU level inventory information. We manage the retail sales process by monitoring customer sales and inventory levels by product category. We believe our distribution capabilities increase our flexibility in responding to our customers' delivery requirements. Our purchasing and merchandising staff regularly reviews and analyzes information from our U.S. point-of-sale computer system and makes merchandise allocation and markdown decisions based on this information. We use an automated reorder system in the United States to maintain in-stock positions on key items. These systems give us the information we need to determine the proper timing and quantity of reorders.

        Our financial reporting systems provide us with detailed financial reporting to support our operating decisions and cost control efforts. These systems provide functions such as payment scheduling, application of payment receipts, general ledger interface, vendor tracking and flexible reporting options.

Research and Development

        We did not expend material amounts for research and development of new products during the last three fiscal years.

Competition; Customers

        The market for nutritional supplement products is highly competitive. Our direct competition consists of publicly and privately owned companies, which tend to be highly fragmented in terms of both geographic market coverage and product categories. Competition is based primarily on quality and assortment of products, customer service (including timely deliveries), marketing support, availability of new products and price. Given our significant scale and broad scope relative to our competition, strong innovation capabilities, high-quality manufacturing and vertical integration, we believe that we are well-positioned to capitalize on the industry's favorable long-term secular trends and gain share.

        There are numerous companies in the vitamin and nutritional supplement industry with which we compete that sell products to retailers, including mass merchandisers, drug store chains, club stores, independent drug stores, supermarkets and health food stores.

        During Fiscal 2010, Wal-Mart, individually, accounted for 27% of our Wholesale/U.S. Nutrition segment's net sales and 16% of our consolidated net sales. We sell products to Wal-Mart under individual purchase orders placed by Wal-Mart and Wal-Mart's standard terms and conditions of sale. These terms and conditions include insurance requirements; representations by us with respect to the quality of our products and our manufacturing process; our obligations to comply with law; and indemnifications by us if we breach our representations or obligations. Wal-Mart has not committed to purchase from us, and we have not committed to sell to Wal-Mart, any minimum amount of product. The loss of Wal-Mart, or any other major customer, would have a material adverse effect on us if we were unable to replace that customer. See "Risk Factors—Risks Relating to Our Business—One of our customers accounted for 16% and 15% of our consolidated net sales during Fiscal 2010 and the six months ended March 31, 2011, respectively, and the loss of this customer, or any of our other major customers, could have a material adverse effect on our results of operations."

Government Regulation

  United States

        The processing, formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by federal agencies, including the FDA, FTC, CBP, USPS, CPSC, OSHA and the EPA. These activities also are subject to regulation by various agencies of the states, localities and foreign countries in which we sell our products. In particular, the FDA, under the Federal Food, Drug, and Cosmetic Act (the "FDCA"), regulates the registration, formulation, manufacturing, packaging, labeling, distribution and sale of foods, including dietary supplements, vitamins, minerals and herbs and cosmetics. The FTC regulates the advertising of these products, and the USPS regulates advertising claims with respect to such products sold by mail order. The National Advertising Division ("NAD") of the Council of Better Business Bureaus oversees an industry-sponsored self-regulatory system that permits competitors to resolve disputes over advertising claims. The NAD may refer matters that the NAD views as violating FTC guides or rules to the FTC for further action.

        The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). DSHEA establishes a framework governing the composition and labeling of dietary supplements. With respect to composition, DSHEA defines "dietary supplements" as vitamins, minerals, herbs, other botanicals, amino acids and other dietary substances for human use to supplement the diet, as well as concentrates, constituents, extracts or combinations of such dietary ingredients. Generally, under DSHEA, dietary ingredients that were marketed in the United States before October 15, 1994 may be used in dietary supplements without notifying the FDA. However, a "new" dietary ingredient (a dietary ingredient that was not marketed in the United States before October 15, 1994) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been "present in the food supply as an article used for food" without being "chemically altered." A new dietary ingredient notification must provide the FDA with evidence of a "history of use or other evidence of safety" establishing that use of the dietary ingredient "will reasonably be expected to be safe." A new dietary ingredient notification must be submitted to the FDA at least 75 days before the initial marketing of the new dietary ingredient. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may want to market, and the FDA's refusal to accept such evidence could prevent the marketing of such dietary ingredients. The FDA is in the process of developing guidance for the industry to clarify the FDA's interpretation of the new dietary ingredient notification requirements, and this guidance may raise new and significant regulatory barriers for new dietary ingredients. In addition, increased FDA enforcement could lead the FDA to challenge dietary ingredients already on the market as "illegal" under the FDCA because of the failure to submit a new dietary ingredient notification.

        The FDA generally prohibits the use in labeling for a dietary supplement of any "health claim," correlating use of the product with a decreased risk of disease, unless the claim is specifically pre-approved or authorized by the FDA. DSHEA permits "statements of nutritional support" to be included in labeling for dietary supplements without FDA pre-approval. Such statements may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being (but may not state that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease). FDA deems internet materials as labeling in most cases, so our internet materials must comply with FDA requirements and could be the subject of regulatory action if the FDA, or the FTC reviewing the materials as advertising, considers the materials false or misleading. A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading. When such a claim is made on labels, we must disclose on the label that the FDA has not "evaluated" the statement, disclose that the product is not intended for use for a disease, and notify the FDA about our use of the statement within 30 days of marketing the product. However, there can be no assurance that the FDA will not determine that a particular statement of nutritional support that we want to use is an "unauthorized health or disease claim" or an unauthorized version of a "health claim." Such a determination might prevent us from using the claim.

        In addition, DSHEA provides that certain so-called "third-party literature," such as a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used "in connection with the sale of a dietary supplement to consumers" without the literature being subject to regulation as labeling. Such literature must not be, among other things, false or misleading; the literature may not promote a particular manufacturer or brand of dietary supplement; and the literature must present a balanced view of the available scientific information on the subject matter. There can be no assurance, however, that all third-party literature that we would like to disseminate in connection with our products will satisfy these requirements, and failure to satisfy all requirements could prevent use of the literature or subject the product involved to regulation as an unapproved drug.

        As authorized by DSHEA, the FDA adopted GMPs specifically for dietary supplements, which became effective in June 2008. These GMP regulations are more detailed than the GMPs that previously applied to dietary supplements and require, among other things, dietary supplements to be prepared, packaged and held in compliance with specific rules, and require quality control provisions similar to those in the GMP regulations for drugs. We believe our manufacturing and distribution practices comply with these new rules.

        We also must comply with the AER Act, which became effective in December 2007. The AER Act amended the FDCA to require that manufacturers, packers, and distributors of dietary supplements report serious adverse events (as defined in the AER Act) to the FDA within specific time periods. We believe we comply with the AER Act.

        The FDA has broad authority to enforce the provisions of the FDCA applicable to foods, dietary supplements and cosmetics, including powers to issue a public "warning letter" to a company, to publicize information about illegal products, to request a voluntary recall of illegal products from the market, and to request the Department of Justice to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. courts. The FTC exercises jurisdiction over the advertising of foods, dietary supplements and cosmetics. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to adequately substantiate claims made in advertising, or for the use of false or misleading advertising claims. These enforcement actions have often resulted in consent decrees and the payment of civil penalties, restitution, or both, by the companies involved. We currently are subject to FTC consent decrees resulting from past advertising claims for certain of our products. As a result, we are required to maintain compliance with these decrees and are subject to an injunction and substantial civil monetary penalties if we should fail to comply. We also are subject to consent judgments under Proposition 65. Further, the USPS has issued cease and desist orders against certain mail order advertising claims made by dietary supplement manufacturers, including us, and we are required to maintain compliance with the orders applicable to us, subject to civil monetary penalties for any noncompliance. Violations of these orders could result in substantial monetary penalties. These civil penalty actions could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

        In October 2009, the FTC issued new Guides Concerning the Use of Endorsements and Testimonials in Advertising ("Endorsement Guides"). These new Endorsement Guides significantly extend the scope of potential liability associated with the use of testimonials, endorsements, and new media methods, such as blogging, in advertising. As of December 1, 2009, the effective date of the Endorsement Guides, advertisers were required either to substantiate that the experiences conveyed by testimonials or endorsements represent typical consumer experiences with the advertised product or clearly and conspicuously disclose the typical consumer experience with the advertised product. In many instances, this will require advertisers to possess "competent and reliable scientific evidence" to substantiate the consumer or endorser representations. Under the new Endorsement Guides, advertisers also may be liable for statements made by consumers in the context of "new media," including blogs, depending on the relationship between the consumer and the advertiser. Although an advertiser's control over the consumer's comments will be relevant to a determination regarding liability for false or misleading statements, it will not necessarily be dispositive.

        In October 2010, the FTC announced proposed revisions to its Guides For The Use Of Environmental Marketing Claims ("Green Guides"). These Green Guides are intended to assist advertisers in avoiding the dissemination of false or deceptive environmental claims for their products. The latest proposed revisions to the Green Guides include new guidance regarding advertisers' use of product certifications and seals of approval, "renewable energy" claims, "renewable materials" claims, and "carbon offset" claims. Many of these provisions instruct advertisers to specify and qualify environmental claims even more extensively than previously required. The FTC simultaneously has reminded advertisers that environmental claims inconsistent with the Green Guides may trigger FTC challenge. In addition, although these Green Guides do not themselves have the force of law and are not independently enforceable, violations of them might give rise not only to FTC scrutiny but also to actions under state consumer fraud statutes.

        We also are subject to regulation under various state and local laws that include provisions governing, among other things, the registration, formulation, manufacturing, packaging, labeling, advertising and distribution of foods, dietary supplements and cosmetics.

        In addition, from time to time in the future, we may become subject to additional laws or regulations administered by the FDA or by other federal, state, local or foreign regulatory authorities, to the repeal of laws or regulations that we consider favorable, such as DSHEA, or to more stringent interpretations of current laws or regulations. We believe that the dietary supplement industry is likely to face a more aggressive enforcement environment in the future even in the absence of new regulation. We cannot predict the nature of future laws, regulations, repeals or interpretations, and we cannot predict what effect additional governmental regulation, when and if it occurs, would have on our business in the future. Such developments, however, could require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, additional personnel, or other new requirements. Any such development could have a material adverse effect on our consolidated financial position, results of operations and cash flows.

  European Union

        In the EU, the EU Commission is responsible for developing legislation to regulate foodstuffs and medicines. Although the government of each member state may implement legislation governing these products, national legislation must be compatible with, and cannot be more restrictive than, European requirements. Each member state is responsible for its enforcement of the provisions of European and national legislation.

        In July 2002, the EU published in its Official Journal the final text of a Supplements Directive, which became effective in the EU at that time and which sets out a process and timetable by which the member states must bring their domestic legislation in line with its provisions. The Supplements Directive seeks to harmonize the regulation of the composition, labeling and marketing of food supplements (at this stage only vitamins and minerals) throughout the EU. It does this by specifying what nutrients and nutrient sources may be used (and by interpretation the rest which may not), and the labeling and other information which must be provided on packaging. In addition, the Supplements

Directive is intended to regulate the levels at which these nutrients may be present in a supplement. These maximum permitted levels are still to be announced.

        By harmonizing member state legislation, the Supplements Directive should provide opportunities for businesses to market one product or a range of products to a larger number of potential customers without having to reformulate or repackage it. This development may lead to some liberalizing of the more restrictive regimes in Europe, providing new business opportunities. Conversely, however, it may limit the range of nutrients and nutrient sources substantially, and eventually the potencies at which some nutrients may be marketed by us in the more liberal countries in Europe, such as the U.K., which may lead to some reformulation costs and loss of some specialty products.

        In April 2004, the EU published the Herbal Products Directive which requires traditional herbal medicines to be registered in each member state in which they are intended to be marketed. A registration requires a product be manufactured to pharmaceutical GMP standards; however, generally, there is no need to demonstrate efficacy, provided that the product is safe, is manufactured to high standards, and has a history of supply on the market for 30 years, 15 years of which must be in the EU. The Herbal Products Directive is intended to provide a safe harbor in EU law for a number of categories of herbal remedies, which may otherwise be found to fall outside EU law. However, it does not provide a mechanism for new product development, and would entail some compliance costs in registering the many herbal products already on the market. Full compliance was required by April 2011.

        In December 2006, the EU published the Nutrition and Health Claim Regulation to apply from July 1, 2007. This regulation controls nutrition and health claims by means of lists of authorized claims that can be made in advertising, labeling and presentation of all foods, including food supplements, together with the criteria a product must meet to use them. Claims already in use before January 1, 2006, and complying with existing national legislation, can continue to be made under transitional arrangements. The European Food Safety Authority is producing lists of acceptable claims for approval by the European Commission in 2012, except in respect of botanical products which will be considered separately.

        Additional European legislation is being developed to regulate sports nutrition products, including the composition of such products. In particular, such legislation could restrict the type of nutrients we may use in our products. Legislation introducing maximum permitted levels for nutrients in fortified foods is also under discussion together with legislation introducing a positive list for enzymes. These proposals, if implemented, could require us to reformulate our existing products. Also, proposals to amend medicine legislation will impact traditional herbal medicines and introduce new requirements, such as Braille labeling, which may lead to higher associated costs.

  United Kingdom

        In the U.K., the two main pieces of legislation that affect the operations of Holland & Barrett, Julian Graves, and GNC (UK) are the Medicines Act 1968, which regulates the licensing and sale of medicines, and the Food Safety Act 1990, which provides for the safety of food products. A large volume of secondary legislation in the form of Statutory Instruments adds detail to the main provisions of these Acts, governing composition, packaging, labeling and advertising of products.

        In the U.K. regulatory system, a product intended to be taken orally will fall within either the category of food or the category of medicine. There is currently no special category of dietary supplement as provided for in the United States by DSHEA. Some products which are intended to be applied externally, for example creams and ointments, may be classified as medicines and others as cosmetics.

        The Medicines and Healthcare Products Regulatory Agency ("MHRA"), an executive agency of the Department of Health, now has responsibility for the implementation and enforcement of the Medicines Act 1968, and is the licensing authority for medicinal products. The MHRA directly employs enforcement officers from a wide range of backgrounds, including the police, and with a wide range of skills, including information technology. However, the MHRA still relies heavily on competitor complaints to identify non-compliant products. The MHRA decides whether a product is a medicine or not and, if so, considers whether it can be licensed. It determines the status of a product by considering whether it is medicinal by "presentation" or by "function." Many, though not all, herbal remedies are considered "medicinal" by virtue of these two criteria.

        The FSA deals with legislation, policy and oversight of food products, with enforcement action in most situations being handled by local authority Trading Standards Officers. The large number of local authorities in the U.K. can lead to an inconsistent approach to enforcement. Unlike the MHRA, local authorities regularly purchase products and analyze them to identify issues of non-compliance. Most vitamin and mineral supplements, and some products with herbal ingredients, are considered to be food supplements and fall under general food law which requires them to be safe. Despite the differences in approaches in identifying non-compliant products, both the MHRA and local authorities can, and do, prosecute where issues of non-compliance are identified.

  Ireland

        The legislative and regulatory situation in the Republic of Ireland is similar, but not identical, to that in the U.K. The Irish Medicines Board has a similar role to that of the U.K.'s MHRA and the Food Safety Authority of Ireland is analogous to the U.K.'s FSA. Ireland has brought its domestic legislation into line with the provisions of the Supplements Directive and the Herbal Products Directive. Thus, the market prospects for Ireland, in general, are similar to those outlined in the U.K.

  Netherlands

        The regulatory environment in the Netherlands is similar to the U.K. in terms of availability of products. The Netherlands currently has the same liberal market, with no restrictions on potency of nutrients. Licensed herbal medicines are available. However, some herbal medicines are sold freely as in the U.K. without the need to be licensed, based on the claims made for them. The Netherlands also is more liberal regarding certain substances, for which unlicensed sales are allowed. The government department dealing with this sector is the Ministry for Health, Welfare and Sport.

        Responsibility for food safety falls to the Voedsel en Warenautoriteit (Inspectorate for Health Protection and Veterinary Public Health), which deals with all nutritional products. The Medicines Evaluation Board, which is the equivalent of the U.K.'s MHRA, is charged with responsibility for the safety of medicines which are regulated under the Supply of Medicines Act.

        The overall market prospects for the Netherlands, in general, are similar to those outlined for the U.K. above. Traditional herbal medicinal products that are currently on sale in the Netherlands fall within the scope of the Herbal Products Directive.

  Canada

        The product safety, quality, manufacturing, packaging, labeling, storage, importation, advertising, distribution, sale and clinical trials of NHPs, prescription drugs, food and cosmetics are subject to regulation primarily under the federal Food and Drugs Act (Canada) (the "Canadian FDA") and associated regulations, including the Food and Drug Regulations and the Natural Health Products Regulations, and related Health Canada guidance documents and policies (collectively, the "Canadian Regulations"). In addition, NHPs and drugs are regulated under the federal Controlled Drugs and

Substances Act if the product is considered a "controlled substance" or a "precursor," as defined in that statute or in related regulatory provisions.

        Health Canada is primarily responsible for administering the Canadian FDA and the Canadian Regulations.

        The Canadian FDA and Canadian Regulations also set out requirements for establishment licenses and market authorization for drugs. Subject to certain exceptions, establishment licenses are required by manufacturers, packagers/labelers, distributors, importers and wholesalers of drugs. With regard to market authorization, the exact requirements and time frame for obtaining market authorization vary depending on the drug product. Effective January 2004, each NHP must have a product license issued by Health Canada before it can be sold in Canada, subject to certain transition periods. NHPs which had a drug identification number ("DIN") under the prior regulations could continue to be sold without a license until December 31, 2009. Health Canada assigns a natural health product number ("NPN") to each NHP once Health Canada issues the license for that NHP. The Canadian Regulations require that all drugs and NHPs be manufactured, packaged, labeled, imported, distributed and stored under Canadian GMPs or the equivalent thereto, and that all premises used for manufacturing, packaging, labeling and importing drugs and NHPs have a site license, which requires GMP compliance. The Canadian Regulations also set out requirements for labeling, packaging, clinical trials and adverse reaction reporting.

        Health Canada approval for marketing authorizations and NHP licenses can take time. The approval time for NHPs and drugs can vary depending on the product and the application or submission. For NHPs, the Canadian Regulations indicate that certain product licenses should be processed within 60 days. However, the regulations also include provisions to extend this time frame if, for example, more information is required. There can be significant delays. Health Canada has publicly acknowledged that there has been a delay in processing NHP licenses, and until August 3, 2010 the Health Canada "Compliance Policy for Natural Health Products" provided that Health Canada would focus compliance actions against those NHPs that do not have a product license submission number and that Health Canada believes pose a health risk. The policy was not to be construed as authorization to sell any NHP that does not have a product license, and Health Canada could exercise its authority to stop the sale of unlicensed NHPs, or NHP sales that otherwise fail to comply with Canadian Regulations at any time. Effective August 3, 2010, regulations to the Canadian FDA came into force which provide that each application for an NPN that is in process, that has not been disallowed and is for a product that is neither a specified restricted product nor a product that contains an ingredient that is likely to result in injury to the health of a consumer, is to be issued an exemption number. Upon the completion of certain formalities, a product license is deemed to have been issued for a product with an exemption number and such license remains in effect until the associated application is processed. These regulations will automatically be repealed 30 months after they came into force. If Health Canada refuses to issue a product license, the NHP can no longer be sold in Canada until Health Canada issues such a license. We have adopted a compliance strategy to adhere to these new regulations and to Health Canada's policies.

        The Canadian FDA and Canadian Regulations, among other things, govern the manufacture, formulation, packaging, labeling, advertising and sale of NHPs and drugs, and regulate what may be represented on labels and in promotional materials regarding the claimed properties of products. The Canadian Regulations also require NHPs and drugs sold in Canada to affix a label showing specified information, such as the proper and common name of the medicinal and non-medicinal ingredients and their source, the name and address of the manufacturer/product license holder, its lot number, adequate directions for use, a quantitative list of its medical ingredients and its expiration date. In addition, the Canadian Regulations require labeling to bear evidence of the marketing authorization as evidenced by the designation DIN, drug identification number-homeopathic medicine ("DIN-HM") or NPN, followed by an eight-digit number assigned to the product and issued by Health Canada.

        Health Canada can perform routine and unannounced inspections of companies in the industry to ensure compliance with the Canadian Regulations. The overall risk factors and market prospects for Canada, in general, are similar to those in the United States, as outlined above. Health Canada can suspend or revoke licenses for lack of compliance. In addition, if Health Canada perceives a product to present an unacceptable level of risk, it can also impose fines and jail terms.

        The advertising of drugs and NHPs in Canada also is regulated under the misleading advertising and deceptive marketing practices of the Competition Act (Canada), a federal statute. The labeling of products also may be regulated under the federal Consumer Packaging and Labelling Act (Canada) and also under certain provincial statutes. Both the Competition Act and the Consumer Packaging and Labelling Act (except in respect of food products) are administered by the federal Competition Bureau. See "Risk Factors—Risks Relating to Our Business—Complying with new and existing government regulation, both in the United States and abroad, could increase our costs significantly, reduce our growth prospects and adversely affect our financial results," for additional information.

  China

        In the People's Republic of China ("China" or "PRC"), the packaging, labeling, importation, advertising, distribution and sale of our products are primarily subject to the Food Safety Law, the Imported and Exported Goods Inspection Law, the Product Quality Law, the Law on the Protection of Consumer Rights and Interests and the Advertising Law, as well as various administrative regulations, rules, orders and policies issued by the national and local government agencies regarding food regulation including the Regulations on Implementation of Food Safety Law, Regulatory Measures on Labeling of Imported & Exported Foods, General Standards for the Labeling of Prepackaged Foods For Special Dietary Uses, Guidelines for Labeling Inspection of Imported & Exported Foods, Regulations on Food Advertising, Health Food Regulations, Health Food Registration Regulations, Regulatory Measures on Health Food Advertising (collectively "PRC Food Regulations").

        Currently, the MOH, AQSIQ, SFDA, the State Administration for Industry and Commerce ("SAIC"), the Ministry of Agriculture and their local counterparts have the power and responsibility for the implementation and enforcement of the PRC Food Regulations. In particular, the MOH is responsible for enacting food safety standards, publishing food safety information and coordinating with other agencies to handle major food safety accidents. The AQSIQ (mostly through its local counterparts) is responsible for inspection and regulation of the imported food as well as quality inspection and control. The SAIC (mostly through its local counterparts) is responsible for regulating the advertising of food. The SFDA (together with its local counterparts) is responsible for examination and approval of the registration, labeling, advertising and supervision of health food (including imported health food).

        The PRC Food Regulations require that imported food conform to the national food safety standards and be subject to inspection by the AQSIQ and its local counterparts. After passing the inspection and obtaining a sanitation registration certificate issued by the AQSIQ or its local counterparts, food products can be imported into China and then distributed in the China market.

        The PRC Food Regulations also require packaging for food imported into China to have labels and instructions in Chinese showing specific information, such as the name, list of ingredients and quantitative labeling of ingredients, energy and nutrients, place of origin, name and address of the domestic importer or distributor, production date, date of minimum durability, storage instructions, instructions for use and target population group, but any claims as to prevention, alleviation, treatment or cure of a disease or use of a drug's name implying the treatment and functional effects must not appear in the labeling.

        China currently is implementing a stricter inspection system for health food. To the extent that some of our products may be deemed as health food, we may have to comply with the special regulations and rules applicable to health food. For example, in addition to AQSIQ's inspection and labeling requirement, the PRC Food Regulations could require us to apply for registration of health foods with the SFDA and obtain a Health Food Import Approval Certificate. Furthermore, advertisement about any health food will be reviewed and approved by the SFDA before placement or publication.

        The AQSIQ, the SAIC, the SFDA, the Ministry of Commerce ("MOC") and their local counterparts can perform routine and unannounced inspections of importers and distributors in the food industry to ensure compliance with the PRC Food Regulations. In recent years, these government agencies have jointly taken numerous inspection and enforcement actions to deal with illegal practices in the food market and promote sound development of food industry in China. The enforcement actions have often resulted in correction orders, monetary penalties, revocation of business licenses or approval certificates, or suspension of import decision imposed by such agencies for non-compliance.

        The regulatory environment in China is becoming more stringent. We believe that the food industry is likely to face a more aggressive enforcement environment in the future, which could result in additional product testing and approval requirements, additional record-keeping requirements, additional or different labeling standards, recalls or discontinuance of certain products, and other new standards and requirements, which could negatively affect our consolidated financial position, results of operation and cash flows.

Environmental Regulation

        Our facilities and operations, in common with those of similar industries making similar products, are subject to many federal, state, provincial and local requirements, rules and regulations relating to the protection of the environment and of human health and safety. We continually examine ways to reduce our emissions and minimize waste and limit our exposure to any liabilities, as well as decrease costs related to environmental compliance. Costs to comply with current and anticipated environmental requirements, rules and regulations are not anticipated to be material when compared with overall costs and capital expenditures. Accordingly, we do not anticipate that such costs will have a material effect on our financial position, results of operations, cash flows, or competitive position.

International Operations

        We market nutritional supplement products through subsidiaries, distributors, retailers and direct mail in approximately 80 countries throughout Europe, the Middle East, Africa, Central America, North America, South America, Asia, the Caribbean islands and the Pacific Rim countries.

        We conduct our international operations to conform to local variations, economic realities, market customs, consumer habits and regulatory environments. We modify our products (including labeling of such products) and our distribution and marketing programs in response to local and foreign legal requirements and customer preferences.

        Our international operations are subject to many of the same risks our domestic operations face. These include competition and the strength of the relevant economy. In addition, international operations are subject to certain risks inherent in conducting business abroad, including foreign regulatory restrictions, fluctuations in monetary exchange rates, import-export controls and the economic and political policies of foreign governments. Government regulations in foreign countries may prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors in those countries. These distributors are independent contractors whom we do not control. The importance of these risks increases as our international operations grow and expand. Foreign currency fluctuations, and, more particularly, changes in the value of the British pound, the euro, the

Canadian dollar and the Chinese yuan as compared to the U.S. dollar, affect virtually all our international operations.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations," for additional information regarding the geographic areas in which we conduct our business and the effect of foreign currency exchange rates on our operations.

Trademarks and Patents

  General

        We own trademarks registered with the U.S. Patent and Trademark Office (the "PTO") and many foreign jurisdictions for our Nature's Bounty®, Ester-C®, Solgar®, MET-Rx®, American Health®, Osteo Bi-Flex®, Flex-A-Min®, Sundown®, Rexall®, Worldwide Sport Nutrition®, Puritan's Pride®, Holland & Barrett®, Vitamin World® and Leiner® trademarks, among others, and with the appropriate U.K., EU, Benelux or Canadian authorities for our Holland & Barrett®, Le Naturiste®, SISU®, and Julian Graves® trademarks, among others. We have a license to use the GNC mark in the United Kingdom. Our policy is to pursue registrations for all trademarks associated with our key products. U.S. registered trademarks have a perpetual life, as do trademarks in most other jurisdictions, as long as they are renewed on a timely basis and used properly as trademarks, subject to the rights of third parties to seek cancellation of the trademarks if they claim priority or confusion of usage. We regard our trademarks and other proprietary rights as valuable assets and believe they have significant value in marketing our products. We hold U.S. and foreign patents on inventions embodied in certain products, including Ester-C® and Co-Q10 products.

  United States

        We have developed many brand names, trademarks and other intellectual property for products in all areas. We consider the overall protection of our patent, trademark, license and other intellectual property rights to be paramount. As such, we vigorously protect these rights from infringement. We have approximately 2,500 trademark registrations and applications with the PTO or foreign trademark offices.

        We hold approximately 50 patents and patent applications, in the United States and in certain other countries, most of which relate to Ester-C® and two of which relate to our Co-Q10 products. We also are prosecuting patent applications actively on a worldwide basis for Ester-C® compositions. U.S. patents for Ester-C® expire between February 2019 and June 2021. Most foreign patents for Ester-C® products expire between February 2019 and June 2021, with a large number of foreign patents expiring in 2019.

  Canada

        Each of our Solgar, Le Naturiste, Vita Health, Nature's Bounty, MET-Rx and SISU subsidiaries owns the trademarks registered in Canada for its respective brand.

  U.K./Ireland

        Our Holland & Barrett subsidiary owns trademarks registered in the U.K. and in the EU for its Holland & Barrett® trademark, and has rights to use other names essential to its business. NBTY Europe Limited is the exclusive licensee of the trademarks essential to the GNC (UK) business in the U.K. Our Nature's Way subsidiary owns the Nature's Way® trademarks in Ireland. Our Solgar subsidiary owns trademarks in the U.K. and in the EU, and our Julian Graves subsidiary owns the Community Trademarks for its trade name and logo.

  Netherlands

        Our De Tuinen subsidiary owns trademarks registered in the Benelux Office for Intellectual Property, and Community Trademarks, which are in force throughout the EU, for its De Tuinen® trademarks.

  China

        We own trademark applications and registrations for most of our material trademarks, which are filed with the Chinese Trademark Office. We also own patents for Ester-C® compositions, issued by the Chinese Patent Office.

Raw Materials

        In Fiscal 2010, we spent approximately $700 million on raw materials (approximately $600 million domestically), excluding packaging and similar product materials. The principal raw materials required in our operations are vitamins, minerals, herbs and gelatin. We purchased the majority of our vitamins, minerals and herbs from raw material manufacturers and distributors in Asia, Europe, North America and South America. We believe that there are adequate sources of supply for all our principal raw materials, and in general we maintain two to three suppliers for many of our raw materials. From time to time, weather or unpredictable fluctuations in the supply and demand may affect price, quantity, availability or selection of raw materials. We believe that our strong relationships with our suppliers yield high quality, competitive pricing and overall good service to our customers. Although we cannot be sure that our sources of supply for our principal raw materials will be adequate in all circumstances, we believe that we can develop alternate sources in a timely and cost effective manner if our current sources become inadequate. During Fiscal 2010, no one supplier accounted for more than 6% of our raw material purchases. Due to the availability of numerous alternative suppliers, we do not believe that the loss of any single supplier would have a material adverse effect on our consolidated financial condition or results of operations.

Properties

        United States.    At March 31, 2011, we owned a total of approximately 2.8 million square feet, and leased approximately 2.1 million square feet, of administrative, manufacturing, warehouse and distribution space in various locations in the United States and its territories. At March 31, 2011, we operated 446 Vitamin World retail locations in 43 states in the United States, Guam, Puerto Rico and the Virgin Islands. Generally, we lease retail properties for five to ten years at varying annual base rents and percentage rents. The Vitamin World retail stores have an average of approximately 1,220 square feet.

        UK/Ireland.    Holland & Barrett owns a 281,000 square foot administrative, manufacturing and distribution facility and a 100,500 square foot manufacturing facility in Burton, UK. NBTY Europe Limited owns a 30,000 square foot administrative facility in Nuneaton, U.K. Solgar leases 50,000 square feet of administrative and distribution space in Tring, UK. We lease all but one of our 965 Holland & Barrett, GNC (UK), Julian Graves and Nature's Way retail stores for varying terms, at varying annual base rents. 25 Holland & Barrett, four GNC (UK), 53 Julian Graves and eight Nature's Way stores are subject to percentage rents. Holland & Barrett stores have an average of approximately 965 square feet, Nature's Way stores have an average of approximately 810 square feet; the GNC (UK) stores have an average of approximately 870 square feet, and the Julian Graves stores have an average of approximately 680 square feet.

        Netherlands.    De Tuinen leases a 71,400 square foot administrative and distribution facility in Beverwijk. At March 31, 2011, De Tuinen leased locations for 96 retail stores on varying terms at varying annual base rents. Of these, 87 are operated as company stores and 9 are sub-leased to, and operated by, franchisees. In addition, two franchisees operate a location that the franchisee leases directly from a third party landlord. No De Tuinen store is subject to percentage rents. De Tuinen stores are an average of approximately 1,450 square feet.

        Canada.    During Fiscal 2010, SISU relocated its administrative offices, warehousing and distribution operations to a 19,000 square foot leased facility in Burnaby, British Columbia. At March 31, 2011, Le Naturiste leased a 40,500 square foot administrative facility, consisting of approximately 14,500 square feet of administrative offices and 26,000 square feet of warehouse space, in Montreal, Quebec, and 81 retail locations throughout Canada. Le Naturiste stores each have an average of approximately 775 square feet. Generally, the Le Naturiste stores are generally leased for one to five years at varying annual base rents and percentage rents. Vita Health owns a 185,000 square foot manufacturing, packaging and distribution building in Winnipeg, Manitoba. Vita Health also leases approximately 34,500 square feet of administrative and warehouse space in Winnipeg, Manitoba, which lease will expire in 2011. On September 1, 2010, we entered into a new lease for an approximately 52,000 square foot facility in Winnipeg, Manitoba to replace the 34,500 square foot facility. The effective date of this new lease was November 15, 2010.

        China.    On May 14, 2010, our subsidiary, NBTY Global Hong Kong Limited, acquired Ultimate, a Chinese- foreign joint venture limited company that manufactures softgel capsules. Ultimate owns a 50,000 square foot facility in Zhongshan, China for manufacturing softgel capsules and for administrative offices. In August 2010, Ultimate acquired approximately 20.5 acres of vacant land adjacent to the manufacturing facility.

        The following is a listing, as of March 31, 2011, of all material properties (excluding retail locations and de minimis locations with less than 4,000 square feet) that we own or lease. We are required to pay real estate and maintenance costs relating to most of our leased properties.

Owned Properties

Location	Type of Facility	Approximate Square Feet
United States:
Prescott, AZ	Administration & Manufacturing	65,000
Boca Raton, FL(1)	Administration	58,000
Boca Raton, FL	Manufacturing	84,000
Boca Raton, FL	Distribution	100,000
Deerfield Beach, FL	Packaging	157,000
Pompano Beach, FL(2)	Warehousing	62,000
Augusta, GA	Warehousing	400,000
Carbondale, IL	Administration, Packaging & Distribution	77,000
Carbondale, IL	Administration	15,000
Murphysboro, IL	Warehousing	62,000
South Plainfield, NJ	Administration & Manufacturing	68,000
Bayport, NY	Administration & Storage	12,000
Bayport, NY	Manufacturing	161,500
Bohemia, NY	Administration & Packaging	169,000
Bohemia, NY	Manufacturing	80,000
Bohemia, NY	Manufacturing	75,000
Bohemia, NY(3)	IT	42,000
Holbrook, NY	Administration & Distribution	230,000
Holbrook, NY	Packaging & Engineering	108,000
N. Amityville, NY	Manufacturing & Office	48,300
N. Amityville, NY	Manufacturing	57,000
Ronkonkoma, NY	Administration	110,000
Wilson, NC	Manufacturing	125,000
Hazleton, PA	Distribution	413,600
Canada:
Winnipeg, Manitoba	Manufacturing, Packaging, Distribution, Warehousing & Office	185,000
China:
Zhongshan	Manufacturing & Packaging	50,000
Zhongshan(4)	Vacant Land—approx. 20.5 acres
United Kingdom:
Burton	Administration & Distribution	281,000
Burton	Manufacturing	100,500
Nuneaton	Administration	30,000

	Total approximate square feet owned	3,425,900

(1)
We currently lease several small offices in this building for short term to unaffiliated tenants.

(2)
This facility replaced a 30,000 square foot warehouse in Boca Raton, Florida.

(3)
We reduced the square footage of this facility in a renovation that removed the second floor.

(4)
On August 24, 2010, we purchased approximately 20.5 acres of vacant land adjacent to our manufacturing and packaging facility in Zhongshan, China. The total approximate square feet owned provided above does not include this vacant land.

Leased Properties

Location	Type of Facility	Approximate Square Feet
United States:
Prescott, AZ	Warehousing (term—2015)	29,000
Bentonville, AR	Sales Office (term—December 2011)	4,200
Anaheim, CA	Administration & Manufacturing (term—2013)	286,100
Anaheim, CA	Manufacturing (term—2013)	64,000
Carson/Gardena, CA	Warehousing & Distribution (term—May 2012)	10,600
Carson, CA	Administration & Packaging (term—2014)	267,500
Carson, CA	Distribution (term—2014)	204,000
Carson, CA	Manufacturing (term—2012)	150,400
Garden Grove, CA	Manufacturing & Packaging (term—December 2011)	140,000
Garden Grove, CA	Warehousing (term—2013)	54,000
Valencia, CA	Manufacturing (term—2012)	20,500
Valencia, CA	Manufacturing (term—2012)	32,000
Naples, FL	Manufacturing (term—February 2012)	14,700
Naples, FL	Manufacturing (term—February 2016)	7,000
Naples, FL	Warehousing (term—month to month)	4,800
Naples, FL	Manufacturing (term—February 2016)	18,000
Naples, FL	Manufacturing (term—February 2016)	5,000
Duluth, GA	Warehousing & Distribution (term—October 2011)	32,000
Murphysboro, IL	Warehousing (term—2012)	30,000
Sparks, NV	Distribution (term—2014)	201,300
Leonia, NJ	Administration & Manufacturing (term—July 2014)	57,000
Leonia, NJ	Warehousing & Manufacturing (term—2012)	18,500
Lyndhurst, NJ	Administration, Packaging & Distribution (term—2017)	130,000
South Plainfield, NJ	Packaging (term—2013)	40,000
Piscataway, NJ	Warehousing (term—2012)	15,000
Bohemia, NY	Administration & Warehousing (term—2020)	110,000
Ronkonkoma, NY	Warehousing (term—November 2011)	83,600
Ronkonkoma, NY	Warehousing (term—2014)	75,000
Canada:
Burnaby, British Columbia	Administration, Warehousing & Distribution (term—2017)	19,000
Mississauga, Ontario	Offices (term—June 2011)	3,800
Montreal, Quebec	Warehousing (term—2018)	26,000
Montreal, Quebec	Office (term—2018)	14,500
Winnipeg, Manitoba(1)	Offices & Warehousing (term—August 2011)	34,500
Winnipeg, Manitoba(2)	Offices & Warehousing (term—2017)	52,000
China:
Beijing	Offices (term—August 2012)	7,080
Beijing	Warehousing (term—August 2012)	32,300
United Kingdom:
Burton	Offices & Warehouse (term—2024)	43,300
Nuneaton	Administration (term—2012)	8,300
Tring	Administration & Warehousing (term—2016)	25,000
Tring	Warehousing, Distribution & Offices (term—2016)	25,000
Netherlands:
Beverwijk	Administration & Distribution (term—2013)	71,400
New Zealand:
Auckland	Offices & Warehousing (term—2012)	4,800
South Africa:
Randburg	Offices & Warehousing (term—June 2012)	13,800
Spain:
Madrid	Administration & Distribution (term—Dec. 2011)	6,500

	Total approximate square feet leased	2,491,480

	Total approximate square feet owned and leased	5,917,380

(1)
The lease for this facility will not be renewed.

(2)
On September 1, 2010, we entered into a new lease for a 52,000 square foot facility, which will replace our nearby facility. Occupancy of the new facility began in January 2011.

Warehousing and Distribution

        As of March 31, 2011, we had approximately 3.5 million square feet dedicated primarily to warehousing and distribution. This figure includes our facilities in Long Island, New York; Carbondale and Murphysboro, Illinois; Carson, Garden Grove and Gardena, California; Augusta and Duluth, Georgia; Piscataway, Lyndhurst and Leonia, New Jersey; Boca Raton and Pompano Beach, Florida; Sparks, Nevada; Hazleton, Pennsylvania; Prescott, Arizona; Burton and Tring, U.K.; Winnipeg, Manitoba; Montreal, Quebec, and Burnaby, British Columbia, Canada; Madrid, Spain; Randburg, South Africa; Auckland, New Zealand; Beverwijk, Netherlands and Beijing, China.

        Our Direct Response/Puritan's Pride orders are handled by our domestic distribution center that is integrated with our order entry systems so we typically ship out orders within 24 hours of their receipt. Once a customer's telephone, mail or internet order is completed, our computer system forwards the order to our distribution center, where all necessary distribution and shipping documents are printed to facilitate processing. Thereafter, the orders are prepared, picked, packed and shipped continually throughout the business day. We operate a proprietary, state-of-the-art, automated picking and packing system for frequently shipped items. We are capable of fulfilling 16,000 Direct Response/Puritan's Pride orders daily. A system of conveyors automatically routes boxes carrying merchandise throughout our primary Long Island distribution center for fulfillment of orders. Completed orders are bar-coded and scanned and the merchandise and ship date are verified and entered automatically into the customer order file for access by sales associates before shipment. We currently ship our U.S. orders primarily through the United Parcel Service, Inc., serving domestic markets. In Canada, we currently use various common carriers for shipments, and we primarily use Global Mail for international markets. Holland & Barrett and GNC (UK) use Royal Mail and Home Delivery Network for deliveries in the U.K., Julian Graves use Royal Mail and APC for deliveries in the U.K., and Nature's Way uses the Irish postal service for deliveries in Ireland. De Tuinen uses TNT Post NL for deliveries in the Netherlands.

        We currently distribute our products to our retail stores from our distribution centers through Company-owned trucks, as well as contract and common carriers in the United States, Canada, Ireland, Netherlands, New Zealand, China, South Africa, Spain and the U.K. Deliveries are made directly to Vitamin World and Le Naturiste stores once per week or once every other week, depending on the needs at various store locations. Deliveries are made directly to Company-owned and operated Holland & Barrett, GNC (UK), Julian Graves, Nature's Way, and De Tuinen stores once or twice per week, depending on each store's inventory requirements. In addition, we ship products overseas in pallet amounts and by container loads. We also operate additional distribution centers in Burton and Tring, U.K.; Madrid, Spain; Auckland, New Zealand; Randburg, South Africa; Beverwijk, Netherlands; and Beijing, China.

        All our properties are covered by all-risk and liability insurance, in amounts and on terms that we believe are customary for our industry.

        We believe that these properties, taken as a whole, are generally well-maintained, and are adequate for current and reasonably foreseeable business needs. We also believe that substantially all our properties are being utilized to a significant degree.

Legal Proceedings

Sale of the Company

        On July 22, 2010 and on August 10, 2010, respectively, plaintiffs filed two actions, captioned Philip Gottlieb v. NBTY, Inc., et al, ("Gottlieb"), and Bredthauer v. NBTY, Inc., et al., ("Bredthauer"), each as a purported class action against the Company, the members of its Board of Directors, The Carlyle Group and certain Carlyle-related entities (The Carlyle Group and the Carlyle-related entities, collectively the "Carlyle Group"), challenging the Board of Directors' decision to sell the Company to the Carlyle Group for the price of $55 per share. The complaint, in each of these cases, alleged that this price per share did not represent fair value for the Company and sought to enjoin the anticipated sale and to invalidate certain related transactions. The Bredthauer lawsuit, filed in the Supreme Court of the State of New York, County of Suffolk, was dismissed by Plaintiff. Plaintiff then joined in the Gottlieb lawsuit, filed in the Supreme Court of the State of New York, County of Nassau. On January 11, 2011, the parties entered into a stipulation of settlement providing for the proposed settlement and dismissal with prejudice of the remaining action, which was subject to, among other things, court approval following notice to the members of the putative class. Following notice to the class, the court approved the settlement on April 27, 2011, dismissing the action with prejudice and directing the payment of certain attorneys' fees and expenses.

Stock Purchases

        On May 11, 2010, a putative class-action, captioned John F. Hutchins v. NBTY, Inc., et al, was filed in the United States District Court, Eastern District of New York, against NBTY and certain officers, claiming that the defendants made false material statements, or concealed adverse material facts, for the purpose of causing members of the class to purchase NBTY stock at allegedly artificially inflated prices. An amended complaint was served on February 1, 2011. The Company moved to dismiss the amended complaint on March 18, 2011 and that motion is pending. We believe the claims to be without merit and intend to vigorously defend this action. At this time, however, no determination can be made as to the ultimate outcome of the litigation or the amount of liability, if any, on the part of any of the defendants.

Nutrition Bars

        Our subsidiary, Rexall Sundown, Inc. ("Rexall"), and certain of its subsidiaries, are defendants in a class-action lawsuit, captioned Jamie Pesek, et al. v. Rexall Sundown, Inc., et al., filed in California Superior Court, County of San Francisco in 2002 on behalf of all California consumers who bought various nutrition bars. Plaintiffs allege misbranding of nutrition bars and violations of California unfair competition statutes, misleading advertising and other similar causes of action, and such restitution, legal fees and injunctive relief. We believe this lawsuit to be without merit and have defended this action vigorously. The parties have entered into settlement negotiations to resolve the matter. Until the settlement is finalized, however, no determination can be made at this time as to the final outcome of this case, nor can its materiality be accurately ascertained.

FTC Investigation of Certain Children's Multi Vitamin and Mineral Products

        In letters dated July 22, 2010, the Division of Advertising Practices of the FTC informed us of a non-public FTC investigation of certain allegedly false or unsubstantiated, or both, advertising statements regarding certain children's multiple vitamin and mineral products sold by us. The letters, which included a proposed Complaint and Judgment and Order for Permanent Injunction and Other Relief, indicated that the FTC may seek injunctive and other relief against us. On October 26, 2010, NBTY signed a proposed agreement with the FTC to resolve this matter. On March 22, 2011, the FTC issued a Decision and Order approving that proposed settlement. Pursuant to that Order, NBTY subsequently paid $2.1 million (which we accrued as of September 30, 2010) to the FTC. The money paid is to be used in the first instance for equitable relief, including restitution to consumers. The Order also required NBTY to agree to certain advertising restrictions and requirements.

Employment Class Actions

        On or about July 7, 2010, a putative class action captioned Hamilton and Taylor v. Vitamin World, Inc. was filed against one of our subsidiaries in the Alameda Superior Court, California. Plaintiffs seek to represent a class of employees in connection with several causes of action alleging: (1) failure to pay overtime and regular wages; (2) failure to provide meal periods; (3) failure to provide rest periods; (4) unfair competition; (5) failure to pay wages due upon termination; and (6) failure to furnish accurate itemized wage statements. Plaintiffs describe the class as all non-exempt current and former employees of Vitamin World Stores in California. To date, the Plaintiffs have filed an amended complaint and discovery has been initiated. The Company challenges the validity of the claims and intends to vigorously defend this action. Discovery is ongoing. At this time, however, no determination can be made as to the ultimate outcome of the litigation or the amount of liability, if any, on the part of the defendant. In addition, on or about October 27, 2010, a different set of plaintiffs filed an action captioned Hickman v. Vitamin World, Inc. in Solano County Superior Court, California. Vitamin World filed a demurrer and motion to abate that action because it is identical to the instant Hamilton complaint and the parties have agreed to dismiss the Hickman action.

        On or about April 8, 2010, a putative class action captioned Dirickson v. NBTY Acquisition, LLC, NBTY Manufacturing, LLC, NBTY, Inc., and Volt Management Corporation ("Volt") was filed against the Company and certain subsidiaries in the Superior Court of California, County of Los Angeles. Volt is not related to the Company. Plaintiff seeks to represent a class of employees in connection with several causes of action alleging: (1) failure to pay missed meal periods; (2) failure to pay wages when due; (3) failure to furnish accurate itemized wage statements; and (4) unfair competition. The Complaint seeks damages on behalf of all non-exempt employees within the State of California who worked for Volt or any of the NBTY entities between April 8, 2006 and April 8, 2010 (the "Class Period"). In June 2010, Volt filed a motion to compel arbitration, and the NBTY entities joined the motion insofar as it sought to arbitrate Dirickson's claims against Volt. On August 11, 2010, the Court issued an order regarding Volt's Motion to Compel Arbitration, directing arbitrations of the claims against Volt, and of only those claims against the NBTY entities as to which the Volt arbitration agreement applied. The remaining claims against NBTY entities were to go forward in the civil case. The NBTY entities have entered into settlement discussions with the plaintiffs, and those discussions are ongoing. Until such settlement is finalized, however, no determination can be made as to the ultimate outcome of the litigation or the amount of liability, if any, on the part of the defendant.

Claims in the Ordinary Course

        In addition to the foregoing, other regulatory inquiries, claims, suits and complaints (including product liability, intellectual property and Proposition 65 claims) arise from time to time in the ordinary course of our business. We believe that such other inquiries, claims, suits and complaints would not have a material adverse effect on our consolidated financial condition or results of operations, if adversely determined against us.

MANAGEMENT

        The following table sets forth the names and ages of members of our Board of Directors (the "Board" or "Directors") and executive officers and the positions they held with us as of May 31, 2011, each of whom serves an indefinite term until his or her successor has been appointed and qualified.

Name	Age	Position
Sandra Horbach	50	Chairman of the Board
David Bernauer	66	Director
Marco De Benedetti	48	Director
Robert Essner	63	Director
Allan Holt	59	Director
Elliot Wagner	34	Director
Jeffrey Nagel	46	Director and Chief Executive Officer ("CEO")
Harvey Kamil	67	President and Chief Financial Officer ("CFO")*
Irene Fisher	45	Senior Vice President—General Counsel
James Flaherty	54	Senior Vice President—Marketing and Advertising
Hans Lindgren	50	Senior Vice President—Operations and Corporate Secretary
Karla Packer	51	Senior Vice President—Human Resources
Glenn Schneider	41	Senior Vice President—Assistant to the CEO
*
NBTY entered into an employment agreement with Michael Collins on May 24, 2011. Under Mr. Collins' employment agreement and Mr. Kamil's amended employment agreement, on June 13, 2011, Mr. Kamil stepped down as President and CFO to become NBTY's Vice Chairman, and Mr. Collins became NBTY's CFO.

Sandra Horbach

        Sandra Horbach has served as a member of our Board since October 2010 and Chairman of the Board since May 2011. She is a Managing Director of The Carlyle Group, where she focuses on U.S. buyout investment opportunities in the consumer and retail industries and serves as head of the Global Consumer and Retail team. She currently serves on the Board of Directors of Dunkin' Brands and CVC Brasil Operadora e Agencia de Viagens S.A. Ms. Horbach is a member of the Board of Trustees and Chairs the Investment Committee at Rockefeller University, is a member of the Stanford Business School Advisory Council, and serves on the Board of Trustees of The Chapin School in New York. Before joining The Carlyle Group, Ms. Horbach spent 18 years at Forstmann Little, a private investment firm. She also spent two years in the mergers and acquisition department of Morgan Stanley. Ms. Horbach received her Masters in Business Administration from the Stanford University Graduate School of Business and her Bachelor of Arts from Wellesley College. This experience, in particular her extensive experience in the retail and consumer industries, and her experience on other boards, led to the conclusion that Ms. Horbach should serve as a Director.

David Bernauer

        David Bernauer has served as a member of our Board since February 2011. He is the retired Chairman and CEO of Walgreen Co. He previously served as Chairman of Walgreen from July 2006 until July 2007. From 2003 until July 2006, Mr. Bernauer served as Chairman and CEO of Walgreen. From 2002 to 2003, he served as President and CEO of Walgreen; from 1999 to 2002 as President and

Chief Operating Officer of Walgreen; and he has served in various management positions, with increasing areas of responsibility at Walgreen since 1966. Currently, he is also a Director of Lowe's Companies, Inc. and Office Depot, Inc. This experience, including his prior executive and other leadership roles at a major national retailer, led to the conclusion that Mr. Bernauer should serve as a Director.

Marco De Benedetti

        Marco De Benedetti has served as a member of our Board since October 2010. He is a Partner and Managing Director of The Carlyle Group and Co-Head of its Europe buyout team. He is based in Milan, Italy. Mr. De Benedetti serves on the Board of Directors of each of Cofide S.p.A (since 1994) and Parmalat S.p.A (since 2005), Moncler (since 2008) and Commscope (since 2010). Before joining The Carlyle Group, Mr. De Benedetti was the CEO of Telecom Italia. Mr. De Benedetti was the CEO of Telecom Italia Mobile from 1999 until its merger with Telecom Italia. Previously, Mr. De Benedetti was the Chairman of Infostrada, the main alternative fixed-line carrier for voice services and internet access in Italy, and CEO of Olivetti Telemedia, the telecommunications and multimedia business of the Olivetti Group. Between 1987 and 1989, Mr. De Benedetti worked for Wasserstein, Perrella & Co. in New York. In 1990, he joined the Olivetti Group as Assistant to the CEO of Olivetti Systems and Networks, and he was later appointed as Group Director of Marketing and Services. In 1992, he was appointed General Manager of Olivetti Portugal. Mr. De Benedetti received his Bachelor's degree in history and economics from Wesleyan University and his Masters in Business Administration from the Wharton School at the University of Pennsylvania. This experience, in particular his extensive executive and business management experience, led to the conclusion that Mr. De Benedetti should serve as a Director.

Robert Essner

        Robert Essner has served as a member of our Board since February 2011. He is a Senior Advisor at The Carlyle Group focused on identifying and evaluating global investment opportunities in the healthcare sector. Mr. Essner was Chairman and CEO for Wyeth from 2003 until 2008. Mr. Essner worked for 32 years in the pharmaceutical industry and during that time served in many leadership roles, including Chairman of the Pharmaceutical Research and Manufacturers Association. Mr. Essner is currently Lead Director of MassMutual. He served as Chairman of the not-for-profit Children's Health Fund Corporate Council for 13 years and is presently on their Board of Trustees. He is a trustee of Lincoln Center for the Performing Arts. Mr. Essner is Executive-in-Residence and Adjunct Professor at Columbia Business School, where he teaches courses in Healthcare Management. Mr. Essner received a Master's degree from the University of Chicago and a Bachelor's degree from Miami University. This experience, including his extensive background and experience in the pharmaceutical industry, led to the conclusion that Mr. Essner should serve as a Director.

Allan Holt

        Allan M. Holt has served as a member of our Board since October 2010. Mr. Holt, a Partner and Managing Director of The Carlyle Group, is currently the head of the U.S. Buyout group focusing on opportunities in the Aerospace/Defense/Government Services, Automotive & Transportation, Consumer, Healthcare, Industrial, Technology and Telecom/Media sectors. Mr. Holt is a graduate of Rutgers University and received his M.B.A. from the University of California, Berkeley. He serves on the boards of directors of Booz Allen Hamilton Holding Corporation, HCR Manor Care, Inc., HD Supply, Inc., and SS&C Technologies, Inc., as well as on the non-profit boards of directors of The Barker Foundation Endowment Fund, The Hillside Foundation, Inc., The National Children's Museum and The Smithsonian National Air and Space Museum. Mr. Holt also served on the boards of directors of Aviall, Inc. (from 2001 to 2006), Fairchild Imaging, Inc. (from 2001 to April 2011) and Vought

Aircraft Industries, Inc. (from 2000 to June 2010). This experience, including his extensive experience in finance and his experience on other boards, led to the conclusion that Mr. Holt should serve as a Director.

Elliot Wagner

        Elliot Wagner has served as a member of our Board since October 2010. He is a Principal of The Carlyle Group, where he focuses on U.S. buyout opportunities in the consumer and retail sector. From 2000 to 2008, Mr. Wagner was a member of The Carlyle Group's Global Aerospace, Defense, Technology and Business/Government Services team. Before joining The Carlyle Group in 2000, Mr. Wagner was with Lehman Brothers Inc., focusing on mergers, acquisitions and financings for defense, consumer and technology companies. Mr. Wagner received his Bachelor of Science degree from Cornell University. This experience, in particular his experience with companies in the retail and consumer industries, led to the conclusion that Mr. Wagner should serve as a Director.

Jeffrey Nagel

        Jeffrey Nagel has served as a member of our Board and has been our CEO since December 6, 2010. Mr. Nagel came to NBTY from General Electric Company. During his GE career, Mr. Nagel served in a variety of leadership positions throughout the organization. In 2006, he was made a GE corporate officer and appointed as the Vice President and General Manager of GE Oil & Gas Global Services. Previously, he served as President & CEO of GE Inspection Technologies, General Manager of Business Development in GE Aircraft Engines and President of GE Home Electric Products. Mr. Nagel joined GE in 1997 as a Manager in Business Development at GE Lighting. Before joining GE, Mr. Nagel worked at Energy Biosystems Corporation, Cannon Associates, Reid & Hostage and Strategic Planning Associates (now Mercer Management). Mr. Nagel received his Bachelor of Science and Masters in Business Administration from Carnegie Mellon. This experience led to the conclusion that Mr. Nagel should serve as a Director, so that his perspective as our CEO would be reflected in the Board's discussions.

Michael Collins

        Michael Collins became our CFO on June 13, 2011. Mr. Collins, age 47, comes to NBTY from Sears Holdings Corporation, where he served as Chief Financial Officer since 2008. Before joining Sears, Mr. Collins served as Executive Vice President—Financial Planning & Analysis at NBC Universal from 2004 to 2008. Before joining NBC, Mr. Collins served in various roles at General Electric Company and its affiliates. Mr. Collins received his Bachelor of Science in Economics from the Wharton School of Business, University of Pennsylvania, and is a Certified Public Accountant.

Harvey Kamil

        Harvey Kamil was our President since 2002 and our CFO since 1982 when he joined the Company. Effective June 13, 2011, Mr. Kamil stepped down as President and CFO of NBTY and became NBTY's Vice Chairman. Mr. Kamil taught as an adjunct professor at Suffolk County Community College for thirteen years. He serves on the Board of Directors of the Council for Responsible Nutrition ("CRN") and on the Board of Directors of the Natural Products Association. Mr. Kamil received his Bachelor of Business Administration and Masters in Business Administration from the Baruch School of Business, City University of New York, and is a Certified Public Accountant and Certified Management Accountant.

Irene Fisher

        Irene Fisher has been Senior Vice President of the Company since October 1, 2010. She has also been General Counsel of NBTY since joining the Company in July of 2002. Before joining the Company, she was General Counsel of Big Flower Press, a NYSE listed printing and digital services company, and Chancery Lane, an investment vehicle controlled by the late Theodore Ammon. Ms. Fisher began the practice of law with Milbank Tweed Hadley McCloy, specializing in mergers, acquisitions, financings and securities matters. Ms. Fisher received her Juris Doctorate from Harvard Law School and her Bachelor of Arts and Masters Degree from Yale University.

James Flaherty

        James Flaherty has been the Senior Vice President/Marketing and Advertising of NBTY, Inc. since 1987. He joined the Company in 1979 as a Marketing Manager. In his current position, he directs the in-house staff of marketing, advertising, media and graphic design professionals in the planning, creation and execution of the Company's advertising, packaging and promotional programs across all mediums. Mr. Flaherty is Vice Chair of CRN and serves on the Media Relations committee of the CRN. Mr. Flaherty received his Bachelor of Science degree in Business Administration and Marketing from the State University of New York at Albany.

Hans Lindgren

        Hans Lindgren has been the Senior Vice President/Operations and Corporate Secretary since January 1, 2008. He has been involved in various aspects of the Company's operations since joining the Company in 1992. Before joining the Company, Mr. Lindgren worked for the LM Ericsson Telephone Company. He joined Ericsson in 1982 and was responsible for the preparation of installation documentation and software implementation for various European, Middle East and Far East installation sites. Previously, Mr. Lindgren served as a Captain in the Swedish Army Reserves from 1980 to 1982. He received his degree in telecommunications from Alvkullegymnasiet, a technical college in Sweden.

Karla Packer

        Karla Packer has served as Senior Vice President/Human Resources since April 2011. Ms. Packer previously served as Senior Vice President of Human Resources at IMS Health Incorporated, a leading provider of market intelligence to the pharmaceutical and healthcare industries since 2007. Before joining IMS Health, Ms. Packer was Vice President of Human Resources for IAC/InteractiveCorp, a $6 billion E-Commerce entity, whose brands include Ticketmaster, Expedia and Home Shopping Network. Ms. Packer spent six years at Avon Products, where she developed human resources strategies in support of Global Marketing, Brand Development, Manufacturing, Supply Chain Strategy, and Research and Development. She started her career at IBM, where she held several positions in the areas of IT organization, sales, marketing and human resources. Ms. Packer received her Bachelor of Science in Mathematics from Tufts University.

Glenn Schneider

        Glenn Schneider has been Senior Vice President/Assistant to the CEO, since January 1, 2009 and CEO of United States Nutrition, Inc., our wholly owned subsidiary, since December 2008. He has been involved in the Company in various aspects of marketing, advertising and product development since he joined the Company in 2000. Previously, Mr. Schneider was an owner of Nutrition Warehouse, where he handled all aspects of sales and marketing. He joined the Company when it acquired Nutrition Warehouse. Mr. Schneider received his Bachelor of Science degree in Marketing and Management from Ithaca College.

Director Independence and Selection

        Following the Merger, all our equity securities are owned by Holdings; certain investment funds affiliated with The Carlyle Group own substantially all the outstanding equity of Holdings. As a result, our common stock has been delisted from the NYSE and its registration under Section 12 of the Exchange Act has been terminated. As of May 31, 2011, our Board of Directors consisted of Jeffrey Nagel and six persons associated with and appointed by Carlyle. Our Board has not made a formal determination as to whether each director is "independent" because we have no equity securities listed for trading on a national securities exchange. Because of their relationships with Carlyle or with us, however, we do not believe that any of our directors would be considered independent under the NYSE's definition of independence.

        In identifying nominees for director, consideration is given to the diversity of professional experience, education and backgrounds among the directors so that a variety of points of view are represented in Board discussions and deliberations concerning our business.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview; Compensation Philosophy and Objectives

        This Compensation Discussion and Analysis (this "CD&A") describes the Company's compensation policy for Fiscal 2010 with respect to the individuals listed in the Summary Compensation Table on page 121 of this prospectus, whom we call our "named executive officers." This CD&A also provides context for the information in the compensation tables set forth below. Unless the context requires otherwise, references to the "Compensation Committee" or the "Committee" in this CD&A refer to the Compensation Committee of our Board before the Merger. In connection with the Merger, all our then-serving non-executive directors, including the members of the Compensation Committee, resigned. Since none of the members of the current Board, including the current members of the compensation committee, served on the Compensation Committee during Fiscal 2010, we are relying on records of the Compensation Committee for Fiscal 2009 and Fiscal 2010 to explain the basis for the Company's compensation policy for Fiscal 2010.

        During Fiscal 2010, the Compensation Committee oversaw our executive compensation program. The Compensation Committee designed an executive compensation program that the Committee believed not only addressed our stockholders' need for talented individuals to foster our entrepreneurial culture, but also appropriately rewarded the named executive officers for their contributions to our performance. The Compensation Committee considered factors such as an executive's level of responsibility, experience, tenure and contributions to the Company's overall performance and key strategic initiatives. The Compensation Committee also considered compensation offered by companies comparable to ours that compete with us for executive talent. What the Compensation Committee considered important has varied from year to year from the perspective of individual and organizational performance, based on the Company's goals, strategies and performance.

Role of Consultants in Compensation Determinations

        From time to time, the Compensation Committee engages compensation consultants to provide market information about compensation practices of similar companies. The Compensation Committee engaged Towers Watson beginning in December 2008 to conduct an annual analysis of the total compensation we pay to our named executive officers compared to competitive market data. Towers Watson presented its Fiscal 2010 competitive compensation analysis at the December 2009 Compensation Committee meeting. See "—An Overview" below for additional information regarding this analysis.

Role of CEO, President/CFO and General Counsel in Compensation Determinations

        From time to time, at the invitation of the Compensation Committee, our former Chairman and CEO, Scott Rudolph, attended Compensation Committee meetings, except those that addressed his own compensation. With respect to Fiscal 2010 executive compensation decisions the Compensation Committee solicited the insights of Mr. Rudolph and Harvey Kamil, our President/CFO at the time. Their perspectives on executive compensation played an important role in the Compensation Committee's final recommendations. By participating in Compensation Committee meetings or responding to inquiries from members of the Compensation Committee, Mr. Rudolph, Mr. Kamil and, from time to time, our General Counsel, shared their views on the Company's strategy for the future, the Company's overall performance and historical information regarding incumbents, and also provided their evaluation of individual performance in light of Company goals and strategies. Historically, the Compensation Committee gave substantial weight to these recommendations, insights and observations. Although the Compensation Committee reserved the right to modify or reject any recommendation, the Compensation Committee, Mr. Rudolph and Mr. Kamil historically reached a consensus on executive compensation design and levels.

An Overview

        During Fiscal 2010, as in prior years, the Compensation Committee employed a three-step analysis to determine executive compensation. We discuss below how the Compensation Committee determined the amount and type of compensation best suited to the Company's goals and how we believe these decisions reflect the Company's compensation philosophy.

        Company Performance.    In evaluating performances, the Compensation Committee considered our overall financial and operating performance during the period, as well as our achievement of strategic and tactical goals. We discuss the criteria considered in determining compensation for Fiscal 2010 in more detail below. In evaluating the Company's performance, the performance measures considered by the Compensation Committee have varied from year to year and, in the past, have included such measures as net sales, earnings before income tax, depreciation and amortization, or "EBITDA," net income and gross margins. For the bonus program established for our named executive officers other than Messrs. Rudolph and Kamil, the Compensation Committee did not establish performance measures in advance, but rather awarded bonuses based on its subjective assessment of the Company's performance. Messrs. Rudolph and Kamil were eligible for bonuses under The NBTY, Inc. Executive Bonus Plan (the "Executive Bonus Plan"), which bases bonuses on performance measures. Bonuses under the Executive Bonus Plan are intended to qualify such payments as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). As discussed below, the performance measures under the Executive Bonus Plan for Fiscal 2010 related to (i) return on equity, (ii) SG&A costs, and (iii) earnings per diluted shares.

        Individual Performance.    As discussed in further detail below, the Compensation Committee evaluated each executive's contributions to our financial and operational achievements, both in terms of our needs during the period and the executive's performance. The Compensation Committee considered the executive's opportunity to contribute to our overall performance, his relative responsibilities and challenges, and how well he met those challenges. The Compensation Committee also considered the executive's potential for future contributions to our long-term success, and evaluated his experience and his management and leadership abilities.

        Competitive Market/Retention of Talent.    The Compensation Committee considered the market for executive talent, and intended to set compensation at competitive levels within the nutritional supplement industry and with reference to other similarly-sized companies, regardless of industry. With the assistance of Towers Watson, the Compensation Committee evaluated available survey and peer group data and consulted with Towers Watson during Fiscal 2010 regarding the appropriate benchmarks for certain executive positions, including the named executive officers.

        Specifically, for Fiscal 2010, the Compensation Committee relied on the proxy information and other publicly available data, compiled in December 2009, for the following 18 similarly-sized or otherwise comparable companies (with annual revenues ranging from approximately $333 million to approximately $5.1 billion):

Alberto-Culver Co.	Mead Johnson Nutrition Company
Celgene Corp.	Mylan Inc.
Cephalon Inc.	Nu Skin Enterprises Inc.
Church & Dwight Co. Inc.	Perrigo Co.
Forest Laboratories Inc.	Ralcorp Holdings Inc.
Herbalife Ltd.	Sepracor Inc.
The J.M. Smucker Co.	United Natural Foods Inc.
King Pharmaceuticals Inc.	USANA Health Sciences Inc.
Mannatech Inc.	Watson Pharmaceuticals Inc.

The data reviewed for these companies included annual revenues and market capitalization information, as well as data on base salary levels, target and actual total cash compensation, long-term incentive compensation opportunities and total direct compensation levels. In addition to this peer company data, Towers Watson also reviewed survey data in performing its annual compensation competitive assessment. Survey data provide insight into positions which may not generally be reported in proxies and information about the compensation of executives of non-public companies. For Fiscal 2010, Towers Watson compiled compensation data from the 2009 Towers Perrin CDB Retail/Wholesale Executive Survey (approximately 40 public and private companies participated in this survey) and the 2009 Towers Perrin's CDB General Industry Executive Survey (approximately 760 companies participated in this survey). The Compensation Committee then reviewed the market data to establish or adjust compensation for the named executive officers such that the targeted cash compensation for the named executive officers approximated the 50th-75th percentile range of the comparable company peer group or the third-party survey data. Generally, the Compensation Committee also targeted total direct compensation (annual base salary, annual cash bonuses and long-term incentives) to approximate the 50th-75th percentile range of the comparable company peer group or the third-party survey data. While the Compensation Committee reviewed peer company and survey data in its assessment of the competitiveness of the Company's executive compensation program, our named executive officers' position within the appropriate competitive market for Fiscal 2010 varied by individual and ranged from approximately the middle of the market to the top quartile, depending on the particular named executive officer. For instance, in the case of one of our named executive officers, total direct compensation exceeded the 50th-75th percentile range of the market data as a result of the Compensation Committee's conclusion that a named executive officer's multiple functions justified the increase.

Executive Compensation Determinations for Fiscal 2010

        During Fiscal 2010, total compensation for our named executive officers consisted of the following components, each of which is discussed in more detail below:

  •
  base salary,

  •
  annual cash bonuses,

  •
  equity-based awards,

  •
  retirement plans, and

  •
  perquisites.

        Base Salary.    We believe the Company must offer competitive base salaries to drive performance and garner commitment from high-quality executives who provide our shareholders and other stakeholders with increased value. Base salaries provide executives with a fixed level of income that gives them a sense of income security, while recognizing that the entrepreneurial atmosphere at NBTY and the need for accountability in performance places their employment and not their income alone at risk. The Compensation Committee considered the responsibilities of each position, the skill and experience required to be successful and the evaluations and performance reviews of Messrs. Rudolph and Kamil when establishing Fiscal 2010 base salary levels. The base salaries of Messrs. Rudolph and Mr. Kamil were not increased during Fiscal 2010 because, under the terms of their respective employment agreements, such increase was determined with reference to the percentage increase in the Consumer Price Index published by the Bureau of Labor Statistics of the U.S. Department of Labor (the "CPI"). Since there was no increase in the CPI in Fiscal 2010, no increase in base salary was required under the terms of their employment agreements. Messrs. Flaherty, Lindgren and Schneider received a 3.4%, 6.2% and 11.1% increase, respectively, in their base salaries reflecting the annual cost of living increases in the Long Island area, individual performances and the Company's financial results for Fiscal 2009, as well as the unique roles and responsibilities of these officers.

        The following table sets forth base salaries for our named executive officers (and the applicable percentage increase rates) for Fiscal 2010 compared to the base salaries set for Fiscal 2009. Base salary increases for Fiscal 2010 for all our named executive officers became effective March 1, 2010.

Named Executive Officer	2009 Base Salary ($)	2010 Base Salary ($)	% Increase
Scott Rudolph	$962,925	$962,925	0.0%
Harvey Kamil	624,600	624,600	0.0%
James Flaherty	307,500	318,000	3.4%
Hans Lindgren	348,500	370,000	6.2%
Glenn Schneider	450,000	500,000	11.1%

        Annual Cash Bonuses.    We believe that annual cash bonuses reward our executives on a short-term basis for their individual performance and contributions to the Company's overall performance and motivate them to advance our goals on a year-over-year basis. With respect to our named executive officers, the Company provides annual cash bonuses pursuant to the Executive Bonus Plan and a discretionary bonus program. For Fiscal 2010, the Compensation Committee designated Messrs. Rudolph and Kamil as the sole participants in the Executive Bonus Plan. The Company's three other named executive officers are eligible for a bonus under the Company's discretionary bonus program, which is based on the Compensation Committee's subjective assessment of the Company's and individual's performance during the year.

Executive Bonus Plan

        Under the Executive Bonus Plan, the Compensation Committee established the following performance goals for Fiscal 2010: (x) return on equity of 13% or more; (y) SG&A costs, excluding advertising, of no more than 34% of sales; and (z) earnings per diluted share of at least $1.96. The target bonus payable under the Executive Bonus Plan for Fiscal 2010, based upon achievement of the performance goals at the 100% level, was set at 200% of a participant's annual base salary.

        In connection with the Merger, the Company reviewed performance under the Executive Bonus Plan for the 11 months ended August 31, 2010 and determined that, based solely on the Company's overall performance for that period, it was very likely that the performance goals established under the Executive Bonus Plan would be met or exceeded in Fiscal 2010. Therefore, under the Executive Bonus Plan, Messrs. Rudolph and Kamil each earned 200% of their base salaries, or $1,925,850 and $1,249,200, respectively, which represented the target bonus payable upon the achievement of the performance goals.

Discretionary Bonus Program

        For Messrs. Flaherty, Lindgren and Schneider, the Compensation Committee did not establish performance goals in advance, but rather awarded bonuses based on its subjective assessment of Company and individual performance. While the discretionary bonus program did not provide our executives with precise and predetermined criteria upon which any bonuses would be payable under the bonus program, it gave the Compensation Committee greater flexibility and permitted the Compensation Committee to make determinations based on a better understanding of the importance of various factors (both quantitative and qualitative) in the context of the Company's actual overall performance.

        The Company's overall performance was, as has been the case in past years, the first and most important factor the Compensation Committee considered in determining whether to award annual cash bonuses and in setting values for any awards. The next most important factor was the executive's individual performance and contribution to the success of his business unit or executive function. The executive's individual performance and contribution may increase the amount of the bonus that would be payable to him based solely on the Company's overall performance. In awarding annual bonuses, the Compensation Committee considered the input and guidance from Messrs. Rudolph and Kamil regarding their assessment of the integral nature of the executive's performance to overall Company success.

        To provide a fuller understanding of the Compensation Committee's compensation determinations with respect to Fiscal 2010 annual bonus payouts to Messrs. Flaherty, Lindgren and Schneider, we believe it may be helpful to set out some of the considerations that affected the Compensation Committee's decisions in determining the cash bonuses for Fiscal 2009. The Company faced many fiscal challenges during the first half of Fiscal 2009, which negatively affected our financial results during that period. These challenges included Leiner acquisition-related costs, unfavorable foreign exchange rates, charges related to information technology infrastructure, and increased raw materials costs. We were able to manage these challenges effectively and ended Fiscal 2009 with record fourth quarter earnings. In the context of reviewing these challenges, the Compensation Committee also considered how individual executives contributed to managing these challenges and achieving our goals. As part of its assessment in Fiscal 2010, the Compensation Committee considered its and Mr. Rudolph's assessment of the individual performance of each named executive officer, including: (i) Mr. Flaherty's efforts in improving brand recognition and spearheading recent marketing campaigns for our numerous brands; (ii) Mr. Lindgren's involvement in the Company's China manufacturing plant operations and the overall efficiency improvements in our facilities; and (iii) Mr. Schneider's contribution to the growth of the wholesale segment. Finally, the Compensation Committee reviewed the historical bonus payouts received by the named executive officers.

        Based on the financial results for the 11 months ended August 31, 2010 as well as the factors described above, the Compensation Committee awarded Fiscal 2010 annual bonuses to Messrs. Flaherty, Lindgren, and Schneider of $275,000, $225,000 and $350,000, respectively.

        The following table sets forth the annual cash bonuses paid to our named executive officers for Fiscal 2010 performance compared to the annual cash bonuses paid to our named executive officers for Fiscal 2009 performance.

Named Executive Officer	Bonus with respect to 2009 Fiscal Year Performance	Bonus with respect to 2010 Fiscal Year Performance
Scott Rudolph	$1,500,000	$1,925,850
Harvey Kamil	1,000,000	1,249,200
James Flaherty	190,000	275,000
Hans Lindgren	225,000	225,000
Glenn Schneider	300,000	350,000

        Equity-Based Awards.    In early Fiscal 2010, the Compensation Committee granted a total of 286,542 stock option awards and 20,964 restricted stock units to over 100 members of management and Directors of the Company or its subsidiaries as a means of providing long-term compensation linked to Company performance. The shares underlying the options and restricted stock units granted in Fiscal 2010 represented approximately 0.5% of our common stock at the time of grant on both an outstanding and a fully diluted basis. These awards were granted following the input and recommendation from Messrs. Rudolph and Kamil and data analysis from Towers Watson. The Compensation Committee and management viewed these awards as appropriate to motivate management to provide sustained increased stockholder value and maintain compensation at market competitive levels. The following table sets forth the stock option and restricted stock unit grants for each of our named executive officers.

Named Executive Officer	Stock Option Grant	Restricted Stock Unit Grant
Scott Rudolph	38,970	8,573
Harvey Kamil	35,722	5,716
James Flaherty	6,716	1,075
Hans Lindgren	6,716	1,075
Glenn Schneider	11,145	1,783

        The specific number of stock option and restricted stock unit awards for each named executive officer was based upon the Company's financial performance and that executive's contribution to that performance in Fiscal 2009. In addition, the Compensation Committee considered long-term incentive equity-based grants at the Company's peer group companies. These grants of equity to the named executive officers in general approximated the 50th-75th percentile range of the comparable company peer group and/or the third-party survey data. The sole exception to this was the grants to Mr. Lindgren, which exceeded the 75th percentile as a result of the Compensation Committee's decision to emphasize long-term incentives in Mr. Lindgren's overall executive compensation because of his multiple functions.

        Retirement Plans.    During Fiscal 2010, our executive officers participated in the same retirement plans on the same terms as provided to most of our salaried associates. These plans consisted of the NBTY, Inc. Associate Stock Ownership Plan (the "ESOP") and the NBTY, Inc. 401(k) Savings Plan (the "401(k) Plan"). During Fiscal 2010, the Company contributed shares of its common stock (or funds to purchase shares of common stock) to the ESOP, which were allocated among participants who completed at least 1,000 hours of service in the plan year and who were employed on the last day of the plan year, based upon their relative compensation for the year. Under the terms of the 401(k) Plan, the Company provides a matching contribution of up to 4% of the employee's eligible compensation.

        Perquisites.    During Fiscal 2010, we provided a limited number of perquisites, without tax gross-ups (except under the employment agreements described below), to our executive officers. One such perquisite is a life insurance arrangement under which certain executives are entitled to payments upon retirement on or after age 65 or death. See "—Nonqualified Deferred Compensation Life Insurance Agreements" below. The Summary Compensation Table contains an itemized disclosure of the perquisites provided to our named executive officers.

        Other Benefits.    We also provide certain benefits to substantially all salaried employees. These include health and welfare benefits, disability and life insurance, education and tuition reimbursement and an employee assistance program.

Employment Agreements

        At the end of Fiscal 2010, the Company was a party to employment agreements with Messrs. Rudolph and Kamil, effective March 1, 2008 (the "2008 Agreements"). Under Mr. Rudolph's 2008 Agreement, Mr. Rudolph served as Chairman of the Board and CEO of the Company. On December 6, 2010, Mr. Nagel succeeded Mr. Rudolph as the CEO of the Company. Mr. Rudolph terminated his 2008 Agreement with the Company on February 7, 2011. Under the terms of Mr. Rudolph's 2008 Agreement, Mr. Rudolph received a $6,877,125 change of control payment in connection with this termination of his employment agreement. On May 10, 2011, Mr. Rudolph resigned as Chairman of the Board.

        Under Mr. Kamil's 2008 Agreement, Mr. Kamil served as President/CFO of the Company. Mr. Kamil's 2008 Agreement provided for (i) an initial base salary of $600,000 per year, subject to annual increases at least equal to the percentage increase in the CPI, (ii) the opportunity to receive an annual bonus, payable in cash, with a target amount of 100% of his base salary and a maximum of 200% of his base salary, (iii) an opportunity to receive equity-based awards as determined by the Compensation Committee, and (iv) the right to participate in all health insurance and other benefit plans and programs maintained by the Company, and to receive such other employment benefits as the Company may provide, including a Company-leased car at a maximum lease cost to the Company of $2,000 per month. By letter dated May 18, 2011, the Company and Mr. Kamil amended Mr. Kamil's 2008 Agreement to provide that the 2008 Agreement will terminate on the earlier of the date a new chief financial officer begins his or her employment with the Company and October 1, 2011. In connection with the termination of the 2008 Agreement, Mr. Kamil will receive a lump sum payment of $4,423,000 within 10 business days after the termination of the 2008 Agreement, representing the amount Mr. Kamil would have otherwise received under the 2008 Agreement if his employment were terminated by the Company without "cause," or if he terminated his employment for "good reason" (each, as defined in the 2008 Agreement). The amendment provides that Mr. Kamil will serve as Vice Chairman of the Company upon the termination of his 2008 Agreement. As Vice Chairman, Mr. Kamil will provide services on an as-needed basis and will be compensated at an annual rate of total compensation of $624,600. He will continue to receive a Company-leased car at a maximum lease cost to the Company of $2,000 per month. The amendment also provides that the provisions of the 2008 Agreement that were intended to survive the termination of the 2008 Agreement will continue to survive according to their terms, including the non-competition and non-solicitation provisions that continue for one-year beyond the termination of Mr. Kamil's employment. The commencement of Mr. Collins' service as our new CFO on June 13, 2011 represented the effective termination date of Mr. Kamil's 2008 Agreement.

        For a discussion of amounts payable to each of our named executive officers if his employment were terminated, or if a change of control occurred, as of the end of our most recent fiscal year, see "—Potential Payments upon Termination or Change of Control" below.

Fiscal Year 2011 Compensation Decisions and Events

Impact of Merger on Compensation Program

        As a result of the Merger, each outstanding and unexercised option to purchase shares of our common stock, regardless of whether it was vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess of $55 over the per-share exercise price of such option, without interest, less applicable withholding tax. Each of the restricted stock units, all of which were unvested, was terminated in connection with the Merger and converted into the right to receive the $55 per share merger consideration, without interest, less applicable withholding tax. The following table sets forth the value each named executive officer received with respect to his unvested equity holdings in connection with the Merger.

Named Executive Officer	Stock Options	Restricted Stock Units
Scott Rudolph	$6,075,726	$471,515
Harvey Kamil	4,763,606	314,380
James Flaherty	1,546,082	59,125
Hans Lindgren	1,546,082	59,125
Glenn Schneider	1,692,485	98,065

        In addition to the amounts reported in the above table, pursuant to the terms of his employment agreement, Mr. Rudolph received a $6,877,125 change of control payment following termination of his employment agreement with the Company. Also, as noted above, Mr. Kamil will receive a $4,423,000 payment in connection with the termination of his 2008 Agreement.

Employment Agreement with Jeffrey Nagel

        Effective December 6, 2010, NBTY and Holdings entered into an employment agreement with Jeffrey Nagel under which Mr. Nagel was appointed as CEO of Holdings and NBTY, as well as a member of the board of directors of each of Holdings and NBTY. The employment agreement has an initial five-year term and provides for successive one-year renewals at the expiration of each term, unless prior written notice of non-renewal by any party is provided 60 days in advance. Under the employment agreement, Mr. Nagel's annual base salary is $750,000 and he is eligible to receive a performance-based bonus under NBTY's annual bonus program targeted at 100% of annual base salary, subject to adjustments for under or over performance, as determined by our Board. Under the employment agreement, Mr. Nagel received a $2.5 million sign-on bonus on December 21, 2010, which amount is generally subject to reimbursement if Mr. Nagel's employment is terminated by NBTY for "cause" or if Mr. Nagel resigns his employment without "good reason" (as such terms are defined in the employment agreement) at any time before November 29, 2011. Mr. Nagel is also entitled to the reimbursement of relocation expenses. Under the terms of the employment agreement, Mr. Nagel received a stock option award to purchase 49,468 shares of Holding's class A common stock at an exercise price per share equal to its fair market value on the start date of his employment under Holding's equity incentive plan, subject to certain vesting provisions. The employment agreement provides that if Mr. Nagel is terminated without cause, resigns with good reason, or if the agreement is terminated due to non-extension of the term by NBTY, he will be entitled to receive an amount equal to two times his annual base salary, payable over the two-year period following his employment termination and a pro-rata bonus, which pro-rata bonus is also paid upon his death or termination due to disability. The employment agreement contains customary confidentiality provisions and non-solicitation and non-competition terms applicable to Mr. Nagel that survive for a period of two years following the termination of his employment with the Company.

Amendment to Mr. Kamil's Employment Agreement

        As discussed above, the Company and Mr. Kamil amended Mr. Kamil's employment agreement, effective May 18, 2011, to provide that Mr. Kamil's employment agreement would terminate on the earlier of the date a new chief financial officer begins his or her employment with the Company or October 1, 2011. For further information regarding the amendment of Mr. Kamil's employment agreement as well as the amounts Mr. Kamil will receive in connection with the termination of his employment agreement, see "—Employment Agreements" above.

Employment Agreement with Karla Packer

        NBTY and Holdings entered into an employment agreement, dated April 25, 2011, with Karla Packer under which Ms. Packer will serve as Senior Vice President/Human Resources of Holdings and NBTY. The agreement has an initial five-year term and provides for an annual base salary of $350,000. Ms. Packer also is eligible to receive a performance-based bonus targeted at 75% of annual base salary, subject to adjustments for under or over performance, as determined by our Board. Ms. Packer is also entitled to the reimbursement of relocation expenses. Ms. Packer also will receive a stock option award to purchase 6,600 shares of Holdings' common stock at an exercise price per share equal to the stock's fair market value on the grant date, subject to certain vesting provisions. The employment agreement provides that if Ms. Packer is terminated without cause, resigns with good reason, or if the agreement is terminated due to non-extension of the term by NBTY, she will be entitled to receive an amount equal to one times her annual base salary, payable over the one-year period following her employment termination and a pro-rata bonus if her termination occurs after April 1st of the applicable Company fiscal year, which pro-rata bonus is also paid upon her death or termination due to disability. The employment agreement contains customary confidentiality provisions and non-solicitation and non-competition terms applicable to Ms. Packer that survive for a period of one year following the termination of her employment with the Company.

Employment Agreement with Michael Collins

        NBTY and Holdings entered into an employment agreement, dated May 24, 2011, with Michael Collins under which Mr. Collins will serve as CFO of Holdings and NBTY, beginning June 13, 2011. The agreement has an initial five-year term and provides for an annual base salary of $600,000. Mr. Collins also is eligible to receive a performance-based bonus targeted at 75% of annual base salary, subject to adjustments for under or over performance, as determined by our Board. In addition, Mr. Collins will receive a $1 million sign-on bonus, which amount is generally subject to reimbursement if Mr. Collins is terminated by NBTY for "cause" or if Mr. Collins resigns his employment without "good reason" (as such terms are defined in the employment agreement) within the 12-month period following his start date, and a stock option award to purchase 12,000 shares of Holdings' common stock at an exercise price equal to the stock's fair market value on the grant date, subject to certain vesting provisions. The employment agreement provides that if Mr. Collins is terminated without cause, resigns with good reason, or if the agreement is terminated due to non-extension of the term by NBTY, he will be entitled to receive an amount equal to one times his annual base salary, payable over the one-year period following his employment termination and a pro-rata bonus if his termination occurs after April 1st of the applicable Company fiscal year. The employment agreement contains customary confidentiality provisions and non-solicitation and non-competition terms applicable to Mr. Collins that survive for a period of one year following the termination of his employment with the Company.

2010 Summary Compensation Table

        The following table sets forth information concerning total compensation earned by or paid to our former CEO, President/CFO and three other most highly compensated executive officers of the Company who served in such capacities as of September 30, 2010. Certain amounts for Fiscal 2009 and 2008 have been recomputed to conform to the current SEC rules.

Name and Principal Position		Salary ($)*	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
Scott Rudolph(4)	2010	$962,925	$—	$376,183	$1,149,225	$1,925,850	$79,921	(5)	$4,494,105
Former Chairman of the	2009	929,963	—	—	1,457,280	1,500,000	68,279		3,955,522
Board and CEO	2008	923,741	—	—	2,515,500	462,500	64,639		3,966,380
Harvey Kamil(6)	2010	624,600	—	250,818	780,168	1,249,200	57,555	(7)	2,962,342
Former President and CFO	2009	603,219	—	—	950,790	1,000,000	52,928		2,606,937
	2008	597,718	—	—	1,314,000	300,000	47,146		2,258,864
James Flaherty	2010	313,356	275,000	47,171	146,677	—	35,111	(8)	817,316
Sr. Vice President Marketing	2009	304,183	190,000	—	182,550	—	24,677		701,410
and Advertising	2008	291,679	120,000	—	171,450	—	19,233		602,362
Hans Lindgren	2010	360,490	225,000	47,171	146,677	—	49,655	(9)	828,993
Sr. Vice President Operations	2009	353,106	225,000	—	394,500	—	56,059		1,028,665
and Corporate Secretary	2008	325,000	150,000	—	394,200	—	50,438		919,638
Glenn Schneider	2010	477,885	350,000	78,238	243,407	—	25,120	(10)	1,174,650
Sr. Vice President Assistant	2009	383,654	300,000	—	243,400	—	15,015		942,069
to CEO	2008	274,789	200,000	—	228,600	—	9,233		712,622

*
The amount of salary may vary from the base compensation listed under "—Base Salary" above because payroll periods span more than one fiscal year, and Fiscal 2010 salary amount reflects certain pay at the prior year's base salary rate.

(1)
Bonus amounts shown are for services rendered during the applicable fiscal year. Cash bonuses for Messrs. Rudolph and Kamil are presented under the column "Non-Equity Incentive Plan Compensation" because these awards were subject to the satisfaction of the performance criteria established for such officers during the applicable fiscal year.

(2)
Amount shown represents the grant date fair value of restricted stock unit awards made during the fiscal year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). The Company calculated this fair value based on the closing price of our common stock on date of grant.

(3)
Amounts shown represent the grant date fair value of stock option awards made during the fiscal year, computed in accordance with FASB ASC Topic 718. The Company calculated this fair value based on the Black-Scholes-Merton option-pricing model, based on the assumptions described in Note 18 to our audited financial statements included in this prospectus.

(4)
Mr. Rudolph served as our CEO until December 6, 2010 and our Chairman until May 10, 2011.

(5)
Includes a $30,000 car allowance, $5,965 contributed by the Company to the ESOP, the Company's $9,800 matching contribution under the 401(k) Plan, the Company's payment of $25,066 in life insurance premiums as described under "—Nonqualified Deferred Compensation Life Insurance Agreements" below, and $9,090 related to the use of our corporate aircraft (calculated on the basis of the incremental cost of such use to the Company).

(6)
On June 13, 2011, Mr. Kamil resigned as President and CFO of NBTY and became NBTY's Vice Chairman.

(7)
Includes a $24,000 car allowance, $5,965 contributed by the Company to the ESOP, the Company's $9,379 matching contribution under the 401(k) Plan, and the Company's payment of $18,211 in life insurance premiums as described under "—Nonqualified Deferred Compensation Life Insurance Agreements" below.

(8)
Includes a $9,616 car allowance, $5,965 contributed to the ESOP, the Company's $8,978 matching contribution under the 401(k) Plan, and the Company's payment of $10,552 in life insurance premiums as described under "—Nonqualified Deferred Compensation Life Insurance Agreements" below.

(9)
Includes a $10,471 car allowance, $5,965 contributed to the ESOP, the Company's $9,683 matching contribution under the 401(k) Plan, the Company's payment of $10,500 in life insurance premiums as described under "—Nonqualified Deferred Compensation Life Insurance Agreements" below and country club fees of $13,035.

(10)
Includes a $9,115 car allowance, $5,965 contributed to the ESOP, the Company's $9,800 matching contribution under the 401(k) Plan and the Company's payment of $240 in life insurance premiums.

2010 Grants of Plan-Based Awards

        The following table sets forth the grants of plan-based awards to our named executive officers during Fiscal 2010.

						All Other Stock Awards: Number of Shares of Stock or Units(2) #	All Other Option Awards: Number of Securities Underlying Options(2) #
								Exercise or Base Price of Option Awards ($ per share)(3)	Grant Date Fair Value of Stock and Option Awards(4)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
		Grant Type
Name	Grant Date		Threshold	Target	Maximum
Scott Rudolph	12/23/2009	Cash Bonus	—	$1,925,850	$1,925,850	—	—	$—	$—
	12/23/2009	Option	—	—	—		38,970	43.88	1,149,225
	12/23/2009	RSU	—	—	—	8,573		—	376,183
Harvey Kamil	12/23/2009	Cash Bonus	—	1,249,200	1,249,200			—	—
	12/23/2009	Option	—	—	—		35,722	43.88	780,168
	12/23/2009	RSU	—	—	—	5,716		—	250,818
James Flaherty	12/23/2009	Option	—	—	—		6,716	43.88	146,677
	12/23/2009	RSU	—	—	—	1,075		—	47,171
Hans Lindgren	12/23/2009	Option	—	—	—		6,716	43.88	146,677
	12/23/2009	RSU	—	—	—	1,075		—	47,171
Glenn Schneider	12/23/2009	Option	—	—	—		11,145	43.88	243,407
	12/23/2009	RSU	—	—	—	1,783		—	78,238

(1)
Amounts in these columns represent possible payouts under the Executive Bonus Plan. Actual awards are set forth in the Summary Compensation Table above. See "—Compensation Discussion and Analysis" above for a further discussion of the Executive Bonus Plan.

(2)
The option and restricted stock unit grants were scheduled to vest in three equal increments on each of the second, third and fourth anniversaries of the date of grant, except those granted to Mr. Kamil, the vesting of which would be accelerated if he retired after the second anniversary of the date of grant. As a result of the Merger, each outstanding and unexercised option to purchase shares of our common stock, regardless of whether it was vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess of $55 over the per-share exercise price of such option, without interest, less applicable withholding tax. Each of the restricted stock units, all of which were unvested, was terminated in connection with the Merger and converted into the right to receive the $55 per share merger consideration, without interest, less applicable withholding tax.

(3)
The exercise price of the option awards is the closing price of our common stock on the date of grant.

(4)
Amounts shown represent the aggregate fair value of the equity awards granted to named executive officers during Fiscal 2010 on the grant date, calculated in accordance with FASB ASC Topic 718. We calculated the aggregate fair value of option awards based on the Black-Scholes-Merton option pricing model, based on assumptions described in Note 18 of our audited financial statements included in this prospectus and the aggregate fair value of restricted stock unit awards based on the closing price of our common stock on date of grant.

2010 Outstanding Equity Awards at Fiscal Year-End*

        The following table shows the outstanding equity-based awards that were held by our named executive officers as of September 30, 2010, all of which were cancelled as of the Merger.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Vesting Date	Option Expiration Date	Restricted Stock Unit Awards: Not Vested(1)	Market Value of Units Not Vested(2)
Scott Rudolph	500,000	—	$5.4687	—	2/1/2011	8,573	$471,344
	50,000	100,000	25.50	2/1/2010	2/1/2018
	69,000	69,000	15.98	4/8/2010	4/8/2019
		38,970	43.88	12/23/2011	12/23/2019
Harvey Kamil	33,334	66,666	25.50	2/1/2010	2/1/2018	5,716	314,266
	61,500	61,500	15.98	4/8/2010	4/8/2019
	—	35,722	43.88	12/23/2011	12/23/2019
James Flaherty	—	20,000	25.50	2/1/2011	2/1/2018	1,075	59,104
	—	30,000	25.62	6/23/2011	6/23/2019
	—	6,716	43.88	12/23/2011	12/23/2019
Hans Lindgren	10,000	20,000	25.50	2/1/2010	2/1/2018	1,075	59,104
	—	30,000	25.62	6/23/2011	6/23/2019
	—	6,716	43.88	12/23/2011	12/23/2019
Glenn Schneider	6,666	13,334	25.50	2/1/2010	2/1/2018	1,783	98,029
	—	40,000	25.62	6/23/2011	6/23/2019
	—	11,145	43.88	12/23/2011	12/23/2019

*
As a result of the Merger, effective October 1, 2010, each outstanding and unexercised option to purchase shares of our common stock, whether or not then vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess, if any, of $55 over the per-share exercise price of such option, without interest, less applicable withholding tax. Each of the restricted stock units, all of which were unvested, was terminated in connection with the Merger and converted into the right to receive the $55 per share merger consideration, without interest, less applicable withholding tax.

(1)
The grants vested in three equal increments on each of the second, third and fourth anniversary of December 23, 2009, the date of the grants, except the grants to Mr. Kamil, the vesting of which accelerated if he retired after the second anniversary of the date of grant..

(2)
Values in this column are calculated by multiplying the number of units by the closing price of our common stock on the last business day of Fiscal 2010 ($54.98).

Option Exercises and Stock Vested in Fiscal 2010

        No restricted stock unit or similar stock awards vested during Fiscal 2010. The following table provides information with respect to the options exercised in Fiscal 2010 for our named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)*
Scott Rudolph	1,000,000	$35,985,000
Harvey Kamil	356,715	12,386,724
James Flaherty	10,000	203,499
Hans Lindgren	—	—
Glenn Schneider	—	—

*
Represents the difference between (i) the closing price of our common stock on the date the options were exercised and (ii) the exercise price of the options exercised.

Pension Benefits

        The Company does not maintain any tax-qualified defined benefit pension plans or supplemental executive retirement plans.

Nonqualified Deferred Compensation Life Insurance Agreements

        The Company does not have traditional nonqualified deferred compensation arrangements with its executive officers. However, the Company has entered into deferred compensation life insurance agreements with certain employees, including certain named executive officers. Each agreement requires the Company to maintain a variable life insurance policy on the life of the officer.

        Upon retirement on or after age 65, each agreement provides that the officer will be entitled to receive (i) the cash surrender value of the insurance policy maintained on his life, pursuant to the officer's previously made election (A) in a cash lump sum, or (B) in monthly installments to be paid over a period not to exceed 10 years, or (ii) the insurance policy. The cash surrender value of the policy will vary over time.

        If the officer dies while employed by the Company, or retires and subsequently dies before receiving all the post-retirement payments, the officer's beneficiary will be entitled to receive a lump sum payment equal to the death benefit under the insurance policy in full discharge of all the Company's obligations under the deferred compensation agreement.

        If the officer's employment with the Company is terminated involuntarily due to a permanent disability (as defined in the relevant deferred compensation life insurance agreement) before the officer's voluntary retirement from the Company, the officer will receive a lump sum payment equal to the cash surrender value of the insurance policy unless the officer elects that the Company transfer the policy to him, and such payment or transfer will fully discharge all the Company's obligations under the deferred compensation agreement.

        The officer will not be entitled to any benefits under the deferred compensation agreement if his employment with the Company is terminated under circumstances other than as described above.

        As of September 30, 2010 and September 30, 2009, the cash surrender value and death benefit under the variable life insurance policies maintained by the Company in connection with these agreements were as follows:

Name	September 30, 2009 Cash Surrender Value	September 30, 2010 Cash Surrender Value	Death Benefit
Scott Rudolph	$261,974	$301,492	$2,500,000
Harvey Kamil	146,522	165,946	810,000
James Flaherty	103,084	119,019	375,000
Hans Lindgren	104,009	120,979	725,000
Glenn Schneider	—	—	—

        Annual premiums paid totaled $24,514 for Mr. Rudolph, $15,163 for Mr. Kamil, and $10,000 for each of Messrs. Flaherty and Lindgren.

Potential Payments upon Termination or Change of Control

        As of September 30, 2010, with the exception of Messrs. Rudolph and Kamil, all our executive officers were employed at-will. Upon the effectiveness of the Merger on October 1, 2010, options and restricted stock unit awards previously granted to our named executive officers (and other grantees) under our equity incentive plans vested since the Merger constituted a "change of control," as defined in those plans. Set forth below is an outline of what amounts would have been due to each named executive officer if that executive's employment with the Company ended on September 30, 2010 as well as a description of the amounts actually received in connection with the Merger.

        Scott Rudolph.    If Mr. Rudolph's employment were terminated without "cause," or if he resigned for "good reason," each as defined in his employment agreement, on September 30, 2010, then:

  •
  Mr. Rudolph would have been entitled to receive a lump sum payment equal to $6,001,275, which is the sum of (x) $2,888,775, representing three times his base salary of $962,925, and (y) $3,112,500, representing three times $1,037,500, his average actual annual bonus over the three prior fiscal years (2007, 2008 and 2009);

  •
  all Mr. Rudolph's health, hospitalization and similar benefits would have been continued for three years, valued at $41,000 for the three-year period;

  •
  Mr. Rudolph's 207,970 stock options that were outstanding but unvested as of September 30, 2010 would have vested immediately and remain exercisable for one year after such termination. This accelerated vesting is valued at $6,071,567, based on the difference between the exercise prices ($25.50, $15.98 and $43.88) of his unvested options and the $54.98 closing price of our common stock on September 30, 2010;

  •
  Mr. Rudolph's 8,573 restricted stock units that were outstanding but unvested as of September 30, 2010 would have vested immediately upon such termination. This accelerated vesting is valued at $471,344, based on the $54.98 closing price of our common stock on September 30, 2010; and

  •
  if a subsequent change of control occurred and the severance payments were subject to the excise tax under Section 4999 of the Code, he would have been entitled to a gross-up payment for such excise tax.

        Mr. Rudolph received a $6,877,125 severance payment following termination of his employment agreement with the Company on February 7, 2011.

        Harvey Kamil.    If Mr. Kamil's employment were terminated without "cause," or if he resigned for "good reason," each as defined in his employment agreement, on September 30, 2010, then:

  •
  Mr. Kamil would have been entitled to receive a lump sum payment equal to $3,823,800, which is the sum of (x) $1,873,800, representing three times his base salary of $624,600, and (y) $1,950,000, representing three times $650,000, his average actual annual bonus over the three prior fiscal years (2007, 2008 and 2009);

  •
  all Mr. Kamil's health, hospitalization and similar benefits would have been continued for three years, valued at $31,000 for the three-year period;

  •
  Mr. Kamil's 163,888 stock options that were outstanding but unvested as of September 30, 2010 would have vested immediately and remain exercisable for one year after such termination. This accelerated vesting is valued at $4,760,328, based on the difference between the exercise prices ($25.50, $15.98 and $43.88) of his unvested options and the $54.98 closing price of our common stock on September 30, 2010;

  •
  Mr. Kamil's 5,716 restricted stock units that were outstanding but unvested as of September 30, 2010 would have vested immediately upon such termination. This accelerated vesting is valued at $314,266, based on the $54.98 closing price of our common stock on September 30, 2010; and

  •
  if a subsequent change of control occurred and the severance payments were subject to the excise tax under Section 4999 of the Code, he would have been entitled to a gross-up payment for such excise tax.

        As noted under "Compensation Discussion and Analysis" above, the Company and Mr. Kamil amended Mr. Kamil's 2008 Agreement, effective May 18, 2011, to provide that Mr. Kamil's 2008 Agreement would terminate when a new chief financial officer begins his or her employment with the Company or October 1, 2011, if sooner. In connection with the termination of Mr. Kamil's 2008 Agreement, Mr. Kamil will receive a lump sum payment of $4,423,000 within 10 business days after the termination, representing the amount Mr. Kamil would have otherwise received under his 2008 Agreement if the Company had terminated his employment without "cause," or if he had terminated his employment for good reason (each term as defined in the 2008 Agreement). The commencement of Mr. Collins' service as our new CFO on June 13, 2011 represented the effective termination date of Mr. Kamil's 2008 Agreement.

        Other Named Executive Officers.    As of September 30, 2010, none of our other named executive officers had employment agreements with the Company or other agreements that required cash payments in connection with a termination of employment (other than in the event of the executive's death or disability pursuant to each executive's life insurance agreements) or a change in control of the Company. However, under the terms of the equity incentive plans existing on September 30, 2010, any unvested options and restricted stock units held by such executive officers automatically vested upon the effectiveness of a "change in control," as defined in the plans. The value of such an accelerated vesting, if it had occurred on September 30, 2010, based on the difference between the exercise price of unvested options ($25.50, $25.62 and $43.88) and the closing price of our common stock on that date ($54.98), would have been $1,544,948 for each of Messrs. Flaherty and Lindgren and $1,691,196 for Mr. Schneider. The value of such an accelerated vesting, with respect to the unvested options, if it had occurred on September 30, 2010, for Messrs. Rudolph and Kamil would have been $6,071,567 and $4,760,328, respectively, as noted above. The value of such an accelerated vesting, with respect to the unvested Restricted Stock Units, if it had occurred on September 30, 2010, based on the closing price of our common stock on that date ($54.98), would have been $59,104 for each of Messrs. Flaherty and Lindgren and $98,029 for Mr. Schneider. The value of such an accelerated vesting, if it had occurred on September 30, 2010, for Messrs. Rudolph and Kamil would have been $471,344 and $314,266, respectively, as noted above.

        On October 1, 2010, the effective time of the Merger, the value of the accelerated vesting of stock options, based on the $55 price per share paid pursuant to the terms of the Merger, was $1,546,082 for each of Messrs. Flaherty and Lindgren and $1,692,485 for Mr. Schneider. On October 1, 2010, the value of the accelerated vesting of stock options for Messrs. Rudolph and Kamil was $6,075,726 and $4,763,606, respectively. The value for accelerated vesting of restricted stock units, based on the $55 price per share paid pursuant to the terms of the Merger, was $59,125 for each of Messrs. Flaherty and Lindgren, $98,065 for Mr. Schneider, $471,515 for Mr. Rudolph and $314,380 for Mr. Kamil.

        Please refer to the table under "—Nonqualified Deferred Compensation Life Insurance Agreements" above for a description of payments that may be made to our named executive officers in the event of the termination of their employment due to death or disability under certain deferred compensation life insurance agreements.

Compensation of Outside Directors

        Set forth below is a discussion of compensation the Company paid during Fiscal 2010 to its outside directors, all of whom resigned October 1, 2010. As a result of the Merger, our common stock is no longer publicly traded, and the Company currently has no unaffiliated directors.

        During Fiscal 2010, each Director (other than Scott Rudolph, who was an officer of the Company during Fiscal 2010) earned an annual retainer of $80,000 for services rendered as a Director. In addition, each Director (other than Scott Rudolph) was reimbursed for out-of-pocket expenses incurred by him to attend meetings of our Board or annual stockholder meeting. Mr. Ashner also received an additional $50,000 in connection with his services as Chairman of the Audit Committee. Mr. Koenig and Mr. White also received an additional $7,500 in connection with their services as Chairman of the Compensation and Nominating / Corporate Governance Committees, respectively. Before the Merger, outside Directors were also eligible for option grants or other equity awards under the Company's equity awards plans, as determined in the discretion of the Compensation Committee. Except as described below, before the Merger, the Company did not offer a pension plan or other compensation to our outside Directors. During Fiscal 2010, any Director who was an executive officer of the Company did not receive additional compensation for his services as a Director. See "Executive Compensation" and "—2010 Summary Compensation Table" for information regarding Scott Rudolph's compensation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)*	Option Awards ($)*	All Other Compensation ($)		Total ($)
Michael L. Ashner	$130,000	$20,053	$62,419	$—		$212,472
Glenn Cohen	80,000	20,053	62,419	—		162,472
Aram G. Garabedian	80,000	20,053	62,419	—		162,472
Neil H. Koenig	87,500	20,053	62,419	—		169,972
Arthur Rudolph	80,000	20,053	62,419	484,013	**	646,485
Peter J. White	87,500	20,053	62,419	—		169,972

*
Amounts shown represent the grant date fair value of stock awards and stock option awards made during the Fiscal 2010 to each outside Director in the table. These awards were scheduled to vest in three equal increments on each of the second, third and fourth anniversary of the date of grant. We calculated the fair value of the stock awards based on the closing price of our common stock on the date of grant. The Company calculated the fair value of the stock option awards based on the Black—Scholes—Merton option—pricing model, determined in accordance with U.S. GAAP based on the assumptions described in Note 18 to our audited financial statements included in this Report.

**
The Company paid this amount, which represents a $450,000 consulting fee, a $12,567 car allowance and $21,446 in health insurance benefits, to Rudolph Management Associates, Inc. under a consulting agreement described below. See "Certain Relationships and Related Transactions—Related Person Transactions—Consulting Agreement—Rudolph Management."

        All outside directors resigned from our Board on October 1, 2010.

        The aggregate number of option awards outstanding at September 30, 2010, the last day of Fiscal 2010, for each of the non-executive Directors was: Mr. Ashner (23,858), Mr. Cohen (18,858), Mr. Garabedian (23,858), Mr. Koenig (23,858), Mr. Arthur Rudolph (23,858) and Mr. White (23,858). Each of these options, whether vested or unvested, was cancelled in connection with the Merger and converted into the right to receive the difference between the $55 per share merger consideration and the applicable exercise price of the option, without interest, less applicable withholding tax. The aggregate number of restricted stock unit awards outstanding at September 30, 2010 for each of the Directors was 457. Each of the restricted stock units, all of which were unvested, was terminated in connection with the Merger and converted into the right to receive the $55 per share merger consideration.

PRINCIPAL STOCKHOLDERS

        Certain investment funds affiliated with The Carlyle Group own substantially all the outstanding equity of Holdings, our sole stockholder.

Company Common Stock

        As of the date of this prospectus, there is one record holder of our common stock, and there is no public market for our common stock.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review, Approval or Ratification of Related Person Transactions

        Our Code of Business Conduct requires our Directors, officers and employees to act in the best interests of the Company, regardless of personal relationships. To avoid actual or perceived conflicts of interests, the Board has implemented a written policy requiring the Board to review and approve all transactions in which any of the following persons had, has, or will have, a direct or indirect material interest:

  •
  any Director, nominee for Director, or executive officer;

  •
  any person we know beneficially owns more than 5% of our common stock;

  •
  any immediate family member of any Director, executive officer, or 5% beneficial owner; and

  •
  any entity in which any such person is employed or has a 5% or greater beneficial interest, or of which any such person is a partner or principal (or holds a similar position).

        The Board (excluding the interested Director, if any) is responsible for reviewing and approving these transactions. Except as disclosed below, no transactions required review during the last three Fiscal Years, and no proposed transactions are currently being considered.

        The Board will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company.

Related Person Transactions

Consulting Agreement—Carlyle

        We entered into a consulting agreement with Carlyle under which we pay Carlyle a fee for consulting services Carlyle provides to us and our subsidiaries. Under this agreement, subject to certain conditions, we expect to pay an annual consulting fee to Carlyle of $3 million, will reimburse its out-of-pocket expenses and may pay Carlyle additional fees associated with other future transactions. Carlyle also received a one-time transaction fee of $30 million upon effectiveness of the Merger.

Consulting Agreement—Rudolph Management

        We paid $450,000 during each of Fiscal 2010, 2009 and 2008 to Rudolph Management Associates, Inc., under the Rudolph Consulting Agreement. Arthur Rudolph, father of Scott Rudolph and a director through October 1, 2010, is the President of Rudolph Management Associates, Inc. In addition, under this Consulting Agreement, Arthur Rudolph receives certain health, hospitalization and similar benefits provided to our executives and a car allowance. The aggregate value of these benefits was $34,013 during Fiscal 2010.

Employment Agreements

        See "Executive Compensation—Employment Agreements," for a description of the employment agreements with our named executive officers. We may enter into or modify employment agreements with certain of these officers.

Sales Commissions

        During Fiscal 2010, Gail Radvin, Inc., a corporation wholly owned by Gail Radvin, received sales commissions from us totaling approximately $721,000 for sales in certain foreign countries. Gail Radvin is the aunt of Scott Rudolph, Chairman of the Company. The entity also received sales commissions of $645,000 and $791,000 in Fiscal 2009 and 2008, respectively. During the quarter ended December 31,

2010, the commission agreement was terminated. The entity received sales commissions of $160,000 for the quarter ended December 31, 2010 and a final payment of $47,000 in January 2011.

Employees Related to Our Directors and Officers

        In addition to the sales commissions described above, we employ certain members of the immediate family (as defined in Item 404 of Regulation S-K) of Scott Rudolph, our former Chairman and CEO. During Fiscal 2010, two immediate family members of Scott Rudolph (excluding Hans Lindgren, whose compensation is described above) received aggregate compensation and fringe benefits from us totaling $1,689,954, of which $717,861 was paid to Robert Silverman and $972,093 was paid to Albert Anastasi, for services they rendered as associates of the Company.

        We also employ certain members of the immediate family of Glenn Schneider (an officer of the Company). During Fiscal 2010, two of Mr. Schneider's immediate family members received aggregate compensation and fringe benefits from us totaling $1,266,798, of which $454,084 was paid to Darren Schneider and $812,714 was paid to Jeffrey Schneider, for services they rendered as associates of the Company.

        During Fiscal 2009, Robert Silverman, Albert Anastasi, Darren Schneider and Jeffrey Schneider received aggregate compensation and fringe benefits from us totaling, $782,309, $738,147, $438,519 and $671,781, respectively.

        During Fiscal 2008, Robert Silverman, Albert Anastasi, Darren Schneider and Jeffrey Schneider received aggregate compensation and fringe benefits from us totaling, $342,000, $841,000, $272,000 and $838,000, respectively.

        In addition, during the 2010, 2009 and 2008 Fiscal Years, the son-in-law of Aram Garabedian (a former director of the Company) was a sales representative for the Company, and received total compensation of approximately $75,000, $71,000 and $68,000, respectively.

Vitamin World Lease

        One Vitamin World store leased approximately 1,500 square feet of retail space in a shopping mall owned by a partnership in which members of the extended family of Aram Garabedian, a former Director of the Company, have an aggregate 35% income interest. Mr. Garabedian serves as a co-managing partner of this shopping mall. The lease terminated in March 2010. During the 2010, 2009 and 2008 Fiscal Years, aggregate payments of base rent were approximately $41,000, $82,000 and $75,000, respectively, and additional rent (including a pro-rata portion of real estate taxes), and all other charges under this lease were approximately $28,000, $54,000 and $52,000, respectively.

Compensation Committee Interlocks and Insider Participation

        As of September 30, 2010, the Compensation Committee consisted of Neil H. Koenig, Glenn Cohen and Aram G. Garabedian. Mr. Garabedian was an officer of Arco Pharmaceuticals, Inc., the Company's predecessor, until 1986. One Vitamin World store leased approximately 1,500 square feet of retail space in a shopping mall that is owned by an entity in which members of Mr. Garabedian's extended family have an aggregate 35% income interest and for which Mr. Garabedian serves as a co-managing partner. The lease was terminated in March 2010. During Fiscal 2010, aggregate payments of base rent (approximately $41,000) and additional rent, including a pro-rata portion of real estate taxes, and all other charges under this lease (approximately $28,000) totaled approximately $69,000. In addition, Mr. Garabedian's son-in-law is a sales representative for the Company, and received total compensation of approximately $75,000 during Fiscal 2010. No other member of the Compensation Committee had a relationship during Fiscal 2010 requiring disclosure under Item 404 of Regulation S-K.

        During Fiscal 2010, none of our executive officers served as a member of the board or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a description of our material indebtedness, other than the outstanding notes. The terms of the outstanding notes are substantially identical to the terms of the exchange notes. See "Description of Exchange Notes." The following summary is qualified in its entirety by reference to the Credit Agreement, which has been filed as an exhibit to the Registration Statement.

Senior Secured Credit Facilities

        On October 1, 2010, we refinanced our previously existing senior credit facilities with the senior secured credit facilities. On March 1, 2011, the senior secured credit facilities, for which Barclays Bank PLC serves as administrative agent, were amended and now consist of a $200 million revolving credit facility and a $1.75 billion term loan B-1 facility.

        Subject to certain conditions, subsequent to the March 1, 2011 closing date, without consent of the existing lenders but subject to the receipt of commitments, the term B-1 credit facility or the revolving credit facility may be expanded (or a new term loan facility added) by up to $500 million in aggregate additional commitments (of which no more than $100 million will be under the revolving credit facility).

Amortization

        The term loan B-1 began amortizing on March 31, 2011 in equal quarterly installments of $4,375,000 paid on each quarter end thereafter, with the remainder payable at maturity.

Maturity

        The term loan B-1 facility will mature on October 1, 2017; and the revolving credit facility will mature on October 1, 2015.

Interest

        Interest on borrowings under the facilities is calculated, at our option, at a base rate plus an applicable margin or a Eurodollar rate plus an applicable margin, in each case, subject to a Eurodollar rate floor of 1% and a base rate floor of 2%.

Guarantees; Security

        Our obligations under our senior secured credit facilities are guaranteed by Holdings and all our wholly owned domestic restricted subsidiaries, subject to certain exceptions. Such obligations and guarantees are secured by a pledge of all our capital stock, all the capital stock of our wholly owned domestic restricted subsidiaries, and 65% of the capital stock of our first-tier foreign subsidiaries, as well as a security interest in all our assets and those of Holdings and our wholly owned domestic restricted subsidiaries, in each case subject to certain exceptions.

Covenants

        The senior secured credit facilities also place certain restrictions upon our, and our restricted subsidiaries', ability to, among other things:

  •
  incur additional indebtedness;

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  incur liens or guarantee obligations;

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  pay dividends and make other distributions;

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  make investments and enter into joint ventures;

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  dispose of assets; and

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  engage in transactions with affiliates except on an arms-length basis.

        In addition, under the senior secured credit facilities, we and our restricted subsidiaries cannot exceed the Total Senior Secured Leverage Ratio, as defined below, if at any time amounts are outstanding under the revolving credit facility (including swingline loans and letters of credit).

        Total Senior Secured Leverage Ratio means total consolidated funded senior secured debt of NBTY, Inc. and its restricted subsidiaries as of any date net of $150 million of unrestricted cash and cash equivalents to Consolidated EBITDA, as defined in the Credit Agreement, for the most recent four fiscal quarters then ended. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Consolidated EBITDA" for an explanation of EBITDA and Consolidated EBITDA as used in the Credit Agreement. Under the Total Senior Secured Leverage Ratio, NBTY may not exceed the following ratios during the periods noted, as set forth below:

Calendar Year	March 31	June 30	September 30	December 31
2011	4.75:1.00	4.75:1.00	4.75:1.00	4.50:1.00
2012	4.50:1.00	4.50:1.00	4.50:1.00	4.25:1.00
2013	4.25:1.00	4.25:1.00	4.25:1.00	4.00:1.00
2014	4.00:1.00	4.00:1.00	4.00:1.00	3.75:1.00
2015	3.75:1.00	3.75:1.00	3.75:1.00	3.50:1.00
2016	3.50:1.00	3.50:1.00	3.50:1.00	3.25:1.00
2017	3.25:1.00	3.25:1.00	3.25:1.00	—

Events of Default; Change of Control

        Our senior secured credit facilities contain customary events of default (including payment defaults, cross-defaults to certain of our other indebtedness, breach of representations and covenants and change of control). The occurrence of an event of default under our senior secured credit facilities would permit the lenders to accelerate the indebtedness and terminate the senior secured credit facilities.

        A change in control would occur if:

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  we cease to be a wholly owned subsidiary of Holdings, either directly or indirectly;

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  at any time prior to an initial public offering ("IPO"), certain permitted holders specified in the senior secured credit facilities cease to own, directly or indirectly, at least 50.1% of the equity interest of Holdings having voting power to designate a majority of the board of directors of Holdings ;

  •
  at any time after an IPO, (i) a majority of the seats on Holdings' board is occupied by persons who were neither nominated by a majority of the board of directors of Holdings nor appointed by at least a majority of directors so nominated nor receives the vote of the Sponsor, (ii) the specified permitted holders cease to own, directly or indirectly, at least 35% of the outstanding voting equity interests of Holdings or (iii) any person or group shall beneficially own a greater percentage of the then outstanding voting equity interests of Holdings than those held by the specified permitted holders; or

  •
  the occurrence of any "change of control" under and as defined in the indenture for our 9% senior notes dues 2018 or certain notes that may be hereinafter issued (including refunding indebtedness).

 DESCRIPTION OF EXCHANGE NOTES

        The exchange notes will be issued under the indenture, dated as of October 1, 2010, among NBTY, Inc., the Guarantors party thereto and Bank of New York Mellon ("BNYM"), as trustee, under which the existing outstanding notes were issued. The form and terms of the exchange notes and the outstanding notes are identical in all material respects, except that transfer restrictions, interest rate increase provisions and related registration rights applicable to the outstanding notes do not apply to the exchange notes. As used in this section, "outstanding notes" means the notes issued on October 1, 2010 under the indenture, "exchange notes" means the notes issued under the indenture in connection with this exchange offer, and "notes" refers to the outstanding notes and the exchange notes, collectively. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of the indenture. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the TIA for a statement of the terms therein. The following is a summary of the material terms and provisions of the indenture, is not complete and is qualified in its entirety by reference to the TIA and the indenture. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of the notes. A copy of the form of indenture has been filed as an exhibit to the Registration Statement. It is available upon request to NBTY and can be found on our corporate website at http://www.nbty.com. The definitions of certain capitalized terms are set forth under "—Certain Definitions" or as otherwise defined throughout this description. For purposes of this description, references to "NBTY," "we," "us," or "our" include only NBTY, Inc. and not its Subsidiaries.

General

        The outstanding notes were issued with an initial aggregate principal amount of $650 million. The exchange notes will be issued in like principal amount with respect to any and all outstanding notes properly tendered and not withdrawn before the expiration date. We may issue additional notes from time to time after the date of this prospectus without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenants described below under the caption "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase; provided that if any additional notes are not fungible with the notes for U.S. federal income tax purposes or securities law purposes, the additional notes will have a separate CUSIP number so long as they are not fungible. Except as otherwise specified herein, all references to the "notes" include additional notes.

        If a noteholder has given wire transfer instructions to us or the paying agent, the paying agent will pay all principal of, and, if applicable, interest and premium, if any, on, that noteholder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the holders of notes at their addresses set forth in the register of holders.

        The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

        The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Terms of the Notes

        The notes are senior unsecured obligations of NBTY and mature on October 1, 2018. Each note bears interest at a rate of 9% per annum from October 1, 2010 or from the most recent date to which interest has been paid or provided for, payable semi-annually to holders of record at the close of business on the March 15 or September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing April 1, 2011. Interest payments on the outstanding notes commenced April 1, 2011. Interest payments on the exchange notes will commence October 1, 2011.

Optional Redemption

        On and after October 1, 2014, we may redeem the notes, at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address or otherwise in accordance with the procedures of the Depository Trust Company ("DTC"), at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2014	104.500%
2015	102.250%
2016 and thereafter	100.000%

        In addition, at any time before October 1, 2014, we may redeem the notes at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each holder's registered address or otherwise in accordance with DTC procedures, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Notwithstanding the foregoing, at any time and from time to time on or before October 1, 2013, we may redeem, in the aggregate, up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings (1) by us or (2) by Holdings or any other direct or indirect parent of NBTY, to the extent the net cash proceeds thereof are contributed to the common equity capital of NBTY or used to purchase Capital Stock (other than Disqualified Stock) of NBTY from it, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 109%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; and provided, further, that such redemption will occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each noteholder being redeemed and otherwise in accordance with the procedures set forth in the indenture.

        In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption, at NBTY's discretion, may be subject to one or more conditions precedent, including any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions are satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions have not been satisfied by the redemption date, or by the redemption date so delayed.

        NBTY, or its affiliates, at any time and from time to time, may purchase notes or our other indebtedness. Any such purchases may be made through open market or privately negotiated transactions with third parties or in one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as NBTY, or any such affiliates, may determine.

Selection

        In the case of any partial redemption, selection of the notes for redemption will be made in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis (and in such manner as complies with applicable legal requirements); provided, that the selection of notes for redemption will not result in a noteholder with a principal amount of notes less than the minimum denomination to the extent practicable. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as NBTY has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Ranking

        The notes are senior unsecured obligations of NBTY and rank:

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  equally in right of payment with all existing and future senior Indebtedness of NBTY;

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  senior in right of payment to any future subordinated Indebtedness of NBTY;

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  effectively subordinated to any Secured Indebtedness of NBTY (including Indebtedness under the Credit Agreement) to the extent of the value of the assets securing such Indebtedness; and

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  structurally subordinated to all liabilities (including Indebtedness and trade payables) of any non-Guarantor Subsidiaries.

        At March 31, 2011, we had approximately $2.4 billion of Indebtedness on a consolidated basis (including the notes), of which approximately $1.7 billion was secured. In addition, the revolving credit facility under the Credit Agreement provides commitments of $200 million and is unutilized.

        NBTY is a holding company with limited direct operations. All our operations are conducted through our Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of NBTY, including noteholders. The notes, therefore, will be structurally subordinated to claims of creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries that are not Guarantors. Although the indenture contains limitations on the amount of additional Indebtedness which NBTY and its Subsidiaries may incur, such limitations are subject to a number of significant qualifications.

Guarantees

        Each of NBTY's Restricted Subsidiaries that is a guarantor under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on a senior unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations of NBTY under the indenture and the notes (including interest which, but for the filing of a petition in bankruptcy with respect to NBTY, would have accrued on any Obligation, whether or not a claim is allowed against NBTY for such interest in the related bankruptcy proceeding) to the holders and the Trustee, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations").

        Each Guarantee of a Guarantor will rank:

  •
  equally in right of payment with all existing and future senior Indebtedness of such Guarantor;

  •
  senior in right of payment to any future subordinated Indebtedness of such Guarantor;

  •
  effectively subordinated to all Secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness, including such Guarantor's guarantee of the Credit Agreement; and

  •
  structurally subordinated to any Indebtedness or Obligations of any of such Guarantor's non-Guarantor Subsidiaries.

        Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the indenture or the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, in a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees. After the Issue Date, NBTY will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or is already a Guarantor) that guarantees Indebtedness of NBTY or any of its Restricted Subsidiaries to execute and deliver to the Trustee a supplemental indenture under which such Restricted Subsidiary will guarantee performance and payment of the notes on the same senior unsecured basis. See "—Certain Covenants—Future Guarantors."

        Each Guarantee is a continuing guarantee and, subject to the next succeeding paragraph, will:

          (1)   remain in full force and effect until payment in full of all the Guaranteed Obligations;

          (2)   be binding upon each such Guarantor and its successors and assigns; and

          (3)   inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

        A Guarantee of a Guarantor will be automatically released and discharged upon:

          (a)   the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the indenture,

          (b)   NBTY designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under "—Certain Covenants—Limitation on Restricted Payments" and the definition of "Unrestricted Subsidiary,"

          (c)   in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the notes under the covenant described under "—Certain Covenants—Future Guarantors," the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of NBTY or any Restricted Subsidiary of NBTY or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, except if a release or discharge is by or as a result of payment under such other guarantee,

          (d)   NBTY's exercise of its legal defeasance option or covenant defeasance option as described under "—Defeasance," or if NBTY's obligations under the indenture are discharged in accordance with the terms of the indenture, or

          (e)   upon the release or discharge of the guarantee by such Guarantor of the obligations under the Credit Agreement, except a discharge or release by or as a result of payment under such guarantee.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing the Credit Agreement or other exercise of remedies in respect thereof.

        On the Issue Date, all our Domestic Subsidiaries (other than non-Wholly Owned Subsidiaries, certain receivables financing Subsidiaries, certain immaterial Subsidiaries and certain holding companies of Foreign Subsidiaries) were Guarantors. Subsidiaries that are not Guarantors accounted for approximately $833 million, or 29%, of our net sales for fiscal year ended September 30, 2010 and approximately $456 million, or 32% of our net sales for the six months ended March 31, 2011, and approximately $1,249 million, or 25%, of our total assets, and approximately $102 million, or 3%, of our total liabilities, in each case, as of March 31, 2011 (all amounts presented exclude intercompany balances).

Change of Control

        Upon the occurrence of any of the following events (each, a "Change of Control"), each holder will have the right to require NBTY to purchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent NBTY has previously elected to redeem notes as described under "—Optional Redemption":

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of NBTY and its Subsidiaries, taken as a whole, to a Person other than one or more of the Permitted Holders; or

          (2)   Holdings becomes aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Equity Interests or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of Voting Stock of NBTY representing 50% or more of the total voting power of the Voting Stock of NBTY.

        Within 30 days following any Change of Control, except to the extent that NBTY has exercised its right to redeem the notes as described under "—Optional Redemption," NBTY will mail a notice (a "Change of Control Offer") to each holder with a copy to the Trustee describing:

          (1)   that a Change of Control has occurred and that such holder has the right to require NBTY to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

          (2)   the transaction or transactions that constitute such Change of Control;

          (3)   the purchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4)   the instructions determined by NBTY, consistent with this covenant, that a holder must follow to have its notes purchased.

        NBTY will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by NBTY and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

        We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes under this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this paragraph by virtue of such compliance.

        This Change of Control purchase provision is a result of negotiations between us and the initial purchasers of the outstanding notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings.

        The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness may also contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require NBTY to repurchase the notes could cause a default under such senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on NBTY. Finally, NBTY's ability to pay cash to the holders upon a purchase may be limited by NBTY's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.

        The definition of "Change of Control" includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of NBTY and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a noteholder to require NBTY to purchase such notes as a result of a sale, lease or transfer of less than all the assets of NBTY and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions under the indenture relating to NBTY's obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

Certain Covenants

        Set forth below are summaries of certain covenants contained in the indenture. If on any date following the Issue Date (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension

Event"), NBTY and its Restricted Subsidiaries will not be subject to the following covenants or provisions (collectively, the "Suspended Covenants"):

          (1)   "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (2)   "—Limitation on Restricted Payments";

          (3)   "—Dividend and Other Payment Restrictions Affecting Subsidiaries";

          (4)   "—Asset Sales";

          (5)   "—Transactions with Affiliates"; and

          (6)   clause (4) of the first paragraph of "—Merger, Consolidation or Sale of All or Substantially All Assets."

        If NBTY and its Restricted Subsidiaries are not subject to the Suspended Covenants under the indenture for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating, then NBTY and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the indenture with respect to future events.

        The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the "Suspension Period." Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds will be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by NBTY or any of its Restricted Subsidiaries before such reinstatement will give rise to a Default or Event of Default under the indenture with respect to the notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption "—Limitation on Restricted Payments" had been in effect before, but not during, the Suspension Period, provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued under clause (c) of the second paragraph of "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock." In addition, for purposes of the covenant described under "—Transactions with Affiliates," all agreements and arrangements entered into by Holdings and any Restricted Subsidiary with an Affiliate of NBTY during the Suspension Period before such Reversion Date will be deemed to have been entered into on or before the Issue Date and for purposes of the covenant described under "—Dividend and Other Payment Restrictions Affecting Subsidiaries," all contracts entered into during the Suspension Period before such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been existing on the Issue Date.

        There can be no assurance that the notes will ever achieve or maintain an Investment Grade Rating.

        NBTY is required to provide an Officer's Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on NBTY and its Subsidiaries' future compliance with their covenants or (iii) notify the holders of any Covenant Suspension Event or Reversion Date.

        Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.    The indenture provides that:

          (1)   NBTY will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

          (2)   NBTY will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that NBTY and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary that is a Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of NBTY and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the aggregate amount of Indebtedness (including Acquired Indebtedness) that may be incurred and Disqualified Stock or Preferred Stock that may be issued under the foregoing by Restricted Subsidiaries that are not Guarantors of the notes will not exceed the greater of (x) $150.0 million and (y) 3.5% of Total Assets at the time of incurrence, at any one time outstanding.

        The foregoing limitations will not apply to (collectively, "Permitted Debt"):

          (a)   the incurrence by NBTY or its Restricted Subsidiaries of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount not to exceed $2,300.0 million outstanding at any one time, less the aggregate amount of all permanent reductions of Indebtedness thereunder as a result of principal payments actually made with Net Cash Proceeds from Asset Sales;

          (b)   the incurrence by NBTY and the Guarantors of Indebtedness represented by the notes (not including any additional notes) and the Guarantees, as applicable (including exchange notes and guarantees thereof);

          (c)   Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b) and other than any Indebtedness repaid or irrevocably defeased on the Issue Date as part of the Transactions);

          (d)   Indebtedness (including, without limitation, Capitalized Lease Obligations and mortgage financings as purchase money obligations) incurred by NBTY or any of its Restricted Subsidiaries, Disqualified Stock issued by NBTY or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of NBTY to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of NBTY or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount or liquidation preference, including all Indebtedness incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred and Disqualified Stock or Preferred Stock issued under this clause (d), not to exceed the greater of (x) $75.0 million and (y) 1.75% of Total Assets at the time of incurrence, at any one time outstanding;

          (e)   Indebtedness incurred by NBTY or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

          (f)    indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary of NBTY in accordance with the terms of the indenture not exceeding the proceeds of such disposition, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

          (g)   Indebtedness of NBTY to a Restricted Subsidiary; provided that (x) such Indebtedness will be subordinated to NBTY's Obligations with respect to the notes and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to NBTY or another Restricted Subsidiary) will be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (g);

          (h)   shares of Preferred Stock of a Restricted Subsidiary issued to NBTY or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to NBTY or another Restricted Subsidiary) will be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (h);

          (i)    Indebtedness of a Restricted Subsidiary to NBTY or another Restricted Subsidiary; provided that (x) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to NBTY or another Restricted Subsidiary) will be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (i);

          (j)    Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

          (k)   obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by NBTY or any Restricted Subsidiary in the ordinary course of business;

          (l)    Indebtedness or Disqualified Stock of NBTY or any Restricted Subsidiary of NBTY and Preferred Stock of any Restricted Subsidiary of NBTY in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred under this clause (l), does not exceed the greater of (x) $150.0 million and (y) 3.5% of Total Assets at the time of incurrence, at any one time outstanding;

          (m)  any guarantee by NBTY or a Restricted Subsidiary of Indebtedness or other obligations of NBTY or any of its Restricted Subsidiaries so long as the incurrence of such Indebtedness or other obligations by NBTY or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness will be subordinated in right of payment to such Guarantor's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

          (n)   the incurrence by NBTY or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of NBTY that serves to refund, refinance, replace, redeem, repurchase, retire or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (n), (o) and (r) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums, fees and expenses in connection therewith (subject to the following proviso, "Refinancing Indebtedness") before its respective maturity; provided, however, that such Refinancing Indebtedness:

            (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

            (2)   has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;

            (3)   to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness;

            (4)   is incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus (y) the amount of premium, fees and expenses incurred in connection with such refinancing; and

            (5)   will not include (x) Indebtedness of a Restricted Subsidiary of NBTY that is not a Guarantor that refinances Indebtedness of NBTY or a Guarantor, or (y) Indebtedness of NBTY or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

          (o)   Indebtedness, Disqualified Stock or Preferred Stock (i) of NBTY or any of its Restricted Subsidiaries incurred to finance an acquisition and (ii) of Persons that are acquired by NBTY or any of its Restricted Subsidiaries or merged into NBTY or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that after giving effect to such acquisition and the incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, either:

            (1)   NBTY would be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

            (2)   the Fixed Charge Coverage Ratio would be greater than immediately before such acquisition;

          (p)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

          (q)   Indebtedness of NBTY or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued under the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

          (r)   Contribution Indebtedness;

          (s)   Indebtedness of NBTY or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

          (t)    Indebtedness of Foreign Subsidiaries of NBTY in an amount not to exceed the greater of (x) $100.0 million or (y) 2.25% of Total Assets at the time of such incurrence, at any one time outstanding;

          (u)   Indebtedness of a joint venture to NBTY or any Guarantor and to the other holders of Equity Interests of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness of such joint venture owed to such other holders of its Equity Interests does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such other holders;

          (v)   Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to NBTY or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

          (w)  Indebtedness owed on a short-term basis to banks and other financial institutions incurred in the ordinary course of business of NBTY and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of NBTY and the Restricted Subsidiaries;

          (x)   Indebtedness consisting of Indebtedness issued by NBTY or any Restricted Subsidiary to future, current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of NBTY or any direct or indirect parent company of NBTY to the extent described in clause (4) of the second paragraph under the caption "—Limitation on Restricted Payments";

          (y)   customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

          (z)   Indebtedness incurred by a Restricted Subsidiary in connection with bankers' acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm's-length commercial terms;

          (aa) Indebtedness incurred by NBTY or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to defease or satisfy and discharge the notes in accordance with the indenture;

          (bb) guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates; and

          (cc) the incurrence by NBTY or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Permitted Joint Ventures; provided that the aggregate principal amount of Indebtedness Guaranteed under this clause (cc) does not at any one time outstanding exceed $50.0 million.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred under the first paragraph of this covenant, NBTY will, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this covenant; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed to have been incurred under clause (a) and NBTY will not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness, provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        Limitation on Restricted Payments.    The indenture provides that NBTY will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of NBTY's or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger or consolidation involving NBTY (other than (A) dividends or distributions by NBTY payable solely in Equity Interests (other than Disqualified Stock) of NBTY; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, NBTY or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

          (2)   purchase or otherwise acquire or retire for value any Equity Interests of NBTY or Holdings or any other direct or indirect parent of NBTY;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case before any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the definition of "Permitted Debt"; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a)   no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

          (b)   immediately after giving effect to such transaction on a pro forma basis, NBTY could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

          (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by NBTY and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication;

          (1)   50% of the Consolidated Net Income of NBTY for the period (taken as one accounting period) from October 1, 2010 to the end of NBTY's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

          (2)   100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by NBTY after the Issue Date from the issue or sale of Equity Interests of NBTY (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options; plus

          (3)   100% of the aggregate amount of contributions to the capital of NBTY received in cash and the Fair Market Value of property other than cash after the Issue Date (other than Excluded Equity); plus

          (4)   the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of NBTY or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by NBTY or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by NBTY or any Restricted Subsidiary)) which has been converted into or exchanged for Equity Interests in NBTY or Holdings or any other direct or indirect parent of NBTY (other than Excluded Equity); plus

          (5)   100% of the aggregate amount received by NBTY or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by NBTY or any Restricted Subsidiary from:

            (A)  the sale or other disposition (other than to NBTY or a Subsidiary of NBTY) of Restricted Investments made by NBTY and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from NBTY and its Restricted Subsidiaries by any Person (other than NBTY or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made under clause (7) or (10) of the next succeeding paragraph),

            (B)  the sale (other than to NBTY or a Restricted Subsidiary or an employee stock ownership plan or trust established by NBTY or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by NBTY or any Restricted Subsidiary)) of the Capital Stock of an Unrestricted Subsidiary; or

            (C)  any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income); plus

          (6)   in the event any Unrestricted Subsidiary of NBTY has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, NBTY or a Restricted Subsidiary of NBTY, in each case after the Issue Date, the Fair Market Value of the Investment of NBTY in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made under clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of the indenture;

          (2)   (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") of NBTY or Holdings or any other direct or indirect parent of NBTY, or Subordinated Indebtedness of NBTY or any Guarantor, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of NBTY or Holdings or any other direct or indirect parent of NBTY or contributions to the equity capital of NBTY (other than Excluded Equity) (collectively, including any such contributions, "Refunding Capital Stock"); and (b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of NBTY or to an employee stock ownership plan or any trust established by NBTY or any of its Subsidiaries) of Refunding Capital Stock;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of NBTY or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness thereof;

          (4)   the purchase, retirement, redemption or other acquisition (or dividends to Holdings or any other direct or indirect parent of NBTY to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of NBTY or Holdings or any other direct or indirect parent of NBTY held by any future, present or former employee, director or consultant of NBTY or Holdings or any other direct or indirect parent of NBTY or any Subsidiary of NBTY (or their permitted transferees) under any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) will not exceed (x) $10.0 million in any calendar year or (y) subsequent to the consummation of an underwritten public Equity Offering of common stock of NBTY or Holdings or any other direct or indirect parent of NBTY or any Subsidiary of NBTY (an "IPO"), $20.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years up to a maximum of

  (1) $15.0 million in the aggregate in any calendar year or (2) subsequent to the consummation of an IPO, $25.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

            (a)   the cash proceeds received by NBTY or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Excluded Equity) of NBTY or Holdings or any other direct or indirect parent of NBTY (to the extent contributed to NBTY) to members of management, directors or consultants of NBTY and its Restricted Subsidiaries or Holdings or any other direct or indirect parent of NBTY that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

            (b)   the cash proceeds of key man life insurance policies received by NBTY or Holdings or any other direct or indirect parent of NBTY (to the extent contributed to NBTY) and its Restricted Subsidiaries after the Issue Date

  (provided that NBTY may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year); in addition, cancellation of Indebtedness owing to NBTY from any current or former officer, director or employee (or any permitted transferees thereof) of NBTY or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of NBTY from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of the indenture;

          (5)   the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of NBTY or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (6)   the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock and the declaration and payment of dividends to Holdings or any other direct or indirect parent of NBTY, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of Holdings or any other direct or indirect parent of NBTY issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Fixed Charge Coverage Ratio of NBTY and its Restricted Subsidiaries would have been at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid under this clause (6) does not exceed the net cash proceeds actually received by NBTY from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

          (7)   any Restricted Payments made in connection with the consummation of the Transactions or as contemplated by the Merger Agreement, including any payments or loans made to Holdings or any other direct or indirect parent to enable it to make any such payments, and the satisfaction and discharge of the notes outstanding immediately before the consummation of the Transactions;

          (8)   the payment of dividends on NBTY's common stock (or the payment of dividends to Holdings or any other direct or indirect parent of NBTY to fund the payment by Holdings or any other direct or indirect parent of NBTY of dividends on such entity's common stock) of up to 6.0% per annum of the net cash proceeds received by NBTY from any public offering of common stock or contributed to NBTY by Holdings or any other direct or indirect parent of NBTY from any public offering of common stock;

          (9)   Restricted Payments that are made with Excluded Contributions;

          (10) other Restricted Payments in an aggregate amount not to exceed the greater of (x) $75.0 million and (y) 1.75% of Total Assets, at the time of such Restricted Payment, at any one time outstanding;

          (11) the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of NBTY and its Restricted Subsidiaries under provisions similar to those described under "—Change of Control" and "—Asset Sales"; provided that, before such payment, purchase, redemption, defeasance or other acquisition or retirement for value, NBTY (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

          (12) for so long as NBTY is a member of a group filing a consolidated or combined income tax return with Holdings or any other direct or indirect parent of NBTY, the payment of dividends or other distributions to Holdings or such other direct or indirect parent of NBTY in amounts required for Holdings or such other parent company to pay federal, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of NBTY and its Subsidiaries; provided, however, that (i) the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that NBTY and its Subsidiaries that are members of such consolidated or combined group would have been required to pay in respect of federal, state and local income taxes (as the case may be) in respect of such year if NBTY and its Subsidiaries paid such income taxes directly as a stand-alone consolidated or combined income tax group (reduced by any such taxes paid directly by NBTY or any Subsidiary) and (ii) the permitted payment under this clause (12) with respect to any taxes attributable to income of any Unrestricted Subsidiary for any taxable period will be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to NBTY or any Restricted Subsidiary for the purposes of paying such consolidated, combined or similar taxes;

          (13) the payment of dividends, other distributions or other amounts to, or the making of loans to Holdings or any other direct or indirect parent, in the amount required for such entity to, if applicable:

            (a)   pay amounts equal to the amounts required for Holdings or any other direct or indirect parent of NBTY to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any other direct or indirect parent of NBTY, if applicable, and general corporate operating and overhead expenses of Holdings or any other direct or indirect parent of NBTY, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of NBTY and its Subsidiaries;

            (b)   pay, if applicable, amounts equal to amounts required for Holdings or any direct or indirect parent of Holdings to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to NBTY (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, NBTY or any Restricted Subsidiary incurred in accordance with the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

            (c)   pay fees and expenses incurred by Holdings or any other direct or indirect parent, other than to Affiliates of NBTY, related to any unsuccessful equity or debt offering of such parent; and

            (d)   payments to the Sponsor (a) under the Management Agreement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the holders of the notes in any material respect than the Management Agreement as in effect on the Issue Date) or (b) for any other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, including in connection with the consummation of the Transactions, which payments are (x) made under agreements with the Sponsor described in this prospectus or (y) approved by a majority of the Board of Directors of NBTY in good faith;

          (14) the payment of cash dividends or other distributions on NBTY's Capital Stock used to, or the making of loans to Holdings or any other direct or indirect parent of NBTY to, fund the payment of fees and expenses owed by NBTY or Holdings or any other direct or indirect parent of NBTY, as the case may be, or Restricted Subsidiaries of NBTY to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates";

          (15) (i) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;

          (16) purchases of receivables under a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

          (17) payments or distributions to satisfy dissenters' rights, in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of NBTY;

          (18) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or cash equivalents); and

          (19) the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of NBTY;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (6), (8), (9), (10), (11) and (18), no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof.

        As of the Issue Date and the date of this prospectus, all of NBTY's Subsidiaries were Restricted Subsidiaries. NBTY will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except under the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by NBTY and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        For purposes of the covenant described above, if any Investment or Restricted Payment would be permitted under one or more provisions described above and/or one or more of the exceptions contained in the definition of "Permitted Investments," NBTY may divide and classify such Investment or Restricted Payment in any manner that complies with this covenant and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

        Dividend and Other Payment Restrictions Affecting Subsidiaries.    The indenture provides that NBTY will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (a)   (i) pay dividends or make any other distributions to NBTY or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to NBTY or any of its Restricted Subsidiaries;

          (b)   make loans or advances to NBTY or any of its Restricted Subsidiaries; or

          (c)   sell, lease or transfer any of its properties or assets to NBTY or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

          (1)   contractual encumbrances or restrictions in effect or entered into on the Issue Date, including under the Credit Agreement and the other documents relating to the Credit Agreement;

          (2)   the indenture, the outstanding notes and any exchange notes and guarantees thereof;

          (3)   applicable law or any applicable rule, regulation or order;

          (4)   any agreement or other instrument of a Person acquired by NBTY or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (5)   customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;

          (6)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (7)   customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

          (8)   purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business to the extent imposing restrictions of the nature discussed in clause (c) above on the property so acquired;

          (9)   customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business to the extent imposing restrictions of the type described in clause (c) above on the property subject to such lease;

          (10) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

          (11) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of NBTY that is incurred subsequent to the Issue Date under the covenant described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect NBTY's ability to make anticipated principal or interest payment on the notes (as determined by NBTY in good faith);

          (12) any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be incurred under the covenants described under "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" and "—Liens" to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

          (13) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of NBTY or any Restricted Subsidiary in any manner material to NBTY or any Restricted Subsidiary or (y) materially affect NBTY's ability to make anticipated principal or interest payment on the notes (as determined by NBTY in good faith);

          (14) existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (15) Indebtedness of Foreign Subsidiaries permitted to be incurred under the provisions of the covenant described under the caption "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; and

          (16) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of NBTY, no more restrictive as a whole with respect to such encumbrances or restrictions than before such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        For purposes of determining compliance with this covenant (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions before dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to NBTY or a Restricted Subsidiary of NBTY to other Indebtedness incurred by NBTY or any such Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

        Asset Sales.    The indenture provides that NBTY will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

          (1)   NBTY or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by NBTY) of the assets sold or otherwise disposed of; and

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by NBTY or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, however that the amount of:

            (a)   any liabilities (as shown on NBTY's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of NBTY or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets or Equity Interests under an agreement that releases or indemnifies NBTY or such Restricted Subsidiary, as the case may be, from further liability;

            (b)   any notes or other obligations or other securities or assets received by NBTY or such Restricted Subsidiary from such transferee that are converted by NBTY or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received); and

            (c)   any Designated Non-cash Consideration received by NBTY or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received under this clause (c) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.25% of Total Assets, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

  will each be deemed to be Cash Equivalents for the purposes of this clause (2).

        Within 365 days after NBTY's or any Restricted Subsidiary's receipt of the Net Cash Proceeds of any Asset Sale, NBTY or such Restricted Subsidiary may apply the Net Cash Proceeds from such Asset Sale, at its option:

          (1)   to permanently reduce Obligations under any Secured Indebtedness and, in the case of revolving obligations thereunder, to correspondingly reduce commitments with respect thereto;

          (2)   to permanently reduce Obligations under (x) other Pari Passu Indebtedness of NBTY or the Guarantors (provided that if NBTY or any Guarantor will so reduce such Obligations under such other Pari Passu Indebtedness, NBTY will equally and ratably reduce Obligations under the notes if the notes are then redeemable at par or, if the notes are not redeemable at par, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes that would otherwise be redeemed) or (y) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case, other than Indebtedness owed to NBTY or an Affiliate of NBTY (provided that in the case of any reduction of any revolving obligations under this clause (2), NBTY or such Restricted Subsidiary will effect a corresponding reduction of commitments with respect thereto);

          (3)   to an Investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of NBTY), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

          (4)   to make an Investment in any one or more businesses (provided that if such Investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of NBTY), properties or assets that replace the properties and assets that are the subject of such Asset Sale; or

          (5)   any combination of the foregoing;

provided that NBTY and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clauses (3) and (4) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, NBTY has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Similar Business, make an Investment in Replacement Assets or make a capital expenditure in compliance with the provision described in clauses (3) and (4) of this paragraph, and that acquisition, purchase or capital expenditure is thereafter completed within 180 days after the end of such 365-day period.

        Pending the final application of any such Net Cash Proceeds, NBTY or such Restricted Subsidiary of NBTY may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. The indenture provides that any Net Cash Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the second paragraph of this covenant will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $30.0 million, NBTY will be required to make an offer (an "Asset Sale Offer") to all holders of notes and to all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to Asset Sales, to purchase the maximum principal amount of such notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or in the event such other Indebtedness was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or such lesser price, if any, as may be provided by the terms of such other Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. NBTY will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $30.0 million by mailing the notice required under the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such other Indebtedness tendered in an Asset Sale Offer is less than the Excess Proceeds, NBTY may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and Pari Passu Indebtedness, as appropriate, surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the notes and NBTY or its agent will select such other Indebtedness to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        NBTY will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the notes in an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, NBTY will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the indenture by virtue thereof.

        If more notes are tendered in an Asset Sale Offer than NBTY is required to purchase, selection of such notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not listed, on a pro rata basis (and in such manner as complies with applicable legal requirements); provided, that the selection of notes for purchase will not result in a noteholder with a principal amount of notes less than the minimum denomination to the extent practicable.

        Notices of an Asset Sale Offer must be mailed by first class mail, postage prepaid, or sent electronically, at least 30, but not more than 60, days before the purchase date to each holder of notes at such holder's registered address or otherwise in accordance with DTC procedures. If any note is to be purchased only in part, any notice of purchase that relates to such note will state the portion of the principal amount thereof that has been or is to be purchased.

        A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest will cease to accrue on notes or portions thereof purchased.

        Transactions with Affiliates.    The indenture provides that NBTY will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of NBTY (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $10.0 million, unless:

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to NBTY or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by NBTY or such Restricted Subsidiary with an unrelated Person; and

          (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, NBTY delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of NBTY, approving such Affiliate Transaction and set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

          (1)(a)  transactions between or among NBTY and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger or consolidation of NBTY and Holdings or any other direct parent of NBTY, provided that such parent company will have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of NBTY and such merger or consolidation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

          (2)(a)  Restricted Payments permitted by the indenture and (b) Permitted Investments;

          (3)   any employment agreements entered into by NBTY or any of its Restricted Subsidiaries in the ordinary course of business and the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, officers, directors, employees or consultants of NBTY or any Restricted Subsidiary or Holdings or (to the extent relating to the business of NBTY and its Subsidiaries) any other direct or indirect parent of NBTY;

          (4)   transactions in which NBTY or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to NBTY or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (5)   payments or loans (or cancellation of loans, advances or guarantees) or advances to employees or consultants or guarantees in respect thereof for bona fide business purposes in the ordinary course of business;

          (6)   any agreement as in effect as of the Issue Date (other than the Management Agreement) or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction or payments contemplated thereby;

          (7)   the Management Agreement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (so long as not more disadvantageous to the holders of the notes in any material respect than the Management Agreement as in effect on the Issue Date) or any transaction or payments (including reimbursement of out-of-pocket expenses) contemplated thereby;

          (8)   the existence of, or the performance by NBTY or any of its Restricted Subsidiaries of its obligations under the terms of, the Merger Agreement, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by NBTY or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Issue Date will only be permitted by this clause (8) to the extent that the terms of any such existing transaction, arrangement or agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original transaction, arrangement or agreement as in effect on the Issue Date;

          (9)(a)  transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to NBTY and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of NBTY, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Unrestricted Subsidiaries in the ordinary course of business;

          (10) any transaction effected as part of a Qualified Receivables Financing;

          (11) the sale or issuance of Equity Interests (other than Disqualified Stock) of NBTY;

          (12) payments by NBTY or any of its Restricted Subsidiaries to the Sponsor or any of its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made under agreements with the Sponsor described in this prospectus or (y) approved by a majority of the Board of Directors of NBTY in good faith;

          (13) any contribution to the capital of NBTY (other than Disqualified Stock);

          (14) any transaction with a Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because NBTY or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of NBTY or any of its Subsidiaries other than NBTY or a Restricted Subsidiary will have a beneficial interest or otherwise participate in such Person;

          (15) transactions between NBTY or any of its Restricted Subsidiaries and any Person, a director of which is also a director of NBTY or Holdings or any other direct or indirect parent of NBTY; provided, however, that such director abstains from voting as a director of NBTY or such direct or indirect parent of NBTY, as the case may be, on any matter involving such other Person;

          (16) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under "—Limitation on Restricted Payments";

          (17) transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

          (18) pledges of Equity Interests of Unrestricted Subsidiaries;

          (19) the issuances of securities or other payments, awards or grants in cash, securities or otherwise under, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of NBTY or of a Restricted Subsidiary of NBTY, as appropriate, in good faith;

          (20) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by NBTY or any of its Restricted Subsidiaries with current, former or future officers and employees of NBTY, Holdings or any of their respective Restricted Subsidiaries and the payment of compensation to officers and employees of NBTY, Holdings or any of their respective Restricted Subsidiaries (including amounts paid under employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

          (21) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of NBTY or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

          (22) the existence of, or the performance by NBTY or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future; and

          (23) investments by the Sponsor in securities of NBTY or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by the Sponsor in connection therewith).

        Liens.    The indenture provides that NBTY will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) on any asset or property of NBTY or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any Obligations of NBTY or such Restricted Subsidiary, unless (1) in the case of Liens securing Subordinated Indebtedness, the notes or any applicable Guarantee is secured by a Lien on such assets of NBTY or such Restricted Subsidiary and proceeds thereof that is senior in priority to such Liens; or (2) in all other cases, the notes or the applicable Guarantee is equally and ratably secured with or before such Obligation with a Lien on the same assets of NBTY or such Restricted Subsidiary, as the case may be.

        The preceding paragraph will not require NBTY or any Restricted Subsidiary of NBTY to secure the notes if the relevant Lien consists of a Permitted Lien. Any Lien which is granted to secure the notes or such Guarantee under the preceding paragraph will be automatically released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the notes or such Guarantee under the preceding paragraph.

        Reports and Other Information.    The indenture provides that notwithstanding that NBTY may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting under rules and regulations promulgated by the SEC, NBTY will file with the SEC, and provide the Trustee and holders with copies thereof, without cost to each holder:

          (1)   within 90 days after the end of each fiscal year (other than for the fiscal year ended September 30, 2010, which will be 105 days after the end of such fiscal year) (or such longer period as may be permitted by the SEC if NBTY were then subject to such SEC reporting requirements as a non-accelerated filer), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management's discussion and analysis of financial information,

          (2)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if NBTY were then subject to such SEC reporting requirements as a non-accelerated filer), quarterly reports on Form 10-Q containing the information required to be contained therein (or any successor or comparable form) including, without limitation, a management's discussion and analysis of financial information, and

          (3)   within the time period specified for filing current reports on Form 8-K by the SEC, such other reports on Form 8-K (or any successor or comparable form);

provided, however, that NBTY is not obligated to file such reports with the SEC before the effectiveness of this Registration Statement, during which time it will put such information on its website, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time it would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act. Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer's Certificates).

        For so long as NBTY has designated certain of its Subsidiaries as Unrestricted Subsidiaries, then the financial information required to be provided will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the management's discussion and analysis of financial information, of the financial condition and results of operations of NBTY and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of NBTY.

        In addition, to the extent not satisfied by the foregoing, NBTY will agree that, for so long as any notes are outstanding, it will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Notwithstanding the foregoing, NBTY will be deemed to have furnished such reports referred to above to the Trustee and the holders if NBTY or any direct or indirect parent of NBTY (including Holdings) has filed such reports with the SEC through the EDGAR (or successor) filing system and such reports are publicly available.

        So long as notes are outstanding, NBTY also will:

          (a)   as promptly as reasonably practicable after furnishing to the Trustee the annual and quarterly reports required by clauses (1) and (2) of the first paragraph of this "Reports and Other Information" covenant, hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

          (b)   post to its website and on IntraLinks or any comparable password-protected online data system, which will require a confidentiality acknowledgment (but not restrict the recipients of such information in trading of securities of NBTY or its affiliates), before the date of the conference call required to be held in accordance with clause (a) of this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or informing holders of notes, prospective investors, market makers affiliated with any Initial Purchaser and securities analysts how they can obtain such information, including, without limitation, the applicable password or other login information.

        Future Guarantors.    If, after the Issue Date, (a) any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary) guarantees any Indebtedness under the Credit Agreement of NBTY or (b) NBTY otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, NBTY will cause such Restricted Subsidiary, within 20 business days of the date that such Indebtedness has been guaranteed, to execute and deliver to the

Trustee a supplemental indenture in form and substance satisfactory to the Trustee under which such Restricted Subsidiary will become a Guarantor under the indenture governing the notes.

        Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. However, in a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

        Each Guarantee will be released in accordance with the provisions of the indenture described under "—Guarantees."

Merger, Consolidation or Sale of All or Substantially All Assets

        The indenture provides that NBTY may not consolidate or merge with or into or wind up into (whether or not NBTY is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person (other than the Merger) unless:

          (1)   NBTY is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than NBTY) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (NBTY or such Person, as the case may be, being herein called the "Successor Company") and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under such laws;

          (2)   the Successor Company (if other than NBTY) expressly assumes all the obligations of NBTY under the indenture and the notes under supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default will have occurred and be continuing;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

            (a)   the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" or

            (b)   the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for NBTY and its Restricted Subsidiaries immediately before such transaction;

          (5)   if the Successor Company is other than NBTY, each Guarantor, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee will apply to such Person's obligations under the indenture and the notes; and

          (6)   NBTY will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

        The Successor Company (if other than NBTY) will succeed to, and be substituted for, NBTY under the indenture and the notes, and NBTY will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to NBTY, and (b) NBTY may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing NBTY in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of NBTY and its Restricted Subsidiaries is not increased thereby.

        The indenture further provides that subject to certain limitations in the indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of NBTY that is a Guarantor, each Guarantor will not, and NBTY will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than the Merger) unless:

          (1)   either (a) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Guarantor") and the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the indenture and such Guarantor's Guarantee under a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee or (b) such sale or disposition or consolidation or merger is not in violation of the covenant described under "—Certain Covenants—Asset Sales";

          (2)   immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default will have occurred and be continuing; and

          (3)   the Successor Guarantor (if other than such Guarantor) will have delivered or caused to be delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

        Subject to certain limitations described in the indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor's Guarantee, and such Guarantor will automatically be released and discharged from its obligations under the indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) a Guarantor may merge or consolidate with another Guarantor or NBTY and (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor.

Defaults

        An Event of Default will be defined in the indenture as:

          (1)   a default in any payment of interest on any note when due continued for 30 days,

          (2)   a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration or otherwise,

          (3)   the failure by NBTY or any of its Restricted Subsidiaries to comply for 60 days after written notice with any of its other agreements contained in the notes or the indenture,

          (4)   the failure by NBTY or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to NBTY or a Restricted Subsidiary of NBTY) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $45.0 million or its foreign currency equivalent (the "cross-acceleration provision"),

          (5)   certain events of bankruptcy or insolvency of NBTY or a Significant Subsidiary (the "bankruptcy provisions"),

          (6)   failure by NBTY or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $45.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed (the "judgment default provision"), or

          (7)   the Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof), or any Guarantor that is a Significant Subsidiary denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the indenture or the release of any such Guarantee in accordance with the indenture, and such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or under any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of notes then outstanding notify NBTY of the default and NBTY does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy or insolvency of NBTY) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of notes then outstanding by written notice to NBTY may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy or insolvency of NBTY occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of notes then outstanding may rescind any such acceleration with respect to the notes and its consequences.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all the notes, waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under the indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured for every purpose of the indenture; but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

        In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if before the earlier of (i) a declaration of acceleration under the preceding paragraph and (ii) 20 days after such Event of Default arose, NBTY delivers an Officer's Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

        Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1)   such holder has previously given the Trustee notice that an Event of Default is continuing,

          (2)   holders of at least 25% of the aggregate principal amount of the notes then outstanding have requested the Trustee to pursue the remedy,

          (3)   such holders have offered the Trustee security or indemnity reasonably satisfactory to it in any loss, liability or expense,

          (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

          (5)   the holders of a majority in principal amount of the notes then outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of notes then outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability unless such Holders have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. Before taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each noteholder notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interests on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders of the notes. In addition, NBTY is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate regarding compliance with the indenture. NBTY also is required to deliver to the Trustee written notice of any event which would constitute certain Defaults, their status and what action NBTY is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the indenture, the notes and the note guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any existing or past default or compliance with any provisions of such documents may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes). However, without the consent of each holder of a note then outstanding affected, no amendment may (with respect to any notes held by a non-consenting holder):

          (1)   reduce the percentage of the aggregate principal amount of notes whose holders must consent to an amendment,

          (2)   reduce the rate of or extend the time for payment of interest on any note,

          (3)   reduce the principal of or change the Stated Maturity of any note,

          (4)   reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "—Optional Redemption,"

          (5)   make any note payable in money other than that stated in such note,

          (6)   impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes,

          (7)   make any change in the amendment provisions that require each holder's consent or in the waiver provisions,

          (8)   make the notes or any Guarantee subordinated in right of payment to any other obligations, or

          (9)   modify the Guarantees in any manner adverse to the holders.

        Without the consent of any holder, NBTY and Trustee may amend the indenture, the notes and the note guarantees to cure any ambiguity, omission, mistake, defect or inconsistency, to conform the text of the indenture, the Guarantees or the notes to this Description of Exchange Notes, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of NBTY under the indenture and the notes, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add or release Guarantees in accordance with the terms of the indenture with respect to the notes, to secure the notes, to add to the covenants of NBTY for the benefit of the holders or to surrender any right or power conferred upon NBTY, to make any change that does not adversely affect the rights of any holder in any material respect, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to make certain changes to the indenture to provide for the issuance of additional notes to the extent permitted by the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" as in effect before such amendment, or evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or holder of any equity interests in NBTY or Holdings or any other direct or indirect parent or guarantor, as such, will have any liability for any obligations of NBTY or guarantor under the notes or the indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each noteholder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

        A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements or transfer documents and NBTY may require a noteholder to pay any taxes required by law or permitted by the indenture. The registrar will not be required to transfer or exchange any note selected for redemption (except in the case of a note to be redeemed in part, the portion of the note not to be redeemed) or to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes, as expressly provided for in the indenture) as to all notes then outstanding when:

          (1)   either (a) all the notes theretofore authenticated and delivered (except lost stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by NBTY and thereafter repaid to NBTY or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of NBTY, and NBTY or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from NBTY directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

          (2)   NBTY and/or the Guarantors have paid all other sums payable under the indenture; and

          (3)   NBTY has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

        NBTY at any time may terminate all its obligations under the notes and the indenture ("legal defeasance") and cure all then-existing Events of Default, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. NBTY at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under "—Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision described under "—Defaults" and the undertakings and covenants contained under "—Change of Control" and "—Merger, Consolidation or Sale of All or Substantially All Assets" (other than clauses (1), (2) and (6) of the first paragraph thereof) ("covenant defeasance"). If NBTY exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

        NBTY may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If NBTY exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If NBTY exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3) (with respect to any Default by NBTY or any of its Restricted Subsidiaries with any of its obligations under the covenants described under "—Certain Covenants"), (4), (5) (with respect only to Significant Subsidiaries), (6) (with respect only to Significant Subsidiaries) or (7) under "—Defaults."

        In order to exercise either defeasance option, NBTY must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations (sufficient, without reinvestment, in the opinion of a nationally-recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of NBTY.

Concerning the Trustee

        BNYM is the Trustee under the indenture and has been appointed by NBTY as Registrar and a Paying Agent with regard to the notes.

Governing Law

        The indenture provides that it and the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Acquired Indebtedness" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Applicable Premium" means, with respect to any note on any applicable redemption date, the greater of:

          (1)   1.0% of the then outstanding principal amount of the note; and

          (2)   the excess of

            (a)   the present value at such redemption date of (i) the redemption price of the note at October 1, 2014 (such redemption price being set forth in the applicable table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the note through October 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the then outstanding principal amount of the note.

        "Asset Sale" means:

          (1)   the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of NBTY or any Restricted Subsidiary of NBTY (each referred to in this definition as a "disposition") or

          (2)   the issuance or sale of Equity Interests (other than directors' qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to NBTY or another Restricted Subsidiary of NBTY) (whether in a single transaction or a series of related transactions), in each case other than:

            (a)   a sale, exchange or other disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out equipment in the ordinary course of business;

            (b)   the sale, conveyance, lease or other disposition of all or substantially all the assets of NBTY under the provisions described above under "—Merger, Consolidation or Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control;

            (c)   any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments";

            (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than $10.0 million;

            (e)   any transfer or disposition of property or assets by a Restricted Subsidiary of NBTY to NBTY or by NBTY or a Restricted Subsidiary of NBTY to a Restricted Subsidiary of NBTY;

            (f)    the creation of any Lien permitted under the indenture;

            (g)   any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

            (h)   the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable or other current assets held for sale in the ordinary course of business and not in connection with any financing transaction;

            (i)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;

            (j)    a sale of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

            (k)   a transfer of accounts receivable and related assets of the type specified in the definition of "Receivables Financing" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

            (l)    any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of NBTY and its Restricted Subsidiaries as a whole, as determined in good faith by NBTY, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $20.0 million will be evidenced by an Officer's Certificate, and (2) $40.0 million will be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of NBTY;

            (m)  the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;

            (n)   the sale in a Sale/Leaseback Transaction of any property acquired after the Issue Date within twelve months of the acquisition of such property;

            (o)   the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business; and

            (p)   foreclosures, condemnations or any similar action on assets not prohibited by the indenture.

        "Board of Directors" means as to any Person, the board of directors or managers, sole member or managing member, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person), or any duly authorized committee thereof.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Contribution Amount" means the aggregate amount of cash contributions made to the capital of NBTY or any Guarantor described in the definition of "Contribution Indebtedness."

        "Cash Equivalents" means:

          (1)   U.S. Dollars, pounds sterling, euros or the national currency of any participating member state of the European Union;

          (2)   securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

          (3)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated "A" or the equivalent thereof by Moody's or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

          (4)   repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper issued by a corporation (other than an Affiliate of NBTY) rated at least "A-1" or the equivalent thereof by Moody's or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

          (6)   readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

          (7)   Indebtedness issued by Persons (other than the Sponsor) with a rating of "A" or higher from S&P or "A-2" or higher from Moody's in each case with maturities not exceeding two years from the date of acquisition;

          (8)   investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (6) above; and

          (9)   in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (8) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended from time to time.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (1)   interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) under interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of NBTY's outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing);

          (2)   interest on Indebtedness described in clause (13)(b) of the second paragraph under the covenant described under "—Certain Covenants—Limitation on Restricted Payments" (to the extent not already included in clause (1) above); and

          (3)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

less interest income for such period;

provided that, for purposes of calculating Consolidated Interest Expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

        For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

          (1)   any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expenses (including the effect of all fees and expenses relating thereto), including, without limitation, any fees, expenses, charges or payments made under or contemplated by the Merger Agreement or otherwise related to the Transactions, will be excluded;

          (2)   the Net Income for such period will not include the cumulative effect of a change in accounting principles during such period;

          (3)   any net after-tax gains or losses on disposal of discontinued operations will be excluded;

          (4)   any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to business dispositions (including Capital Stock of any Person) or asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by NBTY) will be excluded;

          (5)   any net after-tax gains or losses (including the effect of all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations and other derivative instruments will be excluded;

          (6)   the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), will be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

          (7)   solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments," the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (x) the net loss of any such Restricted Subsidiary will be included therein and (y) the Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

          (8)   any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries will be excluded;

          (9)(a)  (i) the non-cash portion of "straight-line" rent expense will be excluded and (ii) the cash portion of "straight-line" rent expense that exceeds the amount expensed in respect of such rent expense will be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 will be excluded;

          (10) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FASB ASC 830 will be excluded;

          (11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, will be excluded;

          (12) accruals and reserves, contingent liabilities and any gains and losses on the settlement of any pre-existing contractual or non-contractual relationships as a result of the Transactions that are established or adjusted within 12 months after the Issue Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies will be excluded;

          (13) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets (including intangible assets, goodwill and deferred financing costs but excluding accounts receivable) or liabilities resulting from the application of GAAP (including in connection with the Transactions) and the amortization of intangibles arising from the application of GAAP (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) will be excluded; and

          (14) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated before the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction will be excluded.

        In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income will include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges under indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the indenture.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there will be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted

Subsidiaries of NBTY or a Restricted Subsidiary of NBTY to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant under clauses (c)(5) and (6) of the first paragraph thereof.

        "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from EBITDA in such future period to such extent paid.

        "Consolidated Senior Secured Debt Ratio" as of any date of determination means the ratio of (1) (x) Consolidated Total Indebtedness of NBTY and its Restricted Subsidiaries that is secured by a Lien as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made will occur minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, in each case, that is held by NBTY and its Restricted Subsidiaries as of such date; provided that this clause (y) will be limited to $125.0 million; provided, further, that any cash and Cash Equivalents attributable to Foreign Subsidiaries will be calculated net of any reasonably anticipated repatriation costs and expenses of domesticating such cash and Cash Equivalents from such Foreign Subsidiaries as determined by NBTY in good faith, to (2) the EBITDA of NBTY and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made will occur, in each case, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of "Fixed Charge Coverage Ratio."

        "Consolidated Taxes" means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital, including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments," which will be included as though such amounts had been paid as income taxes directly by such Person.

        "Consolidated Total Indebtedness" means, as of any date of determination, the aggregate principal amount of Indebtedness of NBTY and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by promissory notes or similar instruments.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds:

            (a)   for the purchase or payment of any such primary obligation; or

            (b)   to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Contribution Indebtedness" means Indebtedness of NBTY or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of NBTY or such Guarantor after the Issue Date, provided that:

          (1)   such Contribution Indebtedness will be Indebtedness with a Stated Maturity later than the Stated Maturity of the notes and a Weighted Average Life to Maturity longer than the Weighted Average Life to Maturity of the notes, and

          (2)   such Contribution Indebtedness (a) is incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness under an Officer's Certificate on the incurrence date thereof.

        "Credit Agreement" means (i) the credit agreement entered into on the Issue Date among NBTY, Holdings, certain Subsidiaries of NBTY, the financial institutions named therein and Barclays Bank PLC, as Administrative Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by NBTY to be included in the definition of "Credit Agreement," one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers' acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by NBTY or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration under an Officer's Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

        "Designated Preferred Stock" means Preferred Stock of NBTY or Holdings or any other direct or indirect parent of NBTY, as applicable (other than Excluded Equity), that is issued after the Issue Date for cash and is so designated as Designated Preferred Stock, under an Officer's Certificate, on the issuance date thereof, the cash proceeds of which are contributed to the capital of NBTY (if issued by Holdings or any direct or indirect parent of NBTY) and excluded from the calculation set forth in clause (c) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

          (1)   matures or is mandatorily redeemable, under a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

          (2)   is convertible or exchangeable for Indebtedness or Disqualified Stock, or

          (3)   is redeemable at the option of the holder thereof, in whole or in part,

in each case before 91 days after the maturity date of the notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of NBTY or its Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by NBTY in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

        "Domestic Subsidiary" means a Restricted Subsidiary that is not a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

          (1)   Consolidated Taxes; plus

          (2)   Consolidated Interest Expense; plus

          (3)   Consolidated Non-cash Charges; plus

          (4)   the amount of management, monitoring, consulting and advisory fees, termination payments and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period to the extent otherwise permitted by the covenant described under "—Certain Covenants—Transactions with Affiliates"; plus

          (5)   any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by the indenture (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to (x) the offering of the notes or (y) the Transactions, (ii) any amendment or other modification of the notes or other Indebtedness, (iii) any additional interest in respect of the notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Financing; plus

          (6)   the amount of loss on sale of receivables and related assets to a Receivables Subsidiary in connection with a Qualified Receivables Financing; plus

          (7)   the amount of any restructuring charges or reserves (which, for the avoidance of doubt, will include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees), plus

          (8)   all adjustments of the nature used in connection with the calculation of "Pro Forma Consolidated EBITDA" as set forth in note 2 to "Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Information" contained elsewhere in this prospectus to the extent such adjustments continue to be applicable and, with respect to the stand-alone costs, to the extent actually incurred, during the period in which EBITDA is being calculated, plus

          (9)   any costs or expense incurred under any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of NBTY or a Guarantor or the net cash proceeds of an issuance of Equity Interests of NBTY (other than Excluded Equity) solely to the extent that such net cash proceeds are excluded from the calculation of the amount available for Restricted Payments under clause (c)(1) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments"; plus/minus

          (10) gains or losses due solely to fluctuations in currency values and the related tax effects,

less, without duplication, non-cash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale after the Issue Date of capital stock or Preferred Stock of NBTY or any direct or indirect parent of NBTY, as applicable (other than Disqualified Stock), other than:

          (1)   public offerings with respect to NBTY's or such direct or indirect parent's common stock registered on Form S-8; and

          (2)   any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contributions" means the net cash proceeds and Cash Equivalents received by NBTY after the Issue Date from:

          (1)   contributions to its common equity capital, and

          (2)   the sale of Capital Stock (other than Excluded Equity) of NBTY,

in each case designated as Excluded Contributions under an Officer's Certificate executed by an Officer of NBTY, the proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments."

        "Excluded Equity" means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary of NBTY or any employee stock ownership plan or trust established by NBTY or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by NBTY or any Restricted Subsidiary) and (iii) any Equity Interest that has already been used or designated as (or the proceeds of which have been used or designated as) Cash Contribution Amount, Designated Preferred Stock, Excluded Contribution or Refunding Capital Stock, to increase the amount available under clause (4)(a) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments" or clause (15) of the definition of "Permitted Investments" or is proceeds of Indebtedness referred to in clause (13)(b) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments."

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by NBTY).

        "FASB ASC" means the Accounting Standard Codifications as promulgated by the Financial Accounting Standards Board, including any renumbering of such standards or any successor or replacement section or sections promulgated by the Financial Accounting Standards Board.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that NBTY or any of its Restricted Subsidiaries incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock or Disqualified Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but before the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations and discontinued operations, in each case with respect to an operating unit of a business, and operational changes, that NBTY or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or before or simultaneously with the Calculation Date (each, for purposes of this definition, a "pro forma event") will be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers (including the Transactions), consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into NBTY or any Restricted Subsidiary since the beginning of such period will have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change that would have required adjustment under this definition, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations will be made in good faith by a responsible financial or accounting officer of NBTY. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of NBTY to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, will be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as NBTY may designate. Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Securities Act, (2) adjustments calculated to give effect to any Pro Forma Cost Savings and (3) all adjustments of the type used in connection with the calculation of "Pro Forma Consolidated EBITDA" as set forth in footnote (2) under the caption "Summary—Summary Historical and Unaudited Pro Forma Consolidated Financial Information" in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

        "Fixed Charges" means, with respect to any Person for any period, the sum of:

          (1)   Consolidated Interest Expense of such Person for such period, and

          (2)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries; provided that for purposes of calculating the Fixed Charge Coverage Ratio under clause (5) of the second paragraph under "—Certain Covenants—Limitation on Restricted Payments," all dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries will be included.

        "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory or the District of Columbia thereof and any direct or indirect Subsidiary of such Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date (other than with respect to reports under the heading "—Certain Covenants—Reports and Other Information," which will be as in effect from time to time). In addition, for purposes of the indenture, all references to codified accounting standards specifically named herein will be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

        "guarantee" means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means any guarantee of the obligations of NBTY under the indenture and the notes by any Person in accordance with the provisions of the indenture.

        "Guarantors" means each Restricted Subsidiary of NBTY that executes the indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of NBTY that incurs a Guarantee of the notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

          (1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "holder" or "noteholder" means the Person in whose name a note is registered on the Registrar's books.

        "Holdings" means Alphabet Holding Company, Inc. and its successors.

        "Indebtedness" means, with respect to any Person:

          (1)   the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

          (2)   to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

          (3)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that (a) Contingent Obligations incurred in the ordinary course of business and (b) obligations under or in respect of Receivables Financings will be deemed not to constitute Indebtedness.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of NBTY, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means Banc of America Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and such other initial purchasers party to the purchase agreement or future purchase agreements entered into in connection with an offer and sale of notes.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "Investment Grade Securities" means:

          (1)   securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

          (2)   securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency,

          (3)   investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of NBTY in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If NBTY or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of NBTY, NBTY will be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event will a guarantee of an operating lease of NBTY or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

          (1)   "Investments" will include the portion (proportionate to NBTY's equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of NBTY at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, NBTY will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

          (a)   NBTY's "Investment" in such Subsidiary at the time of such redesignation less

          (b)   the portion (proportionate to NBTY's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of NBTY.

        "Issue Date" means October 1, 2010.

        "JV Distributions" means, at any time, 50% of the aggregate amount of all cash dividends or distributions received by NBTY or any of its Restricted Subsidiaries as a return on an Investment in a Permitted Joint Venture during the period from the Acquisition Closing Date through the end of the fiscal quarter most recently ended immediately before such date for which financial statements are internally available (provided that NBTY or any of its Restricted Subsidiaries are not required to reinvest such dividends or distributions in the Permitted Joint Venture).

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event will an operating lease be deemed to constitute a Lien.

        "Management Agreement" means that certain Consulting Agreement between NBTY and T.C. Group V, L.L.C., as amended, restated, modified or replaced as of the date of the indenture and as may be amended, modified or replaced to the extent such amendment, modification or replacement is not less advantageous to the holders in any material respect than the Management Agreement as in effect as of the date of the indenture.

        "Management Group" means the group consisting of the executive officers and other management personnel of NBTY on the Issue Date or who became officers or management personnel of NBTY or any direct or indirect parent of NBTY, as applicable, and the Subsidiaries following the Issue Date (other than in connection with a transaction that would otherwise be a Change of Control if such persons were not included in the definition of "Permitted Holders").

        "Merger" means the merger of Alphabet Merger Sub, Inc. with and into NBTY, Inc., with NBTY, Inc. surviving such merger, under the terms of the Merger Agreement.

        "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of July 15, 2010, among NBTY, Inc., Holdings and Alphabet Merger Sub, Inc., as amended up to and including the Issue Date.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Cash Proceeds" means the aggregate cash proceeds received by NBTY or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal under a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Hedging Obligations in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than under the second paragraph of the covenant described under "—Certain Covenants—Asset Sales") to be paid as a result of such transaction, any costs associated with unwinding any related Hedging Obligations in connection with such transaction and any deduction of appropriate amounts to be provided by NBTY as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by NBTY after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Net Income" means, with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes will not include fees or indemnification in favor of the Trustee and other third parties other than the holders of the notes.

        "Officer" means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of NBTY.

        "Officer's Certificate" means a certificate signed on behalf of NBTY by an Officer of NBTY that meets the requirements set forth in the indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to NBTY.

        "Pari Passu Indebtedness" means:

          (1)   with respect to NBTY, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

          (2)   with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Guarantee.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between NBTY or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under "—Certain Covenants—Asset Sales."

        "Permitted Debt" will have the meaning assigned thereto in the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock."

        "Permitted Holders" means each of (i) the Sponsor, (ii) the Management Group, with respect to beneficial ownership of Voting Stock of NBTY representing not more than 10% of the total voting power of the Voting Stock of NBTY and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which the Persons described in clauses (i) and (ii) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (i) and (ii), collectively, beneficially own Voting Stock representing more than 50% of the total voting power of the Voting Stock of NBTY (subject in the case of the Management Group to the limitation in clause (ii)). Any Person or group, together with its Affiliates, whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter constitute an additional Permitted Holder. "Beneficial ownership" has the meaning given to such term under Rule 13d-3 under the Exchange Act, or any successor provision.

        "Permitted Investments" means:

          (1)   any Investment in Cash Equivalents;

          (2)   any Investment in NBTY (including the notes) or any Restricted Subsidiary;

          (3)   any Investment by Restricted Subsidiaries of NBTY in other Restricted Subsidiaries of NBTY and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of NBTY;

          (4)   any Investment by NBTY or any Restricted Subsidiary of NBTY in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of NBTY, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, NBTY or a Restricted Subsidiary of NBTY;

          (5)   any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made under the provisions of "—Certain Covenants—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (6)   any Investment (x) existing on the Issue Date, (y) made under binding commitments in effect on the Issue Date and (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) or (y), provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended;

          (7)   advances to employees not in excess of $10.0 million outstanding at any one time in the aggregate;

          (8)   loans and advances to officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business;

          (9)   any Investment (x) acquired by NBTY or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by NBTY or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of NBTY of such other Investment or accounts receivable, or (b) as a result of a foreclosure by NBTY or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of NBTY or any Restricted Subsidiary, including under any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

          (10) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock" covenant;

          (11) any Investment by NBTY or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made under this clause (11) that are at the time outstanding, not to exceed the greater of (x) $100.0 million and (y) 2.5% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided, however, that if any Investment under this clause (11) is made in any Person that is not a Restricted Subsidiary of NBTY at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of NBTY after such date, such Investment will thereafter be deemed to have been made under clause (1) above and will cease to have been made under this clause (11) for so long as such Person continues to be a Restricted Subsidiary;

          (12) Investments in joint ventures of NBTY or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount, taken together with all other Investments made under this clause (12) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 1.75% of Total Assets at the time of such Investment, at any one time outstanding; provided, that the Investments permitted under this clause (12) may be increased by the amount of JV Distributions, without duplication of dividends or distributions increasing amounts available under clause (c) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

          (13) additional Investments by NBTY or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made under this clause (13) that are at the time outstanding, not to exceed the greater of (x) $150.0 million and (y) 3.5% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding;

          (14) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made under this clause (14) that are at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 1.75% of Total Assets, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), at any one time outstanding; provided that no Default or Event of Default exists at the time of any such Investment or would result therefrom;

          (15) Investments the payment for which consists of Equity Interests (other than Excluded Equity) of NBTY or any direct or indirect parent of NBTY, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under "—Certain Covenants—Limitation on Restricted Payments";

          (16) Investments consisting of the licensing or contribution of intellectual property under joint marketing arrangements with other Persons;

          (17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

          (18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

          (19) Investments of a Restricted Subsidiary of NBTY acquired after the Issue Date or of an entity merged into or consolidated with a Restricted Subsidiary of NBTY in a transaction that is not prohibited by the covenant described under "—Merger, Consolidation or Sale of All or Substantially All Assets" after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

          (20) repurchases of the notes; and

          (21) guarantees of Indebtedness permitted to be incurred under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," and performance guarantees in the ordinary course of business.

        "Permitted Joint Venture" means, with respect to any specified Person, a joint venture in any other Person engaged in a Similar Business in respect of which NBTY or a Restricted Subsidiary beneficially owns at least 40% of the shares of Equity Interests of such Person.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S.

  government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

          (3)   Liens for taxes, assessments or other governmental charges (i) which are not yet due or payable or (ii) which are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien and for which adequate reserves are being maintained to the extent required by GAAP;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued under the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens incurred to secure Obligations in respect of Indebtedness permitted to be incurred under clauses (a), (d), (q) or (t) of the definition of "Permitted Debt"; provided that, (x) in the case of clause (d), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof; and (y) in the case of clause (t), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Foreign Subsidiary that is not a Guarantor;

          (7)   Liens existing on the Issue Date;

          (8)   Liens on assets of, or Equity Interest in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other assets of NBTY or any Restricted Subsidiary of NBTY;

          (9)   Liens on assets at the time NBTY or a Restricted Subsidiary of NBTY acquired the assets, including any acquisition by means of a merger or consolidation with or into NBTY or any Restricted Subsidiary of NBTY; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets owned by NBTY or any Restricted Subsidiary of NBTY;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to NBTY or another Restricted Subsidiary of NBTY permitted to be incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock";

          (11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of NBTY or any of its Restricted Subsidiaries;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by NBTY and its Restricted Subsidiaries in the ordinary course of business;

          (15) Liens in favor of NBTY or any Guarantor;

          (16) Liens on accounts receivable and related assets of the type specified in the definition of "Receivables Financing" incurred in connection with a Qualified Receivables Financing;

          (17) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (18) Liens on the Equity Interests of Unrestricted Subsidiaries;

          (19) grants of software and other technology licenses in the ordinary course of business;

          (20) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

          (21) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

          (22) Liens incurred to secure cash management services (and other "bank products") owed to a lender under the Credit Agreement (or any Affiliate of such lender) at the time such services were entered into in the ordinary course of business;

          (23) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (24); provided, however, that (x) such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (24) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (24) Liens securing Pari Passu Indebtedness permitted to be incurred under the covenant described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock"; provided that at the time of any incurrence of Pari Passu Indebtedness and after giving pro forma effect thereto (in a manner consistent with the calculation of the Fixed Charge Coverage Ratio) under this clause (24), the Consolidated Senior Secured Debt Ratio will not be greater than 4.00 to 1.00;

          (25) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed the greater of (x) $87.5 million and (y) 2.0% of Total Assets at the time of incurrence of such obligation, at any one time outstanding;

          (26) Liens on the assets of a joint venture to secure Indebtedness of such joint venture incurred under clause (u) of the definition of "Permitted Debt";

          (27) Liens on equipment of NBTY or any Restricted Subsidiary of NBTY granted in the ordinary course of business to NBTY's or such Restricted Subsidiary's client at which such equipment is located;

          (28) Liens created for the benefit of (or to secure) all the notes or the Guarantees;

          (29) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by the indenture;

          (30) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

          (31) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection; (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; and

          (32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of NBTY or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of NBTY and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of NBTY or any of its Restricted Subsidiaries in the ordinary course of business.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

        "Pro Forma Cost Savings" means, without duplication, with respect to any period, the reductions in costs and other operating improvements or synergies that have been realized or are reasonably anticipated to be realized in good faith with respect to a pro forma event within twelve months of the date of such pro forma event and that are reasonable and factually supportable, as if all such reductions in costs and other operating improvements or synergies had been effected as of the beginning of such period, decreased by any recurring incremental expenses incurred or to be incurred during such four-quarter period in order to achieve such reduction in costs. Pro Forma Cost Savings described in the preceding sentence will be accompanied by a certificate delivered to the Trustee from NBTY's chief financial officer that outlines the specific actions taken or to be taken and the net cost reductions and other operating improvements or synergies achieved or to be achieved from each such action and certifies that such cost reductions and other operating improvements or synergies meet the criteria set forth in the preceding sentence.

        "Purchase Money Note" means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from NBTY or any Subsidiary of NBTY to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

        "Qualified Receivables Financing" means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

          (1)   the Board of Directors of NBTY will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to NBTY and the Receivables Subsidiary,

          (2)   all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by NBTY), and

          (3)   the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by NBTY) and may include Standard Securitization Undertakings.

        The grant of a security interest in any accounts receivable of NBTY or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement will not be deemed a Qualified Receivables Financing.

        "Rating Agency" means (1) each of Moody's and S&P and (2) if Moody's or S&P ceases to rate the notes for reasons outside of NBTY's control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by NBTY or any parent of NBTY as a replacement agency for Moody's or S&P, as the case may be.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

        "Receivables Financing" means any transaction or series of transactions that may be entered into by NBTY or any of its Subsidiaries under which NBTY or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by NBTY or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of NBTY or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by NBTY or any such Subsidiary in connection with such accounts receivable.

        "Receivables Repurchase Obligation" means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

        "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of NBTY (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with NBTY in which NBTY or any Subsidiary of NBTY makes an Investment and to which NBTY or any Subsidiary of NBTY transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of NBTY and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of NBTY (as provided below) as a Receivables Subsidiary and:

          (a)   no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by NBTY or any other Subsidiary of NBTY (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) under Standard Securitization Undertakings), (ii) is recourse to or obligates NBTY or any other Subsidiary of NBTY in any way other than under Standard Securitization Undertakings, or (iii) subjects any property or asset of NBTY or any other Subsidiary of NBTY, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than under Standard Securitization Undertakings,

          (b)   with which neither NBTY nor any other Subsidiary of NBTY has any material contract, agreement, arrangement or understanding other than on terms which NBTY reasonably believes to be no less favorable to NBTY or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of NBTY, and

          (c)   to which neither NBTY nor any other Subsidiary of NBTY has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of NBTY will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of NBTY giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by NBTY or a Restricted Subsidiary in exchange for assets transferred by NBTY or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Replacement Assets" means (1) tangible assets that will be used or useful in a Similar Business or (2) substantially all the assets of a Similar Business or a majority of the Voting Stock of any Person engaged in a Similar Business that will become on the date of acquisition thereof a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this "Description of Exchange Notes," all references to Restricted Subsidiaries will mean Restricted Subsidiaries of NBTY.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by NBTY or a Restricted Subsidiary whereby NBTY or a Restricted Subsidiary transfers such property to a Person and NBTY or such Restricted Subsidiary leases it from such Person, other than leases between NBTY and a Restricted Subsidiary of NBTY or between Restricted Subsidiaries of NBTY.

        "S&P" means Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business, or any successor to the rating agency business thereof.

        "SEC" means the Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of NBTY within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Similar Business" means any business engaged in by NBTY or any of its Restricted Subsidiaries on the Issue Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which NBTY and its Restricted Subsidiaries are engaged on the Issue Date.

        "Sponsor" means (1) T.C. Group L.L.C. and (2) one or more investment funds advised, managed or controlled by T.C. Group L.L.C. and, in each case (whether individually or as a group) their Affiliates (but excluding any operating portfolio companies of the foregoing).

        "Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and guarantees of performance entered into by NBTY or any Subsidiary of NBTY which NBTY has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including under any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of NBTY unless such contingency has occurred).

        "Subordinated Indebtedness" means (a) with respect to NBTY, any Indebtedness of NBTY which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

        "Subsidiary" means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

        "Total Assets" means the total consolidated assets of NBTY and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of NBTY and its Restricted Subsidiaries.

        "Transactions" means the transactions contemplated by the Merger Agreement and as described in this prospectus under the heading "Summary—The Transactions," including the borrowings under the Credit Agreement, the offering of the notes and the satisfaction and discharge of the notes outstanding on the Issue Date.

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days before such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to October 1, 2014; provided, however, that if the period from such redemption date to October 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Officer" means any officer within the corporate trust department of the Trustee, with direct responsibility for performing the Trustee's duties under the indenture and also means, with respect to a particular corporate trust matter, any other officer of the Trustee, including any vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who, at the time, are such officers, respectively, to whom such matter is referred because of such person's knowledge of and familiarity with the particular subject.

        "Trustee" means the respective party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of NBTY that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of NBTY may designate any Subsidiary of NBTY (including any newly acquired or newly formed Subsidiary of NBTY but excluding NBTY) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, NBTY or any other Subsidiary of NBTY that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur any Indebtedness under which the lender has recourse to any of the assets of NBTY or any of its Restricted Subsidiaries; provided, further, however, that either:

          (a)   the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

          (b)   if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        The Board of Directors of NBTY may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

          (x)   (1) NBTY could incur $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test described under "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock," or

            (2)   the Fixed Charge Coverage Ratio for NBTY and its Restricted Subsidiaries would be greater than such ratio for NBTY and its Restricted Subsidiaries immediately before such designation, in each case on a pro forma basis taking into account such designation, and

          (y)   no Event of Default will have occurred and be continuing.

        Any such designation by the Board of Directors of NBTY will be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of NBTY giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are:

          (1)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (2)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of NBTY thereof, and also will include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

        "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

 BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

        The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons (the "global notes").

        Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC ("DTC participants") or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of each global note with DTC's custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

  •
  ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

        Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

        All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking, Société Anonyme ("Clearstream"). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a noteholder under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

        Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

        DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC,

Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

        Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling, unable or ineligible to continue as depositary for the global notes or ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of the date we are so informed in writing or become aware of same;

  •
  we, at our option and subject to DTC's procedures, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of outstanding notes for exchange notes in this exchange offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities or investors in such partnerships or pass-through entities, holders whose functional currency is not the U.S. dollar, foreign persons or entities, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion applies only to holders that exchange outstanding notes for exchange notes in this exchange offer.

        No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of outstanding notes for exchange notes, or that any such position would not be sustained. Holders of notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations, as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange Pursuant to this Exchange Offer

        The exchange of the outstanding notes for the exchange notes in this exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes, because the exchange notes will not be considered to differ materially in kind or extent from the outstanding notes. Accordingly, the exchange of outstanding notes for exchange notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the outstanding notes exchanged therefor and the same tax consequences to holders as the outstanding notes have to holders, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

CERTAIN CONSIDERATIONS FOR BENEFIT PLAN INVESTORS

        The following is a summary of certain considerations associated with the exchange of outstanding notes for exchange notes by employee benefit plans within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") including (i) private U.S.-based pension and welfare plans, (ii) plans described in Section 4975 of the Code, including individual retirement accounts within the meaning of Section 408 of the Code, (iii) plans (such as a governmental, church or non-U.S. plan) not subject to Title I of ERISA but subject to provisions under applicable federal, state, local, non-U.S. or other laws, rules or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws"), and any entity of which the underlying assets include "plan assets" of such plans and accounts within the meaning of U.S. Department of Labor regulations and Section 3(42) of ERISA (each, a "Benefit Plan Investor"). This summary considers certain issues raised by ERISA and the Code as they apply to Benefit Plan Investors subject to those statutes and does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the provisions summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of enactment or release.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of Benefit Plan Investors subject to Title I of ERISA or Section 4975 of the Code ("ERISA Plans"), and prohibit fiduciaries of an ERISA Plan from (1) causing the plan to engage in certain transactions between the plan and a party in interest or disqualified person or (2) dealing with plan assets in the fiduciary's own interest or engaging in other self-dealing transactions. Any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment of assets of a Benefit Plan Investor in connection with the exchange of outstanding notes for exchange notes, a fiduciary of the Benefit Plan Investor should determine (1) whether the investment is in accordance with the documents and instruments governing the Benefit Plan Investor and (2) whether the acquisition and holding of the exchange notes is solely in the interest of the participants and beneficiaries of the Benefit Plan Investor and otherwise consistent with the fiduciary's responsibilities and in compliance with the applicable requirements of ERISA, the Code or any Similar Laws including, in particular, any diversification, prudence and liquidity requirements.

        Any insurance company proposing to invest assets of its general account in the exchange notes should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court's decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, Section 401(c) of ERISA and the regulations promulgated thereunder.

        U.S. Department of Labor Regulation Section 2510.3-101 (the "Plan Asset Regulations") addresses circumstances in which the underlying assets of an investment made by a Benefit Plan Investor will be deemed to be assets of such Benefit Plan Investor. In general (subject to certain exceptions), where a Benefit Plan Investor holds an "equity interest" in an entity, the assets of the entity are deemed to be plan assets of the Benefit Plan Investor. "Equity interest" is defined as "any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features." While no assurances can be given, the Company believes that the exchange notes should not be treated as an "equity interest" for purposes of the Plan Asset Regulations.

Prohibited Transactions Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of Section 3(14) of ERISA, or "disqualified persons," within the meaning of Section 4975(e)(2) of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, including an obligation to correct the transaction. The exchange of outstanding notes for exchange notes and the acquisition and/or holding of exchange notes by an ERISA Plan with respect to which the Company, a guarantor or an initial purchaser or any of their affiliates is considered a party in interest or a disqualified person may give rise to a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Consequently, before investing in the exchange notes, any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the exchange notes, or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions ("PTCEs") that may apply to the acquisition and holding of the notes. These PTCEs include, without limitation, PTCE 84-14 regarding transactions effected by independent qualified professional asset managers; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 95-60, regarding investments by insurance company general accounts; and PTCE 96-23, regarding transactions determined by in-house asset managers.

        Governmental plans, non-U.S. plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the exchange notes. Any fiduciary of a governmental, non U.S. or such a church plan considering an investment in the exchange notes should consult with its counsel before purchasing exchange notes to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, any exemptive relief under any applicable Similar Laws.

        Because of the foregoing, the exchange of the outstanding notes and the acquisition and holding of the exchange notes should not be made by any person investing "plan assets" of any Benefit Plan Investor, unless such exchange, acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by the exchange of an outstanding note and the acquisition and holding of an exchange note, or any interest in an exchange note, each person who authorizes such exchange, acquisition and holding and each subsequent transferee of an exchange note will be deemed to have represented and warranted that either (1) no portion of the assets involved in the exchange of the outstanding notes or used to acquire and hold the exchange notes, or any interest therein, constitutes assets of any Benefit Plan Investor or (2) the exchange of the outstanding notes and the acquisition and holding of the exchange notes by such person or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering the exchange of the outstanding notes or the acquisition or holding of exchange notes on behalf of, or with the assets of, any Benefit Plan Investor, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such exchange, acquisition and/or holding and whether an exemption would be applicable to such exchange, acquisition and/or holding. We make no representation as to whether an investment in the exchange notes is appropriate for any Benefit Plan Investor in general or whether such investment is appropriate for any particular plan or arrangement.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account under this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired those outstanding notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the effective date of the Registration Statement, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers may sell exchange notes they received for their own account pursuant to this exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

        Any broker-dealer that resells exchange notes that were received by it for its own account under this exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. A profit on any resale of those exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the effective date of the Registration Statement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

        You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

        The trustee and its affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they receive customary fees. BNYM is the trustee and exchange agent in connection with this exchange offer, and BNYM is a lender under our senior secured credit facilities.

LEGAL MATTERS

        The validity of securities offered hereby will be passed upon for us by Latham & Watkins, LLP, Washington, District of Columbia, certain matters under Arizona, Colorado and Nevada law will be passed upon for us by Ballard Spahr LLP, Philadelphia, Pennsylvania, and certain matters under Florida law will be passed upon for us by Holland & Knight LLP, Miami, Florida, as set forth in, and limited by, their respective opinions filed as exhibits to the Registration Statement.

 EXPERTS

        The financial statements of NBTY, Inc. as of September 30, 2010 and 2009 and for each of the three years in the period ended September 30, 2010, and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of September 30, 2010 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Alphabet Merger Sub, Inc. as of September 30, 2010 and for the period from May 11, 2010 (date of inception) to September 30, 2010 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION AGENT

        We have appointed Georgeson, Inc. as information agent in connection with this exchange offer. Holders should direct questions and requests for assistance and additional copies of this prospectus to the information agent as follows:

Georgeson, Inc.
199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers, Please Call: (212) 440-9800
All Others Call Toll-Free: (866) 741-9588

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of NBTY, Inc.:

        In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Alphabet Merger Sub, Inc. at September 30, 2010, and the results of its operations and its cash flows for the period from May 11, 2010 (date of inception) to September 30, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 21, 2011

Alphabet Merger Sub, Inc.

Balance Sheet

(in thousands, except share amounts)

September 30, 2010
Assets
Current assets:
Cash	$1
Deferred income taxes	3,839

Total current assets	3,840
Other assets	3,712

Total assets	$7,552

Liabilities and Stockholders' Deficit
Current liabilities:
Accrued expenses	$14,998

Total current liabilities	14,998

Stockholders' deficit:
Common stock, $0.01 par; one thousand shares authorized, issued and outstanding	—
Capital in excess of par	1
Accumulated deficit	(7,447)

Total stockholders' deficit	(7,446)

Total liabilities and stockholders' deficit	$7,552

The accompanying notes are an integral part of these financial statements.

Alphabet Merger Sub, Inc.

Statement of Operations

(in thousands)

May 11, 2010 (date of inception) to September 30, 2010
Merger expenses	$11,286

Loss before income taxes	(11,286)
Benefit for income taxes	3,839

Net loss	$(7,447)

The accompanying notes are an integral part of these financial statements.

Alphabet Merger Sub, Inc.

Statement of Stockholders' Deficit

(in thousands, except share amounts)

	Common Stock
	Number of Shares	Amount	Capital in Excess of Par	Accumulated deficit	Total Stockholders' deficit
Balance at inception (May 11, 2010)	—	$—	$—	$—	$—
Initial capitalization	1,000	—	1		1
Net loss				(7,447)	(7,447)

Balance at September 30, 2010	1,000	$—	$1	$(7,447)	$(7,446)

The accompanying notes are an integral part of these financial statements.

Alphabet Merger Sub, Inc.

Statement of Cash Flows

(in thousands)

May 11, 2010 (date of inception) to September 30, 2010
Cash flows from operating activities:
Net loss	$(7,447)
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	(3,839)
Changes in operating assets and liabilities:
Other assets	(3,712)
Accrued expenses	14,998

Net cash provided by operating activities	—

Cash flows from financing activities:
Initial capitalization	1

Net cash provided by financing activities	1

Net increase in cash	1
Cash at beginning of period	—

Cash at end of period	$1

The accompanying notes are an integral part of these financial statements.

Alphabet Merger Sub, Inc.

Notes to Financial Statements

(in thousands, except per share amounts)

1. Background and Summary of Significant Accounting Policies

        Basis of Presentation:    The accompanying financial statements reflect the financial position, results of operations and cash flows of Alphabet Merger Sub, Inc. ("we," "our," "us," "Merger Sub" or the "Company") as of September 30, 2010 and for the period May 11, 2010 (date of inception) to September 30, 2010.

        Organization:    The Company was incorporated on July 13, 2010 as a Delaware corporation and is a wholly-owned subsidiary of Alphabet Holding Company, Inc. ("Holdings"). Holdings was formed by an affiliate of TC Group, L.L.C. (d/b/a The Carlyle Group). Holdings and Merger Sub were formed exclusively for the purpose of entering into a merger agreement with NBTY, Inc. ("NBTY").

        On October 1, 2010, pursuant to an Agreement and Plan of Merger, dated July 15, 2010, among NBTY, Merger Sub and Holdings, Merger Sub merged with and into NBTY with NBTY as the surviving corporation (also referred herein as the "Merger" or "Acquisition") for a net purchase price of approximately $3,635,949. For accounting purposes, Merger Sub was determined to be the accounting acquirer. See Note 5 for more information regarding the Merger.

        Use of Estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Other Assets:    Other assets consist of deferred financing costs associated with the Company's debt issuance on October 1, 2010, which will be amortized over the applicable life of the debt using the effective interest rate method of amortization.

        Accrued Expenses:    Accrued expenses consist of legal and professional advisory costs incurred in connection with the Transactions (as defined in Note 5).

        Income Taxes:    Deferred income taxes are provided at the currently enacted income tax rates for the difference between the financial statement and income tax basis of assets and liabilities.

2. Merger Expenses

        Merger expenses consist of legal and professional advisory costs incurred in connection with the Acquisition.

3. Income Taxes

        Merger Sub is treated as a transitory entity and is ignored for federal and state income tax purposes. Accordingly, Merger Sub's tax deductible expenses and related deferred tax asset were assumed by NBTY on the effective date of the Merger. The effective income tax rate of Merger Sub is 34%. The effective tax rate is comprised of the federal statutory rate of 35% and the state tax rate, net of federal benefit, of 5% offset by non-deductible merger costs of 4%.

Alphabet Merger Sub, Inc.

Notes to Financial Statements (Continued)

(in thousands, except per share amounts)

4. Litigation

Sale of the Company

        On July 22, 2010 and on August 10, 2010, respectively, plaintiffs filed two actions, captioned Philip Gottlieb v. NBTY, Inc., et al, ("Gottlieb"), and Bredthauer v. NBTY, Inc., et al., ("Bredthauer"), each as a purported class action against the Company, the members of its Board of Directors, The Carlyle Group and certain Carlyle-related entities (The Carlyle Group and the Carlyle-related entities, collectively the "Carlyle Group"), challenging the Board of Directors' decision to sell the Company to the Carlyle Group for the price of $55 per share. The complaint, in each of these cases, alleged that this price per share did not represent fair value for the Company and sought to enjoin the anticipated sale and to invalidate certain related transactions. The Bredthauer lawsuit, filed in the Supreme Court of the State of New York, County of Suffolk, was dismissed by Plaintiff. Plaintiff then joined in the Gottlieb lawsuit, filed in the Supreme Court of the State of New York, County of Nassau. On January 11, 2011, the parties entered into a stipulation of settlement providing for the proposed settlement and dismissal with prejudice of the remaining action, which is subject to, among other things, court approval following notice to the members of the putative class. If approved by the court, the settlement provides for, among other things, our payment of certain attorneys' fees and expenses if awarded by the court. We believe the claims to be without merit.

5. Subsequent Event—Carlyle Merger

        On October 1, 2010 an affiliate of The Carlyle Group ("Carlyle") completed its Acquisition of NBTY for $55.00 per share of NBTY's common stock, or approximately $3,570,191 plus the repayment of NBTY's historical debt of $427,367 (which includes accrued interest and a redemption premium on the notes) and net of cash acquired of $361,609 (which includes restricted cash collateral of $15,126) for a total net purchase price of approximately $3,635,949. The purchase price was funded through the net proceeds from a new $1,750,000 senior secured credit facility, the issuance of $650,000 senior unsecured notes and a cash equity contribution from an affiliate of Carlyle.

        In connection with the Acquisition, the following transactions occurred:

  •
  investment funds affiliated with Carlyle and certain co-investors capitalized Holdings with an aggregate equity contribution of $1,550,000;

  •
  Merger Sub issued $650,000 aggregate principal amount of 9% senior notes due 2018 and entered into senior secured credit facilities consisting of (1) senior secured term loan facilities of $1,750,000 and (2) a senior secured revolving credit facility with commitments of $250,000;

  •
  the Merger became effective;

  •
  at the effective time of the Merger, each share of NBTY's common stock outstanding and each restricted stock unit outstanding immediately prior to the effective time of the Merger was cancelled and converted into the right to receive $55.00 per share in cash, without interest, less applicable withholding tax;

  •
  at the effective time of the Merger, each outstanding and unexercised option to purchase shares of NBTY's common stock, whether or not then vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess of $55.00 over the per-share exercise price of such option, without interest, less applicable withholding tax;

Alphabet Merger Sub, Inc.

Notes to Financial Statements (Continued)

(in thousands, except per share amounts)

5. Subsequent Event—Carlyle Merger (Continued)

  •
  NBTY's existing 7 1/8% senior subordinated notes due 2015 were satisfied and discharged and certain indebtedness of NBTY was repaid, including its existing credit facilities, its multi-currency term loan facility and mortgage; and

  •
  approximately $182,314 of fees and expenses were incurred related to the foregoing, of which $29,935 were incurred by NBTY and $152,379 were incurred by Merger Sub. Financing related fees included in the above of $1,717 were capitalized by NBTY and $111,427 were capitalized by Merger Sub.

        We refer to the Merger, the Acquisition, the equity contribution to Holdings, the borrowings under our new senior secured credit facilities, the issuance of the 9% senior notes due 2018 and the other transactions described above as the "Transactions."

        The allocation of the purchase price to the fair market value of the tangible and intangible assets and liabilities of NBTY is based on preliminary estimates. The valuation studies necessary to determine the fair market value of the assets and liabilities to be acquired and the related allocations of purchase price are not final. A final determination of fair values will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. The final purchase price allocation will be based, in part, on third party appraisals and may be different than that reflected in the purchase price allocation below and this difference may be material.

        The purchase price allocation is subject to changes in:

  •
  The fair value of working capital and other assets and liabilities on the effective date;

  •
  Completion of an appraisal of assets acquired and liabilities assumed; and

  •
  Identification of intangible assets.

        The following provides a preliminary allocation of the purchase price of the Acquisition:

Cash consideration	$3,982,432

Allocated to:
Cash and cash equivalents	346,483
Accounts receivable	135,377
Inventories	782,354
Deferred income taxes	7,457
Prepaids and other current assets	51,078
Property, plant, and equipment	486,404
Intangibles	2,055,500
Other assets	18,404
Accounts payable	(141,001)
Accrued expenses and other current liabilities	(189,459)
Deferred income taxes	(762,774)
Other liabilities	(23,601)
Debt and Capital leases	(803)

Preliminary net assets acquired	$2,765,419

Preliminary goodwill	$1,217,013

Alphabet Merger Sub, Inc.

Notes to Financial Statements (Continued)

(in thousands, except per share amounts)

5. Subsequent Event—Carlyle Merger (Continued)

        The preliminary estimate of fair value of property, plant and equipment acquired (as of the date of acquisition) was as follows:

	Estimated Fair Value	Useful life (years)
Land	$67,832
Building and leasehold improvements	214,471	4 - 40
Machinery and equipment	114,794	3 - 13
Furniture and fixtures	53,109	3 - 10
Computer equipment	18,113	3 - 5
Transportation equipment	5,844	3 - 4
Construction in progress	12,241

Total property, plant and equipment	$486,404

        The fair value of identifiable intangible assets acquired (as of the date of acquisition) was as follows:

	Estimated Fair Value	Amortization period (years)
Definite lived intangible assets:
Brands and customer relationships	$885,000	17 - 25
Trademarks and other	173,500	30

	1,058,500
Indefinite lived intangible assets:
Trademarks	997,000

Total intangible assets	$2,055,500

        The following table presents the long-term debt outstanding immediately following the completion of the Transactions:

Senior Credit Facility:
Term loan A	$250,000
Term loan B	1,500,000
$250 million Revolving Credit Facility	—
Senior Unsecured Notes	650,000
Mortgage and Capital lease obligations	803

Total debt	2,400,803
Less: current portion	17,874

Long-term debt	$2,382,929

New senior secured credit facilities

        On October 1, 2010, we entered into our new senior secured credit facilities consisting of a $250,000 revolving credit facility, a $250,000 term loan A and a $1,500,000 term loan B. The term loan facilities were used to fund, in part, the Transactions. The revolving portion of our new senior secured

Alphabet Merger Sub, Inc.

Notes to Financial Statements (Continued)

(in thousands, except per share amounts)

5. Subsequent Event—Carlyle Merger (Continued)

credit facilities was undrawn at the closing of the Transactions. We intend to fund working capital and general corporate purposes, including permitted acquisitions and other investments, with cash flows from operations as well as borrowings under our revolving credit facility.

        Borrowings will bear interest at a floating rate which can be, at our option, either (i) Eurodollar rate plus an applicable margin or, (ii) base rate plus an applicable margin, in each case, subject to a Eurodollar rate floor of 1.75% or a base rate floor of 2.75%, as applicable. The applicable margin for the term loan B credit facility is 4.50% per annum for Eurodollar loans and 3.50% per annum for base rate loans. The applicable margin for the term loan A credit facility and the revolving credit facility is 4.25% per annum for Eurodollar rate and 3.25% per annum for base rate.

        The following fees are applicable under the revolving credit facility: (i) an unused line fee of 0.50% per annum, based on the unused portion of the revolving credit facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans; (iii) a letter of credit fronting fee equal to 0.25% per annum on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses of our letter of credit issuers.

        The revolving credit facility matures five years after the closing date, term loan A matures five and one-half years after the closing date, and term loan B matures seven years after the closing date.

        Commencing with the third quarter ending after closing, term loan A will amortize (i) for the first eight quarters, in quarterly installments of 1.25% of the original principal amount thereof and (ii) thereafter in quarterly installments equal to 5.00% of the original principal amount thereof with the balance due at final maturity. Commencing with the second quarter ending after closing, term loan B will amortize in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the balance due at final maturity. We may voluntarily prepay loans or reduce commitments under our senior secured credit facilities, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty, except that certain refinancings of the term loan B credit facility within one year after the closing date will be subject to a prepayment premium of 1.0%.

        We must prepay the term loan A and term loan B with the net cash proceeds of asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under our new senior secured credit facilities unless specifically incurred to refinance a portion of our new senior secured credit facilities) and 50% of excess cash flow (such percentage to be subject to reduction based on achievement of specified senior secured leverage ratios), in each case, subject to certain reinvestment rights and other exceptions. We are also required to make prepayments under our revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the revolving credit facility exceeds the aggregate amount of commitments in respect of the revolving credit facility.

        Our obligations under our new senior secured credit facilities are guaranteed by Holdings and each of our current and future direct and indirect subsidiaries other than (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and will be secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions).

Alphabet Merger Sub, Inc.

Notes to Financial Statements (Continued)

(in thousands, except per share amounts)

5. Subsequent Event—Carlyle Merger (Continued)

        Our new senior secured credit facilities contain customary negative covenants, including, but not limited to, restrictions on our and our restricted subsidiaries' ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, amend organizational documents, or change our line of business or fiscal year. Our new senior secured credit facilities require the maintenance of a minimum interest coverage ratio and a maximum total senior secured leverage ratio on a quarterly basis, both of which are calculated with respect to Consolidated EBITDA, as defined therein. Our new senior secured credit facilities also impose an annual cap on capital expenditures (subject to certain exceptions and the ability to rollover unused amounts).

        Our new senior secured credit facilities provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, including the notes being offered hereby, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

New senior notes due 2018

        On October 1, 2010, we issued $650,000 senior notes bearing interest at 9% in a private placement offering. The notes are senior unsecured obligations and will mature on October 1, 2018. Interest on the notes will be paid on April 1 and October 1 of each year, commencing April 1, 2011.

        On and after October 1, 2014, we may redeem the notes, at our option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2014	104.50%
2015	102.25%
2016 and thereafter	100.00%

        In addition, at any time prior to October 1, 2014, we may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium (as defined in the indenture governing the Notes) as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        The notes are jointly and severally irrevocably and unconditionally guaranteed by each of our subsidiaries that is a guarantor under the Credit Agreement and subordinated and uncollateralized in right of payment of all indebtedness of the Company, except any future subordinated indebtedness. The notes contain customary negative covenants including, but not limited to, restrictions on our and our

Alphabet Merger Sub, Inc.

Notes to Financial Statements (Continued)

(in thousands, except per share amounts)

5. Subsequent Event—Carlyle Merger (Continued)

restricted subsidiaries' ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, or pay dividends.

        Required principal payments of long-term debt for each of the five succeeding fiscal years ending September 30, and thereafter are as follows:

2011	$18,303
2012	27,500
2013	46,250
2014	65,000
2015	65,000
Thereafter	2,178,750

$2,400,803

6. Subsequent Event—Refinancing

        On March 1, 2011, NBTY, Holdings, Barclays Bank PLC, as administrative agent and several other institutions party thereto as lenders entered into the First Amendment and Refinancing Agreement to the Credit Agreement (the "Refinancing") pursuant to which we repriced our loans and amended certain other terms under our existing Credit Agreement.

        Under the terms of the Refinancing, the original $250,000 term loan A and $1,500,000 term loan B were modified to a new $1,750,000 term loan B-1 and the $250,000 revolving credit facility was modified to $200,000. Borrowings under term loan B-1 will bear interest at a floating rate which can be, at our option, either (i) Eurodollar rate plus an applicable margin or, (ii) base rate plus an applicable margin, in each case, subject to a Eurodollar rate floor of 1.00% or a base rate floor of 2.00%, as applicable. The applicable margin for term loan B-1 and the revolving credit facility is 3.25% per annum for Eurodollar loans and 2.25% per annum for base rate loans. Substantially all other terms are consistent with the original term loan B, including the amortization schedule of term loan B-1 and maturity dates.

        In addition, the terms of the Refinancing require the maintenance of a maximum total senior secured leverage ratio on a quarterly basis, calculated with respect to Consolidated EBITDA, as defined therein, if at any time amounts are outstanding under the revolving credit facility (including swingline loans and letters of credit). All other financial covenants required by the original senior secured credit facility were removed.

        As a result of the Refinancing, approximately $20,800 of previously capitalized deferred financing costs were expensed. In addition, approximately $2,394 of the call premium on term loan B and termination costs on interest rate swap contracts of approximately $1,525 were also expensed. Financing costs capitalized in connection with the Refinancing of approximately $24,320, consisting of bank fees of approximately $11,714 and the remaining portion of the call premium on term loan B of approximately $12,606, will be amortized over the remaining term using the effective interest rate method.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of NBTY, Inc.:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of NBTY, Inc. and its subsidiaries at September 30, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing on page 85. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, NY
January 13, 2011

NBTY, Inc.
Consolidated Balance Sheets
September 30, 2010 and 2009
(in thousands, except per share amounts)

	2010	2009
Assets
Current assets:
Cash and cash equivalents	$346,483	$106,001
Accounts receivable, net	135,377	155,863
Inventories	668,896	658,534
Deferred income taxes	40,130	28,154
Other current assets	66,990	49,999

Total current assets	1,257,876	998,551
Property, plant and equipment, net	391,899	373,817
Goodwill	335,159	339,099
Intangible assets, net	194,521	214,139
Other assets	21,313	34,615

Total assets	$2,200,768	$1,960,221

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$78,158	$38,893
Accounts payable	141,001	128,485
Accrued expenses and other current liabilities	189,379	156,734

Total current liabilities	408,538	324,112
Long-term debt, net of current portion	341,128	437,629
Deferred income taxes	38,175	36,422
Other liabilities	32,974	34,233

Total liabilities	820,815	832,396

Commitments and contingencies
Stockholders' equity:
Common stock, $.008 par; authorized 175,000 shares; issued and outstanding 63,444 and 61,874 shares at September 30, 2010 and 2009, respectively	508	495
Capital in excess of par	186,248	145,885
Retained earnings	1,198,467	984,797
Accumulated other comprehensive loss	(5,270)	(3,352)

Total stockholders' equity	1,379,953	1,127,825

Total liabilities and stockholders' equity	$2,200,768	$1,960,221

The accompanying notes are an integral part of these consolidated financial statements.

NBTY, Inc.
Consolidated Statements of Income
Years Ended September 30, 2010, 2009 and 2008
(in thousands, except per share amounts)

	2010	2009	2008
Net sales	$2,826,737	$2,581,950	$2,179,469

Costs and expenses:
Cost of sales	1,521,555	1,458,437	1,102,169
Advertising, promotion and catalog	137,556	110,098	140,479
Selling, general and administrative	767,946	737,786	700,209
Merger expenses	45,903	—	—
IT project termination costs	—	11,718	—

	2,472,960	2,318,039	1,942,857

Income from operations	353,777	263,911	236,612

Other income (expense):
Interest	(30,195)	(34,882)	(18,639)
Miscellaneous, net	4,133	(61)	13,067

	(26,062)	(34,943)	(5,572)

Income before provision for income taxes	327,715	228,968	231,040
Provision for income taxes	114,045	83,239	77,889

Net income	$213,670	$145,729	$153,151

Net income per share:
Basic	$3.39	$2.36	$2.42
Diluted	$3.32	$2.30	$2.33
Weighted average common shares outstanding:
Basic	63,119	61,718	63,386
Diluted	64,264	63,236	65,739

The accompanying notes are an integral part of these consolidated financial statements.

NBTY, Inc.
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss)
Years Ended September 30, 2010, 2009 and 2008
(in thousands)

	Common Stock
					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Amount	Capital in Excess of Par	Retained Earnings		Total Stockholders' Equity
Balance, September 30, 2007	67,118	$537	$143,244	$864,852	$47,337	$1,055,970
Components of comprehensive income:
Net income				153,151		153,151
Foreign currency translation adjustment and other, net of taxes					(28,330)	(28,330)
Change in fair value of interest rate swaps, net of taxes					(1,362)	(1,362)

Comprehensive income:						$123,459

Adoption of new accounting principle				(3,025)		(3,025)
Purchase and retirement of treasury shares	(6,716)	(54)	(12,468)	(175,910)		(188,432)
Exercise of stock options	1,197	10	7,315			7,325
Tax benefit from exercise of stock options			1,002			1,002
Stock-based compensation			1,897			1,897

Balance, September 30, 2008	61,599	493	140,990	839,068	17,645	998,196
Components of comprehensive income:
Net income				145,729		145,729
Foreign currency translation adjustment and other, net of taxes					(16,108)	(16,108)
Change in fair value of interest rate swaps, net of taxes					(4,889)	(4,889)

Comprehensive income:						$124,732

Exercise of stock options	275	2	1,444			1,446
Tax benefit from exercise of stock options			55			55
Stock-based compensation			3,396			3,396

Balance, September 30, 2009	61,874	495	145,885	984,797	(3,352)	1,127,825
Components of comprehensive income:
Net income				213,670		213,670
Foreign currency translation adjustment and other, net of taxes					(4,600)	(4,600)
Change in fair value of interest rate swaps, net of taxes					2,682	2,682

Comprehensive income:						$211,752

Exercise of stock options	1,570	13	10,608			10,621
Tax benefit from exercise of stock options			6,646			6,646
Stock-based compensation			23,109			23,109

Balance, September 30, 2010	63,444	$508	$186,248	$1,198,467	$(5,270)	$1,379,953

The accompanying notes are an integral part of these consolidated financial statements.

NBTY, Inc.
Consolidated Statements of Cash Flows
Years Ended September 30, 2010, 2009 and 2008
(in thousands)

	2010	2009	2008
Cash flows from operating activities:
Net income	$213,670	$145,729	$153,151
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Impairments and disposals of assets	11,325	14,029	1,320
Depreciation and amortization	66,804	68,888	60,721
Foreign currency transaction loss (gain)	1,125	4,552	(1,934)
Amortization and write-off of deferred charges	1,412	1,270	874
Stock-based compensation	23,109	3,396	1,897
Allowance for doubtful accounts	1,256	(2,354)	2,140
Inventory reserves	934	6,889	8,113
Deferred income taxes	(13,000)	6,995	7,697
Excess income tax benefit from exercise of stock options	(6,646)	(55)	(1,002)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	21,392	(32,368)	(11,619)
Inventories	(11,397)	(88,348)	(77,027)
Other assets	(1,125)	1,255	(2,817)
Accounts payable	10,748	17,752	4,386
Accrued expenses and other liabilities	52,145	(10,693)	31,505

Net cash provided by operating activities	371,752	136,937	177,405

Cash flows from investing activities:
Purchase of property, plant and equipment	(69,903)	(43,375)	(49,097)
Purchase of available-for-sale marketable securities	—	—	(365,021)
Proceeds from sale of available-for-sale marketable securities	2,000	—	483,156
Cash paid for acquisitions, net of cash acquired	(14,200)	—	(394,532)
Cash paid for customer lists	—	—	(5,072)
Acquisition working capital escrow	—	—	(15,000)
Escrow refund, net of purchase price adjustments	—	13,383	—
Proceeds from sale of assets	—	2,000	—

Net cash used in investing activities	(82,103)	(27,992)	(345,566)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(57,157)	(33,217)	(2,816)
Termination of interest rate swaps	(5,813)	—	—
Proceeds from term loan	—	—	300,000
Proceeds from borrowings under the Revolving Credit Facility	—	95,000	385,000
Principal payments under the Revolving Credit Facility	—	(155,000)	(325,000)
Payments for financing fees	(1,524)	—	(2,478)
Excess income tax benefit from exercise of stock options	6,646	55	1,002
Proceeds from stock options exercised	10,621	1,446	7,325
Purchase of treasury stock (subsequently retired)	—	—	(188,432)

Net cash (used in) provided by financing activities	(47,227)	(91,716)	174,601

Effect of exchange rate changes on cash and cash equivalents	(1,940)	(1,408)	(9,162)

Net increase (decrease) in cash and cash equivalents	240,482	15,821	(2,722)
Cash and cash equivalents at beginning of year	106,001	90,180	92,902

Cash and cash equivalents at end of year	$346,483	$106,001	$90,180

The accompanying notes are an integral part of these consolidated financial statements.

NBTY, Inc.
Notes to Consolidated Financial Statements

(in thousands, except per share amounts)

1. Business Operations

        NBTY, Inc. (together with its subsidiaries, "we," "our," "us," "NBTY," or the "Company") is the leading global vertically integrated manufacturer, marketer, distributor and retailer of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. We market over 25,000 SKUs under numerous owned and private-label brands, including Nature's Bounty®, Ester-C®, Solgar®, MET-Rx®, American Health®, Osteo Bi-Flex®, Flex-A-Min®, SISU®, Knox®, Sundown®, Rexall®, Pure Protein®, Body Fortress®, WORLDWIDE Sport Nutrition®, Natural Wealth®, Puritan's Pride®, Holland & Barrett®, GNC (UK)®, Physiologics®, Le Naturiste®, De Tuinen®, Julian Graves® and Vitamin World®.

        On October 1, 2010, NBTY consummated a merger with an affiliate of The Carlyle Group ("Carlyle"), under which the Carlyle affiliate acquired 100% of NBTY's equity (the "Merger"). For accounting purposes, the Carlyle affiliate is considered the acquirer and NBTY is considered the acquiree in the Merger, which we may also describe as the acquisition (the "Acquisition"). See Notes 9 and 25 for more information regarding the Merger.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

        Our financial statements are prepared in conformity with U.S. generally accepted accounting principles ("GAAP"). The consolidated financial statements include the financial statements of the Company and its majority and wholly-owned subsidiaries. All inter-company balances and transactions are eliminated in consolidation.

        The Company has performed an evaluation of subsequent events through January 13, 2011, which is the date the financial statements were available to be issued.

Revenue Recognition

        We recognize product revenue when title and risk of loss have transferred to the customer, there is persuasive evidence of an arrangement to deliver a product, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. The delivery terms for most sales within the wholesale and direct response segments are F.O.B. destination. Generally, title and risk of loss transfer to the customer at the time the product is received by the customer. With respect to retail store operations, we recognize revenue upon the sale of products to retail customers. Net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns and other promotional program incentive allowances.

Estimates

        The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These judgments can be subjective and complex, and consequently actual results could differ materially from those estimates and assumptions. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

values of assets and liabilities that are not readily apparent from other sources. Our most significant estimates include: sales returns, promotions and other allowances; inventory valuation and obsolescence; valuation and recoverability of long-lived assets; stock-based compensation; income taxes; and accruals for the outcome of current litigation.

Cash and Cash Equivalents

        We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Investments

        Debt and equity securities that have a readily determinable fair value and that we do not intend to hold to maturity are classified as available-for-sale and recorded at fair value. Unrealized gains and losses are reported, net of related income taxes, in accumulated other comprehensive income as a component of stockholders' equity until realized. If we determine that the fair value of these securities is other-than-temporarily impaired, we would record a loss in our consolidated statements of operations. In determining realized gains and losses, the cost of securities sold is based on the specific identification method.

Sales Returns and Other Allowances

        Allowance for sales returns:    Estimates for sales returns are based on a variety of factors, including actual return experience of specific products or similar products. We are able to make reasonable and reliable estimates of product returns based on our past 39 year history in this business. We also review our estimates for product returns based on expected return data communicated to us by customers. Additionally, we monitor the levels of inventory at our largest customers to avoid excessive customer stocking of merchandise. Allowances for returns of new products are estimated by reviewing data of any prior relevant new product return information. We also monitor the buying patterns of the end-users of our products based on sales data received by our retail outlets in North America and Europe.

        Promotional program incentive allowances:    We estimate our allowance for promotional program incentives based upon specific outstanding marketing programs and historical experience. The allowance for sales incentives offered to customers is based on various contractual terms or other arrangements agreed to in advance with certain customers. Generally, customers earn such incentives as specified sales volumes are achieved. We accrue these incentives as a reduction to sales either at the time of sale or over the period of time in which they are earned, depending on the nature of the program. Incentives for co-operative advertising, meeting specific criteria, are charged to advertising expense.

        Allowance for doubtful accounts:    We perform on-going credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness, as determined by our review of current credit information. We estimate bad debt expense based upon historical experience as well as specifically identified customer collection issues to adjust the carrying amount of the related receivable to its estimated realizable value.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

        Accounts receivable are presented net of the following reserves at September 30:

	2010	2009
Allowance for sales returns	$9,457	$11,707
Promotional programs incentive allowance	56,968	49,071
Allowance for doubtful accounts	5,575	3,723

	$72,000	$64,501

Inventories

        Inventories are stated at the lower of cost (first-in first-out method) or market. The cost elements of inventories include materials, labor and overhead. We use standard costs for labor and overhead and periodically adjust those standards. In evaluating whether inventories are stated at the lower of cost or market, we consider such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life and current and expected market conditions, including levels of competition. Based on this evaluation, we record an adjustment to cost of goods sold to reduce inventories to net realizable value.

Property, Plant and Equipment

        Property, plant and equipment are carried at cost. Depreciation is charged on a straight-line basis over the estimated useful lives of the related assets. The costs of normal maintenance and repairs are charged to expense when incurred. Expenditures which significantly improve or extend the life of an asset are capitalized and depreciated over the asset's remaining useful life. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the remaining lease term. Upon sale or disposition, the related cost and accumulated depreciation are removed from the accounts and the resulting gain or loss, if any, is reflected in earnings.

Goodwill and Intangible Assets

        Goodwill represents the excess of purchase price over the fair value of identifiable net assets of companies acquired. Goodwill and indefinite-lived intangible assets are tested for impairment at least annually at the reporting unit level (operating segment or one level below an operating segment) and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. We test goodwill annually as of September 30, the last day of our fourth fiscal quarter, of each year unless an event occurs that would cause us to believe the value is impaired at an interim date.

        Definite lived intangibles are amortized on a straight-line basis over periods not exceeding 20 years.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

        We evaluate the need for an impairment charge relating to long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation for impairment is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write down to a new depreciable basis is required. If required, an impairment charge is recorded based on an estimate of future discounted cash flows.

Income Taxes

        We recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We estimate the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined that such assets will, more likely than not, go unused. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reversed. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. We believe adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Stock-Based Compensation

        All stock-based compensation is recognized as an expense in the financial statements measured at the fair value of the award on a straight line basis over the vesting period. Our policy for calculating the potential windfall tax benefit or shortfall for the purpose of calculating assumed proceeds under the treasury stock method of calculating diluted EPS excludes the impact of pro forma deferred tax assets related to fully vested awards on the date of adoption.

Shipping and Handling Costs

        We incur shipping and handling costs in all divisions of our operations. These costs, included in selling, general and administrative expenses in the consolidated statements of income, were $69,947, $64,716 and $56,914 for the fiscal years ended September 30, 2010, 2009 and 2008, respectively. Of these amounts, $16,312, $14,340 and $7,372 have been billed to customers and are included in net sales for the fiscal years ended September 30, 2010, 2009 and 2008, respectively.

Advertising, Promotion and Catalog

        We expense the production costs of advertising the first time the advertising takes place, except for the cost of mail order catalogs, which are capitalized and amortized over our expected period of future benefit, which typically approximates two months. Capitalized costs for mail order catalogs at September 30, 2010 and 2009 was $644 and $166, respectively. Total mail order catalog expense was

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

$9,070, $10,584 and $14,652 for the fiscal years ended September 30 2010, 2009 and 2008, respectively, and is included in advertising, promotion and catalog in the consolidated statements of income.

Foreign Currency

        The functional currency of our foreign subsidiaries is the applicable local currency. The translation of the applicable foreign currencies into US dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts and cash flows using average rates of exchange prevailing during the year. Adjustments resulting from the translation of foreign currency financial statements are accumulated in a separate component of stockholders' equity.

Derivatives and Hedging Activities

        All derivative financial instruments are recognized as either assets or liabilities in the consolidated balance sheet and measurement of those instruments is at fair value. Changes in the fair values of those derivatives are reported in earnings or other comprehensive income depending on the designation of the derivative and whether it qualifies for hedge accounting. For derivatives that have been formally designated as cash flow hedges (interest rate swap agreements), the effective portion of changes in the fair value of the derivative is recorded in other comprehensive income and reclassified into earnings when interest expense on the underlying borrowings is recognized. We do not use derivative financial instruments for trading purposes.

Net Income Per Share

        Basic net income per share is based on the weighted average number of common shares outstanding during the fiscal years. Diluted net income per share includes the dilutive effect of outstanding equity awards, which resulted in a dilutive effect of 1,145 shares, 1,518 shares and 2,353 shares for the fiscal years ended September 30, 2010, 2009 and 2008, respectively. There were no outstanding stock options at September 30, 2010 that were anti-dilutive. There were 1,505 and 957 outstanding stock options at September 30, 2009 and 2008 that were not included in the calculation of dilutive net income per share since they would have been anti-dilutive.

Recent Accounting Developments

        In June 2009, the Financial Accounting Standards Board ("FASB") issued the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (the "Codification"), which became effective for us on July 1, 2009. The Codification does not alter current GAAP, but rather integrates existing accounting standards with other authoritative guidance. The Codification is a single source of authoritative GAAP for nongovernmental entities and supersedes all other previously issued non-SEC accounting and reporting guidance. The Codification only impacts financial accounting standard reference disclosures and did not have any impact on our financial position or results of operations.

        In June 2009, the FASB issued authoritative guidance requiring an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

2. Summary of Significant Accounting Policies (Continued)

entity as one with the power to direct the activities of a variable interest entity that most significantly impacts the entity's economic performance and the obligation to absorb losses of the entity that could potentially be significant to the variable interest. This guidance became effective for us October 1, 2010. We anticipate that the adoption of this guidance will not have any significant impact on our consolidated financial position or results of operations since we currently do not have any variable interest entities.

3. Acquisitions

        We account for acquisitions under the purchase method of accounting. Under the purchase method of accounting, the total purchase price is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair values. Any excess of the purchase price over their fair values is recorded as goodwill. The fair value assigned to the tangible and intangible assets acquired and liabilities assumed is based upon estimates and assumptions, including a valuation.

Fiscal 2010 Acquisitions

  Ultimate BioPharma

        On May 14, 2010, our subsidiary, NBTY Global Hong Kong Limited, acquired Ultimate Biopharma (Zhongshan) Corporation, a Chinese-foreign joint venture limited company which manufactures softgel capsules ("Ultimate") for approximately $8,800 plus an adjustment for collected accounts receivable and other working capital components for a total purchase price of approximately $14,465. The allocation of net assets acquired consisted of accounts receivable, inventory, property, plant and equipment and goodwill. The goodwill associated with this acquisition is not deductible for tax purposes.

        Pro forma financial information related to Ultimate is not provided as its impact was not material to our consolidated financial statements.

4. Investments

        Long-term investments, consisting of municipal bonds of $1,075 and $3,075 at September 30, 2010 and 2009, respectively, are included in other assets. All our investments are classified as available-for-sale securities.

        Investment income included in "miscellaneous, net" in the statements of income was $711, $1,134 and $8,016 during the fiscal years ended September 30, 2010, 2009 and 2008, respectively.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

5. Inventories

        The components of inventories are as follows at September 30:

	2010	2009
Raw materials	$146,360	$166,447
Work-in-process	23,654	26,447
Finished goods	523,913	489,737
Valuation and obsolescence reserves	(25,031)	(24,097)

Total	$668,896	$658,534

6. Property, Plant and Equipment, net

        Property, plant and equipment is as follows at September 30:

	2010	2009	Depreciation and amortization period (years)
Land	$29,212	$27,923
Buildings and leasehold improvements	311,798	293,257	4 - 40
Machinery and equipment	228,760	215,424	3 - 13
Furniture and fixtures	133,348	107,056	3 - 10
Computer equipment	77,799	86,619	3 - 5
Transportation equipment	12,394	12,715	3 - 4
Construction in progress	12,241	14,952

	805,552	757,946
Less accumulated depreciation and amortization	413,653	384,129

	$391,899	$373,817

        Depreciation and amortization of property, plant and equipment for the fiscal years ended September 30, 2010, 2009 and 2008 was approximately $50,910, $52,806 and $46,944, respectively.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

7. Goodwill and Intangible Assets, net

Goodwill

        The changes in the carrying amount of goodwill by segment for the fiscal years ended September 30, 2010 and 2009 are as follows:

	Wholesale/ US Nutrition	North American Retail	European Retail	Direct Response/ E-Commerce	Consolidated
Balance at October 1, 2008:
Goodwill	$175,690	$7,686	$150,584	$16,105	$350,065
Accumulated impairment losses	—	(7,686)	—	—	(7,686)

	175,690	—	150,584	16,105	342,379
Foreign currency translation	19	—	(13,988)	—	(13,969)
Purchase adjustments	4,567	—	6,122	—	10,689

Balance at September 30, 2009:
Goodwill	180,276	7,686	142,718	16,105	346,785
Accumulated impairment losses	—	(7,686)	—	—	(7,686)

	$180,276	$—	$142,718	$16,105	$339,099

Foreign currency translation	263	—	(2,603)	—	(2,340)
Purchase adjustments	—	—	(4,362)	—	(4,362)
Acquisitions	1,875	—	887	—	2,762

Balance at September 30, 2010:
Goodwill	182,414	7,686	136,640	16,105	342,845
Accumulated impairment losses	—	(7,686)	—	—	(7,686)

	$182,414	$—	$136,640	$16,105	$335,159

        The fiscal 2010 purchase price adjustments included in the European Retail segment relate primarily to a change in estimate in the store closing reserves for Julian Graves for stores which are no longer planned to be closed.

        The fiscal 2009 purchase price adjustments included in the Wholesale/US Nutrition segment relate to Leiner acquisition adjustments of $2,366 for the finalization of working capital balances, $730 of additional transaction costs, an adjustment for inventory reserves of $1,189, a $2,549 increase in the tax accrual and a $2,000 reduction for the sale of certain acquired assets. The fiscal 2009 purchase price adjustments included in the European Retail segment primarily relate to opening balance sheet adjustments related to the Julian Graves integration of $9,166 (including store closing reserves), partially offset by a decrease of $3,044 for the finalization of working capital balances.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

7. Goodwill and Intangible Assets, net (Continued)

Other Intangible Assets

        The carrying amounts of acquired other intangible assets are as follows at September 30:

	2010		2009
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization	Amortization period (years)
Definite lived intangible assets
Brands	$98,210	$31,137	$98,093	$26,201	20
Customer lists	64,942	47,444	64,948	43,667	2 - 15
Private label and customer relationships	119,046	20,445	122,822	14,374	10 - 20
Trademarks and licenses	17,312	7,887	17,844	7,417	2 - 20
Covenants not to compete	3,548	3,424	3,540	3,249	3 - 5

	303,058	110,337	307,247	94,908
Indefinite lived intangible asset
Trademark	1,800	—	1,800	—

Total intangible assets	$304,858	$110,337	$309,047	$94,908

        During fiscal 2010, we recorded an impairment charge of $3,533 ($2,429, net of taxes) related to a private label customer contract that we do not expect will be renewed.

        Aggregate amortization expense of other definite lived intangible assets included in the consolidated statements of income in selling, general and administrative expenses in fiscal 2010, 2009 and 2008 was approximately $15,894, $16,082 and $13,777, respectively.

8. Impairment of Long-Lived Assets

        We own a plant (land and building) located in Augusta, Georgia, which is idle. We have marketed the plant for sale. However, due to the current conditions in the commercial real estate and credit markets, we have been unable to complete a sale transaction. We periodically assess the estimated fair value of the land and building and reduce their carrying values to the estimated fair value as necessary. During fiscal 2009 we recorded an impairment charge of $3,270 to reduce the carrying value of the asset. This impairment charge is included in the consolidated statement of income in selling, general and administrative expenses. At September 30, 2010, the book value of the land and building approximates fair value and is included in Other assets.

        During fiscal 2008 we recognized impairment charges of $776 on assets to be held and used. These impairment charges related primarily to leasehold improvements and furniture and fixtures for our North American Retail operations and were included in the consolidated statements of income in selling, general and administrative expenses.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

9. Merger Expenses

        In connection with the Acquisition described in Notes 1 and 25, we incurred charges of $45,903 which consisted of $26,257 related to legal and professional advisory services, $16,142 of incremental stock-based compensation expense as a result of the mandatory acceleration of vesting of all unvested stock options and restricted stock units and $3,504 of other merger related expenses in connection with the Acquisition. Of these total costs, $38,123 were contingent upon closing of the Acquisition and recorded on September 30, 2010 as it represents the last day of operations of the Company prior to the Acquisition since the Acquisition was completed as of the opening of business on October 1, 2010.

10. IT Project Termination Costs

        During fiscal 2009, management determined that certain information technology projects relating to the Direct Response, North American Retail and European Retail segments would be terminated as they were determined to be ineffective and uneconomical. As a result, we recorded a charge for previously capitalized software configuration and other related costs of $18,773, of which $7,055 was recovered in the fourth quarter due to favorable negotiations with a service provider associated with this project.

11. Accrued Expenses and Other Current Liabilities

        The components of accrued expenses and other current liabilities are as follows at September 30:

	2010	2009
Accrued compensation and related taxes	$42,235	$38,945
Accrued audit and professional fees	23,298	1,564
Accrued purchases	17,348	17,664
Income taxes payable	14,513	16,700
Other	91,985	81,861

	$189,379	$156,734

        Accrued audit and professional fees at September 30, 2010 includes $21,647 related to the Merger.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

12. Long-Term Debt

        Long-term debt consists of the following at September 30:

	2010	2009
Credit Agreement:
$300 million, five-year Term Loan	$214,343	$270,000
Senior Subordinated Notes	189,014	188,856
Multi-currency Term Loan	15,126	15,336
Mortgage	429	1,036
Capital Leases	374	1,294

	419,286	476,522
Less: current portion	78,158	38,893

Total	$341,128	$437,629

        The Term Loan, Senior Subordinated Notes, Multi-currency Term Loan and Mortgage were repaid on October 1, 2010. See Note 25 for information regarding new outstanding debt amounts as of October 1, 2010 as a result of the Merger.

Credit Agreement

        On July 25, 2008, we entered into a $625 million Amended and Restated Credit Agreement ("Credit Agreement"). The Credit Agreement consists of a $325 million revolving credit facility, which expires on November 3, 2011, and a $300 million five year term loan ("Term Loan").

        In connection with the Credit Agreement, we entered into a Guarantee and Collateral Agreement which grants the lenders a first priority security interest in substantially all our assets. We are obligated to maintain various financial ratios and covenants that are typical for such credit agreements. We were in compliance with all financial covenants as of September 30, 2010.

Term Loan

        The proceeds of the Term Loan were used to finance a portion of the Leiner acquisition. Interest on the Term Loan is payable quarterly and the rate charged varies depending on the interest rate option selected by the Company. Options for the rate can either be the Alternate Base Rate or LIBOR, in each case plus applicable margin. Amortization of the Term Loan is 2.5% per quarter through June 30, 2010, 5.0% per quarter through June 30, 2011, 7.5% per quarter through June 30, 2013, and 2.5% due at maturity, July 25, 2013. As noted above, the Term Loan was repaid on October 1, 2010.

Revolving Credit Facility

        The revolving credit facility is available to be used for working capital purposes and any acquisitions consummated after the closing of the transactions contemplated by the Credit Agreement. Interest is payable quarterly and the rates charged on borrowings can vary depending on the interest rate option we select. Options for the rate are the Alternate Base Rate or LIBOR, in each case plus applicable margin. At September 30, 2010 and 2009, no borrowings were outstanding under the revolving credit facility. This revolving credit facility was terminated on October 1, 2010.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

12. Long-Term Debt (Continued)

Senior Subordinated Notes

        In September 2005, we issued 10-year 7 1/8% Senior Subordinated Notes due 2015 in the aggregate principal amount of $200,000 (the "Notes"). In March 2006, we purchased, on the open market, $10,000 face value of the Notes for $9,575. The Notes are guaranteed by all our domestic subsidiaries and are full, unconditional and joint and several and uncollaterized and subordinated in right of payment for all existing and future indebtedness of the Company. The Notes are subject to redemption, at our option, in whole or in part, at any time on or after October 1, 2010, and prior to maturity at certain fixed redemption prices plus accrued interest. The Notes do not have any sinking fund requirements. Interest is paid semi-annually on April 1st and October 1st. The Notes are net of unamortized discount of $986 and $1,144 at September 30, 2010 and 2009, respectively. As noted above, the Notes were repaid on October 1, 2010.

Multi-currency Term Loan

        In September 2007, we entered into a multicurrency term facility agreement with a bank. During fiscal 2008, we amended the terms of the facility to extend the maturity to December 2010. As part of the amendment, we are required to maintain cash collateral in the amount of the outstanding loan balance. At September 30, 2010, the amount outstanding under this facility was £9,575 denominated in the British pound sterling, which approximated $15,126 in U.S. dollars based upon the exchange rate as of September 30, 2010. As a result, the cash collateral securing the loan of $15,126 is included in other assets within the consolidated balance sheet at September 30, 2010. The loan matures in full on December 29, 2010. Interest is payable quarterly at LIBOR plus applicable margin. At September 30, 2010, the interest rate, including applicable margin, was approximately 0.87%. As noted above, the Multi-currency Term Loan was repaid on October 1, 2010.

13. Fair Value of Financial Instruments

        GAAP establishes a framework for measuring fair value and requires certain disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

  •
  Level 1—Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

13. Fair Value of Financial Instruments (Continued)

Interest Rate Swaps

        To manage the potential risk arising from changing interest rates and their impact on long-term debt, our policy is to maintain a combination of available fixed and variable rate financial instruments. In fiscal 2008, we entered into two interest rate swap contracts to hedge the variability of future interest relating to a portion of the interest payments on our Term Loan. Each swap contract has a notional amount of $100 million. One swap contract has a fixed interest rate, before bank margin of 3.88% for a two year term and the other swap contract has a fixed interest rate, before bank margin of 4.195% for a three year term. Under the terms of the swap contracts, variable interest payments for a portion of our Term Loan are swapped for fixed interest payments.

        We have formally documented the relationship between the interest rate swap contracts and the Term Loan, as well as our risk management objective and strategy for undertaking the hedge transactions. This process includes linking the derivative which was designated as a cash flow hedge to the specific liability on the balance sheet. We have determined that there will be no ineffectiveness in the hedging relationships since the hedged forecasted interest payments are based on the same notional amount, have the same reset dates, and are based on the same benchmark interest rate designated under the variable rate Term Loan. Accordingly, we expect these hedging relationships to be highly effective and we assess, both at inception, and on an on-going basis, whether the swap contracts are highly effective in offsetting changes in the cash flows of the interest on the Term Loan. Therefore, we record the change in the fair value of the swap contracts in other comprehensive income ("OCI"), net of income taxes. The change in the fair value of the swap contracts for the fiscal year ended September 30, 2010 and 2009 recorded through OCI, net of income tax was $2,682 and $4,889, respectively. In anticipation of the Merger, both swap contracts were terminated on September 29, 2010. The fair value of the swap contracts was $5,813 on that date.

7 1/8% Senior Subordinated Notes

        The face value of the Notes at September 30, 2010 was $190,000. The fair value of the Notes, based on then quoted market prices (Level 1), was $196,878 at September 30, 2010. As noted above, the Notes were repaid on October 1, 2010.

14. Commitments

Operating Leases

        We conduct retail operations under operating leases, which expire at various dates through 2039. Some of the leases contain escalation clauses, as well as renewal options, and provide for contingent rent based upon sales plus certain tax and maintenance costs.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

14. Commitments (Continued)

        Future minimum rental payments (excluding real estate tax and maintenance costs) for retail locations and other leases that have initial or noncancelable lease terms in excess of one year at September 30, 2010 are as follows for the fiscal year ending September 30:

2011	$113,233
2012	99,794
2013	85,360
2014	70,770
2015	58,144
Thereafter	238,502

$665,803

        Operating lease rent expense (including real estate taxes and maintenance costs) and leases on a month to month basis were approximately $157,539, $149,929 and $132,152 during fiscal 2010, 2009 and 2008, respectively.

Purchase Commitments

        We were committed to make future purchases primarily for inventory related items, such as raw materials and finished goods, under various purchase arrangements with fixed price provisions aggregating approximately $170,982 at September 30, 2010.

Capital Commitments

        We had approximately $8,590 in open capital commitments at September 30, 2010, primarily related to leasehold improvements, as well as manufacturing equipment, computer hardware and software.

Real Estate Tax Incentive Transaction

        In August 2005, we entered into a sale-leaseback transaction pursuant to which we sold certain manufacturing assets and the land and building located in Augusta, Georgia for a total purchase price of $14,973. The purchase price consisted of $14,973 in cash which was simultaneously invested and is subject to an Industrial Revenue Bonds (IRB's) financing agreement. This agreement is intended to permit counties to attract business investment by offering property tax incentives. In accordance with Georgia law, we entered into this sale-leaseback agreement with Richmond County (the "County") and acquired an Industrial Development Revenue Bond. The arrangement is structured so that our lease payments to the County equal and offset the County's bond payments to the Company. The Bond is non-recourse to the County, our lease payments are pledged to secure repayment of the Bond, and the lease and bond provide for the legal right of offset. Consequently, the investment and lease obligation related to this arrangement have been offset in our consolidated balance sheets. The agreement has a maximum expiration date of 2025. Under the terms of the agreement, we must annually submit information regarding the value of the machinery and equipment in service in the County. If we had not entered into this transaction, property tax payments would have been higher. We can reacquire such property and terminate the agreement at a nominal price of one dollar. The subject property was included in other assets in our consolidated balance sheet as of September 30, 2010 and 2009.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

14. Commitments (Continued)

Employment Agreements

        As of September 30, 2010 we had employment agreements with two of our executive officers. The agreements, entered into on March 1, 2008, each have a term of three years and are automatically renewed each year after the initial term unless either party notifies the other to the contrary. These agreements provide for minimum salary levels and contain provisions regarding severance and change in control of the Company. The remaining commitment for salaries to these two officers as of September 30, 2010 was approximately $661. In addition, five members of Holland & Barrett's senior executive staff have service contracts terminable by us upon twelve months notice. The annual aggregate commitment for such senior executive staff as of September 30, 2010 was approximately $1,407.

        As of September 30, 2010 we had a mandatory retirement age policy that applies to each member of the Board of Directors, other than Mr. Arthur Rudolph, our founder. Under this superannuation policy, no person who has reached the age of 73 can stand for election to the Board, unless an exception to the policy is approved by the Board. Each Board member who has served on the Board for at least 15 years and who retires from the Board solely as a result of this superannuation policy will continue to receive the annual Board retainer until the earlier of the tenth anniversary of his retirement date or until his death. We are currently making payments to three former directors totaling $190 per year as a result of this policy.

15. Litigation Summary

Sale of the Company

        On July 22, 2010 and on August 10, 2010, respectively, plaintiffs filed two actions, captioned Philip Gottlieb v. NBTY, Inc., et al, ("Gottlieb"), and Bredthauer v. NBTY, Inc., et al., ("Bredthauer"), each as a purported class action against the Company, the members of its Board of Directors, The Carlyle Group and certain Carlyle-related entities (The Carlyle Group and the Carlyle-related entities, collectively the "Carlyle Group"), challenging the Board of Directors' decision to sell the Company to the Carlyle Group for the price of $55 per share. The complaint, in each of these cases, alleged that this price per share did not represent fair value for the Company and sought to enjoin the anticipated sale and to invalidate certain related transactions. The Bredthauer lawsuit, filed in the Supreme Court of the State of New York, County of Suffolk, was dismissed by Plaintiff. Plaintiff then joined in the Gottlieb lawsuit, filed in the Supreme Court of the State of New York, County of Nassau. On September 16, 2010, the parties entered into a Memorandum of Understanding regarding the proposed settlement and dismissal with prejudice of the remaining action. The settlement is subject to, among other things, the execution of definitive documentation and court approval following notice to the members of the putative class. If approved by the court, the settlement provides for, among other things, the Company to pay certain attorneys' fees and expenses if awarded by the court. The Company believes the claims to be without merit.

Stock Purchases

        On May 11, 2010, a putative class-action, captioned John F. Hutchins v. NBTY, Inc., et al, was filed in the United States District Court, Eastern District of New York, against NBTY and certain officers, claiming that the defendants made allegedly false material statements, or concealed allegedly adverse

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

15. Litigation Summary (Continued)

material facts, for the purpose of causing members of the class to purchase NBTY stock at allegedly artificially inflated prices. An unopposed motion for appointment and approval of selection as lead counsel was made on July 12, 2010 was granted in November, 2010. Otherwise, to date, there has been no activity since the filing of the complaint. We believe the claims to be without merit and intend to vigorously defend this action. At this time, however, no determination can be made as to the ultimate outcome of the litigation or the amount of liability, if any, on the part of any of the defendants.

Nutrition Bars

        Our subsidiary, Rexall Sundown, Inc. ("Rexall"), and certain of its subsidiaries, are defendants in a class-action lawsuit, captioned Jamie Pesek, et al. v. Rexall Sundown, Inc., et al., brought in California Superior Court, County of San Francisco in 2002 on behalf of all California consumers who bought various nutrition bars. Plaintiffs allege misbranding of nutrition bars and violations of California unfair competition statutes, misleading advertising and other similar causes of action. Plaintiffs seek restitution, legal fees and injunctive relief. We believe this lawsuit to be without merit and have defended this action vigorously. Since December 2007, with Rexall's and the other defendants' renewed motion for judgment on the pleadings pending, the Court has stayed the case for all purposes, pending rulings on relevant cases before the California Supreme Court. Although the California Supreme Court has resolved some of those cases, others remain pending as of this date. Accordingly, the case remains stayed. The Court held a case-management conference ("CMC") on August 5, 2009. At that time, the parties requested, and the Court agreed, to keep the stay in place for at least another nine months. The Court scheduled a subsequent CMC for February 25, 2010, but canceled that conference upon being informed by the parties that the California Supreme Court had not yet acted. The Court set another CMC for May 21, 2010, and instructed the parties to report back before that date as to the status of the cases before the California Supreme Court. By agreement of the parties, the May 21, 2010 CMC was continued until November 19, 2010, and then, most recently, continued again until March 24, 2011, by which time we expect the California Supreme Court to have resolved the outstanding issues pending before it. Based upon the information currently available, no determination can be made at this time as to the final outcome of this case, nor can its materiality be accurately ascertained.

FTC Investigation of Certain Children's Multi Vitamin and Mineral Products

        In letters dated July 22, 2010, the Division of Advertising Practices of the FTC informed us of a non-public FTC investigation of certain allegedly false or unsubstantiated or both, advertising statements regarding certain children's multiple vitamin and mineral products sold by us. The letters, which included a proposed Complaint and Judgment and Order for Permanent Injunction and Other Relief, indicated that the FTC may seek injunctive and other relief against us. On October 26, 2010, NBTY signed a proposed agreement with the FTC to resolve this matter. Under the terms of the proposed agreement, NBTY will pay $2.1 million (which has been accrued as of September 30, 2010). NBTY will pay most, if not all, of that amount to consumers in the form of restitution. NBTY will pay the money in conjunction with a consent order under which NBTY will agree to certain advertising restrictions and requirements. On December 13, 2010, the FTC publicly announced that it had tentatively approved the settlement of this matter under the terms set out above. However, the FTC is providing potentially interested persons the opportunity to submit comments on the settlement by

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

15. Litigation Summary (Continued)

January 14, 2011. After its receipt of those comments (if any), the FTC will decide whether to make the settlement final.

Claims in the Ordinary Course

        In addition to the foregoing, other regulatory inquiries, claims, suits and complaints (including product liability, intellectual property and California Proposition 65 claims) arise in the ordinary course of our business. We believe that such other inquiries, claims, suits and complaints would not have a material adverse effect on our consolidated financial condition or results of operations, if adversely determined against us.

16. Income Taxes

        Income before provision for income taxes consists of the following components:

	2010	2009	2008
United States	$237,306	$170,279	$141,823
Foreign	90,409	58,689	89,217

	$327,715	$228,968	$231,040

        Provision for income taxes consists of the following:

	2010	2009	2008
Federal
Current	$86,896	$47,260	$38,199
Deferred	(13,160)	6,141	7,048
State
Current	12,459	8,185	3,449
Deferred	(1,045)	622	394
Foreign
Current	27,690	20,799	28,544
Deferred	1,205	232	255

Total provision	$114,045	$83,239	$77,889

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

16. Income Taxes (Continued)

        The following is a reconciliation of the income tax expense computed using the statutory Federal income tax rate to the actual income tax expense and the effective income tax rate.

	2010		2009		2008
	Amount	Percent of pretax income	Amount	Percent of pretax income	Amount	Percent of pretax income
Income tax expense at statutory rate	$114,701	35.0%	$80,139	35.0%	$80,864	35.0%
State income taxes, net of federal income tax benefit	7,090	2.2%	5,725	2.5%	2,498	1.1%
Change in valuation allowance	1,556	0.5%	4,309	1.9%	1,665	0.7%
Effect of international operations, including foreign export benefit and earnings indefinitely reinvested	(6,638)	(2.0)%	(4,193)	(1.8)%	(3,461)	(1.5)%
Domestic manufacturing deduction	(4,200)	(1.3)%	(2,580)	(1.1)%	(1,572)	(0.7)%
Transaction costs	2,745	0.8%
Other	(1,209)	(0.4)%	(161)	(0.1)%	(2,105)	(0.9)%

	$114,045	34.8%	$83,239	36.4%	$77,889	33.7%

        The difference in the effective rate in fiscal 2009 as compared to the statutory rate is mainly attributable to higher state income taxes resulting from an increase in domestic income and losses attributable to certain foreign subsidiaries for which no benefit has been recognized.

        The difference in the effective rate in fiscal 2008 as compared to the statutory rate is mainly attributable to our enhanced foreign structure.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

16. Income Taxes (Continued)

        The components of deferred tax assets and liabilities are as follows as of September 30:

	2010	2009
Deferred tax assets:
Inventory reserves	$11,829	$9,774
Accrued expenses and reserves not currently deductible	32,678	23,443
Other comprehensive income	2,244	2,130
Tax credits	23,530	16,328
Foreign net operating losses	11,509	9,610
Valuation allowance	(14,618)	(13,063)

Total deferred income tax assets, net of valuation allowance	67,172	48,222

Deferred tax liabilities:
Property, plant and equipment	(15,123)	(13,953)
Intangibles	(29,763)	(26,158)
Undistributed foreign earnings	(20,331)	(16,379)

Total deferred income tax liabilities	(65,217)	(56,490)

Total net deferred income tax assets / (liabilities)	1,955	(8,268)
Less current deferred income tax assets	(40,130)	(28,154)

Long-term deferred income tax liabilities	$(38,175)	$(36,422)

        At September 30, 2010, we had foreign net operating losses, foreign tax credit and New York State ("NYS") investment tax credit carryforwards of $32,727, $20,059 and $3,472, respectively. At September 30, 2010 and 2009, we maintained a valuation allowance of $3,112 and $3,453, respectively, against the NYS investment tax credits that expire primarily between 2013 and 2016 and $11,509 and $9,610, respectively, against foreign loss carryforwards which expire in accordance with applicable tax law. We provide a valuation allowance for these credit and loss carryforwards because we do not consider realization of such assets to be more likely than not. We continue to monitor the need for these valuation allowances on an on-going basis.

        At September 30, 2010, we had $83,249 of undistributed international earnings on which we have not provided any U.S. tax expense as we intend to permanently reinvest these earnings outside of the U.S.

        The change in the valuation allowance for the fiscal years ended September 30, 2010 and 2009 is as follows:

	2010	2009	2008
Beginning balance	$(13,063)	$(8,400)	$(6,735)
NYS investment tax credit carryforwards utilized	342	212	(350)
Foreign net operating losses generated	(1,897)	(4,521)	(1,315)
Foreign net operating losses acquired	—	(354)	—

Balance at September 30	$(14,618)	$(13,063)	$(8,400)

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

16. Income Taxes (Continued)

        Effective October 1, 2007, we adopted the FASB authoritative guidance relating to accounting for uncertainty in income taxes. In accordance with this guidance, we recognized a cumulative-effect adjustment of $3,025, increasing our liability for unrecognized tax benefits, interest and penalties and reducing the October 1, 2007 balance of retained earnings.

        The following table summarizes the activity related to gross unrecognized tax benefits from October 1, 2009 to September 30, 2010:

	2010	2009	2008
Beginning balance	$9,229	$10,007	$10,446
Increases related to prior year tax positions	1,252	385	1,715
Decreases related to prior year tax positions	—	—	(910)
Decreases related to settlements with taxing authorities	(669)	(465)	(176)
Decreases related to lapsing of statute of limitations	(602)	(698)	(1,068)

Balance as of September 30	$9,210	$9,229	$10,007

        These liabilities are primarily included as a component of other liabilities in our consolidated balance sheet because we generally do not anticipate that settlement of the liabilities will require payment of cash within the next twelve months.

        Our total unrecognized tax benefits that, if recognized, would affect our effective tax rate were $6,588 and $6,216 as of September 30, 2010 and 2009, respectively. We do not believe that the amount will significantly change in the next 12 months.

        We accrue interest and penalties related to unrecognized tax benefits in income tax expense. This methodology is consistent with previous periods. At September 30, 2010, we had accrued $1,263 and $551 for the potential payment of interest and penalties, respectively. As of September 30, 2010, we were subject to U.S. Federal Income Tax examinations for the tax years 2007 through 2010, and to non-US examinations for the tax years of 2004—2009. In addition, we are generally subject to state and local examinations for fiscal years 2007—2009. There were no significant changes to accrued penalties and interest during the fiscal year ended September 30, 2010.

17. Stockholders' Equity

        On October 1, 2010, NBTY consummated a merger with an affiliate of Carlyle, under which the affiliate acquired 100% of NBTY's equity. See Note 25 for more information regarding the Merger.

        On March 11, 1999, our board of directors approved a 20 million share repurchase program that authorizes us to purchase shares of our common stock to increase shareholder value and manage dilution resulting from shares issued under our equity compensation plans.

        During fiscal 2008, we repurchased and retired 6,716 shares of NBTY common stock at an average price of $28.06 per share, totaling $188,432. All shares were repurchased in open-market transactions as part of our publicly announced share repurchase program. As of September 30, 2010, there were approximately 3,850 shares available to be repurchased under this program.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

18. Stock Based Compensation and Employee Benefit Plans

        In February 2009, the Company's shareholders approved the NBTY, Inc. 2009 Equity Awards Plan (the "2009 Plan"). In accordance with the 2009 Plan, the Company's Board of Directors ("Board") may grant up to 2,500 shares of common stock, which may be in the form of stock options, stock appreciation rights, restricted shares, restricted stock units or other common stock based awards as the Board may determine.

        In February 2008, the Company's shareholders approved the NBTY, Inc. Year 2008 Stock Option Plan (the "2008 Plan"). The 2008 Plan is substantially identical to the NBTY, Inc. Year 2002 Stock Option Plan (the "2002 Plan"). No further stock option awards have been granted under the 2002 Plan since the adoption of the 2008 Plan. The 2008 Plan did not affect the terms or conditions of the 151 stock option awards granted in February 2008 under the 2002 Plan. In accordance with the 2008 Plan, the Board may grant up to approximately 1,451 shares of common stock in the form of stock options (which is equal to the number of shares of common stock that remained available for stock option awards under the 2002 Plan as of February 2008). The exercise price per share for options granted may not be less than the fair market value per share of common stock on the date of grant. Stock options vesting is determined by the Board. Stock options expire no later than 10 years from the date of grant.

        On December 23, 2009, the Company granted 287 stock options to directors and certain employees under the 2008 and 2000 Stock Option Plans. These stock options were granted with an exercise price of $43.88, the closing price of the Company's common stock on the date of grant. The vesting period for these options is over four years, in three equal increments on each of the second, third and fourth anniversary of the date of grant, except those granted to Harvey Kamil, President and CFO, the vesting of which will accelerate if he retires after the second anniversary of the date of grant. All stock options granted expire ten years from the date of grant.

        On December 23, 2009, the Company also granted 21 restricted stock units to directors and certain executives under the 2009 Equity Awards Plan. The closing price of the Company's common stock on the date of grant was $43.88. These restricted stock units vest over four years, in three equal increments on each of the second, third and fourth anniversary of the date of grant, except those granted to Harvey Kamil, President and CFO, the vesting of which will accelerate if he retires after the second anniversary of the date of grant.

        In fiscal 2009, the Company granted 925 stock options to directors and certain employees under the 2008 and 2000 Stock Option Plans. These stock options were granted with a weighted average exercise price of $22.90. All stock options were granted at a price equal to the fair market value of the Company's common stock on the date of grant. The vesting period for 261 of these options is over four years, with 1/2 vesting in 2010, and 1/6 vesting on the anniversary of the date of grant in 2011, 2012 and 2013. The vesting period for the remaining 664 options is over four years, with no vesting in 2010, and 1/3 vesting on the anniversary of the date of grant in 2011, 2012 and 2013. All stock options granted expire ten years from the date of grant.

        In fiscal 2008, the Company granted 447 stock options to directors and employees under the 2008 Plan, 150 stock options to employees under the 2002 Plan and 360 stock options to employees under the NBTY, Inc. Year 2000 Incentive Stock Option Plan for an aggregate grant of 957 stock options. These stock options were granted at a weighted average exercise price of $25.52. All stock options were granted at a price equal to the fair market value of the Company's common stock on the date of grant.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

18. Stock Based Compensation and Employee Benefit Plans (Continued)

These options vest over four years, with no vesting in 2009, and 1/3 vesting on the anniversary of the date of grant in 2010, 2011 and 2012, and expire ten years from the date of grant.

        The weighted-average grant-date fair value per share of the options granted in fiscal 2010, 2009 and 2008 was $22.13, 11.48 and $12.70, respectively. The fair value of each option award is estimated on the date of grant using a Black- Scholes-Merton option pricing model. The following weighted-average assumptions were used for the options granted:

	2010	2009	2008
Risk-free rate(1)	2.9%	2.8%	3.2%
Expected term(2)	6.4 years	6.5 years	6.4 years
Expected volatility(3)	48%	49%	47%
Expected dividends	0.0%	0.0%	0.0%

(1)
The risk-free rate is based upon the rate on a zero coupon U.S. Treasury bill, for the expected term of the option, in effect at the time of grant.

(2)
The expected term of the option is based on historical employee exercise behavior, the vesting terms of the respective option and a contractual life of ten years.

(3)
Expected volatility is primarily based on the daily historical volatility of our stock price, over a period similar to the expected term of the option.

        A summary of stock option activity follows:

	Fiscal Year Ended September 30,
	2010		2009		2008
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding at beginning of period	3,765	$14.38	3,231	$11.53	3,475	$5.80
Granted	287	$43.88	925	$22.90	957	$25.52
Exercised	(1,570)	$6.76	(275)	$5.26	(1,197)	$6.12
Forfeited	(28)	$26.10	(116)	$25.51	(4)	$—

Outstanding at end of period	2,454	$22.57	3,765	$14.38	3,231	$11.53

Exercisable at end of period	838	$12.08	1,999	$5.75	2,274	$5.64

Number of shares available for future grant	2,556

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

18. Stock Based Compensation and Employee Benefit Plans (Continued)

        A summary of stock option exercises and related activity follows:

	2010	2009	2008
Stock options exercised	1,570	275	1,197
Aggregate proceeds	$10,620	$1,446	$7,325
Compensation deduction for tax purposes	$6,940	$148	$2,709
Tax benefit credited to capital in excess of par	$6,646	$55	$1,002
Intrinsic value of options exercised	$55,383	$4,867	$29,509

        The following table summarizes information about stock options outstanding at September 30, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Shares Exercisable	Weighted Average Exercise Price	Intrinsic Value
$5.47	500.3		$5.47	500	$5.47	$24,516
$15.98	261	8.5	$15.98	130	$15.98	5,027
$25.50 - $28.34	1,410	8.0	$25.57	208	$25.53	6,022
$43.88	283	9.2	$43.88

        As a result of the Merger (see Note 25) each outstanding and unexercised option to purchase shares of NBTY's common stock, whether or not then vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess of $55.00 over the per-share exercise price of such option, without interest, less applicable withholding tax.

Employee Benefit Plans

        We sponsor a Retirement Savings Plan consisting of a 401(k) plan covering substantially all U.S. employees with more than six months of service. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute from one to fifty percent of their annual compensation to the Plan, limited to a maximum annual amount as set, and periodically updated, by the Internal Revenue Service. We provide a Company match of 100% of employee contributions, up to three percent of the employee's compensation and 50% match of the next two percent of compensation, limited to an annual match contribution equal to 4% of the employees eligible compensation. Employees become fully vested in employer match contributions after three years of service.

        We also sponsored an Employee Stock Ownership Plan ("ESOP") which covered substantially all domestic employees who are employed at calendar year end and have completed one year of service (providing the employee worked at least the minimum number of hours as required by the terms of the plan during such plan year). As of September 30, 2010, all shares of the ESOP have been allocated to participants' accounts. The ESOP's assets consist primarily of our common stock and a small amount of cash and other investments. Total ESOP shares are considered to be shares outstanding for earnings per share calculations.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

18. Stock Based Compensation and Employee Benefit Plans (Continued)

        The ESOP is designed to comply with Section 4975(e)(7) and the regulations thereunder of the Internal Revenue Code of 1986, as amended ("Code") and is subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The contributions we make to the ESOP are on a voluntary basis in the form of our stock or cash, which is invested by the plan's trustee in our stock. There is no minimum contribution required in any one year. There are no contributions required or permitted to be made by an employee. All contributions are allocated to participant accounts as defined by the plan. Employees become vested in their respective accounts after three years of service, as defined in the plan document.

        The ESOP held approximately 2.8% and 3.2% of our outstanding common stock for the benefit of all participants as of September 30, 2010 and 2009, respectively.

        As a result of the Merger (see Note 25), the shares held by the ESOP were cancelled and entitled the participant thereof to a cash amount equal to $55.00 per share. Pursuant to the Merger Agreement, the Company amended the ESOP so that it will no longer invest in shares of Common Stock following the Merger. Our Board of Directors is in the process of determining the type of participation and the level of participation by our named executive officers in the ESOP for all periods following the Merger.

        The accompanying financial statements reflect contributions to these plans of approximately $7,521, $8,731 and $5,388 during fiscal 2010, 2009 and 2008, respectively.

        Certain international subsidiaries of the Company, mainly in the U.K., have company-sponsored defined contribution plans to comply with local statutes and practices. The accompanying financial statements reflect contributions to these plans by such subsidiaries in the approximate amount of $1,416, $1,180 and $1,606 during fiscal 2010, 2009 and 2008, respectively.

19. Related Party Transactions

        Certain members of the immediate families of Arthur Rudolph, Scott Rudolph and Glenn Schneider (each a director or executive officer, or both, of the Company) are employed by the Company. During fiscal 2010, 2009 and 2008, these immediate family members received aggregate compensation and fringe benefits from the Company totaling $2,957, $2,630 and $2,293, respectively, for services rendered by them as associates of the Company.

        An entity owned by a relative of Messrs. Arthur Rudolph and Scott Rudolph received sales commissions from us of $721, $645 and $791 in fiscal 2010, 2009 and 2008, respectively.

        We paid $450 during fiscal 2010, 2009 and 2008, to Rudolph Management Associates, Inc., pursuant to the Consulting Agreement between the Company and Rudolph Management Associates, Inc. Arthur Rudolph, who was a director of the Company until October 1, 2010, and father of Scott Rudolph (Chairman), is the President of Rudolph Management Associates, Inc.

        We leased one Vitamin World store, of approximately fifteen-hundred square feet of retail space, in a shopping mall that is owned by an entity in which members of the extended family of Aram Garabedian (who was a director of the Company until October 1, 2010) have an aggregate 35% income interest. The store was closed in March 2010. During fiscal 2010, 2009 and 2008, aggregate payments of rents and other charges under this lease were $69, $137 and $123, respectively.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

20. Accumulated Other Comprehensive Income

        The components of accumulated other comprehensive income, net of income taxes as of September 30, 2010 and 2009 are as follows:

	2010	2009
Cumulative foreign currency translation adjustments	$(1,701)	$2,899
Change in fair value of interest rate swaps	(3,569)	(6,251)

Total	$(5,270)	$(3,352)

        The change in the cumulative foreign currency translation adjustment primarily relates to our investment in our European subsidiaries and fluctuations in exchange rates between their local functional currencies and the U.S. dollar.

        The change in the fair value of interest rate swaps represents their fair value, net of tax, on their termination date (as discussed in Note 13). Upon termination of these swaps, the change in the fair value was not recognized in the income statement because as of September 30, 2010 it was not probable that the underlying interest payments would not occur in the originally specified time period.

        During the fiscal years ended September 30, 2010, 2009 and 2008 we recorded a decrease in our deferred tax liability relating to other comprehensive income during the year of $109, $13,213 and $18,630, respectively.

21. Business and Credit Concentration

Financial instruments

        Financial instruments which potentially subject us to credit risk consist primarily of cash and cash equivalents (the amounts of which may, at times, exceed Federal Deposit Insurance Corporation limits on insurable amounts), investments and trade accounts receivable. We mitigate our risk by investing in or through major financial institutions.

Customers

        We perform on-going credit evaluations of our customers and adjust credit limits based upon payment history and the customers' current credit worthiness, as determined by the review of their current credit information. Customers account activity is continuously monitored. As a result of this review process, we record bad debt expense, which is based upon historical experience as well as specific customer collection issues that have been identified, to adjust the carrying amount of the related receivable to its estimated realizable value. While such bad debt expenses have historically been within expectations and allowances established, we cannot guarantee that it will continue to experience the same credit loss rates that it has in the past. If the financial condition of one or more of our customers were to deteriorate, additional bad debt provisions may be required.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

21. Business and Credit Concentration (Continued)

        One customer accounted for the following percentages of net sales for the fiscal years ended September 30:

	Wholesale/US Nutrition Segment Net Sales			Total Consolidated Net Sales
	2010	2009	2008	2010	2009	2008
Customer A	27%	30%	22%	16%	18%	12%

        The loss of this customer, or any of our other major customers, would have a material adverse effect on our consolidated results of operations if we were unable to replace such customer(s).

        The following customers accounted for the following percentages of the Wholesale/US Nutrition segment's gross accounts receivable at fiscal years ended:

	2010	2009
Customer A	21%	25%
Customer B	7%	11%

Suppliers

        During fiscal 2010, 2009 and 2008 no one supplier provided more than 10% of our raw material purchases. We do not believe that the loss of any single supplier would have a material adverse effect on our consolidated financial condition or results of operations.

22. Supplemental Disclosure of Cash Flow Information

	2010	2009	2008
Cash interest paid (net of capitalized interest of $1,404 in 2008)	$27,695	$34,074	$14,882
Cash income taxes paid	122,022	61,646	69,411
Non-cash investing and financing information:
Acquisitions accounted for under the purchase method:
Fair value of assets acquired	$15,563	$—	$464,358
Liabilities assumed	(676)	—	(66,068)
Less: Cash acquired	(687)	—	(3,758)

Net cash paid	$14,200	$—	$394,532

Property, plant and equipment additions included in accounts payable	2,034	1,131	5,099

23. Segment Information

        We are organized by sales segments on a worldwide basis. We evaluate performance based on a number of factors; however, the primary measures of performance are the net sales and income or loss from operations (before corporate allocations) of each segment, as these are the key performance indicators that we review. Operating income or loss for each segment does not include the impact of any intercompany transfer pricing mark-up, corporate general and administrative expenses, interest

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

23. Segment Information (Continued)

expense and other miscellaneous income/expense items. Corporate general and administrative expenses include, but are not limited to: human resources, legal, finance, and various other corporate level activity related expenses. Such unallocated expenses remain within Corporate.

        All our products fall into one or more of these four segments:

  •
  Wholesale / US Nutrition—This segment is comprised of several divisions, each targeting specific market groups which include wholesalers, distributors, food, drug and mass merchandisers, pharmacies, health food stores, club stores, bulk and international customers.

  •
  North American Retail—This segment generates revenue through its 457 owned and operated Vitamin World stores selling proprietary brand and third-party products and through its Canadian operation of 81 owned and operated Le Naturiste stores.

  •
  European Retail—This segment generates revenue through its 608 Holland & Barrett stores, 270 Julian Graves stores and 44 GNC stores in the UK, 92 DeTuinen stores, which includes 13 franchise locations, in the Netherlands and 34 Nature's Way stores in Ireland. In addition, Holland & Barrett has 9 franchise locations in South Africa, Singapore and Malta. Such revenue consists of sales of proprietary brand and third-party products as well as franchise fees.

  •
  Direct Response / E-Commerce—This segment generates revenue through the sale of proprietary brand and third-party products primarily through mail order catalog and internet. Catalogs are strategically mailed to customers who order by mail, internet, or by phone.

        The following table represents key financial information of our business segments:

	Wholesale/ US Nutrition	North American Retail	European Retail	Direct Response/ E-Commerce	Corporate/ Manufacturing	Consolidated
Fiscal 2010:
Net sales	$1,734,860	$212,655	$645,250	$233,972	$—	$2,826,737
Income (loss) from operations	292,991	10,032	100,865	68,018	(118,129)	353,777
Depreciation and amortization	14,578	2,597	13,598	4,698	31,333	66,804
Capital expenditures	1,473	3,427	39,158	36	25,809	69,903
Fiscal 2009:
Net sales	$1,557,089	$201,878	$601,574	$221,409	$—	$2,581,950
Income (loss) from operations	180,660	1,420	89,747	57,442	(65,358)	263,911
Depreciation and amortization	14,794	3,007	14,385	5,022	31,680	68,888
Capital expenditures	834	2,501	10,575	4,662	24,803	43,375
Fiscal 2008:
Net sales	$1,160,486	$208,014	$600,463	$210,506	$—	$2,179,469
Income (loss) from operations	158,195	(2,816)	121,941	28,197	(68,905)	236,612
Depreciation and amortization	11,655	3,161	12,311	5,254	28,340	60,721
Capital expenditures	3,051	5,684	15,837	2,076	22,449	49,097

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

23. Segment Information (Continued)

        Net sales by location of customer

	2010	2009	2008
United States	$1,870,622	$1,745,348	$1,378,845
United Kingdom	618,085	576,584	572,455
Canada	100,350	86,071	50,921
Netherlands	65,591	56,557	59,389
Ireland	24,567	20,844	22,617
Other foreign countries	147,522	96,546	95,242

Consolidated net sales	$2,826,737	$2,581,950	$2,179,469

        Long-lived assets—Property, plant and equipment, goodwill and other intangible assets

	2010	2009
United States	$635,581	$671,384
United Kingdom	217,151	203,489
Netherlands	16,182	13,997
Ireland	9,893	9,203
Canada	26,043	25,831
Other foreign countries	16,729	3,151

Consolidated long-lived assets	$921,579	$927,055

        Total assets by segment as of September 30, 2010 and 2009 are as follows:

	2010	2009
Wholesale / US Nutrition	$917,026	$915,783
North American Retail	32,782	28,334
European Retail	424,065	403,657
Direct Response / E-Commerce	54,404	54,348
Corporate / Manufacturing	772,491	558,099

Consolidated assets	$2,200,768	$1,960,221

        Approximately 29%, 29% and 33% of our net sales for the fiscal years ended September 30, 2010, 2009 and 2008, respectively, were denominated in currencies other than U.S. dollars, principally British pounds, euros and Canadian dollars. A significant weakening of such currencies versus the U.S. dollar could have a material adverse effect on the Company, as this would result in a decrease in our consolidated operating results.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

23. Segment Information (Continued)

        Foreign subsidiaries accounted for the following percentages of assets and total liabilities as of September 30, 2010 and 2009:

	2010	2009
Total Assets	26%	26%
Total Liabilities	16%	13%

24. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes

        The 7 1/8% Notes are guaranteed by all our domestic subsidiaries. See Note 12—Long-Term Debt, for additional information regarding the 7 1/8% Notes. Our domestic subsidiaries are wholly-owned (directly or indirectly) by NBTY, Inc. These guarantees are full, unconditional and joint and several. The following condensed consolidating financial information presents:

  (1)
  Condensed consolidating balance sheets as of September 30, 2010 and 2009, and statements of income and statements of cash flows for the fiscal years ended September 30, 2010, 2009 and 2008 of (a) NBTY, Inc., the parent and issuer, (b) the guarantor subsidiaries, (c) the non-guarantor subsidiaries, and (d) the Company on a consolidated basis, and

  (2)
  Elimination entries necessary to consolidate NBTY, Inc., the parent, with guarantor and non-guarantor subsidiaries.

        The condensed consolidating financial statements are presented using the equity method of accounting for investments in wholly-owned subsidiaries. Under this method, the investments in subsidiaries are recorded at cost and adjusted for our share of the subsidiaries' cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. This financial information should be read in conjunction with the consolidated financial statements and other notes related thereto.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

24. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes (Continued)

Predecessor
Condensed Consolidating Balance Sheet
As of September 30, 2010

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$281,457	$—	$65,026	$—	$346,483
Accounts receivable, net	—	107,007	28,370	—	135,377
Intercompany	—	459,164	757,005	(1,216,169)	—
Inventories	—	533,360	135,536	—	668,896
Deferred income taxes	—	39,488	642	—	40,130
Other current assets	—	19,162	47,828	—	66,990

Total current assets	281,457	1,158,181	1,034,407	(1,216,169)	1,257,876
Property, plant and equipment, net	34,850	231,865	125,184	—	391,899
Goodwill	—	197,701	137,458	—	335,159
Intangible assets, net	—	171,164	23,357		194,521
Other assets	—	20,376	937		21,313
Intercompany loan receivable	339,816	40,733	—	(380,549)	—
Investments in subsidiaries	2,388,648	—	—	(2,388,648)	—

Total assets	$3,044,771	$1,820,020	$1,321,343	$(3,985,366)	$2,200,768

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$62,658	$—	$15,500	$—	$78,158
Accounts payable	—	87,725	53,276	—	141,001
Intercompany	1,216,169	—	—	(1,216,169)	—
Accrued expenses and other current liabilities	—	148,313	41,066	—	189,379

Total current liabilities	1,278,827	236,038	109,842	(1,216,169)	408,538
Intercompany loan payable	—	—	380,549	(380,549)	—
Long-term debt, net of current portion	341,128	—	—	—	341,128
Deferred income taxes	33,897	—	4,278	—	38,175
Other liabilities	10,966	3,010	18,998	—	32,974

Total liabilities	1,664,818	239,048	513,667	(1,596,718)	820,815
Commitments and contingencies
Stockholders' Equity:
Common stock	508	—	—	—	508
Capital in excess of par	186,248	352,016	301,271	(653,287)	186,248
Retained earnings	1,198,467	1,228,956	513,456	(1,742,412)	1,198,467
Accumulated other comprehensive loss	(5,270)	—	(7,051)	7,051	(5,270)

Total stockholders' equity	1,379,953	1,580,972	807,676	(2,388,648)	1,379,953

Total liabilities and stockholders' equity	$3,044,771	$1,820,020	$1,321,343	$(3,985,366)	$2,200,768

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

24. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes (Continued)

Condensed Consolidating Balance Sheet
As of September 30, 2009

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$46,169	$—	$59,832	$—	$106,001
Accounts receivable, net	—	132,762	23,101	—	155,863
Intercompany	—	141,489	724,127	(865,616)	—
Inventories	—	530,218	128,316	—	658,534
Deferred income taxes	—	24,124	4,030	—	28,154
Other current assets	—	20,910	29,089	—	49,999

Total current assets	46,169	849,503	968,495	(865,616)	998,551
Property, plant and equipment, net	39,246	245,415	89,156	—	373,817
Goodwill	—	197,701	141,398	—	339,099
Other intangible assets, net	—	189,022	25,117	—	214,139
Other assets	—	21,403	13,212	—	34,615
Intercompany loan receivable	343,715	40,733	—	(384,448)	—
Investments in subsidiaries	2,082,257	—	—	(2,082,257)	—

Total assets	$2,511,387	$1,543,777	$1,237,378	$(3,332,321)	$1,960,221

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$38,138	$115	$640	$—	$38,893
Accounts payable	—	90,835	37,650	—	128,485
Intercompany	865,616	—	—	(865,616)	—
Accrued expenses and other current liabilities	—	114,851	41,883	—	156,734

Total current liabilities	903,754	205,801	80,173	(865,616)	324,112
Intercompany loan payable	—	—	384,448	(384,448)	—
Long-term debt, net of current portion	421,785	—	15,844	—	437,629
Deferred income taxes	35,959	—	463	—	36,422
Other liabilities	22,064	2,602	9,567	—	34,233

Total liabilities	1,383,562	208,403	490,495	(1,250,064)	832,396
Commitments and contingencies
Stockholders' Equity:
Common stock	495	—	—	—	495
Capital in excess of par	145,885	352,019	301,269	(653,288)	145,885
Retained earnings	984,797	983,355	450,168	(1,433,523)	984,797
Accumulated other comprehensive income	(3,352)	—	(4,554)	4,554	(3,352)

Total stockholders' equity	1,127,825	1,335,374	746,883	(2,082,257)	1,127,825

Total liabilities and stockholders' equity	$2,511,387	$1,543,777	$1,237,378	$(3,332,321)	$1,960,221

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

24. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes (Continued)

Condensed Consolidating Statement of Income
Year Ended September 30, 2010

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$2,067,065	$833,395	$(73,723)	$2,826,737

Costs and expenses:
Cost of sales	—	1,225,826	369,452	(73,723)	1,521,555
Advertising, promotion and catalog	—	112,827	24,729	—	137,556
Selling, general and administrative	74,129	355,011	338,806	—	767,946
Merger expenses	45,903				45,903

	120,032	1,693,664	732,987	(73,723)	2,472,960

Income from operations	(120,032)	373,401	100,408	—	353,777

Other income (expense):
Equity in income of subsidiaries	308,889	—	—	(308,889)	—
Intercompany interest	8,754	—	(8,754)	—	—
Interest	(29,388)	—	(807)	—	(30,195)
Miscellaneous, net	123	4,445	(435)	—	4,133

	288,378	4,445	(9,996)	(308,889)	(26,062)

Income before provision for income taxes	168,346	377,846	90,412	(308,889)	327,715
(Benefit) provision for income taxes	(45,324)	132,245	27,124	—	114,045

Net income	$213,670	$245,601	$63,288	$(308,889)	$213,670

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

24. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes (Continued)

Condensed Consolidating Statement of Income
Year Ended September 30, 2009

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,902,258	$757,672	$(77,980)	$2,581,950

Costs and expenses:
Cost of sales	—	1,197,482	338,935	(77,980)	1,458,437
Advertising, promotion and catalog	—	90,075	20,023	—	110,098
Selling, general and administrative	77,600	342,341	317,845	—	737,786
IT project termination costs	—	9,418	2,300	—	11,718

	77,600	1,639,316	679,103	(77,980)	2,318,039

Income from operations	(77,600)	262,942	78,569	—	263,911

Other income (expense):
Equity in income of subsidiaries	211,791	—	—	(211,791)	—
Intercompany interest	18,805	—	(18,805)	—	—
Interest	(33,060)	(2)	(1,820)	—	(34,882)
Miscellaneous, net	(480)	(495)	914	—	(61)

	197,056	(497)	(19,711)	(211,791)	(34,943)

Income before provision for income taxes	119,456	262,445	58,858	(211,791)	228,968
(Benefit) provision for income taxes	(26,273)	91,855	17,657	—	83,239

Net income	$145,729	$170,590	$41,201	$(211,791)	$145,729

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

24. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes (Continued)

Condensed Consolidating Statement of Income
Year Ended September 30, 2008

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,466,347	$780,232	$(67,110)	$2,179,469

Costs and expenses:
Cost of sales	—	841,935	327,344	(67,110)	1,102,169
Advertising, promotion and catalog	—	116,358	24,121	—	140,479
Selling, general and administrative	107,111	283,123	309,975	—	700,209

	107,111	1,241,416	661,440	(67,110)	1,942,857

Income from operations	(107,111)	224,931	118,792	—	236,612

Other income (expense):
Equity in income of subsidiaries	214,229	—	—	(214,229)	—
Intercompany interest	31,042	—	(31,042)	—	—
Interest	(17,409)	(2)	(1,228)	—	(18,639)
Miscellaneous, net	1,924	6,805	4,338	—	13,067

	229,786	6,803	(27,932)	(214,229)	(5,572)

Income before provision for income taxes	122,675	231,734	90,860	(214,229)	231,040
(Benefit) provision for income taxes	(30,476)	81,107	27,258	—	77,889

Net income	$153,151	$150,627	$63,602	$(214,229)	$153,151

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

24. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes (Continued)

Condensed Consolidating Statement of Cash Flows
Fiscal Year Ended September 30, 2010

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$213,670	$245,601	$63,288	$(308,889)	$213,670
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Equity in earnings of subsidiaries	(308,889)	—	—	308,889	—
Impairments and disposals of assets, net	—	10,033	1,292	—	11,325
Depreciation and amortization	4,909	44,872	17,023	—	66,804
Foreign currency transaction loss	1,234	—	(109)	—	1,125
Stock-based compensation	21,865	617	627	—	23,109
Amortization of deferred charges	1,412	—	—	—	1,412
Allowance for doubtful accounts	—	1,256	—	—	1,256
Inventory reserves	—	934	—	—	934
Deferred income taxes	—	(17,751)	4,751	—	(13,000)
Excess income tax benefit from exercise of stock options	(6,646)	—	—	—	(6,646)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	—	21,759	(367)	—	21,392
Inventories	—	(5,106)	(6,291)	—	(11,397)
Other assets	—	2,890	(4,015)	—	(1,125)
Accounts payable	—	(4,959)	15,707	—	10,748
Accrued expenses and other liabilities	—	39,131	13,014	—	52,145

Net cash (used in) provided by operating activities	(72,445)	339,277	104,920	—	371,752

Cash flows from investing activities:
Intercompany accounts	353,896	(317,852)	(36,044)		—
Purchase of property, plant and equipment	(1,829)	(21,279)	(46,795)	—	(69,903)
Proceeds from sale of investments	2,000	—	—	—	2,000
Cash paid for acquisitions, net of cash acquired	—	—	(14,200)	—	(14,200)

Net cash provided by (used in) investing activities	354,067	(339,131)	(97,039)	—	(82,103)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(56,264)	(146)	(747)	—	(57,157)
Termination of interest rate swaps	(5,813)	—	—	—	(5,813)
Payments for financing fees	(1,523)	—	—	—	(1,523)
Excess income tax benefit from exercise of stock options	6,646	—	—	—	6,646
Proceeds from stock options exercised	10,620	—	—	—	10,620

Net cash used in financing activities	(46,334)	(146)	(747)	—	(47,227)

Effect of exchange rate changes on cash and cash equivalents	—	—	(1,940)	—	(1,940)

Net (decrease) increase in cash and cash equivalents	235,288	—	5,194	—	240,482
Cash and cash equivalents at beginning of year	46,169	—	59,832	—	106,001

Cash and cash equivalents at end of year	$281,457	$—	$65,026	$—	$346,483

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

24. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes (Continued)

Condensed Consolidating Statement of Cash Flows
Fiscal Year Ended September 30, 2009

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$145,729	$170,590	$41,201	$(211,791)	$145,729
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Equity in earnings of subsidiaries	(211,791)	—	—	211,791	—
Impairments and disposals of assets, net	122	13,411	496	—	14,029
Depreciation and amortization	3,771	47,661	17,456	—	68,888
Foreign currency transaction loss	2,698	821	1,033	—	4,552
Stock-based compensation	2,988	142	266	—	3,396
Amortization of deferred charges	1,270	—	—	—	1,270
Allowance for doubtful accounts	—	(2,917)	563	—	(2,354)
Inventory reserves	—	6,889	—	—	6,889
Deferred income taxes	—	7,325	(330)	—	6,995
Excess income tax benefit from exercise of stock options	(55)	—	—	—	(55)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	—	(28,415)	(3,953)	—	(32,368)
Inventories	—	(62,536)	(25,812)	—	(88,348)
Other assets	—	4,548	(3,293)	—	1,255
Accounts payable	—	14,756	2,996	—	17,752
Accrued expenses and other liabilities	—	(9,621)	(1,072)	—	(10,693)

Net cash (used in) provided by operating activities	(55,268)	162,654	29,551	—	136,937

Cash flows from investing activities:
Intercompany accounts	134,115	(134,318)	203		—
Purchase of property, plant and equipment	(4,951)	(28,503)	(9,921)		(43,375)
Escros refund, net of purchase price adjustments	11,904	—	1,479	—	13,383
Proceeds from sale of assets	—	2,000	—	—	2,000

Net cash provided by (used in) investing activities	141,068	(160,821)	(8,239)	—	(27,992)

Cash flows from financing activities:
Proceeds from borrowings under the Revolving Credit Facility	95,000	—	—	—	95,000
Principal payments under the Revolving Credit Facility	(155,000)	—	—	—	(155,000)
Principal payments under long-term debt agreements and capital leases	(30,794)	(1,833)	(590)	—	(33,217)
Excess income tax benefit from exercise of stock options	55	—	—	—	55
Proceeds from stock options exercised	1,446	—	—	—	1,446

Net cash used in financing activities	(89,293)	(1,833)	(590)	—	(91,716)

Effect of exchange rate changes on cash and cash equivalents	—	—	(1,408)	—	(1,408)

Net (decrease) increase in cash and cash equivalents	(3,493)	—	19,314	—	15,821
Cash and cash equivalents at beginning of year	49,662	—	40,518	—	90,180

Cash and cash equivalents at end of year	$46,169	$—	$59,832	$—	$106,001

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

24. Condensed Consolidating Financial Statements of Guarantors of Senior Subordinated Notes (Continued)

Condensed Consolidating Statement of Cash Flows
Fiscal Year Ended September 30, 2008

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$153,151	$150,627	$63,602	$(214,229)	$153,151
Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Equity in earnings of subsidiaries	(214,229)	—	—	214,229	—
Impairments and disposals of assets, net	285	1,184	(149)	—	1,320
Depreciation and amortization	4,774	41,876	14,071	—	60,721
Foreign currency transaction (gain)/ loss	(2,082)	(884)	1,032	—	(1,934)
Stock-based compensation	1,500	252	145	—	1,897
Amortization of deferred charges	874	—	—	—	874
Allowance for doubtful accounts	—	2,125	15	—	2,140
Inventory reserves	—	8,336	(223)	—	8,113
Deferred income taxes	—	7,467	230	—	7,697
Excess income tax benefit from exercise of stock options	(1,002)	—	—	—	(1,002)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	—	(10,060)	(1,559)	—	(11,619)
Inventories	—	(84,115)	7,088	—	(77,027)
Other assets	—	(899)	(1,918)	—	(2,817)
Accounts payable	—	14,364	(9,978)	—	4,386
Accrued expenses and other liabilities	—	30,020	1,485	—	31,505

Net cash (used in) provided by operating activities	(56,729)	160,293	73,841	—	177,405

Cash flows from investing activities:
Intercompany accounts	191,733	(129,074)	(62,659)	—	—
Purchase of property, plant and equipment	(7,261)	(27,325)	(14,511)	—	(49,097)
Purchase of available-for-sale marketable securities	(365,021)	—	—	—	(365,021)
Proceeds from sale of available-for-sale marketable securities	480,113	—	3,043	—	483,156
Cash paid for acquisitions, net of cash acquired	(371,929)	—	(22,603)	—	(394,532)
Cash paid for customer lists	(5,072)	—	—	—	(5,072)
Acquisition working capital escrow	(15,000)	—	—	—	(15,000)

Net cash used in investing activities	(92,437)	(156,399)	(96,730)	—	(345,566)

Cash flows from financing activities:
Proceeds from term loan	300,000	—	—	—	300,000
Proceeds from borrowings under the Revolving Credit Facility	385,000	—	—	—	385,000
Principal payments under the Revolving Credit Facility	(325,000)	—	—	—	(325,000)
Principal payments under long-term debt agreements and capital leases	(828)	(1,973)	(15)	—	(2,816)
Payments for financing fees	(2,478)	—	—	—	(2,478)
Excess income tax benefit from exercise of stock options	1,002	—	—	—	1,002
Proceeds from stock options exercised	7,325	—	—	—	7,325
Purchase of treasury stock (subsequently retired)	(188,432)	—	—	—	(188,432)

Net cash provided by (used in) financing activities	176,589	(1,973)	(15)	—	174,601

Effect of exchange rate changes on cash and cash equivalents	—	(1,921)	(7,241)	—	(9,162)

Net increase (decrease) in cash and cash equivalents	27,423	—	(30,145)	—	(2,722)
Cash and cash equivalents at beginning of year	22,239	—	70,663	—	92,902

Cash and cash equivalents at end of year	$49,662	$—	$40,518	$—	$90,180

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

25. Subsequent Event—Carlyle

        On October 1, 2010 an affiliate of Carlyle completed its Acquisition of NBTY for $55.00 per share of NBTY's common stock, or approximately $3,570,191 plus the assumption of $419,286 of debt and net of cash acquired of $346,483 for a total purchase price of approximately $3,642,994. The purchase price was funded through the net proceeds from a new $1,750,000 senior secured credit facility, the issuance of $650,000 senior unsecured notes and a cash equity contribution from an affiliate of Carlyle.

        In connection with the Acquisition, the following transactions occurred:

  •
  investment funds affiliated with Carlyle and certain co-investors capitalized Alphabet Holding Company, Inc. ("Holdings") with an aggregate equity contribution of $1,550,000;

  •
  Alphabet Merger Sub, Inc. ("Merger Sub"), a subsidiary of Holdings formed solely for the purpose of completing the Acquisition, issued $650,000 aggregate principal amount of 9% senior notes due 2018 and entered into senior secured credit facilities consisting of (1) senior secured term loan facilities of $1,750,000 and (2) a senior secured revolving credit facility with commitments of $250,000;

  •
  the merger (the "Merger") of Merger Sub with and into NBTY, with NBTY surviving such merger, became effective;

  •
  at the effective time of the Merger, each share of NBTY's common stock outstanding and each restricted stock unit outstanding immediately prior to the effective time of the Merger was cancelled and converted into the right to receive $55.00 per share in cash, without interest, less applicable withholding tax;

  •
  at the effective time of the Merger, each outstanding and unexercised option to purchase shares of NBTY's common stock, whether or not then vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess of $55.00 over the per-share exercise price of such option, without interest, less applicable withholding tax;

  •
  NBTY's existing 7 1/8% senior subordinated notes due 2015 were satisfied and discharged and certain indebtedness of NBTY was repaid, including its existing credit facilities, its multi-currency term loan facility and mortgage; and

  •
  approximately $180,159 of fees and expenses were incurred related to the foregoing, of which $27,780 were incurred by NBTY and $152,379 were incurred by Merger Sub. Financing related fees included in the above of $1,523 were capitalized by NBTY and $111,427 were capitalized by Merger Sub.

        We refer to the Merger, the Acquisition, the equity contribution to Holdings, the borrowings under our new senior secured credit facilities, the issuance of the 9% senior notes and the other transactions described above as the "Transactions."

        The allocation of the purchase price to the fair market value of the tangible and intangible assets and liabilities of NBTY is based on preliminary estimates. The valuation studies necessary to determine the fair market value of the assets and liabilities to be acquired and the related allocations of purchase price are not final. A final determination of fair values will be based on the actual net tangible and intangible assets that existed as of the closing date of the Transactions. The final purchase price

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

25. Subsequent Event—Carlyle (Continued)

allocation will be based, in part, on third party appraisals and may be different than that reflected in the purchase price allocation below and this difference may be material.

        The following provides a preliminary allocation of the purchase price of the Acquisition:

Cash consideration	$3,997,558

Allocated to:
Cash and cash equivalents	346,483
Accounts receivable	135,377
Inventories	785,847
Prepaids and other current assets	66,213
Property, plant, and equipment	459,238
Intangibles	1,895,000
Other assets	18,404
Accounts payable	(141,001)
Accrued expenses and other current liabilities	(194,472)
Deferred income taxes	(675,678)
Other liabilities	(14,329)
Debt and Capital leases	(803)

Preliminary net assets acquired	$2,680,279

Preliminary goodwill	$1,317,279

        The preliminary estimate of fair value of property, plant and equipment acquired (as of the date of acquisition) was as follows:

	Estimated Fair Value	Useful life (years)
Land	$37,319
Building and leasehold improvements	214,203	4 - 40
Machinery and equipment	114,337	3 - 13
Furniture and fixtures	56,791	3 - 10
Computer equipment	17,979	3 - 5
Transportation equipment	6,368	3 - 4
Construction in progress	12,241

Total property, plant and equipment	$459,238

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

25. Subsequent Event—Carlyle (Continued)

        The fair value of identifiable intangible assets acquired (as of the date of acquisition) was as follows:

	Estimated Fair Value	Amortization period (years)
Definite lived intangible assets:
Brands and customer relationships	$915,000	12 - 30
Trademarks and other	195,000	25

	1,110,000
Indefinite lived intangible assets:
Trademarks	785,000

Total intangible assets	$1,895,000

        The following unaudited pro forma financial information presents a summary of our consolidated net sales and net income for the year ended September 30, 2010, assuming that the Acquisition had taken place on October 1, 2009:

2010 Pro Forma
Net sales	$2,826,737

Net income	$22,825

        The following table presents the long-term debt outstanding of NBTY immediately following completion of the Transactions:

Senior Credit Facility:
Term loan A	$250,000
Term loan B	1,500,000
$250 million Revolving Credit Facility	—
Senior Unsecured Notes	650,000
Capital lease obligations	374

Total debt	2,400,374
Less: current portion	17,874

Long-term debt	$2,382,500

New senior secured credit facilities

        On October 1, 2010, we entered into our new senior secured credit facilities consisting of a $250,000 revolving credit facility, a $250,000 term loan A and a $1,500,000 term loan B. The term loan facilities were used to fund, in part, the Transactions. The revolving portion of our new senior secured credit facilities was undrawn at the closing of the Transactions. We intend to fund working capital and general corporate purposes, including permitted acquisitions and other investments, with cash flows from operations as well as borrowings under our revolving credit facility.

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

25. Subsequent Event—Carlyle (Continued)

        Borrowings will bear interest at a floating rate which can be, at our option, either (i) Eurodollar rate plus an applicable margin or, (ii) base rate plus an applicable margin, in each case, subject to a Eurodollar rate floor of 1.75% or a base rate floor of 2.75%, as applicable. The applicable margin for the term loan B credit facility is 4.50% per annum for Eurodollar loans and 3.50% per annum for base rate loans. The applicable margin for the term loan A credit facility and the revolving credit facility is 4.25% per annum for Eurodollar rate and 3.25% per annum for base rate.

        The following fees are applicable under the revolving credit facility: (i) an unused line fee of 0.50% per annum, based on the unused portion of the revolving credit facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans; (iii) a letter of credit fronting fee equal to 0.25% per annum on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses of our letter of credit issuers.

        The revolving credit facility matures five years after the closing date, term loan A matures five and one-half years after the closing date, and term loan B matures seven years after the closing date.

        Commencing with the third quarter ending after closing, term loan A will amortize (i) for the first eight quarters, in quarterly installments of 1.25% of the original principal amount thereof and (ii) thereafter in quarterly installments equal to 5.00% of the original principal amount thereof with the balance due at final maturity. Commencing with the second quarter ending after closing, term loan B will amortize in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the balance due at final maturity. We may voluntarily prepay loans or reduce commitments under our senior secured credit facilities, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty, except that certain refinancings of the term loan B credit facility within one year after the closing date will be subject to a prepayment premium of 1.0%.

        We must prepay the term loan A and term loan B with the net cash proceeds of asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under our new senior secured credit facilities unless specifically incurred to refinance a portion of our new senior secured credit facilities) and 50% of excess cash flow (such percentage to be subject to reduction based on achievement of specified senior secured leverage ratios), in each case, subject to certain reinvestment rights and other exceptions. We are also required to make prepayments under our revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the revolving credit facility exceeds the aggregate amount of commitments in respect of the revolving credit facility.

        Our obligations under our new senior secured credit facilities are guaranteed by Holdings and each of our current and future direct and indirect subsidiaries other than (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and will be secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions).

        Our new senior secured credit facilities contain customary negative covenants, including, but not limited to, restrictions on our and our restricted subsidiaries' ability to merge and consolidate with

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

25. Subsequent Event—Carlyle (Continued)

other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, amend organizational documents, or change our line of business or fiscal year. Our new senior secured credit facilities require the maintenance of a minimum interest coverage ratio and a maximum total senior secured leverage ratio on a quarterly basis, both of which are calculated with respect to Consolidated EBITDA, as defined therein. Our new senior secured credit facilities also impose an annual cap on capital expenditures (subject to certain exceptions and the ability to rollover unused amounts).

        Our new senior secured credit facilities provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, including the notes being offered hereby, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

New senior notes due 2018

        On October 1, 2010, we issued $650,000 senior notes bearing interest at 9% in a private placement offering. The notes are senior unsecured obligations and will mature on October 1, 2018. Interest on the notes will be paid on April 1 and October 1 of each year, commencing April 1, 2011.

        On and after October 1, 2014, we may redeem the notes, at our option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2014	104.50%
2015	102.25%
2016 and thereafter	100.00%

        In addition, at any time prior to October 1, 2014, we may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium (as defined in the indenture governing the Notes) as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

NBTY, Inc.
Notes to Consolidated Financial Statements (Continued)

(in thousands, except per share amounts)

25. Subsequent Event—Carlyle (Continued)

        The notes are jointly and severally irrevocably and unconditionally guaranteed by each of our subsidiaries that is a guarantor under the Credit Agreement and subordinated and uncollateralized in right of payment of all indebtedness of the Company, except any future subordinated indebtedness. The notes contain customary negative covenants including, but not limited to, restrictions on our and our restricted subsidiaries' ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, or pay dividends.

        Required principal payments of long-term debt for each of the five succeeding fiscal years ending September 30, and thereafter are as follows:

2011	$18,303
2012	27,500
2013	46,250
2014	65,000
2015	65,000
Thereafter	2,178,750

$2,400,803

26. Quarterly Results of Operations (Unaudited)

        The following is a summary of the unaudited quarterly results of operations for fiscal 2010 and 2009 (amounts may not equal fiscal year totals due to rounding):

	Quarter ended
Fiscal 2010:	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
Net sales	$751,151	$705,160	$695,856	$674,570
Gross profit	339,703	324,492	332,501	308,486
Income before income taxes	115,929	72,136	96,136	43,515
Net income	75,586	46,656	66,183	25,245
Net income per basic share	$1.21	$.74	$1.04	$.40
Net income per diluted share	$1.18	$.73	$1.03	$.39

	Quarter ended
Fiscal 2009:	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009
Net sales	$660,552	$595,553	$651,707	$674,137
Gross profit	272,049	251,909	292,467	307,086
Income before income taxes	21,088	35,615	71,146	101,119
Net income	13,475	23,070	45,917	63,266
Net income per basic share	$.22	$.37	$.74	$1.02
Net income per diluted share	$.21	$.37	$.73	$1.00

SCHEDULE II
NBTY, INC.
Valuation and Qualifying Accounts
For the years ended September 30, 2010, 2009 and 2008

Column A	Column B	Column C		Column D		Column E
		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions		Balance at end of period
Fiscal year ended September 30, 2010:
Inventory reserves	$24,097	$934	$—	$—		$25,031
Allowance for doubtful accounts	$3,723	$1,256	$822	$(226	)(a)	$5,575
Promotional program incentive allowance	$49,071	$273,910		$(266,013)		$56,968
Allowance for sales returns	$11,707	$25,203		$(27,453	)(b)	$9,457
Valuation allowance for deferred tax assets	$13,063	$1,897	$—	$(342)		$14,618
Fiscal year ended September 30, 2009:
Inventory reserves	$17,208	$6,889	$—	$—		$24,097
Allowance for doubtful accounts	$9,768	$(2,354)	$—	$(3,691	)(a)	$3,723
Promotional program incentive allowance	$43,902	$200,839	$—	$(195,670)		$49,071
Allowance for sales returns	$8,904	$31,514	$—	$(28,711	)(b)	$11,707
Valuation allowance for deferred tax assets	$8,400	$4,521	$354	$(212)		$13,063
Fiscal year ended September 30, 2008:
Inventory reserves	$14,136	$8,113	$—	$(5,041)		$17,208
Allowance for doubtful accounts	$7,617	$2,140	$11	$—	(a)	$9,768
Promotional program incentive allowance	$27,429	$157,440	$—	$(140,967)		$43,902
Allowance for sales returns	$8,499	$21,506	$—	$(21,101	)(b)	$8,904
Valuation allowance for deferred tax assets	$6,735	$1,665	$—	$—		$8,400

(a)
Uncollectible accounts written off.

(b)
Represents actual product returns.

NBTY, Inc. and Subsidiaries—Unaudited Interim Financial Statements
NBTY, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	Successor	Predecessor
	March 31, 2011	September 30, 2010
Assets
Current assets:
Cash and cash equivalents	$223,984	$346,483
Accounts receivable, net	137,648	135,377
Inventories	676,855	668,896
Deferred income taxes	27,501	40,130
Other current assets	55,122	66,990

Total current assets	1,121,110	1,257,876
Property, plant and equipment, net	495,331	391,899
Goodwill	1,230,400	335,159
Intangible assets, net	2,038,852	194,521
Other assets	111,891	21,313

Total assets	$4,997,584	$2,200,768

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$17,604	$78,158
Accounts payable	146,463	158,349
Accrued expenses and other current liabilities	183,561	172,031

Total current liabilities	347,628	408,538
Long-term debt, net of current portion	2,378,126	341,128
Deferred income taxes	762,823	38,175
Other liabilities	42,962	32,974

Total liabilities	3,531,539	820,815

Commitments and contingencies
Stockholders' equity:
Common stock, successor, $0.01 par; one thousand shares authorized, issued and outstanding at March 31, 2011	—	508
Capital in excess of par	1,551,086	186,248
(Accumulated deficit) Retained earnings	(91,045)	1,198,467
Accumulated other comprehensive income (loss)	6,004	(5,270)

Total stockholders' equity	1,466,045	1,379,953

Total liabilities and stockholders' equity	$4,997,584	$2,200,768

The accompanying notes are an integral part of these condensed consolidated financial statements.

 NBTY, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)

	Successor	Predecessor
	Three months ended March 31, 2011	Three months ended March 31, 2010
Net sales	$706,542	$705,160

Costs and expenses:
Cost of sales	377,992	380,668
Advertising, promotion and catalog	51,364	50,937
Selling, general and administrative	207,677	194,593
Merger expenses	4,991	—

Total costs and expenses	642,024	626,198

Income from operations	64,518	78,962

Other income (expense):
Interest	(70,188)	(7,616)
Miscellaneous, net	569	790

Total other income (expense)	(69,619)	(6,826)

(Loss) income before income taxes	(5,101)	72,136
Provision for income taxes	15,060	25,480

Net (loss) income	$(20,161)	$46,656

The accompanying notes are an integral part of these condensed consolidated financial statements.

 NBTY, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)

	Successor	Predecessor
	Six months ended March 31, 2011	Six months ended March 31, 2010
Net sales	$1,448,705	$1,456,311

Costs and expenses:
Cost of sales	888,057	792,116
Advertising, promotion and catalog	80,052	79,679
Selling, general and administrative	411,063	383,324
Merger expenses	43,865	—

Total costs and expenses	1,423,037	1,255,119

Income from operations	25,668	201,192

Other income (expense):
Interest	(116,788)	(15,672)
Miscellaneous, net	2,258	2,545

Total other income (expense)	(114,530)	(13,127)

(Loss) income before income taxes	(88,862)	188,065
(Benefit) provision for income taxes	(5,264)	65,823

Net (loss) income	$(83,598)	$122,242

The accompanying notes are an integral part of these condensed consolidated financial statements.

 NBTY, Inc.
Condensed Consolidated Statements of Stockholders' Equity and Comprehensive (Loss) Income
Six Months Ended March 31, 2011 and 2010
(Unaudited)
(in thousands)

	Common Stock
				(Accumulated deficit) Retained Earnings	Accumulated Other Comprehensive (Loss) Income
	Number of Shares	Amount	Capital in Excess of Par			Total Stockholders' Equity
Predecessor balance, September 30, 2010	63,444	$508	$186,248	$1,198,467	$(5,270)	$1,379,953
Purchase accounting adjustments	(63,444)	(508)	(186,248)	(1,198,467)	5,270	(1,379,953)
Components of comprehensive loss:
Net loss				(83,598)		(83,598)
Foreign currency translation adjustment and other, net of taxes					16,000	16,000
Change in fair value of interest rate and cross currency swaps, net of taxes					(9,996)	(9,996)

Comprehensive loss:						$(77,594)

Opening equity of Merger Sub	1	—		(7,447)		(7,447)
Capital contribution from Holdings			1,550,400			1,550,400
Stock-based compensation			686			686

Successor balance, March 31, 2011	1	$—	$1,551,086	$(91,045)	$6,004	$1,466,045

Predecessor balance, September 30, 2009	61,874	$495	$145,885	$984,797	$(3,352)	$1,127,825
Components of comprehensive income:
Net income				122,242		122,242
Foreign currency translation adjustment and other, net of taxes					(17,848)	(17,848)
Change in fair value of interest rate swaps, net of taxes					1,161	1,161

Comprehensive income:						$105,555

Exercise of stock options	1,428	11	9,714			9,725
Excess tax benefit from exercise of stock options			4,787			4,787
Stock-based compensation			3,611			3,611

Predecessor balance, March 31, 2010	63,302	$506	$163,997	$1,107,039	$(20,039)	$1,251,503

The accompanying notes are an integral part of these condensed consolidated financial statements.

 NBTY, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Successor	Predecessor
	Six months ended March 31, 2011	Six months ended March 31, 2010
Cash flows from operating activities:
Net (loss) income	$(83,598)	$122,242
Adjustments to reconcile net (loss) income to net cash and cash equivalents provided by operating activities:
Impairments and disposals of assets	640	6,196
Depreciation and amortization	50,813	33,758
Foreign currency transaction (gain) loss	(1,314)	130
Amortization of deferred charges	7,444	774
Write off of financing fees	20,824	—
Stock-based compensation	686	3,611
Allowance for doubtful accounts	5,467	1,866
Amortization of incremental inventory fair value	122,104	—
Inventory reserves	21,753	1,699
Deferred income taxes	(36,559)	1,447
Excess income tax benefit from exercise of stock options	—	(4,787)
Changes in operating assets and liabilities:
Accounts receivable	(5,680)	(15,717)
Inventories	(32,824)	16,286
Other assets	14,456	4,173
Accounts payable	(11,492)	(18,341)
Accrued expenses and other liabilities	10,079	4,099

Net cash provided by operating activities	82,799	157,436

Cash flows from investing activities:
Purchase of property, plant and equipment	(28,763)	(24,437)
Proceeds from sale of investments	—	2,000
Cash paid for acquisitions	(3,985,628)	(573)

Net cash used in investing activities	(4,014,391)	(23,010)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(5,078)	(35,777)
Payments for financing fees	(138,227)	—
Proceeds from borrowings	2,400,000	—
Capital contribution	1,550,400	—
Excess income tax benefit from exercise of stock options	—	4,787
Proceeds from stock options exercised	—	9,725

Net cash provided by (used in) financing activities	3,807,095	(21,265)

Effect of exchange rate changes on cash and cash equivalents	1,998	(5,257)

Net (decrease) increase in cash and cash equivalents	(122,499)	107,904
Cash and cash equivalents at beginning of period	346,483	106,001

Cash and cash equivalents at end of period	$223,984	$213,905

The accompanying notes are an integral part of these condensed consolidated financial statements.

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements

(Unaudited)
(in thousands, except per share amounts)

1. Nature of Business

        We are the leading global vertically integrated manufacturer, marketer, distributor and retailer of high-quality vitamins, nutritional supplements and related products in the United States, with operations worldwide. We market over 25,000 individual stock keeping units ("SKUs") under numerous owned and private-label brands, including Nature's Bounty®, Ester-C®, Solgar®, MET-Rx®, American Health®, Osteo Bi-Flex®, Flex-A-Min®, SISU®, Knox®, Sundown®, Rexall®, Pure Protein®, Body Fortress®, WORLDWIDE Sport Nutrition®, Natural Wealth®, Puritan's Pride®, Holland & Barrett®, GNC (UK)®, Physiologics®, Le Naturiste®, De Tuinen®, Julian Graves® and Vitamin World®.

2. Basis of Presentation

        On October 1, 2010, pursuant to an Agreement and Plan of Merger, dated as of July 15, 2010, among NBTY, Alphabet Holding Company, Inc., a Delaware corporation ("Holdings") formed by an affiliate of TC Group, L.L.C. (d/b/a The Carlyle Group) and Alphabet Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings ("Merger Sub") formed solely for the purpose of entering into the merger, Merger Sub merged with and into NBTY with NBTY as the surviving corporation (also referred herein as the "Merger" or the "Acquisition"). As a result of the Merger, NBTY became a wholly owned subsidiary of Holdings. The Acquisition was completed on October 1, 2010 (see Note 3 for further information).

        Merger Sub was determined to be the acquirer for accounting purposes and therefore, the Acquisition was accounted for using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interests. Accordingly, the purchase price of the Acquisition has been allocated to the Company's assets and liabilities based upon their estimated fair values at the acquisition date. Periods before October 1, 2010 reflect the financial position, results of operations, and changes in financial position of the Company before the Acquisition (the "Predecessor") and periods after October 1, 2010 reflect the financial position, results of operations, and changes in financial position of the Company after the Acquisition (the "Successor"). For accounting purposes, the purchase price allocation was applied on October 1, 2010.

        We have prepared these financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") applicable to interim financial information and on a basis that is consistent with the accounting principles applied in our Annual Report for the fiscal year ended September 30, 2010 ("2010 Annual Report"). In our opinion, these financial statements reflect all adjustments (including normal recurring items) necessary for a fair presentation of our results for the interim periods presented. These financial statements do not include all information or notes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with GAAP. Accordingly, these financial statements should be read in conjunction with the financial statements and notes thereto contained in our 2010 Annual Report. Results for interim periods are not necessarily indicative of results which may be achieved for a full year.

        The Company has performed an evaluation of subsequent events through May 16, 2011, which is the date the financial statements were available to be issued.

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands, except per share amounts)

2. Basis of Presentation (Continued)

Reclassifications

        Certain reclassifications were made to the prior period amounts to conform to the current period presentation. Specifically, accrued inventory purchases of $17,348 at September 30, 2010, previously included in accrued expenses and other current liabilities, were reclassified to accounts payable.

Estimates

        The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These judgments can be subjective and complex, and consequently actual results could differ materially from those estimates and assumptions. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our most significant estimates include: sales returns, promotions and other allowances; inventory valuation and obsolescence; valuation and recoverability of long-lived assets; income taxes; and accruals for the outcome of current litigation.

Accounts Receivable Reserves

        Accounts receivable are presented net of the following reserves:

	Successor	Predecessor
	March 31, 2011	September 30, 2010
Allowance for sales returns	$14,169	$9,457
Promotional programs incentive allowance	69,104	56,968
Allowance for doubtful accounts	5,467	5,575

	$88,740	$72,000

Recent Accounting Developments

        In December 2010, the Financial Accounting Standards Board ("FASB") issued authoritative guidance that updates existing disclosure requirements related to supplementary pro forma information for business combinations. Under the updated guidance, a public entity that presents comparative financial statements should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The guidance also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. This guidance became effective for us on January 1, 2011 and applies to future business combinations.

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands, except per share amounts)

2. Basis of Presentation (Continued)

        In December 2010, the FASB issued authoritative guidance that provides additional guidance on when to perform the second step of the goodwill impairment test for reporting units with zero or negative carrying amounts. Under this guidance, an entity is required to perform the second step of the goodwill impairment test for reporting units with zero or negative carrying amounts if qualitative factors indicate that it is more likely than not that a goodwill impairment exists. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. This guidance became effective for us on January 1, 2011 and did not have an impact on our consolidated financial statements.

3. Carlyle Merger

        On October 1, 2010, an affiliate of Carlyle completed its Acquisition of NBTY for $55.00 per share of NBTY's common stock, or $3,570,191, plus the repayment of NBTY's historical debt of $427,367 (which includes accrued interest and a redemption premium on the notes) and net of cash acquired of $361,609 (which includes restricted cash collateral of $15,126) for a total net purchase price of $3,635,949. The purchase price was funded through the net proceeds from our $1,750,000 senior credit facilities, the issuance of $650,000 senior notes and a cash equity contribution from Holdings.

        In connection with the Acquisition, the following transactions occurred:

  •
  investment funds affiliated with Carlyle and certain co-investors capitalized Holdings with an aggregate equity contribution of $1,550,000;

  •
  Merger Sub, a subsidiary of Holdings formed solely for the purpose of completing the Acquisition, issued $650,000 aggregate principal amount of 9% senior notes due 2018 and entered into senior credit facilities consisting of (1) senior secured term loan facilities of $1,750,000 and (2) a senior secured revolving credit facility with commitments of $250,000. (See Note 8 for information related to the subsequent refinancing of the senior credit facilities);

  •
  the Merger became effective;

  •
  at the effective time of the Merger, each share of NBTY's common stock outstanding and each restricted stock unit outstanding immediately before the effective time of the Merger was cancelled and converted into the right to receive $55.00 per share in cash, without interest, less applicable withholding tax;

  •
  at the effective time of the Merger, each outstanding and unexercised option to purchase shares of NBTY's common stock, whether or not then vested, was cancelled and entitled the holder thereof to receive a cash amount equal to the excess of $55.00 over the per-share exercise price of such option, without interest, less applicable withholding tax;

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands, except per share amounts)

3. Carlyle Merger (Continued)

  •
  NBTY's existing 7 1/8% senior subordinated notes due 2015 were satisfied and discharged and certain indebtedness of NBTY was repaid, including its existing credit facilities, its multi-currency term loan facility and mortgage; and

  •
  approximately $182,314 of fees and expenses were incurred related to the foregoing, which included capitalized financing costs of $113,144.

        We refer to the Merger, the Acquisition, the equity contribution from Holdings, the borrowings under our senior credit facilities, the issuance of the 9% senior notes and the other transactions described above collectively as the "Transactions."

        The following provides the allocation of the purchase price of the Acquisition:

Cash consideration	$3,982,432

Allocated to:
Cash and cash equivalents	346,483
Accounts receivable	135,377
Inventories	782,354
Deferred income taxes	7,457
Prepaids and other current assets	51,078
Property, plant, and equipment	493,115
Intangibles	2,053,000
Other assets	18,404
Accounts payable	(141,001)
Accrued expenses and other current liabilities	(190,459)
Deferred income taxes	(762,774)
Other liabilities	(27,601)
Debt and Capital leases	(803)

Net assets acquired	$2,764,630

Goodwill	$1,217,802

        The following provides the fair value of property, plant and equipment acquired (as of the date of the Acquisition):

	Fair Value	Depreciation and amortization period (years)
Land	$67,832
Building and leasehold improvements	216,571	4 - 40
Machinery and equipment	119,405	3 - 13
Furniture and fixtures	53,109	3 - 10
Computer equipment	18,113	3 - 5
Transportation equipment	5,844	3 - 4
Construction in progress	12,241

Total property, plant and equipment	$493,115

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands, except per share amounts)

3. Carlyle Merger (Continued)

        The following provides the fair value of identifiable intangible assets acquired (as of the date of the Acquisition):

	Fair Value	Amortization period (years)
Definite lived intangible assets:
Brands and customer relationships	$885,000	17 - 25
Tradenames and other	171,000	20 - 30

	1,056,000
Indefinite lived intangible asset:
Tradenames	997,000

Total intangible assets	$2,053,000

        The following unaudited pro forma financial information presents a summary of our consolidated net sales and net income for the three and six months ended March 31, 2010, assuming the Acquisition took place October 1, 2009:

	Three months ended March 31, 2010	Six months ended March 31, 2010
Net Sales	$705,160	$1,456,311

Net Income	$14,468	$8,839

        The above unaudited pro forma financial information has been prepared for comparative purposes only and includes certain adjustments to actual financial results, such as imputed interest costs, and estimated additional depreciation and amortization expense as a result of property, plant and equipment and intangible assets acquired. The pro forma financial information does not purport to be indicative of the results of operations that would have been achieved had the Acquisition taken place on the date indicated or the results of operations that may result in the future.

        Pro forma net income for the three months ended March 31, 2010 includes non-recurring Merger expenses of $4,991. Pro forma net income for the six months ended March 31, 2010 includes an increase in cost of sales of $122,104 relating to an increase in acquired inventory to its fair value as required under purchase accounting, which was sold during the period, as well as non-recurring Merger expenses of $89,768 which consisted of legal and professional advisory services, the acceleration of vesting of all unvested stock-based compensation, fees related to an unused bridge loan and a portion of the transaction fee paid to Carlyle.

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands, except per share amounts)

4. Inventories

        The components of inventories are as follows:

	Successor	Predecessor
	March 31, 2011	September 30, 2010
Raw materials	$151,024	$142,228
Work-in-process	21,476	23,654
Finished goods	504,355	503,014

Total	$676,855	$668,896

5. Goodwill and Intangible Assets

Goodwill

        The changes in the carrying amount of goodwill by segment for the six months ended March 31, 2011, are as follows:

	Wholesale/ U.S. Nutrition	European Retail	Direct Response/ E-Commerce	North American Retail	Consolidated
Predecessor balance at September 30, 2010	$182,414	$136,640	$16,105	$—	$335,159
Elimination of predecessor goodwill	(182,414)	(136,640)	(16,105)	—	(335,159)
Purchase accounting adjustments	609,996	282,077	317,985	7,744	1,217,802

Successor balance October 1, 2010	609,996	282,077	317,985	7,744	1,217,802
Acquisition	1,419				1,419
Foreign currency translation	5,168	6,011	—	—	11,179

Successor balance at March 31, 2011	$616,583	$288,088	$317,985	$7,744	$1,230,400

Intangible Assets

        The carrying amounts of intangible assets are as follows:

	Successor		Predecessor
	March 31, 2011		September 30, 2010
	Gross carrying amount	Accumulated amortization	Gross carrying amount	Accumulated amortization	Amortization period (years)
Definite lived intangible assets:
Brands and customer relationships	$886,666	$19,239	$282,198	$99,026	17 - 25
Tradenames and other	172,676	3,044	20,860	11,311	20 - 30

	1,059,342	22,283	303,058	110,337
Indefinite lived intangible assets:
Tradenames	1,001,793	—	1,800	—

Total intangible assets	$2,061,135	$22,283	$304,858	$110,337

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands, except per share amounts)

5. Goodwill and Intangible Assets (Continued)

        Aggregate amortization expense of definite lived intangible assets included in the consolidated statements of income in selling, general and administrative expenses for the three months ended March 31, 2011 and 2010 was $10,948 and $3,987, respectively. Amortization expense for the six months ended March 31, 2011 and 2010 was $22,400 and $7,987, respectively.

        Assuming no changes in our definite lived intangible assets, estimated amortization expense for each of the five succeeding fiscal years is $44,652 per year.

6. Merger Expenses

        For the six months ended March 31, 2011, Merger expenses consist of $15,660 in financing costs associated with an unused bridge loan, $14,324 for a portion of the transaction fee paid to Carlyle and $13,881 of other Merger related costs.

7. Accrued Expenses and Other Current Liabilities

        The components of accrued expenses and other current liabilities are as follows:

	Successor	Predecessor
	March 31, 2011	September 30, 2010
Accrued compensation and related taxes	$32,883	$42,235
Interest	29,290	6,774
Income taxes payable	28,553	14,513
Accrued audit and professional fees	1,861	23,298
Other	90,974	85,211

	$183,561	$172,031

        Accrued audit and professional fees at September 30, 2010 includes $21,647 related to the Merger.

8. Long-Term Debt

        The components of long-term debt are as follows:

	Successor	Predecessor
	March 31, 2011	September 30, 2010
Senior Credit Facilities:
Term loan B-1	$1,745,625	$—
Revolving credit facility	—	—
Notes	650,000	189,014
$300 million, five-year Term loan	—	214,343
Multi-currency Term loan	—	15,126
Mortgage and Capital leases	105	803

	2,395,730	419,286
Less: current portion	17,604	78,158

Total	$2,378,126	$341,128

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

8. Long-Term Debt (Continued)

Senior credit facilities

        On October 1, 2010 (the "Closing Date"), we entered into our senior credit facilities consisting of a $250,000 revolving credit facility, a $250,000 term loan A and a $1,500,000 term loan B. The term loan facilities were used to fund, in part, the Transactions.

        On March 1, 2011 (the "Refinancing Date"), NBTY, Holdings, Barclays Bank PLC, as administrative agent, and several other lenders entered into the First Amendment and Refinancing Agreement to the Credit Agreement (the "Refinancing") pursuant to which we repriced our loans and amended certain other terms under our existing Credit Agreement. Under the terms of the Refinancing, the original $250,000 term loan A and $1,500,000 term loan B were replaced with a new $1,750,000 term loan B-1 and the $250,000 revolving credit facility was modified to $200,000. Borrowings under term loan B-1 bear interest at a floating rate which can be, at our option, either (i) Eurodollar rate plus an applicable margin, or (ii) base rate plus an applicable margin, in each case, subject to a Eurodollar rate floor of 1.00% or a base rate floor of 2.00%, as applicable. The applicable margin for term loan B-1 and the revolving credit facility is 3.25% per annum for Eurodollar loans and 2.25% per annum for base rate loans, with a step-down in rate for the revolving credit facility upon the achievement of a certain total senior secured leverage ratio. Substantially all other terms are consistent with the original term loan B, including the amortization schedule of term loan B-1 and maturity dates. The revolving portion of our senior credit facilities was undrawn during the six months ended March 31, 2011. We intend to fund working capital and general corporate purposes, including permitted acquisitions and other investments, with cash flows from operations as well as borrowings under our revolving credit facility.

        The following fees are applicable under the revolving credit facility: (i) an unused line fee of 0.50% per annum, based on the unused portion of the revolving credit facility; (ii) a letter of credit participation fee on the aggregate stated amount of each letter of credit available to be drawn equal to the applicable margin for Eurodollar rate loans; (iii) a letter of credit fronting fee equal to 0.25% per annum on the daily amount of each letter of credit available to be drawn; and (iv) certain other customary fees and expenses of our letter of credit issuers.

        The revolving credit facility matures five years after the Closing Date and term loan B-1 matures seven years after the Closing Date.

        Commencing with the third quarter ending after the Closing Date, term loan B-1 amortizes in equal quarterly installments in an amount equal to 1.00% per annum of the original principal amount thereof, with the balance due at final maturity. We may voluntarily prepay loans or reduce commitments under our senior credit facilities, in whole or in part, subject to minimum amounts, with prior notice but without premium or penalty, except that certain refinancings of the term loan B-1 credit facility within one year after the Refinancing Date will be subject to a prepayment premium of 1.00%.

        We must prepay term loan B-1 with the net cash proceeds of asset sales, casualty and condemnation events, the incurrence or issuance of indebtedness (other than indebtedness permitted to be incurred under our senior credit facilities unless specifically incurred to refinance a portion of our senior credit facilities) and 50% of excess cash flow (such percentage subject to reduction based on

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

8. Long-Term Debt (Continued)

achievement of specified senior secured leverage ratios), in each case, subject to certain reinvestment rights and other exceptions. We are also required to make prepayments under our revolving credit facility at any time when, and to the extent that, the aggregate amount of the outstanding loans and letters of credit under the revolving credit facility exceeds the aggregate amount of commitments in respect of the revolving credit facility.

        Our obligations under our senior credit facilities are guaranteed by Holdings and each of our current and future direct and indirect subsidiaries other than (i) foreign subsidiaries, (ii) unrestricted subsidiaries, (iii) non-wholly owned subsidiaries, (iv) certain receivables financing subsidiaries, (v) certain immaterial subsidiaries and (vi) certain holding companies of foreign subsidiaries, and will be secured by a first lien on substantially all of their assets, including capital stock of subsidiaries (subject to certain exceptions).

        Our senior credit facilities contain customary negative covenants, including, but not limited to, restrictions on our and our restricted subsidiaries' ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, optionally prepay or modify terms of certain junior indebtedness, enter into transactions with affiliates, amend organizational documents, or change our line of business or fiscal year. We were in compliance with all covenants under the senior credit facilities at March 31, 2011. In addition, our senior credit facilities require the maintenance of a maximum total senior secured leverage ratio on a quarterly basis, calculated with respect to Consolidated EBITDA, as defined therein, if at any time amounts are outstanding under the revolving credit facility, including swingline loans and letters of credit. During the six months ended March 31, 2011, no amounts were outstanding under the revolving credit facility. All other financial covenants required by the original senior credit facility were removed as part of the Refinancing.

        Our senior credit facilities provide that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, voluntary and involuntary bankruptcy proceedings, material money judgments, material ERISA/pension plan events, certain change of control events and other customary events of default.

        As a result of the Refinancing, $20,823 of previously capitalized deferred financing costs were expensed. In addition, $2,394 of the call premium on term loan B and termination costs on interest rate swap contracts of $1,525 were expensed. Financing costs capitalized in connection with the Refinancing of $24,320, consisting of bank fees of approximately $11,714 and the remaining portion of the call premium on term loan B of $12,606, will be amortized over the remaining term using the effective interest rate method.

Notes

        On October 1, 2010, NBTY issued $650,000 senior notes bearing interest at 9% in a private placement. The Notes are senior unsecured obligations and will mature on October 1, 2018. Interest on the Notes will be paid on April 1 and October 1 of each year, and commenced on April 1, 2011.

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

8. Long-Term Debt (Continued)

        On and after October 1, 2014, we may redeem the Notes, at our option, in whole at any time or in part from time to time, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2014	104.50%
2015	102.25%
2016 and thereafter	100.00%

        In addition, at any time prior to October 1, 2014, we may redeem the Notes at our option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium (as defined in the indenture governing the Notes) as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        The Notes are jointly and severally irrevocably and unconditionally guaranteed by each of our subsidiaries that is a guarantor under the Credit Agreement and subordinated and uncollateralized in right of payment of all indebtedness of the Company, except any future indebtedness that is expressly subordinated to the Notes. The Notes contain certain customary covenants including, but not limited to, restrictions on our and our restricted subsidiaries' ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, or pay dividends. We were in compliance with all covenants under the Notes at March 31, 2011.

9. Litigation Summary

Sale of the Company

        On July 22, 2010 and on August 10, 2010, respectively, plaintiffs filed two actions, captioned Philip Gottlieb v. NBTY, Inc., et al, ("Gottlieb"), and Bredthauer v. NBTY, Inc., et al., ("Bredthauer"), each as a purported class action against the Company, the members of its Board of Directors, The Carlyle Group and certain Carlyle-related entities (The Carlyle Group and the Carlyle-related entities, collectively, the "Carlyle Group"), challenging the Board of Directors' decision to sell the Company to the Carlyle Group for the price of $55 per share. The complaint, in each of these cases, alleged that this price per share did not represent fair value for the Company and sought to enjoin the anticipated sale and to invalidate certain related transactions. The Bredthauer lawsuit, filed in the Supreme Court of the State of New York, County of Suffolk, was dismissed by Plaintiff. Plaintiff then joined in the Gottlieb lawsuit, filed in the Supreme Court of the State of New York, County of Nassau. On January 11, 2011, the parties entered into a stipulation of settlement providing for the proposed settlement and dismissal with prejudice of the remaining action, which was subject to, among other things, court approval following notice to the members of the putative class. Following notice to the class, the court approved the

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

9. Litigation Summary (Continued)

settlement on April 27, 2011, dismissing the action with prejudice and directing the payment of certain attorneys' fees and expenses.

Stock Purchases

        On May 11, 2010, a putative class-action, captioned John F. Hutchins v. NBTY, Inc., et al, was filed in the United States District Court, Eastern District of New York, against NBTY and certain officers, claiming that the defendants made false material statements, or concealed adverse material facts, for the purpose of causing members of the class to purchase NBTY stock at allegedly artificially inflated prices. An amended complaint was served on February 1, 2011. The Company moved to dismiss the amended complaint on March 18, 2011 and that motion is pending. We believe the claims to be without merit and intend to vigorously defend this action. At this time, however, no determination can be made as to the ultimate outcome of the litigation or the amount of liability, if any, on the part of any of the defendants.

Nutrition Bars

        Our subsidiary, Rexall Sundown, Inc. ("Rexall"), and certain of its subsidiaries, are defendants in a class-action lawsuit, captioned Jamie Pesek, et al. v. Rexall Sundown, Inc., et al., brought in California Superior Court, County of San Francisco in 2002 on behalf of all California consumers who bought various nutrition bars. Plaintiffs allege misbranding of nutrition bars and violations of California unfair competition statutes, misleading advertising and other similar causes of action. Plaintiffs seek restitution, legal fees and injunctive relief. We believe this lawsuit to be without merit and have defended this action vigorously. In December 2007, with Rexall's and the other defendants' renewed motion for judgment on the pleadings pending, the Court stayed the case for all purposes, pending rulings on relevant cases before the California Supreme Court. Following resolution of such cases, the Court lifted the stay and discovery has resumed. Based upon the information currently available, no determination can be made at this time as to the final outcome of this case, nor can its materiality be accurately ascertained.

FTC Investigation of Certain Children's Multi Vitamin and Mineral Products

        In letters dated July 22, 2010, the Division of Advertising Practices of the FTC informed us of a non-public FTC investigation of certain allegedly false or unsubstantiated, or both, advertising statements regarding certain children's multiple vitamin and mineral products sold by us. The letters, which included a proposed Complaint and Judgment and Order for Permanent Injunction and Other Relief, indicated that the FTC may seek injunctive and other relief against us. On October 26, 2010, NBTY signed a proposed agreement with the FTC to resolve this matter. On March 22, 2011, the FTC issued a Decision and Order approving that proposed settlement. Pursuant to that Order, NBTY subsequently paid $2,100 (which we accrued as of September 30, 2010) to the FTC. The money paid is to be used in the first instance for equitable relief, including restitution to consumers. The Order also required NBTY to agree to certain advertising restrictions and requirements.

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

9. Litigation Summary (Continued)

Employment Class Actions

        On or about July 7, 2010, a putative class action captioned Hamilton and Taylor v. Vitamin World, Inc. was filed against one of our subsidiaries in the Alameda Superior Court, California. Plaintiffs seek to represent a class of employees in connection with several causes of action alleges: (1) failure to pay overtime and regular wages; (2) failure to provide meal periods; (3) failure to provide rest periods; (4) unfair competition; (5) failure to pay wages due upon termination; and (6) failure to furnish accurate itemized wage statements. Plaintiffs describe the class as all non-exempt current and former employees of Vitamin World Stores in California. To date, the Plaintiffs have filed an amended complaint and discovery has been initiated. The Company challenges the validity of the claims and intends to vigorously defend this action. At this time, however, no determination can be made as to the ultimate outcome of the litigation or the amount of liability, if any, on the part of the defendant. In addition, on or about October 27, 2010, a different set of plaintiffs filed an action captioned Hickman v. Vitamin World, Inc. in Solano County Superior Court, California. Vitamin World filed a demurrer and motion to abate that action because it is identical to the instant Hamilton complaint and the parties have agreed to dismiss the Hickman action.

        On or about April 8, 2010, a putative class action captioned Dirickson v. NBTY Acquisition, LLC, NBTY Manufacturing, LLC, NBTY, Inc., and Volt Management Corporation ("Volt") was filed against the Company and certain subsidiaries in the Superior Court of California, County of Los Angeles. Volt is not related to the Company. Plaintiff seeks to represent a class of employees in connection with several causes of action: (1) alleged failure to pay missed meal periods; (2) alleged failure to pay wages when due; (3) alleged failure to furnish accurate itemized wage statements; and (4) alleged unfair competition. The Complaint seeks damages on behalf of all non-exempt employees within the State of California who worked for Volt or any of the NBTY entities between April 8, 2006 and April 8, 2010 (the "Class Period"). In June 2010, Volt filed a motion to compel arbitration, and the NBTY entities joined the motion insofar as it sought to arbitrate Dirickson's claims against Volt. On August 11, 2010, the Court issued an order regarding Volt's Motion to Compel Arbitration, directing arbitrations of the claims against Volt, and of only those claims against the NBTY entities as to which the Volt arbitration agreement applied. The remaining claims against NBTY entities were to go forward in the civil case. The NBTY entities have entered into settlement discussions with the plaintiffs, and those discussions are ongoing. Until such settlement is finalized, however, no determination can be made as to the ultimate outcome of the litigation or the amount of liability, if any, on the part of the defendant.

Claims in the Ordinary Course

        In addition to the foregoing, other regulatory inquiries, claims, suits and complaints (including product liability, intellectual property and Proposition 65 claims) arise from time to time in the ordinary course of our business. We believe that such other inquiries, claims, suits and complaints would not have a material adverse effect on our consolidated financial condition or results of operations, if adversely determined against us.

10. Income Taxes

        Our provision for income taxes is impacted by a number of factors, including federal taxes, our international tax structure, state tax rates in the jurisdictions where we conduct business, and our ability

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

10. Income Taxes (Continued)

to utilize state tax credits that expire between 2013 and 2016. Therefore, our overall effective income tax rate could vary as a result of these factors.

        The effective income tax rate for the three months ended March 31, 2011 was (295.2%). The effective income tax rate for the six months ended March 31, 2011 was 5.9%, which reflects the current estimate of our full year projected effective income tax rate, net of items that only impact the current or prior quarters. The effective income tax rate for the three and six months ended March 31, 2010 was 35.3% and 35.0%, respectively. Our effective income tax rate for the three and six months ended March 31, 2011 is lower than the statutory rate and the prior comparable periods primarily due to the worldwide pre-tax loss for the six months ended March 31, 2011, which included a domestic loss for which federal and state tax benefits have been recognized as well as our international tax structure.

        We accrue interest and penalties related to unrecognized tax benefits in income tax expense. This methodology is consistent with previous periods. At March 31, 2011, we had $1,494 and $551 accrued for the potential payment of interest and penalties, respectively. As of March 31, 2011, we were subject to U.S. federal income tax examinations for the tax years 2007-2010, and to non-U.S. examinations for the tax years of 2005-2010. In addition, we are generally subject to state and local examinations for fiscal years 2007-2010.

        At March 31, 2011, we had a liability of $9,626 for unrecognized tax benefits, the recognition of which would have an effect of $7,004 on income tax expense and the effective income tax rate. We do not believe that the amount will change significantly in the next 12 months. At this time, we are unable to make a reasonably reliable estimate of the timing of payments in individual years beyond 12 months due to uncertainties in the timing of tax audit outcomes.

11. Stockholder's Equity

        In connection with the Merger, each of the outstanding shares of NBTY common stock was converted into the right to receive cash consideration of $55.00 per share (see Note 3 for further information). As of October 1, 2010, Holdings owns 100% of NBTY's issued and outstanding common stock.

        During December 2010, Holdings made an additional capital contribution of $400.

        The opening accumulated deficit of Merger Sub consists of acquisition related expenses incurred prior to October 1, 2010.

12. Comprehensive Income (Loss)

	Successor	Predecessor	Successor	Predecessor
	Three months ended March 31,	Three months ended March 31,	Six months ended March 31,	Six months ended March 31,
	2011	2010	2011	2010
Net (loss) income, as reported	$(20,161)	$46,656	$(83,598)	$122,242
Foreign currency translation adjustments, net of taxes	29,520	(19,012)	16,000	(17,848)
Change in fair value of swaps, net of taxes	(6,408)	361	(9,996)	1,161

Total comprehensive income (loss)	$2,951	$28,005	$(77,594)	$105,555

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

13. Fair Value of Financial Instruments

        GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

  •
  Level 1 – Quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

        The following table summarizes liabilities measured at fair value on a recurring basis at March 31, 2011:

Assets (liabilities):	Level 1	Level 2	Level 3
Interest rate swaps receivable (included in other assets)	$—	$56	$—
Cross currency swaps (included in other liabilities)	$—	$—	$(16,337)

        The Company's swap contracts are measured at fair value based on a market approach valuation technique. With the market approach, fair value is derived using prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Although non-performance risk of the Company and the counterparty is present in all swap contracts and is a component of the estimated fair values, we do not view non-performance risk to be a significant input to the fair value for the interest rate swap contracts. However, with respect to our cross currency swap contracts, we believe that non-performance risk is higher; therefore the Company classifies these swap contracts as "level 3" in the fair value hierarchy and, accordingly, records estimated fair value adjustments based on internal projections and views of those contracts.

        The following table shows the activity related to net investment hedges for the three and six months ended March 31, 2011:

	Successor	Successor
	Three months ended March 31, 2011	Six months ended March 31, 2011
Beginning balance:	$(3,215)	$—
Unrealized (loss) on hedging instruments	(13,122)	(16,337)

Ending balance:	$(16,337)	$(16,337)

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

13. Fair Value of Financial Instruments (Continued)

Interest Rate Swaps

        To manage the potential risk arising from changing interest rates and their impact on long-term debt, our policy is to maintain a combination of available fixed and variable rate financial instruments. During December 2010, we entered into three interest rate swap contracts that were subsequently terminated in connection with the Refinancing, resulting in a termination payment of $1,525. During March 2011, we entered into three interest rate swap contracts to fix the LIBOR indexed interest rates on a portion of our senior credit facility until the indicated expiration dates of these swap contracts. Each swap contract has an initial notional amount of $333,333 (for a total of one billion dollars), with a fixed interest rate of 1.92% for a four-year term. The notional amount of each swap decreases to $266,666 in December 2012 and decreases to $166,666 in December 2013 and has a maturity date of December 2014. Under the terms of the swap contracts, variable interest payments for a portion of our senior credit facility are swapped for fixed interest payments. These interest rate swap contracts were designated as a cash flow hedge of the variable interest payments on a portion of our term loan debt. Hedge effectiveness will be assessed based on the overall changes in the fair value of the interest rate swap contracts. Any potential ineffectiveness is measured using the hypothetical derivative method. Any ineffectiveness will be recognized in current earnings. Hedge ineffectiveness from inception to March 31, 2011 was insignificant.

Cross Currency Swaps

        To manage the potential exposure from adverse changes in currency exchange rates, specifically the British pound, arising from our net investment in British pound denominated operations, during December 2010, we entered into three cross currency swap contracts to hedge a portion of the net investment in our British pound denominated foreign operations. The aggregate notional amount of the swap contracts is 194,200 British pounds (approximately $301,000 U.S. dollars), with a forward rate of 1.56, and a termination date of September 30, 2017.

        These cross currency contracts were designated as a net investment hedge to the net investment in our British pound denominated operations. Hedge effectiveness is assessed based on the overall changes in the fair value of the cross currency swap contracts. Any potential hedge ineffectiveness is measured using the hypothetical derivative method and is recognized in current earnings. Hedge ineffectiveness from inception to March 31, 2011 was insignificant.

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

13. Fair Value of Financial Instruments (Continued)

        The following table shows the effect of the Company's derivative instruments designated as cash flow and net investment hedging instruments for the three and six months ended March 31, 2011:

	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)		Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)
	Successor	Successor	Successor	Successor
	Three months ended 31, 2011	Six months ended March 31, 2011	Three months ended March 31, 2011	Six months ended March 31, 2011
Cash Flow Hedges:
Interest rate swaps	$10	$(2,990)	$(25)	$(3,025)
Net Investment Hedges:
Cross currency swaps	$(8,057)	$(10,031)	$—	$—

Total	$(8,047)	$(13,021)	$(25)	$(3,025)

Notes

        The fair value of the Notes, based on then quoted market prices, was $708,500 at March 31, 2011.

14. Business and Credit Concentration

Financial Instruments

        Financial instruments that potentially subject us to credit risk consist primarily of cash and cash equivalents (the amounts of which may, at times, exceed Federal Deposit Insurance Corporation limits on insurable amounts), investments and trade accounts receivable. We mitigate our risk by investing in or through major financial institutions.

Customers

        We perform on-going credit evaluations of our customers and adjust credit limits based upon payment history and the customers' current creditworthiness, as determined by review of their current credit information. Customers' account activity is continuously monitored. As a result of this review process, we record bad debt expense, which is based upon historical experience as well as specific customer collection issues that have been identified, to adjust the carrying amount of the related receivable to its estimated realizable value. While such bad debt expenses historically have been within expectations and the allowances established, if the financial condition of one or more of our customers were to deteriorate, additional bad debt provisions may be required.

        One customer represented 27% and 30% of the Wholesale/U.S. Nutrition segment's net sales for the three months ended March 31, 2011 and 2010, respectively. It also represented 15% and 18% of consolidated net sales for the three months ended March 31, 2011 and 2010, respectively. This customer also represented 26% and 28% of the Wholesale/U.S. Nutrition segment's net sales for the six months ended March 31, 2011 and 2010, respectively. It also represented 15% and 17% of consolidated net sales for the six months ended March 31, 2011 and 2010, respectively. The loss of this customer, or any one of our other major customers, would have a material adverse effect on our results of operations if we were unable to replace that customer.

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

14. Business and Credit Concentration (Continued)

        The following customers accounted for the following percentages of the Wholesale/U.S. Nutrition segment's gross accounts receivable as of March 31, 2011 and September 30, 2010, respectively:

	Successor	Predecessor
	March 31, 2011	September 30, 2010
Customer A	20%	21%
Customer B	10%	9%

15. Supplemental Disclosure of Cash Flow Information

	Successor	Predecessor
	Six months ended March 31, 2011	Six months ended March 31, 2010
Non-cash investing and financing information:
Property, plant and equipment additions included in accounts payable	$1,258	$1,717

16. Segment Information

        We are organized by sales segments on a worldwide basis. We evaluate performance based on a number of factors; however, the primary measures of performance are the net sales and income or loss from operations (before corporate allocations) of each segment, as these are the key performance indicators that we review. Operating income or loss for each segment does not include the impact of any intercompany transfer pricing mark-up, corporate general and administrative expenses, interest expense and other miscellaneous income/expense items. Corporate general and administrative expenses include, but are not limited to: human resources, legal, finance, and various other corporate level activity related expenses. Such unallocated expenses remain within Corporate.

        All our products fall into one or more of these four segments:

  •
  Wholesale/U.S. Nutrition – This segment sells products under various brand names and third-party private labels, each targeting specific market groups which include virtually all major mass merchandisers, club stores, drug store chains and supermarkets. This segment also sells products to independent pharmacies, health food stores, the military and other retailers.

  •
  European Retail – This segment generates revenue through its 638 Holland & Barrett stores (including seven franchised stores in Singapore, one franchised store in each of South Africa, Malta, Hungary and United Arab Emirates and four franchised stores in Cyprus), 255 Julian Graves stores and 48 GNC (UK) stores in the U.K., 98 De Tuinen stores (including 11 franchised locations) in the Netherlands and 39 Nature's Way stores in Ireland. Such revenue consists of sales of proprietary brand and third-party products as well as franchise fees.

  •
  Direct Response/E-Commerce – This segment generates revenue through the sale of proprietary brand and third-party products primarily through mail order catalog and internet. Catalogs are strategically mailed to customers who order by mail, internet, or by phone.

  •
  North American Retail – This segment generates revenue through its 446 owned and operated Vitamin World stores selling proprietary brand and third-party products and through its Canadian operation of 81 owned and operated Le Naturiste stores.

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

16. Segment Information (Continued)

        The following table represents key financial information of our business segments:

	Wholesale/ U.S. Nutrition	European Retail	Direct Response/ E-Commerce	North American Retail	Corporate/ Manufacturing	Consolidated
Successor
Three months ended March 31, 2011:
Net sales	$404,104	$179,007	$65,608	$57,823	$—	$706,542
Income (loss) from operations	42,572	29,071	14,156	2,038	(23,319)	64,518
Depreciation and amortization	9,766	4,313	2,652	898	8,035	25,664
Capital expenditures	206	5,676	—	220	10,320	16,422
Six months ended March 31, 2011:
Net sales	$861,067	$350,556	$125,723	$111,359	$—	$1,448,705
Income (loss) from operations	136,624	57,612	29,056	3,913	(201,537)	25,668
Depreciation and amortization	18,637	7,867	5,326	1,658	17,325	50,813
Capital expenditures	341	11,985	27	781	15,629	28,763

Predecessor
Three months ended March 31, 2010:
Net sales	$426,575	$159,013	$64,803	$54,769	$—	$705,160
Income (loss) from operations	55,454	25,880	18,013	451	(20,836)	78,962
Depreciation and amortization	3,659	3,458	1,206	622	7,866	16,811
Capital expenditures	947	9,276	11	659	3,661	14,554
Six months ended March 31, 2010:
Net sales	$897,688	$335,008	$117,388	$106,227	$—	$1,456,311
Income (loss) from operations	141,692	60,524	34,401	2,523	(37,948)	201,192
Depreciation and amortization	7,331	7,084	2,412	1,331	15,600	33,758
Capital expenditures	1,086	13,380	41	1,094	8,836	24,437

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

16. Segment Information (Continued)

        Net sales by location of customer:

	Successor	Predecessor	Successor	Predecessor
	Three months ended March 31, 2011	Three months ended March 31, 2010	Six months ended March 31, 2011	Six months ended March 31, 2010
United States	$441,055	$463,883	$930,107	$960,138
United Kingdom	170,650	152,809	330,215	318,522
Canada	25,659	25,909	52,612	54,484
Netherlands	19,903	16,577	40,192	34,861
Ireland	8,575	6,301	16,453	12,142
Other foreign countries	40,700	39,681	79,126	76,164

Consolidated net sales	$706,542	$705,160	$1,448,705	$1,456,311

        Total assets by segment:

	Successor	Predecessor
	March 31, 2011	September 30, 2010
Wholesale/U.S. Nutrition	$2,529,076	$917,026
European Retail	878,482	424,065
Direct Response/E-Commerce	783,120	54,404
North American Retail	106,393	32,782
Corporate/Manufacturing	700,513	772,491

Consolidated assets	$4,997,584	$2,200,768

        Approximately 32% and 30% of our net sales during the six months ended March 31, 2011 and 2010, respectively, were denominated in currencies other than U.S. dollars, principally the British pound, the euro and the Canadian dollar. A significant weakening of such currencies versus the U.S. dollar could have a material adverse effect on our results of operations.

        Foreign subsidiaries accounted for the following percentages of total assets and total liabilities:

	Successor	Predecessor
	March 31, 2011	September 30, 2010
Total Assets	25%	26%
Total Liabilities	3%	16%

17. Condensed Consolidating Financial Statements of Guarantors

        The 9% senior notes due 2018 were issued by NBTY and are guaranteed by each of its current and future direct and indirect subsidiaries, subject to certain exceptions. These guarantees are full,

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

17. Condensed Consolidating Financial Statements of Guarantors (Continued)

unconditional and joint and several. The following condensed consolidating financial information presents:

  1.
  Condensed consolidating financial statements as of March 31, 2011 and September 30, 2010 and for the three and six months ended March 31, 2011 and 2010 of (a) NBTY, Inc., the parent and issuer, (b) the guarantor subsidiaries, (c) the non-guarantor subsidiaries and (d) the Company on a consolidated basis; and

  2.
  Elimination entries necessary to consolidate NBTY, Inc., the parent, with guarantor and non-guarantor subsidiaries.

        The condensed consolidating financial statements are presented using the equity method of accounting for investments in wholly-owned subsidiaries. Under this method, the investments in subsidiaries are recorded at cost and adjusted for our share of the subsidiaries' cumulative results of operations, capital contributions, distributions and other equity changes. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. This financial information should be read in conjunction with the financial statements and other notes related thereto.

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

17. Condensed Consolidating Financial Statements of Guarantors (Continued)

Successor
Condensed Consolidating Balance Sheet
As of March 31, 2011

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$133,984	$—	$90,000	$—	$223,984
Accounts receivable, net	—	107,603	30,045	—	137,648
Intercompany	1,636,007	—	89,458	(1,725,465)	—
Inventories	—	514,411	162,444	—	676,855
Deferred income taxes	—	26,847	654	—	27,501
Other current assets	—	28,660	26,462	—	55,122

Total current assets	1,769,991	677,521	399,063	(1,725,465)	1,121,110
Property, plant and equipment, net	50,715	296,357	148,259	—	495,331
Goodwill	—	813,724	416,676	—	1,230,400
Intangible assets, net	—	1,664,797	374,055	—	2,038,852
Other assets	—	111,831	60	—	111,891
Intercompany loan receivable	346,580	40,733	—	(387,313)	—
Investments in subsidiaries	2,482,755	—	—	(2,482,755)	—

Total assets	$4,650,041	$3,604,963	$1,338,113	$(4,595,533)	$4,997,584

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$17,499	$—	$105	$—	$17,604
Accounts payable	—	92,668	53,795	—	146,463
Intercompany	—	1,725,465	—	(1,725,465)	—
Accrued expenses and other current liabilities	—	151,581	31,980	—	183,561

Total current liabilities	17,499	1,969,714	85,880	(1,725,465)	347,628
Intercompany loan payable	—	—	387,313	(387,313)	—
Long-term debt, net of current portion	2,378,126	—	—	—	2,378,126
Deferred income taxes	758,354	—	4,469	—	762,823
Other liabilities	30,017	1,129	11,816	—	42,962

Total liabilities	3,183,996	1,970,843	489,478	(2,112,778)	3,531,539
Commitments and contingencies
Stockholders' Equity:
Common stock	—	—	—	—	—
Capital in excess of par	1,551,086	352,012	301,273	(653,285)	1,551,086
Accumulated deficit	(91,045)	1,282,108	528,065	(1,810,173)	(91,045)
Accumulated other comprehensive loss	6,004	—	19,297	(19,297)	6,004

Total stockholders' equity	1,466,045	1,634,120	848,635	(2,482,755)	1,466,045

Total liabilities and stockholders' equity	$4,650,041	$3,604,963	$1,338,113	$(4,595,533)	$4,997,584

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

17. Condensed Consolidating Financial Statements of Guarantors (Continued)

Predecessor
Condensed Consolidating Balance Sheet
As of September 30, 2010

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$281,457	$—	$65,026	$—	$346,483
Accounts receivable, net	—	107,007	28,370	—	135,377
Intercompany	—	459,164	777,375	(1,236,539)	—
Inventories	—	533,360	135,536	—	668,896
Deferred income taxes	—	39,488	642	—	40,130
Other current assets	—	19,162	47,828	—	66,990

Total current assets	281,457	1,158,181	1,054,777	(1,236,539)	1,257,876
Property, plant and equipment, net	34,850	231,865	125,184	—	391,899
Goodwill	—	197,701	137,458	—	335,159
Intangible assets, net	—	171,164	23,357		194,521
Other assets	—	20,376	937		21,313
Intercompany loan receivable	336,310	40,733	—	(377,043)	—
Investments in subsidiaries	2,388,648	—	—	(2,388,648)	—

Total assets	$3,041,265	$1,820,020	$1,341,713	$(4,002,230)	$2,200,768

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$62,658	$—	$15,500	$—	$78,158
Accounts payable	—	105,073	53,276	—	158,349
Intercompany	1,236,539	—	—	(1,236,539)	—
Accrued expenses and other current liabilities	—	130,965	41,066	—	172,031

Total current liabilities	1,299,197	236,038	109,842	(1,236,539)	408,538
Intercompany loan payable	—	—	377,043	(377,043)	—
Long-term debt, net of current portion	317,252	—	23,876	—	341,128
Deferred income taxes	33,897	—	4,278	—	38,175
Other liabilities	10,966	3,010	18,998	—	32,974

Total liabilities	1,661,312	239,048	534,037	(1,613,582)	820,815
Commitments and contingencies
Stockholders' Equity:
Common stock	508	—	—	—	508
Capital in excess of par	186,248	352,016	301,271	(653,287)	186,248
Retained earnings	1,198,467	1,228,956	513,456	(1,742,412)	1,198,467
Accumulated other comprehensive loss	(5,270)	—	(7,051)	7,051	(5,270)

Total stockholders' equity	1,379,953	1,580,972	807,676	(2,388,648)	1,379,953

Total liabilities and stockholders' equity	$3,041,265	$1,820,020	$1,341,713	$(4,002,230)	$2,200,768

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

17. Condensed Consolidating Financial Statements of Guarantors (Continued)

Successor
Condensed Consolidating Statement of Income
Three Months Ended March 31, 2011

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$505,557	$233,369	$(32,384)	$706,542

Costs and expenses:
Cost of sales	—	308,944	101,432	(32,384)	377,992
Advertising, promotion and catalog	—	43,177	8,187	—	51,364
Selling, general and administrative	18,284	98,568	90,825	—	207,677
Merger expenses	4,983	—	8	—	4,991

	23,267	450,689	200,452	(32,384)	642,024

(Loss) income from operations	(23,267)	54,868	32,917	—	64,518

Other income (expense):
Equity in income of subsidiaries	57,701	—	—	(57,701)	—
Intercompany interest	2,574	—	(2,574)	—	—
Interest	(70,184)	—	(4)	—	(70,188)
Miscellaneous, net	101	2,060	(1,592)	—	569

	(9,808)	2,060	(4,170)	(57,701)	(69,619)

(Loss) income before income taxes	(33,075)	56,928	28,747	(57,701)	(5,101)
(Benefit) provision for income taxes	(12,915)	19,926	8,049	—	15,060

Net (loss) income	$(20,160)	$37,002	$20,698	$(57,701)	$(20,161)

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

17. Condensed Consolidating Financial Statements of Guarantors (Continued)

Predecessor
Condensed Consolidating Statement of Income
Three Months Ended March 31, 2010

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$516,392	$206,568	$(17,800)	$705,160

Costs and expenses:
Cost of sales	—	307,432	91,036	(17,800)	380,668
Advertising, promotion and catalog	—	44,345	6,592	—	50,937
Selling, general and administrative	20,836	90,843	82,914	—	194,593

	20,836	442,620	180,542	(17,800)	626,198

Income from operations	(20,836)	73,772	26,026	—	78,962

Other income (expense):
Equity in income of subsidiaries	64,966	—	—	(64,966)	—
Intercompany interest	2,106	—	(2,106)	—	—
Interest	(7,488)	—	(128)	—	(7,616)
Miscellaneous, net	198	1,098	(506)	—	790

	59,782	1,098	(2,740)	(64,966)	(6,826)

Income before provision for income taxes	38,946	74,870	23,286	(64,966)	72,136
(Benefit)/ provision for income taxes	(7,710)	26,204	6,986	—	25,480

Net income	$46,656	$48,666	$16,300	$(64,966)	$46,656

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

17. Condensed Consolidating Financial Statements of Guarantors (Continued)

Successor
Condensed Consolidating Statement of Income
Six Months Ended March 31, 2011

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,049,016	$456,393	$(56,704)	$1,448,705

Costs and expenses:
Cost of sales	—	707,101	237,660	(56,704)	888,057
Advertising, promotion and catalog	—	65,212	14,840	—	80,052
Selling, general and administrative	35,526	198,518	177,019	—	411,063
Merger expenses	43,857	—	8	—	43,865

	79,383	970,831	429,527	(56,704)	1,423,037

(Loss) income from operations	(79,383)	78,185	26,866	—	25,668

Other income (expense):
Equity in income of subsidiaries	67,761	—	—	(67,761)	—
Intercompany interest	5,169	—	(5,169)	—	—
Interest	(116,773)	—	(15)	—	(116,788)
Miscellaneous, net	62	3,588	(1,392)	—	2,258

	(43,781)	3,588	(6,576)	(67,761)	(114,530)

(Loss) income before income taxes	(123,164)	81,773	20,290	(67,761)	(88,862)
(Benefit) provision for income taxes	(39,566)	28,621	5,681	—	(5,264)

Net (loss) income	$(83,598)	$53,152	$14,609	$(67,761)	$(83,598)

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

17. Condensed Consolidating Financial Statements of Guarantors (Continued)

Predecessor
Condensed Consolidating Statement of Income
Six Months Ended March 31, 2010

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,059,690	$430,974	$(34,353)	$1,456,311

Costs and expenses:
Cost of sales	—	636,749	189,720	(34,353)	792,116
Advertising, promotion and catalog	—	67,589	12,090	—	79,679
Selling, general and administrative	37,950	176,754	168,620	—	383,324

	37,950	881,092	370,430	(34,353)	1,255,119

Income from operations	(37,950)	178,598	60,544	—	201,192

Other income (expense):
Equity in income of subsidiaries	156,713	—	—	(156,713)	—
Intercompany interest	4,359	—	(4,359)	—	—
Interest	(15,315)	—	(357)	—	(15,672)
Miscellaneous, net	176	2,281	88	—	2,545

	145,933	2,281	(4,628)	(156,713)	(13,127)

Income before provision for income taxes	107,983	180,879	55,916	(156,713)	188,065
(Benefit)/ provision for income taxes	(14,259)	63,308	16,774	—	65,823

Net income	$122,242	$117,571	$39,142	$(156,713)	$122,242

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

17. Condensed Consolidating Financial Statements of Guarantors (Continued)

Successor
Condensed Consolidating Statement of Cash Flows
Six Months Ended March 31, 2011

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(83,598)	$53,152	$14,609	$(67,761)	$(83,598)
Adjustments to reconcile net (loss) income to net cash & cash equivalents provided by operating activities:
Equity in earnings of subsidiaries	(67,761)	—	—	67,761	—
Impairments and disposals of assets	—	224	416	—	640
Depreciation and amortization	2,399	38,006	10,408	—	50,813
Foreign currency transaction (gain) loss	(1,912)	—	598	—	(1,314)
Amortization of deferred charges	7,444	—	—	—	7,444
Write off of financing fees	20,824	—	—	—	20,824
Stock-based compensation	686	—	—	—	686
Allowance for doubtful accounts	—	5,467	—	—	5,467
Amortization of incremental inventory fair value	—	83,952	38,152	—	122,104
Inventory reserves	—	21,753	—	—	21,753
Deferred income taxes	—	(36,559)	—	—	(36,559)
Changes in operating assets and liabilities:
Accounts receivable	—	(4,273)	(1,407)	—	(5,680)
Inventories	—	(9,004)	(23,820)	—	(32,824)
Other assets	—	7,112	7,344	—	14,456
Accounts payable	—	(10,191)	(1,301)	—	(11,492)
Accrued expenses and other liabilities	—	21,625	(11,546)	—	10,079

Net cash (used in) provided by operating activities	(121,918)	171,264	33,453	—	82,799

Cash flows from investing activities:
Intercompany accounts	150,115	(153,592)	3,477	—	—
Purchase of property, plant and equipment	(1,037)	(14,382)	(13,344)	—	(28,763)
Cash paid for acquisitions, net of cash acquired	(3,982,431)	(3,197)	—		(3,985,628)

Net cash used in investing activities	(3,833,353)	(171,171)	(9,867)	—	(4,014,391)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(4,375)	(429)	(274)	—	(5,078)
Payments for financing fees	(138,227)	—	—	—	(138,227)
Proceeds from borrowings	2,400,000	—	—	—	2,400,000
Capital contribution	1,550,400	—	—	—	1,550,400

Net cash provided by (used in) financing activities	3,807,798	(429)	(274)	—	3,807,095

Effect of exchange rate changes on cash and cash equivalents	—	336	1,662	—	1,998

Net (decrease) increase in cash and cash equivalents	(147,473)	—	24,974	—	(122,499)
Cash and cash equivalents at beginning of period	281,457	—	65,026	—	346,483

Cash and cash equivalents at end of period	$133,984	$—	$90,000	$—	$223,984

NBTY, Inc.
Notes to Condensed Consolidated Financial Statements (Continued)

(Unaudited)
(in thousands)

17. Condensed Consolidating Financial Statements of Guarantors (Continued)

Predecessor
Condensed Consolidating Statement of Cash Flows
Six Months Ended March 31, 2010

	Parent Company	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$122,242	$117,571	$39,142	$(156,713)	$122,242
Adjustments to reconcile net income to net cash & cash equivalents provided by operating activities:
Equity in earnings of subsidiaries	(156,713)	—	—	156,713	—
Impairments and disposals of assets	—	5,756	440	—	6,196
Depreciation and amortization	2,585	22,492	8,681	—	33,758
Foreign currency transaction loss	(142)	—	272	—	130
Amortization of deferred charges	774	—	—	—	774
Stock-based compensation	2,970	317	324	—	3,611
Allowance for doubtful accounts	—	1,866	—	—	1,866
Inventory reserves	—	1,699	—	—	1,699
Deferred income taxes	—	1,483	(36)	—	1,447
Excess income tax benefit from exercise of stock options	(4,787)	—	—	—	(4,787)
Changes in operating assets and liabilities:
Accounts receivable	—	(14,508)	(1,209)	—	(15,717)
Inventories	—	15,827	459	—	16,286
Other assets	—	5,704	(1,531)	—	4,173
Accounts payable	—	(23,936)	5,595	—	(18,341)
Accrued expenses and other liabilities	—	2,364	1,735	—	4,099

Net cash (used in) provided by operating activities	(33,071)	136,635	53,872	—	157,436

Cash flows from investing activities:
Intercompany accounts	137,174	(127,246)	(9,928)	—	—
Purchase of property, plant and equipment	(503)	(8,966)	(14,968)	—	(24,437)
Proceeds from sale of investments	2,000	—	—	—	2,000
Cash paid for acquisitions	—	—	(573)	—	(573)

Net cash provided by (used in) investing activities	138,671	(136,212)	(25,469)	—	(23,010)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(35,354)	(423)	—	—	(35,777)
Excess income tax benefit from exercise of stock options	4,787	—	—	—	4,787
Proceeds from stock options exercised	9,725	—	—	—	9,725

Net cash used in financing activities	(20,842)	(423)	—	—	(21,265)

Effect of exchange rate changes on cash and cash equivalents	—	—	(5,257)	—	(5,257)

Net increase in cash and cash equivalents	84,758	—	23,146	—	107,904
Cash and cash equivalents at beginning of period	46,169	—	59,832	—	106,001

Cash and cash equivalents at end of period	$130,927	$—	$82,978	$—	$213,905

$650,000,000

NBTY, Inc.
Exchange Offer for
9% Senior Notes due 2018

        No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by NBTY, Inc. or any of its subsidiaries. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities, in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of NBTY, Inc. and any of its subsidiaries since the date hereof or that information contained in this prospectus is correct as of any time subsequent to its date.

Dealer Prospectus Delivery Obligation

        Until September 20, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus